     As filed with the Securities and Exchange Commission on June 19, 2002


                                                     Registration No. 333-89312


================================================================================
               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                AMENDMENT NO. 1



                                      to


                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                                 Ventas, Inc.
            (Exact name of registrant as specified in its charter)

                               -----------------

           Delaware                       6519                    61-1055020
(State or other jurisdiction of     (Primary Standard          (I.R.S. Employer
incorporation or organization)         Industrial             Identification No.)
                                   Classification Code
                                         Number)

       Ventas Realty, Limited Partnership                         Ventas Capital Corporation
(Exact name of registrant as specified in its charter) (Exact name of registrant as specified in its charter)
    Delaware            6519           61-1324573          Delaware            9999           35-2168770
(State or other       (Primary      (I.R.S. Employer   (State or other       (Primary      (I.R.S. Employer
jurisdiction of       Standard       Identification    jurisdiction of       Standard       Identification
incorporation or     Industrial           No.)         incorporation or     Industrial           No.)
 organization)     Classification                       organization)     Classification
                    Code Number)                                           Code Number)

            Ventas LP Realty, L.L.C.
(Exact name of registrant as specified in its charter)
    Delaware            9999           52-2093507
(State or other       (Primary      (I.R.S. Employer
jurisdiction of       Standard       Identification
incorporation or     Industrial           No.)
 organization)     Classification
                    Code Number)

                               -----------------

                        4360 Brownsboro Road, Suite 115
                        Louisville, Kentucky 40207-1642
                                (502) 357-9000
   (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                       T. Richard Riney, General Counsel
                                 Ventas, Inc.
                        4360 Brownsboro Road, Suite 115
                          Louisville, Kentucky 40207
                                (502) 357-9000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                               -----------------

                                   Copy to:
                           Maurice M. Lefkort, Esq.
                           Willkie Farr & Gallagher
                              787 Seventh Avenue
                              New York, NY 10019
                                (212) 728-8000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               -----------------




   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                            SUBJECT TO COMPLETION,

                              DATED JUNE 19, 2002


Prospectus

                      Ventas Realty, Limited Partnership

                          Ventas Capital Corporation

                               -----------------

                               Offer to Exchange

                               -----------------

                Up to $175,000,000 8 3/4% Senior Notes due 2009
                                      for
             $175,000,000 Outstanding 8 3/4% Senior Notes due 2009
                         Unconditionally Guaranteed by
                   Ventas, Inc. and Ventas LP Realty, L.L.C.

                                      and

                  Up to $225,000,000 9% Senior Notes due 2012
                                      for
               $225,000,000 Outstanding 9% Senior Notes due 2012
                         Unconditionally Guaranteed by
                   Ventas, Inc. and Ventas LP Realty, L.L.C.

                               -----------------


  . The Exchange Offer expires at 5:00 p.m., New York City time, on July 23, 2002, unless extended.


  . All Original Notes that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer will be exchanged.

  . Tenders of Original Notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the Exchange Offer.

  . We and the Issuers will not receive any proceeds from the issuance of New Notes in the Exchange Offer.

  . The terms of the New Notes to be issued are substantially identical to the terms of the Original Notes, except that the New Notes will be registered under the Securities Act and certain transfer restrictions, registration rights and liquidated damages relating to the Original Notes will not apply to the New Notes.

  . The exchange of Original Notes for New Notes will not be a taxable exchange for U.S. federal income tax purposes.

  . There is no established trading market for the Notes, and we do not intend to apply for listing of the Notes on any securities exchange or for inclusion in any automated quotation system.

   See "Risk Factors" beginning on page 14 for a discussion of matters you should consider before you participate in the Exchange Offer.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------


                 The date of this Prospectus is June   , 2002

   This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: General Counsel, Ventas, Inc., 4360 Brownsboro Road, Suite 115, Louisville, KY 40207, (502) 357-9000. In order to ensure timely delivery of the information, any request should be made by July 16, 2002, which is five business days before the Exchange Offer expires.


                               -----------------


   Each broker-dealer that receives New Notes for its own account in the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. Each letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of New Notes where those Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. The Issuers and the Guarantors have agreed, if requested by such a participating broker-dealer, to use their respective commercially reasonable efforts to keep the registration statement of which this prospectus is a part continuously effective for a period not to exceed 30 days after the date on which the registration statement is declared effective, or such longer period if extended under certain circumstances, for use in connection with any resale of this kind. In addition, until September 19, 2002 (90 days after the date of this prospectus), all dealers effecting transactions in the Notes may be required to deliver a prospectus. See "Plan of Distribution."


                               -----------------

                               Table of Contents


Cautionary Statements................................................................   1

Summary..............................................................................   3

Risk Factors.........................................................................  14

Use of Proceeds......................................................................  24

Capitalization.......................................................................  25

The Exchange Offer...................................................................  26

Selected Consolidated Financial Data of the Company..................................  36

Management's Discussion and Analysis of Financial Condition and Results of Operations  38

Business.............................................................................  53

Management...........................................................................  84

Certain Relationships and Related Transactions.......................................  87

Description of Other Indebtedness and Obligations....................................  89

Description of Notes.................................................................  92

Material United States Federal Income Tax Considerations............................. 123

Plan of Distribution................................................................. 127

Legal Matters........................................................................ 127

Experts.............................................................................. 127

Where You Can Find More Information.................................................. 128

Incorporation by Reference........................................................... 128

Index to Consolidated Financial Statements and Condensed Consolidated Financial
Statements (Unaudited)............................................................... F-1

Index to Unaudited Pro Forma Financial Statements.................................... P-1

                                      (i)

                             CAUTIONARY STATEMENTS

Forward-looking Statements

   This prospectus includes forward-looking statements. All statements regarding our and our subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust ("REIT"), plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and you should recognize that actual results may differ from our expectations. We do not undertake any duty to update such forward-looking statements.

   Actual future results and trends for us may differ materially depending on a variety of factors discussed in this prospectus and elsewhere in our filings with the U.S. Securities and Exchange Commission (the "Commission"). Factors that may affect our plans or results include, without limitation:

  . the ability and willingness of Kindred Healthcare, Inc. and certain of its affiliates (collectively, "Kindred") to continue to meet and honor their obligations under certain contractual arrangements with us, including the lease agreements and various agreements (the "Spin Agreements") entered into by us and Kindred at the time of our spin-off of Kindred on May 1, 1998 (the "1998 Spin Off"), as such agreements may have been amended and restated in connection with Kindred's emergence from bankruptcy on April 20, 2001;

  . the ability and willingness of Kindred to continue to meet and/or honor its obligation to indemnify and defend us for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off;

  . the ability of Kindred and our other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with us and their existing credit agreements;

  .   our success in implementing our business strategy;

  .   the nature and extent of future competition;

  . the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies and procedures;

  .   increases in our cost of borrowing;

  . the ability of our operators to deliver high quality care and to attract patients;

  .   the results of litigation affecting us;

  . changes in general economic conditions or economic conditions in the markets in which we may, from time to time, compete;

  . our ability to pay down, refinance, restructure, and extend our indebtedness as it becomes due;

  . the movement of interest rates and the resulting impact on the value of our interest rate swap agreements and our ability to satisfy our obligation to post cash collateral if required to do so under one of these interest rate swap agreements;

  . the ability and willingness of Atria, Inc. ("Atria") to continue to meet and honor its contractual arrangements with us and Ventas Realty, Limited Partnership entered into in connection with our spin-off of our assisted living facility and related assets and liabilities to Atria in August 1996;

  . our ability and willingness to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations, including the risk that we may fail to qualify as a REIT due to our ownership of Kindred common stock;

  . the outcome of the audit being conducted by the Internal Revenue Service ("IRS") for our tax years ended December 31, 1997 and 1998;

  . the final determination of our taxable net income for the tax year ended December 31, 2001;

  . the ability and willingness of our tenants to renew their leases with us as the leases expire and our ability to relet our facilities on the same or better terms if the leases are not renewed by existing tenants; and

  . the value of our common stock in Kindred and the limitations on our ability to sell, transfer or otherwise dispose of our common stock in Kindred arising out of the securities laws, the registration rights agreement we entered into with Kindred and certain of the holders of common stock in Kindred.

Many of these factors are beyond our control and the control of our management.

Kindred Information

   Kindred is subject to the reporting requirements of the Commission and is required to file with the Commission annual reports containing audited financial information and quarterly reports containing unaudited financial information. The information related to Kindred provided in this prospectus is derived from filings made with the Commission or other publicly available information, or has been provided by Kindred. We have not verified this information either through an independent investigation or by reviewing Kindred's public filings. We have no reason to believe that such information is inaccurate in any material respect, but there can be no assurance that all such information is accurate. We are providing this data for informational purposes only, and the reader of this prospectus is encouraged to obtain Kindred's publicly available filings from the Commission.

Industry and Market Data

   Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources.

                                    SUMMARY

   This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before participating in the Exchange Offer. You should read the entire prospectus carefully, including the "Risk factors" section, the financial statements and the notes to those financial statements, as well as the documents incorporated in this prospectus by reference. As used in this prospectus, unless otherwise specified or the context otherwise requires, the terms "Ventas," "Company," "we," "our," and "us" refer to Ventas, Inc. and, in some cases, our subsidiaries. In addition, Ventas Realty, Limited Partnership is referred to as "Ventas Realty," Ventas Capital Corporation is referred to as "Ventas Capital" and Ventas Realty and Ventas Capital are referred to together as the "Issuers." Ventas and Ventas LP Realty, L.L.C. are referred to together as the "Guarantors." This prospectus and the letters of transmittal that accompany it collectively constitute the Exchange Offer.

The Company

   We are a healthcare real estate investment trust. Our business consists of owning and leasing healthcare facilities. As of March 31, 2002, our properties included 215 skilled nursing facilities, 44 hospitals and 8 personal care facilities in 36 states. For the year ended December 31, 2001, we generated approximately $204.6 million in revenue and $174.3 million in EBITDA. For the three months ended March 31, 2002 we generated approximately $46.7 million in revenue and $43.9 million in EBITDA. Our primary tenant, Kindred, is one of the largest providers of long-term healthcare services in the United States. Kindred operates all of our hospitals and 210 of our skilled nursing facilities pursuant to five multi-facility master lease agreements. All of the master leases are structured as "triple-net" leases, under which Kindred is responsible for insurance, taxes, utilities, maintenance and repairs related to our properties.

   We conduct substantially all of our business through two wholly-owned subsidiaries. The first, Ventas Realty, is a co-issuer of the Notes. We and Ventas Realty owned 175 skilled nursing facilities, 44 hospitals and 8 personal care facilities as of March 31, 2002. We and Ventas Realty generated approximately $175.2 million in pro forma revenue and $156.4 million in pro forma EBITDA (as defined in our current credit facility and the indentures governing the Notes) for the year ended December 31, 2001 and approximately $38.8 million in pro forma revenue and $38.8 million in pro forma EBITDA (as defined in our current credit facility and the indentures governing the Notes) for the three months ended March 31, 2002. The second subsidiary, Ventas Finance I, LLC, which was formed in connection with our commercial mortgage backed securitization transaction, owned 40 skilled nursing facilities as of March 31, 2002. Ventas Finance I, LLC is not a Guarantor of the Notes.

   We commenced operations in 1985 as a company engaged in the business of owning, operating and acquiring healthcare facilities. In May 1998, we effected a spin-off, pursuant to which we were separated into two publicly held corporations. We retained the ownership of substantially all of the real property and leased such real property to Kindred. Kindred was formed to operate the skilled nursing facilities, hospitals and other businesses.

Portfolio of Properties

   We own a diversified portfolio of assets. The following information provides an overview of our properties as of and for the three months ended March 31, 2002.

                                                                  Percent of
                                     Number of  Number of Rental    Rental
    Portfolio by Owner and Type      Properties   Beds    Income    Income
    ---------------------------      ---------- --------- ------- ----------
                                             (dollars in thousands)
    Issuers and Guarantors of Notes:
       Skilled Nursing Facilities...    175      22,159   $23,164    50.0%
       Hospitals....................     44       4,033    15,137    32.6
       Personal Care Facilities.....      8         136       199     0.4
                                        ---      ------   -------   -----
           Subtotal.................    227      26,328    38,500    83.0
    Unrestricted Subsidiaries:
       Skilled Nursing Facilities...     40       5,668     7,897    17.0
                                        ---      ------   -------   -----
           Total....................    267      31,996   $46,397   100.0%
                                        ===      ======   =======   =====

   The following table illustrates rental income by state.


                                      Year Ended      Three Months Ended
                                   December 31, 2001    March 31, 2002
                                  ------------------  -----------------
                                   Rental             Rental
       State                       Income  Percentage Income  Percentage
       -----                      -------- ---------- ------- ----------
                                          (dollars in thousands)
        1. California............ $ 18,486    10.1%   $ 5,311    11.4%
        2. Florida...............   17,610     9.5      4,370     9.4
        3. Massachusetts.........   16,623     9.0      4,341     9.4
        4. Indiana...............   13,324     7.1      3,398     7.3
        5. North Carolina........   10,454     5.6      2,344     5.1
        6. Kentucky..............   10,363     5.6      2,716     5.9
        7. Illinois..............    8,906     4.8      2,122     4.6
        8. Wisconsin.............    8,530     4.6      1,770     3.8
        9. Texas.................    7,989     4.3      1,809     3.9
       10. Ohio..................    6,993     3.8      1,874     4.0
       Other (26 states).........   65,874    35.6     16,342    35.2
                                  --------   -----    -------   -----
                                  $185,152   100.0%   $46,397   100.0%
                                  ========   =====    =======   =====


Competitive Strengths

  Geographically Diverse Property Portfolio

   Our portfolio of properties is broadly diversified by geographic location. Only one state comprises more than 10% of our rental income. In addition, approximately 66% of our rental income is derived from facilities in states that require state approval for development and expansion of healthcare facilities. We believe that such state approvals may limit competition for our operators and enhance the value of our properties.

  Financially Secure Primary Tenant

   Our primary tenant, Kindred, is one of the largest providers of long-term healthcare services in the United States, with approximately $3.1 billion in revenue for the year ended December 31, 2001. Kindred leases approximately 70% of its facilities from us. Kindred restructured its balance sheet effective April 20, 2001 and completed a public offering of its common stock in November 2001. As of March 31, 2002, Kindred had debt outstanding, net of cash, of approximately $1.7 million.

  Superior Multi-Facility Master Leases

   Kindred leases 210 of our skilled nursing facilities and all of our hospitals under five "triple-net" multi-facility master lease agreements. Under the master leases, Kindred is responsible for insurance, taxes, utilities, maintenance and repairs related to our properties. The individual facilities are grouped into bundles ranging in size from 3 to 12 facilities per bundle, and the bundles are then pooled into multi-facility leases. Each bundle in a master lease has a renewal date ranging from 2008 to 2013. Kindred has three 5-year renewal options. For the period from May 1, 2001 through April 30, 2002, total annual base rent under the five master leases is $180.7 million. Base rent escalates at an annual rate of 3.5% if Kindred meets certain revenue targets. In addition, we have a one-time option to increase rents to a then fair market rental rate between July 2006 and July 2007. We also have a wide range of remedies in the event of a default by Kindred under the master leases.

  Strong Cash Flow Generation

   We have been able to maintain consistent EBITDA since 1999, in large part because Kindred is responsible for all operational, working capital and capital expenditures relating to our facilities. This has helped us to reduce our total debt from approximately $974 million at the beginning of 2000 to approximately $831.5 million as of March 31, 2002. We have further improved our financial position by lowering our cost of debt, primarily through our commercial mortgage backed securitization, or CMBS transaction, which was completed in December 2001 and which bears interest at a nominal weighted average rate of one-month LIBOR plus 1.46%. In addition, the offering of the Original Notes and our 2002 Credit Facility have further reduced our cost of debt.

  Consistent Financial Performance

   We have been able to maintain consistent financial performance since the 1998 spin-off in spite of difficult market conditions. As a result of the Medicare reimbursement reductions introduced in the Balanced Budget Act of 1997, five of the seven largest skilled nursing facility operators in the U.S., including Kindred, sought bankruptcy protection in 1999 and 2000. In addition, several operators, including Kindred, faced government billing disputes. During this industry turmoil, we were able to maintain stable revenue and EBITDA, meet all of our financial obligations and substantially reduce our total debt.

Strategy

   Our business strategy is comprised of two primary objectives: diversification of our portfolio of properties and further reduction of our indebtedness. We intend to diversify our portfolio by operator, facility type and reimbursement source in order to reduce our dependence on Kindred and government reimbursement. We intend to acquire additional healthcare properties, which could include hospitals, nursing centers, assisted or independent living facilities and ancillary healthcare facilities, that are operated by leading providers in their industries. We also intend to further reduce our indebtedness. We reduced our indebtedness from approximately $974 million in total debt as of the beginning of 2000 to approximately $831.5 million as of March 31, 2002.

                               -----------------

   Our principal executive offices are located at 4360 Brownsboro Road, Suite 115, Louisville, Kentucky 40207-1642, and our telephone number is (502) 357-9000.

                              The Exchange Offer

   On April 17, 2002, the Issuers privately placed $175,000,000 aggregate principal amount of 8 3/4% Senior Notes due 2009 and $225,000,000 aggregate principal amount of 9% Senior Notes due 2012, which we refer to collectively as the Original Notes, in a transaction exempt from registration under the Securities Act. In connection with the private placement, the Issuers and the Guarantors entered into a registration rights agreement, dated as of April 17, 2002, with the initial purchasers of the Original Notes. In the registration rights agreement, the Issuers and the Guarantors of the Notes agreed to register under the Securities Act an offer of the Issuers' new 8 3/4% Senior Notes due 2009 and new 9% Senior Notes due 2012, which we refer to collectively as the New Notes, in exchange for the Original 2009 Notes and the Original 2012 Notes, respectively. The Issuers and the Guarantors also agreed to deliver this prospectus to the holders of the Original Notes. In this prospectus we refer to the Original 2009 Notes and the New 2009 Notes as the 2009 Notes, the Original 2012 Notes and the New 2012 Notes as the 2012 Notes and the Original Notes and the New Notes as the Notes. You should read the discussion under the heading "Description of Notes" for information regarding the Notes.

The Exchange Offer..........  This is an offer to exchange $1,000 in principal amount of New Notes for each $1,000 in principal amount of Original Notes. The New Notes are substantially identical to the Original Notes, except that:

                              . the New Notes will be registered under the Securities Act;

                              . the New Notes will be freely transferable, other than as described in this prospectus and will not contain any legend restricting their transfer;

                              . holders of the New Notes will not be entitled to certain rights of the holders of the Original Notes under the registration rights agreement, which rights will terminate on completion of the Exchange Offer; and

                              . the New Notes will not contain any provisions regarding the payment of liquidated damages.

                              We believe that you can transfer the New Notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

                              . acquire the New Notes in the ordinary course of your business;

                              . are not and do not intend to become engaged in a distribution of the New Notes;

                              .  are not an affiliate of ours;

                              . are not a broker-dealer that acquired the Original Notes directly from us or affiliates of ours; and

                              . are not a broker-dealer that acquired the Original Notes as a result of market-making or other trading activities.

                              If any of these conditions are not satisfied and you transfer any New Note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act.

                              Each broker-dealer that receives New Notes for its own account in exchange for Original Notes that it acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. See "Plan of Distribution."

Registration Rights Agreement Under the registration rights agreement, the
                              Issuers and the Guarantors have agreed to use their best efforts to consummate the Exchange Offer or cause the Original Notes to be registered under the Securities Act to permit resales. If the Issuers and the Guarantors are not in compliance with their obligations under the registration rights agreement, liquidated damages will accrue on the Notes in addition to the interest that is otherwise due on the Notes. If the Exchange Offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on the Notes. The New Notes will not contain any provisions regarding the payment of liquidated damages. See "The Exchange Offer--Liquidated Damages."

Minimum Condition...........  The Exchange Offer is not conditioned on any minimum aggregate principal amount of Original Notes being tendered for exchange.


Expiration Date.............  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on July 23, 2002, unless the
                              Issuers and the Guarantors extend it.


Exchange Date...............  Properly tendered Original Notes will be accepted for exchange at the time when all conditions of the Exchange Offer are satisfied or waived. The New Notes will be delivered promptly after the Issuers and the Guarantors accept the Original Notes.

Conditions to the Exchange
  Offer.....................  The obligation of the Issuers and the Guarantors to complete the Exchange Offer is subject to certain conditions. See "The Exchange Offer--Conditions to the Exchange Offer." The Issuers and the Guarantors reserve the right to terminate or amend the Exchange Offer at any time prior to the expiration date upon the occurrence of certain specified events.

Withdrawal Rights...........  You may withdraw the tender of your Original
                              Notes at any time before the expiration date. Any Original Notes not accepted for any reason will be returned to you without expense promptly after the expiration or termination of the Exchange Offer.

Procedures for Tendering
  Original Notes............  See "The Exchange Offer--How to Tender."

United States Federal Income
  Tax Consequences..........  The exchange of the Original Notes for New Notes by U.S. Holders (as defined below) will not be a taxable exchange for federal income tax purposes, and U.S. Holders will not recognize any taxable gain or loss as a result of such exchange.

Effect on Holders of
  Original Notes............  If the Exchange Offer is completed on the terms and within the period contemplated by this prospectus, holders of Original Notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances. See "The Exchange Offer--Liquidated Damages."

                              Holders of Original Notes who do not tender their Original Notes will continue to hold those Original Notes. All untendered, and tendered but unaccepted, Original Notes will continue to be subject to the restrictions on transfer provided for in the Original Notes and the indentures under which the Original Notes have been issued. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "Risk Factors--Risks Relating to the Exchange Offer--You may not be able to sell your Original Notes if you do not exchange them for registered New Notes in the Exchange Offer" and "--Your ability to sell your Original Notes may be significantly more limited and the price at which you may be able to sell your Original Notes may be significantly lower if you do not exchange them for registered New Notes in the Exchange Offer," and "The Exchange Offer--Other."

Use of Proceeds.............  We and the Issuers will not receive any proceeds from the issuance of New Notes in the Exchange Offer.

Exchange Agent..............  U.S. Bank National Association is serving as the exchange agent in connection with the Exchange Offer.

                                   The Notes

   The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus contains a more detailed description of the terms and conditions of the Notes.

   The New Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the indentures. See "Description of Notes."

Issuers.....................  Ventas Realty, Limited Partnership and Ventas
                              Capital Corporation.

Company.....................  Ventas, Inc.

Notes Offered...............  Up to $175,000,000 aggregate principal amount of
                              8 3/4% Senior Notes due 2009 and up to
                              $225,000,000 aggregate principal amount of 9% Senior Notes due 2012.

Maturity Dates..............  The 2009 Notes will mature on May 1, 2009, and the 2012 Notes will mature on May 1, 2012.

Interest....................  The New Notes will accrue interest from the last interest payment date on which interest was paid on the Original Notes or, if no interest has been paid on the Original Notes, the date of original issuance of such Original Notes at the respective rates per annum described above. Interest on the Notes will be payable semi-annually in arrears on each May 1 and November 1, commencing on November 1, 2002.

Sinking Fund................  None.

Optional Redemption.........  The Issuers may redeem the Notes, in whole or in part, at any time at a redemption price equal to the principal amount, plus accrued and unpaid interest to the date of redemption and a make-whole premium as described in this prospectus. See "Description of Notes--Optional Redemption."

Guarantors..................  The Notes are unconditionally guaranteed on a senior unsecured basis by Ventas and each of Ventas' current Restricted Subsidiaries and future Restricted Subsidiaries (other than Excluded Joint Ventures). See "Description of Notes--Guarantees."

Ranking.....................  The Notes are part of our and Ventas Realty's general unsecured obligations, ranking equal in right of payment with all of our and Ventas Realty's existing and future senior unsecured obligations and will rank senior to all of our and Ventas Realty's existing and future subordinated indebtedness. See "Capitalization." However, the Notes will be effectively subordinated to all borrowings under the 2002 Credit Facility with respect to the assets securing the 2002 Credit Facility. In addition, the Notes are structurally subordinated to approximately $225 million of indebtedness that is secured by 40 of our nursing facilities.

Change of Control...........  If we experience specific kinds of changes of control, as described in this prospectus, the Issuers must make an offer to repurchase the Notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the date of purchase. See "Risk Factors--Risks Relating to the Terms of and Market for the Notes--If we experience a change of control, we may be unable to purchase the Notes you hold as required under the indentures."

Certain Covenants...........  The indentures contain covenants that limit our ability and the ability of our subsidiaries to, among other things:

                              .  incur debt;

                              .  incur secured debt;

                              . make certain dividend payments, distributions and investments;

                              . enter into certain transactions, including transactions with affiliates;

                              . subject our subsidiaries to restrictions on dividends or other payments to us;

                              .  merge, consolidate or transfer all or
                                 substantially all of our assets; and

                              .  sell assets.

                              These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of Notes." We are also required to maintain total unencumbered assets of at least 150% of our unsecured debt. If we obtain an investment grade rating, certain of these covenants will be suspended.

Absence of a Public Market
  for the Notes.............  The Notes are new issues of securities and there is currently no established market for them.
                              There can be no assurance as to the development or liquidity of any market for the Notes. Certain of the initial purchasers have advised us that they currently intend to make a market for the Notes, as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market making activities at any time without notice. We do not intend to apply for listing of any of the Notes on any securities exchange or for inclusion in any automated quotation system. See "Risk Factors--Risks relating to the terms of and market for the Notes--There is no public market for the Notes, so you may be unable to sell the Notes.

Risk Factors................  Investing in the Notes and participating in the
                              Exchange Offer involves risks. See "Risk Factors" for a discussion of certain matters that you should consider before participating in the Exchange Offer.

                            Summary Financial Data

   The summary consolidated financial data as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 presented below is derived from our financial statements and accompanying notes. Our financial statements as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 have been audited by Ernst & Young LLP, independent auditors. The summary financial data presented below as of and for the three months ended March 31, 2001 and 2002 have been derived from our unaudited financial statements. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods. The following table also indicates our unaudited pro forma financial data and ratios related to the year ended December 31, 2001 and the three months ended March 31, 2002, as adjusted for the issuance and sale of the Original Notes, the 2002 Credit Facility and the CMBS Transaction, which was completed in December 2001. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our Consolidated Financial Statements as of December 31, 2000 and 2001 and for the years ended December 31, 1999, 2000 and 2001 and accompanying notes, the unaudited Condensed Consolidated Financial Statements for the three months ended and as of March 31, 2002 and our unaudited pro forma financial statements and accompanying notes included elsewhere in this prospectus.


                                                            Years Ended December 31,
                                              ----------------------------------------------------
                                                                                         Restricted
                                                                                          Group(2)
                                                                            Pro forma(1) Pro forma
                                                1999      2000      2001        2001        2001
                                              --------  --------  --------  ------------ ----------
                                                             (dollars in thousands)
Operating Data:
Rental income................................ $228,600  $232,841  $185,152    $185,152    $155,787
Gain on sale of Kindred common stock.........       --        --    15,425      15,425      15,425
Total revenues...............................  232,991   242,322   204,581     204,581     175,216
General and administrative and other expenses   21,566    20,781    14,902      14,902      12,538
Interest expense.............................   88,753    95,319    87,032      79,367      61,515
United States Settlement.....................       --    96,493        --          --          --
Interest on United States Settlement.........       --        --     4,592       4,592       4,592
Net income (loss)............................   42,535   (65,452)   50,566      59,258      52,816
Other Data:
FFO(3).......................................   85,023    76,479    93,502     100,872      88,968
Normalized FFO(4)............................   85,023    76,479    78,077      85,447      73,543
EBITDA(5)....................................  177,007   173,213   174,254     174,254     156,402
Debt to EBITDA...............................      5.5x      5.1x      4.9x        5.0x        4.1x
EBITDA/Interest expense(6)...................      2.0       1.8       2.0         2.2         2.5
EBITDA/Fixed charges(7)......................      2.0       1.8       1.8         1.9         2.1



                                                                Three Months Ended March 31,
                                                          ----------------------------------------
                                                                                         Restricted
                                                                                          Group(2)
                                                                            Pro forma(1) Pro forma
                                                            2001     2002       2002        2002
                                                          -------  -------  ------------ ----------
                                                                   (dollars in thousands)
Operating Data:
Rental income............................................ $46,118  $46,397    $46,397     $38,500
Total revenues...........................................  47,624   46,739     46,739      38,796
General and administrative and other expenses............   4,348    2,876      2,876       2,387
Interest expense.........................................  21,121   19,860     19,219      14,727
Interest on United States Settlement.....................      --    1,471      1,471       1,471
Net income (loss)........................................  10,579   12,701     13,342      13,087
Other Data:
FFO(3)...................................................  21,054   22,068     22,709      21,092
EBITDA(5)................................................  43,276   43,863     43,863      38,809
Debt to EBITDA(8)........................................     4.9x     4.7x       4.9x        4.0x
EBITDA/Interest expense(6)...............................     2.0      2.2        2.3         2.6
EBITDA/Fixed charges(7)..................................     2.0      2.1        2.1         2.4

                                                                    March 31,
                                                        --------------------------------
                                                                               Restricted
                                                                                Group(2)
                                           December 31,           Pro forma(1) Pro forma
                                               2001       2002        2002        2002
                                           ------------ --------  ------------ ----------
Balance Sheet Data:                                    (dollars in thousands)
  Real estate investments, net............   $806,336   $795,420   $ 795,420   $ 683,453
  Cash and cash equivalents...............     18,596      9,281       1,281       1,281
  Kindred common stock....................     55,118     43,751      43,751      43,751
  Total assets............................    941,859    891,632     891,714     766,170
  Total debt..............................    848,368    831,544     852,185     627,747
  United States Settlement................     54,747     54,747      54,747      54,747
  Total stockholders' equity (deficit)(9).    (91,074)   (94,266)   (101,184)   (101,184)

--------
(1) Consolidated pro forma information assumes that the CMBS Transaction, which closed on December 12, 2001, the 2002 Credit Facility (as defined below) and the issuance the Original Notes were completed as of and for the year ending December 31, 2001 or as of and for the three months ended March 31, 2002, as the case may be.

(2) The restricted group includes the Issuers and Guarantors of the Notes under the indentures, but the restricted group excludes our wholly-owned subsidiaries that were formed in connection with the CMBS Transaction, which are not obligors under the indentures, except to the extent of distributions to the restricted group. The presentation gives effect to pro forma dividends of $9.1 million from the unrestricted group for the year ended December 31, 2001 and $2.4 million for the three months ended March 31, 2002. Such dividends reflect distributions of available cash flow from the unrestricted group. See "Description of Notes."

(3) We consider funds from operation ("FFO") an appropriate measure of performance of an equity REIT and we use the National Association of Real Estate Investment Trusts ("NAREIT") definition of FFO. NAREIT defines FFO as net income (computed in accordance with accounting principals generally accepted in the United States ("GAAP")), excluding gains (or losses) from sales of real estate property, plus depreciation for real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is FFO indicative of sufficient cash flow to fund all of our needs. FFO in 2000 excludes the effect of the United States Settlement.

(4) Normalized FFO for the year ended December 31, 2001 excludes the gain on sale of Kindred common stock:

                 FFO................................. $ 93,502
                 Gain on Sale of Kindred Common Stock  (15,425)
                                                      --------
                                                      $ 78,077
                                                      ========

(5) EBITDA is defined as earnings before depreciation and amortization, interest expense, income taxes and non-recurring gains and losses. Restricted group pro forma EBITDA (as defined in the 2002 Credit Facility and the indentures governing the Notes) includes $9.1 million of pro forma dividends from the unrestricted group for the year ended December 31, 2001 and $2.4 million for the three months ended March 31, 2002. We believe that EBITDA is commonly used as an analytical indicator within the healthcare industry, and also serves as a measure of leverage capacity and debt service ability. EBITDA presented herein is not necessarily comparable to EBITDA presented by other companies due to the fact that not all companies use the same definition. EBITDA should not be considered as a measure of financial performance under GAAP, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP), cash flows generated by operating, investing or financing activities (determined in accordance with GAAP) or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.

(6) Interest expense does not include the interest on the United States Settlement.

(7) Fixed charges for purposes of this calculation include interest expense and principal and interest payments on the United States Settlement.

(8) EBITDA is annualized for purposes of the Debt to EBITDA calculation.

(9) Total stockholders' equity at December 31, 2001 includes $17.5 million cumulative increase from a change in accounting for derivatives.

                      Ratio of Earnings to Fixed Charges

   Our ratio of earnings to fixed charges for each of the periods indicated was as follows:

                                          Period From     Year Ended
                                         May 1, 1998 to  December 31,   Three Months
                                          December 31,  -------------- Ended March 31,
                                              1998      1999 2000 2001      2002
                                         -------------- ---- ---- ---- ---------------
Ratio of earnings to fixed charges(a)...      1.94      1.48 0.35 1.59      1.55

--------
(a) Earnings were insufficient to cover fixed charges by $62.2 million in 2000. Earnings in 2000 were reduced by $96.5 million for the United States Settlement.

   For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations plus fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor.

                                 RISK FACTORS

   Our business, operations and financial condition are subject to various risks. Some of these risks are described below, and you should take these risks into account in evaluating us or any investment decision involving us, including participation in the Exchange Offer. This section does not describe all risks applicable to us, our industry or our business, and it is intended only as a summary of certain material factors. If any of the following risks actually occur, we could be materially and adversely affected. In such case, you may lose all or part of your investment.

   We have grouped these risk factors into five general categories:

  .   Risks Arising from Our Business;

  .   Risks Arising from Our Capital Structure;

  .   Risks Arising from Our Status as a REIT;

  .   Risks Relating to the Exchange Offer; and

  .   Risks Relating to the Terms of and Market for the Notes.

Risks Arising from Our Business

  We are dependent on Kindred; Kindred's inability or unwillingness to satisfy its obligations under its agreements with us could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT.

   We are dependent on Kindred in a number of ways:

  . We lease substantially all of our properties to Kindred under five master leases (the "Master Leases"), and therefore:

     . Kindred is the primary source of our rental income, accounting for approximately 98.8% of our rental income in 2001; and

     . since the Master Leases are triple-net leases, we depend on Kindred to pay for insurance, taxes, utilities and maintenance and repair expenses required in connection with the leased properties.

  . In connection with the 1998 Spin Off, Kindred assumed and agreed to indemnify us for the following:

     .   all obligations under third-party leases and contracts;

     . all losses, including costs and expenses, resulting from future claims and all liabilities that may arise out of the ownership or operation of the healthcare operations either before or after the date of the 1998 Spin Off;

     . any claims that were pending at the time of the 1998 Spin Off and that arose out of the ownership or operation of the healthcare operations or were asserted after the 1998 Spin Off and that arise out of the ownership and operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the 1998 Spin Off.

  . We own 1,080,314 shares of Kindred common stock, which we intend to use to satisfy certain of our obligations.

      Although Kindred emerged from bankruptcy on April 20, 2001, there can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations under its agreements with us. In addition, any failure by Kindred to effectively conduct its operations could have a material adverse effect on its business reputation or on its ability to enlist and maintain patients in its facilities. Any inability or unwillingness on the part of Kindred to satisfy its obligations under its agreements with us, decrease in the price of Kindred common stock, or failure of Kindred to keep the shelf registration statement effective with respect to the shares of Kindred stock held by us could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT.

  We may be unable to find another lessee or operator for our properties if we have to replace Kindred.

   We may have to find another lessee/operator for the properties covered by one or more of the Master Leases upon the expiration of the terms of the Master Leases or upon a default by Kindred. During any period that we are attempting to locate one or more lessee/operators there could be a decrease or cessation of rental payments by Kindred. There can be no assurance that we will be able to locate another suitable lessee/operator or that if we are successful in locating such an operator, that the rental payments from the new operator would not be significantly less than the existing rental payments. Our ability to locate another suitable lessee/operator may be significantly delayed or limited by various state licensing, receivership, certificate-of-need or other laws, as well as by Medicare and Medicaid change-of-ownership rules. See "Business--Governmental Regulation."

  We are subject to the risks associated with investment in a single industry: the heavily regulated health care industry.

   All of our investments are in properties used in the healthcare industry; therefore we are exposed to risks associated with the healthcare industry in particular. The healthcare industry is highly regulated and changes in government regulation have in the past had material adverse consequences on the industry in general, which may not even have been contemplated by lawmakers and regulators. There can be no assurance that future changes in government regulation of healthcare will not have a material adverse effect on the healthcare industry, including our lessees. Moreover, our ability to invest in non-healthcare related properties may be restricted by the terms of our 2002 Credit Facility.

  Our tenants, including Kindred, may be adversely affected by increasing healthcare regulation and enforcement.

   We believe that the regulatory environment surrounding the long-term care industry has intensified both in the amount and type of regulations and in the efforts to enforce those regulations. This is particularly true for large for-profit, multi-facility providers like Kindred.

   The extensive federal, state and local regulations affecting the healthcare industry include, but are not limited to, regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities, allowable costs, services and prices for services. See "Business--Governmental Regulation." The federal government has intensified enforcement policies, resulting in a significant increase in the number of inspections, citations of regulatory deficiencies and other regulatory sanctions, including terminations from the Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions, civil monetary penalties and even criminal penalties. If Kindred and our other tenants and operators fail to comply with the extensive laws and regulations applicable to their businesses, they could become ineligible to receive government program reimbursement, suffer civil or criminal penalties or be required to make significant changes to their operations. Kindred has informed us that the Medicare certification for one of its hospitals located in Minnesota was terminated effective April 5, 2002, which resulted in the concurrent termination of the Medicaid certification for such hospital. In addition, on May 10, 2002 Kindred informed us that its Medicare and Medicaid certification for one of its skilled nursing facilities in Kentucky was terminated on May 5, 2002. See "Governmental Regulation--General." Kindred and our other tenants also could be forced to expend considerable resources responding to an investigation or other enforcement action under these laws or regulations. In addition, as part of the United States Settlement, Kindred entered into and agreed to comply with the terms of a Corporate Integrity Agreement. Kindred's failure to comply with the Corporate Integrity Agreement could have a material adverse effect on Kindred's results of operations, financial condition and its ability to make rental payments to us, which, in turn, could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT. See "Business--Dependence on Kindred--Settlement of United States Claims."

   We are unable to predict the future course of federal, state and local regulation or legislation, including the Medicare and Medicaid statutes and regulations. Changes in the regulatory framework could have a material adverse effect on Kindred and our other operators, which, in turn, could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT. See "Business--Governmental Regulation."

  Changes in the reimbursement rates or methods of payment from third-party payors, including Medicare and Medicaid programs, could have a material adverse effect on our tenants.

   Kindred and our other tenants and operators rely on reimbursement from third-party payors, including the Medicare and Medicaid programs, for substantially all of their revenues. Reductions in those reimbursements rates could have a material adverse effect on Kindred and our other operators, which, in turn, could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT.

   In an effort to reduce federal spending on healthcare, in 1997 the Federal government enacted the Balanced Budget Act, which contained extensive changes to the Medicare and Medicaid programs intended to reduce the projected amount of increase in payments under such programs between 1998 and 2002, and eased impediments on the states' ability to reduce their Medicaid reimbursement levels. As a result, substantially all of the large nursing home chains in the country were forced into bankruptcy protection. Although there has been some relief from the effects of the Balanced Budget Act, certain of those provisions are scheduled to expire, some as early as 2002. Long-Term Acute Care Hospitals, or LTACs, are expected to be subjected to a payment system similar to nursing homes by October 1, 2002. The Centers for Medicare and Medicaid Services recently published a proposed rule relating to these proposed changes to the LTAC payment system. There can be no assurance as to the content of the final rule, nor can we predict its impact on our tenants and operators. See "Business--Governmental Regulation."

   There also continue to be state legislative proposals that would impose more limitations on government and private payments to providers of healthcare services such as Kindred. Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Some states also are considering regulatory changes that include a moratorium on the designation of additional LTACs. There are a number of legislative proposals currently under consideration, including cost caps and the establishment of Medicaid prospective payment systems for nursing centers.

   There continues to be various legislative and regulatory proposals to implement cost-containment measures that limit payments to healthcare providers. In addition, private third-party payors have continued their efforts to control healthcare costs. There can be no assurance that adequate reimbursement levels will be available for services to be provided by Kindred and other tenants which are currently being reimbursed by Medicare, Medicaid or private payors. Significant limits by the governmental and third-party payors on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on the liquidity, financial condition and results of operations of Kindred and our other operators and other tenants, which, in turn, could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT. See "Business--Governmental Regulation."

  Significant legal actions, particularly in the State of Florida, could subject Kindred to increased operating costs and substantial uninsured liabilities, which could materially and adversely affect Kindred's liquidity, financial condition and results of operation.

   Kindred has experienced substantial increases in both the number and size of patient care liability claims in recent years. In addition to large compensatory claims, plaintiffs' attorneys increasingly are seeking significant punitive damages and attorneys' fees. In the State of Florida, where Kindred operates 15 of our skilled nursing facilities and six of our hospitals, general liability and professional liability costs for nursing centers have increased substantially and become increasingly difficult to estimate.

   Kindred insures its professional liability risks in part through a wholly-owned, limited purpose insurance company. The limited purpose insurance company insures initial losses up to specified coverage levels per occurrence and in the aggregate. Coverage for losses in excess of those levels are maintained through unaffiliated commercial insurance carriers; however, the limited purpose insurance company insures all claims arising in Florida up to a per occurrence limit without the benefit of any aggregate coverage limit through unaffiliated commercial insurance carriers. Kindred maintains general liability insurance and professional malpractice liability insurance in amounts and with deductibles which Kindred management has indicated that it believes are sufficient for its operations. However, its insurance coverage might not cover all claims against Kindred or continue to be available to Kindred at a reasonable cost. If Kindred is unable to maintain adequate insurance coverage or is required to pay punitive damages, Kindred may be exposed to substantial liabilities.

   Kindred may also be sued under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. These lawsuits can involve significant monetary and award bounties to private plaintiffs who successfully bring these suits. These lawsuits brought against Kindred combined with increased operating costs and substantial uninsured liabilities could have a material adverse effect on the liquidity, financial condition and results of operation of Kindred and its ability to make rental payments to us, which, in turn, could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT.

  We may encounter certain risks when implementing our business strategy.

   We intend to pursue acquisitions or development of additional healthcare or other properties, subject to the contractual restrictions contained in the indentures governing the Notes and 2002 Credit Facility, assuming that Kindred's financial condition remains stabilized and we have the financial flexibility at that time to do so. However, we may still encounter certain risks. Acquisitions entail general investment risk associated with any real estate investments, including risks that investments will fail to perform in accordance with expectations, the estimates of the cost of improvements necessary for acquired properties will prove inaccurate, and the inability of the lessee/operator to meet performance expectations. We do not presently contemplate any development projects, although if we were to pursue new development projects, such projects would be subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion.

   We may compete for investment opportunities with entities that have substantially greater financial resources than we have. Our ability to compete successfully for such opportunities is affected by many factors, including our cost of obtaining debt and equity capital at rates comparable to or better than our competitors. Competition generally may reduce the number of suitable investment opportunities available to us and increase the bargaining power of property owners seeking to sell, thereby impeding our acquisitions or development activities.

  Even though Atria, Inc. has assumed and agreed to repay indebtedness evidenced by bonds that we issued under the spin off of our assisted living operations, we may still be liable for the indebtedness if Atria cannot or does not honor its obligations.

   We have issued bonds to residents of an assisted living facility that we own and lease to and is operated by Atria. Proceeds from the bonds are paid to and utilized by Atria. The obligation to repay the bonds is secured by a mortgage and trust indenture that encumbers (among other properties) the assisted living facility. Currently, based solely upon information obtained from Atria, the bonds evidence an aggregate principal amount of indebtedness of approximately $29.4 million. In connection with our spin off of our assisted living operations and related assets and liabilities to Atria in 1996, Atria assumed and agreed to repay the indebtedness and to indemnify and hold us harmless from and against all amounts we may be obligated to pay under the mortgage and trust indenture, including the obligation to repay the bonds. We may remain the primary obligor under the bonds and the mortgage and trust indenture. If Atria is unable to or does not satisfy these obligations, we may be liable for these obligations. There can be no assurance that Atria will have sufficient means to enable it to satisfy its obligations or will continue to honor those obligations under the mortgage and trust indenture and the bonds. However, we believe that Atria's failure to satisfy its obligations would, subject to any applicable defenses available to Atria, allow us to terminate the lease between us and Atria, repossesses the property, and exercise all other available remedies under the lease between us and Atria. Our payment or performance of these obligations could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT. We are currently engaged in efforts to have ourselves released from liability under the bonds and the mortgage and trust indenture. There can be no assurance that we will be successful in our attempts to be released from this potential liability. A lawsuit is pending against us wherein Atria is seeking, among other things, a declaration that Atria's indemnity obligation in favor of us relative to the bonds is void and unenforceable. See "Business--Legal Proceedings--Other Legal Proceedings."

  If we or our properties become involved in environmental claims, we could incur substantial liabilities and costs.

   Under environmental laws and regulations, a current or former owner of real property may be liable for the costs of removal or remediation of hazardous or toxic substances at, under or disposed of in connection with such property, as well as other costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons, natural resources and adjacent property). Such laws and regulations often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and may be imposed on the owner in connection with the activities of a current or former operator of the property. While we are generally indemnified by the operators of our properties for any environmental costs or liabilities, this indemnification may not be sufficient. See "Business--Environmental Regulation."

Risks Arising from Our Capital Structure

  After the offering of the Original Notes we continue to be highly leveraged.

   Assuming that we had completed the sale of the Original Notes on March 31, 2002 and had entered into the 2002 Credit Facility and other related transactions, including the partial breakage of one of our swap agreements, on such date, we would have had on that date approximately $852.2 million of indebtedness, and approximately an additional $60.4 million of obligations under the settlement we entered into with the United States Department of Justice, and our subsidiaries would have had approximately $122.3 million in additional borrowings available under the 2002 Credit Facility. The indentures relating to the Notes permit us to incur substantial additional debt, and we may borrow additional funds, which may include secured borrowings. A high level of indebtedness may have the following consequences:

    . substantial amounts of our existing debt will, and our future debt may, mature prior to the Notes--a high level of debt makes it more difficult for us to repay you;

    . a potential impairment of our ability to obtain additional financing for our business strategy;

    . the requirement that a substantial portion of our cash flow from operations must be dedicated to the payment of debt service, thus reducing the funds available for our business strategy; and

    . potential limits on our ability to adjust rapidly to changing market conditions and vulnerability in the event of a downturn in general economic conditions or in the real estate and/or healthcare sectors.

  We may be unable to raise additional capital necessary to implement our business plan and to meet our debt payments and our obligations under the settlement we entered into with the United States Department of Justice.

   In order to implement our business plan and to meet our debt payments and our obligations under the settlement we entered into with the United States Department of Justice, we may need to raise additional capital. Our ability to incur additional indebtedness is restricted by the terms of the indentures and the 2002 Credit Facility. In addition, adverse economic conditions could cause the terms on which we can obtain additional borrowings to become unfavorable. In such circumstances, we may be required to raise equity in the capital markets or liquidate one or more investments in properties at times that may not permit realization of the maximum return on the investments and that could result in adverse tax consequences to us. In addition, certain healthcare regulations may constrain our ability to sell assets. There can be no assurance that we will be able to meet our debt service obligations or our obligations under the United States Settlement and the failure to do so could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT.

  One of our interest rate swap agreements may obligate us to post collateral which could negatively impact our liquidity and access to financing.

   The terms of our interest rate swap agreement entered into at the time of the 1998 Spin Off, or the 1998 Swap, require that we make a cash payment or otherwise post collateral to the other party to the 1998 Swap if the fair value loss to us exceeds specified threshold levels. Under the 1998 Swap, if collateral must be posted, the amount of that collateral must equal the difference between the fair value unrealized loss of the 1998 Swap at the time of such determination and the threshold amount. The posting of collateral under the 1998 Swap could negatively impact our liquidity and access to financing. There can be no assurance that we will have sufficient assets, income and access to financing to enable us to post collateral if required to do so under the 1998 Swap. Failure to post collateral under the terms of the 1998 Swap could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Assets/Liability Management--Market Risk."

  We hedge floating-rate debt with interest rate swaps and may record charges associated with the termination or change in value of these interest swaps.

   We have interest rate swaps that hedge interest payment obligations on floating-rate debt. We periodically assess our interest rate swaps in relation to our outstanding balances of floating-rate debt, and based on such assessments may terminate portions of our swaps or enter into additional swaps. Termination of swaps with accrued losses, or changes in the value of swaps as a result of falling interest rates, would result in charges to our earnings, which could be significant.

Risks Arising from Our Status as a REIT

  The 90% distribution requirement will decrease our liquidity and may limit our ability to engage in otherwise beneficial transactions.

   To comply with the 90% distribution requirement applicable to REITs and to avoid the nondeductible excise tax, we must make distributions to our stockholders. The terms of the indentures governing the Notes permit us to make annual distributions to our stockholders in an amount equal to the minimum amount necessary to maintain our REIT status so long as our ratio of Debt to Adjusted Total Assets does not exceed 60% and to make additional distributions if we pass certain other financial tests. As a result, substantial distributions will be made to our stockholders prior to the scheduled maturity of the Notes.

   Although we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirement, it is possible that from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. This may be due to the timing differences between the actual receipt of income and actual payment of deductible expenses on the one hand and the inclusion of that income and deduction of those expenses in arriving at our taxable income. In addition, nondeductible expenses such as principal amortization or repayments or capital expenditures in excess of noncash deductions may also cause us to fail to have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.

   These distributions may impair our ability to make payment of principal and interest on the Notes and may limit our ability to rely upon rental payments from our properties or subsequently acquired properties to finance acquisitions or new developments.

   In the event that timing differences or other cash needs occur, we may find it necessary to borrow funds, issue equity securities (although there can be no assurance that we will be able to do so), pay taxable stock dividends if possible, distribute other property or securities (including Kindred common stock) or engage in a transaction intended to enable us to meet the REIT distribution requirements. This may require us to raise additional capital to meet our obligations; however, see "Risk Factors--Risks Arising from our Capital Structure--We may be unable to raise additional capital necessary to implement our business plan and to meet our debt payments and our obligations under the settlement we entered into with the United States Department of Justice." The terms of the indentures and our 2002 Credit Facility restrict our ability to engage in some of these transactions.

  We may still be subject to corporate level taxes.

   Following our REIT election, we are considered to be a former C corporation for income tax purposes. Therefore, potentially, we remain subject to corporate level taxes for any asset dispositions occurring between January 1, 1999 and December 31, 2008. The Internal Revenue Service is currently reviewing our federal tax returns for tax years ended December 31, 1997 and 1998 and may also review our federal tax returns for subsequent years. There can be no assurance as to the ultimate outcome of these matters or whether that outcome will significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT.

   However, if there are any resulting tax liabilities for the tax years ended December 31, 1997 and 1998, we intend to use the net operating loss, or NOL, carryforwards, if any (including the NOL carryforwards that were utilized to offset our federal income tax liability for 1999 and 2000), to satisfy those tax liabilities. If the tax liabilities exceed the amount of NOL carryforwards, then we will use the escrowed amounts under the tax refund escrow agreement we entered into when Kindred emerged from bankruptcy to satisfy the remaining tax liabilities. To the extent that NOL carryforwards and escrowed amounts are not sufficient to satisfy the tax liabilities, Kindred has indemnified us for specific tax liabilities and Kindred has assumed these obligations under the tax refund escrow agreement described below under the heading "Business--Dependence on Kindred--Summary of Kindred's Plan of Reorganization--Tax Allocation Agreement, Tax Stipulation and Tax Refund Escrow Agreement." There can be no assurance that the NOL carryforwards and the escrowed amounts will be sufficient to satisfy these liabilities, that Kindred has any obligation to indemnify us for particular tax liabilities, that Kindred will have sufficient financial means to enable it to satisfy its indemnity obligations under such tax refund escrow agreement or that Kindred will continue to honor its indemnification obligations.

  We may jeopardize our REIT status if we violate the 10% securities test or the 5% asset test because of the value of the Kindred common stock.

   We lease substantially all of our properties to Kindred and Kindred is the primary source of our rental income. Under Kindred's plan of reorganization, we received 1,498,500 shares of Kindred common stock on April 20, 2001 as future rent. We sold 83,300 of those shares of Kindred common stock on November 14, 2001 through an underwritten offering, and distributed 334,886 shares of Kindred common stock as part of the 2001 dividend. Consequently, we currently own 1,080,314 shares of Kindred common stock. If we violated or violate the 10% securities test described below under the heading "Business--Federal Income Taxation of the Company," Kindred would be a related party tenant and consequently, the rents from Kindred would not qualify as "rents from real property" under the Code. As a result, we would lose our REIT status because we likely would not be able to satisfy either the 75% or the 95% gross income test also described below under the heading "Business--Federal Income Taxation of the Company."

   In addition, if our shares of Kindred common stock exceed 10% of the voting power or value of Kindred's outstanding stock or if the value of our shares of Kindred common stock exceeds 5% of the value of our total assets at the end of the quarter in which we received the Kindred common stock or at the end of any subsequent quarter (except where such excess in subsequent quarters is caused by value fluctuations of our various investments and not by the acquisition or disposition of assets) we would violate the 10% securities test or the 5% asset test. Consequently, we would lose our REIT status unless we cured the violation in a timely manner under the applicable provisions of the Code. There can be no assurance that relief for such a violation would be available. See "Business--Federal Income Taxation of the Company."

Risks Relating to the Exchange Offer

  You may not be able to sell your Original Notes if you do not exchange them for registered New Notes in the Exchange Offer.

   If you do not exchange your Original Notes for New Notes in the Exchange Offer, your Original Notes will continue to be subject to the restrictions on transfer as stated in the legend on the Original Notes. In general, you may not offer, sell or otherwise transfer the Original Notes in the U.S. unless they are:

    .  registered under the Securities Act;

    . offered or sold under an exemption from the Securities Act and applicable state securities laws; or

    . offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

   The Issuers and the Guarantors do not currently anticipate that they will register the Original Notes under the Securities Act and, except for limited instances involving the initial purchasers or holders of Original Notes who are not eligible to participate in the Exchange Offer or who do not receive freely transferable New Notes in the Exchange Offer, they will not be under any obligation to do so under the registration rights agreement or otherwise. Also, if the Exchange Offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on your Original Notes.

  Your ability to sell your Original Notes may be significantly more limited and the price at which you may be able to sell your Original Notes may be significantly lower if you do not exchange them for registered New Notes in the Exchange Offer.

   To the extent that Original Notes are tendered and accepted for exchange in the Exchange Offer, the trading market for the Original Notes that remain outstanding may be significantly more limited. As a result, the liquidity of the Original Notes not tendered and accepted for exchange could be adversely affected. The extent of the market for Original Notes and the availability of price quotations would depend upon a number of factors, including the number of holders of Original Notes remaining outstanding and the interest of securities firms in maintaining a market in the Original Notes. An issue of securities with a similar outstanding market value available for trading, which is called the "float," may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for Original Notes that are not exchanged in the Exchange Offer may be affected adversely to the extent that Original Notes exchanged in the Exchange Offer reduce the float. The reduced float also may make the trading price of the Original Notes that are not exchanged more volatile.

  There are state securities law restrictions on the resale of the New Notes.

   In order to comply with the securities laws of certain jurisdictions, the New Notes may not be offered or sold by any holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. The Issuers and the Guarantors do not currently intend to register or qualify the resale of the New Notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available.

  The Issuers and the Guarantors will not accept your Original Notes for exchange if you fail to follow the Exchange Offer procedures and, as a result, your Original Notes will continue to be subject to existing transfer restrictions and you may not be able to sell your Original Notes.

   The Issuers and the Guarantors will issue New Notes as part of the Exchange Offer only after a timely receipt of your Original Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your Original Notes, please allow sufficient time to ensure timely delivery. If the Issuers and the Guarantors do not receive your Original Notes, letter of transmittal and other required documents by the expiration date of the Exchange Offer, they will not accept your Original Notes for exchange. The Issuers and the Guarantors are under no duty to give notification of defects or irregularities with respect to the tenders of Original Notes for exchange. If there are defects or irregularities with respect to your tender of Original Notes, the Issuers and the Guarantors will not accept your Original Notes for exchange. See "The Exchange Offer."

Risks Relating to the Terms of and Market for the Notes

  The New Notes, like the Original Notes, entail the following risks:

  Because the Notes will be structurally subordinated to the obligations of our subsidiaries that are not Guarantors, you may not be fully repaid if we become insolvent.

   Only our "Restricted Subsidiaries" that are not Excluded Joint Ventures will be directly obligated on the Notes. Holders of the Notes will have no claims against the assets of our "Unrestricted Subsidiaries," which initially will include the subsidiaries formed in connection with the CMBS transaction and any future Excluded Joint Ventures. These Unrestricted Subsidiaries currently own 40 nursing homes. We may, subject to the limitations to be contained in the indentures, form additional Unrestricted Subsidiaries and Excluded Joint Ventures in the future. All obligations of the Unrestricted Subsidiaries and any Excluded Joint Ventures, including indebtedness to trade creditors will have to be paid, in full, before the holders of the Notes will have any claims against the current and future Unrestricted Subsidiaries and Excluded Joint Ventures.

  Because the Notes that you hold are unsecured, you may not be fully repaid if we become insolvent.

   The New Notes, like the Original Notes, will not be secured by any of our assets or our subsidiaries' assets. The indentures relating to the Notes permit us to incur secured debt, including $350 million under the 2002 Credit Facility which is secured by certain of our assets. In addition, our mortgage loan under the CMBS Transaction (described below under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources--CMBS Transaction") is secured by mortgages on certain of our properties. If we became insolvent, the holders of any secured debt would receive payments from the assets used as security before you would receive payments on the Notes.

  If we experience a change in control, we may be unable to purchase the Notes you hold as required under the indentures.

   Upon the occurrence of certain change of control events, we must make an offer to purchase all outstanding Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient funds to pay the purchase price for all Notes tendered by holders seeking to accept the offer to purchase. In addition, the 2002 Credit Facility and our other debt agreements may require us to repurchase the other debt upon a change in control or may prohibit us from purchasing all validly tendered Notes, which would result in an event of default under the indentures. See "Description of Notes--Certain Covenants--Repurchase of Notes Upon a Change of Control."

  Federal and state statutes allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from the Issuers or the Guarantors.

   The creditors of the Guarantors could challenge the guarantees as fraudulent conveyances or on other grounds. The delivery of the guarantees could be found to be a fraudulent transfer and declared void if a court determined that: the Guarantor delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors; the Guarantor did not receive fair consideration for the delivery of the guarantee; or the Guarantor was insolvent at the time it delivered the guarantee. There can be no assurance regarding the standard a court would apply to determine whether a Guarantor was insolvent upon the consummation of the sale of the Notes or that, regardless of the method of evaluation, a court would not determine that the Guarantor was insolvent upon consummation of the sale of the Notes. If a court declares the guarantees to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the Notes would be unsecured and subordinated to the debt of the Guarantors, including trade payables of such Guarantors.

  The guarantees provided by us and our subsidiaries are subject to certain defenses that may limit your right to receive payment on the Notes.

   Although the guarantees provide the holders of the Notes with a direct claim against the assets of the Guarantors, enforcement of the guarantees against any Guarantor would be subject to certain "suretyship" defenses available to Guarantors generally. Enforcement could also be subject to other defenses available to the Guarantors in certain circumstances. To the extent that the guarantees are not enforceable, you would not be able to successfully assert a claim against such Guarantors.

  There is no public market for the Notes, so you may be unable to sell the Notes.

   The Notes are new securities for which there is currently no market. Consequently, the Notes may be relatively illiquid, and you may be unable to sell your Notes, or if you are able to sell your Notes, there can be no assurance as to the price at which you will able to sell them. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, economic conditions, our and Ventas Realty's financial condition and the market for similar securities. We do not intend to apply for listing of the Notes on any securities exchange or for the inclusion of the Notes in any automated quotation system. Certain of the initial purchasers have advised us that they presently intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market-making at any time in their sole discretion and without notice.

                                USE OF PROCEEDS

   We and the Issuers will not receive any proceeds from the issuance of the New Notes in the Exchange Offer. The New Notes will evidence the same debt as the Original Notes surrendered in exchange for the New Notes. Accordingly, the issuance of the New Notes will not result in any change in our and the Issuers' indebtedness.

   The net proceeds of the private placement of the Original Notes were approximately $390.6 million after deducting expenses. Our net proceeds from the offering were used, together with certain borrowings under the 2002 Credit Facility and cash on hand, to repay all outstanding indebtedness under our Amended and Restated Credit, Security and Guaranty Agreement dated January 31, 2000 (the "2000 Credit Agreement") and to pay breakage costs for the partial termination of the associated interest rate swap agreement.

                                CAPITALIZATION

   The following table sets forth our consolidated capitalization as of March 31, 2002.

   In the pro forma columns, we have made adjustments to give effect to our receipt of the net proceeds from the sale of the Original Notes, the borrowings under the 2002 Credit Facility, the repayment of all outstanding indebtedness under our 2000 Credit Agreement and the payment of breakage costs for the partial termination of the associated interest rate swap agreement as described above in "Use of Proceeds."

   You should read this table in conjunction with our consolidated financial statements and their notes contained elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" for additional information.

                                                  As of March 31, 2002
                                          -----------------------------------
                                                              Pro forma
                                                       -----------------------
                                           Historical               Restricted
                                          Consolidated Consolidated Group (1)
                                          ------------ ------------ ----------
                                                 (dollars in thousands)
  Cash and cash equivalents..............   $  9,281    $   1,281   $   1,281
                                            ========    =========   =========
  2000 Credit Agreement..................    607,106           --          --
  CMBS loan(2)...........................    224,438      224,438          --
  Notes..................................         --      400,000   $ 400,000
  2002 Credit Facility...................         --      227,747     227,747
                                            --------    ---------   ---------
     Total debt..........................    831,544      852,185     627,747
  Total stockholders' equity (deficit)(3)    (94,266)    (101,184)   (101,184)
                                            --------    ---------   ---------
  Total capitalization...................   $737,278    $ 751,001   $ 526,563
                                            ========    =========   =========

(1) The restricted group includes the Issuers and the Guarantors under the indentures, but the restricted group excludes our wholly-owned subsidiaries that were formed in connection with the CMBS Transaction, which are not obligors under the indentures, except to the extent of distributions to the restricted group. The presentation gives effect to pro forma dividends of $2.4 million from the unrestricted group. See "Description of Notes."

(2) The CMBS Transaction completed December 12, 2001, bears interest at a nominal weighted average rate of one-month LIBOR plus 1.46% and is non-recourse to us.

(3) Pro forma stockholders' equity is adjusted for the write-off of deferred financing costs from the repayment of our 2000 Credit Agreement.

                              THE EXCHANGE OFFER

Purpose of the Exchange Offer

   On April 17, 2002, the Issuers privately placed the Original Notes in a transaction exempt from registration under the Securities Act. Accordingly, the Original Notes may not be reoffered, resold or otherwise transferred in the U.S. unless so registered or unless an exemption from the Securities Act registration requirements is available. In the registration rights agreement, the Issuers and the Guarantors have agreed with the initial purchasers of the Original Notes to, at their own cost:

.. file an Exchange Offer registration statement with the Commission within 45 days after April 17, 2002 (or, if such 45th day is not a business day, the following business day);

..  use their respective commercially reasonable efforts to cause the Exchange
   Offer registration statement to be declared effective by the Commission within 180 days after April 17, 2002 (or, if such 180th day is not a business day, the following business day); and

.. unless the Exchange Offer would not be permitted by applicable law or Commission policy,

   (1) commence the Exchange Offer; and

   (2) use their respective best efforts to consummate the Exchange Offer within 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer registration statement was declared effective by the Commission.

   In addition, the Issuers and the Guarantors have agreed to keep the Exchange Offer open for at least 20 business days, or longer if required by applicable law, after the date notice of the Exchange Offer is mailed to the holders of the Original Notes. The New Notes are being offered under this prospectus to satisfy these obligations under the registration rights agreement.

Terms of the Exchange

   Upon the terms and subject to the conditions contained in this prospectus and in the letters of transmittal that accompany this prospectus, the Issuers and the Guarantors are offering to exchange $1,000 in principal amount of New Notes for each $1,000 in principal amount of Original Notes. The terms of the New Notes are substantially identical to the terms of the Original Notes for which they may be exchanged in the Exchange Offer, except that:


..  the New Notes will be registered under the Securities Act;


.. the New Notes will be freely transferable, other than as described in this prospectus and will not contain any legend restricting their transfer;

.. holders of the New Notes will not be entitled to certain rights of the holders of the Original Notes under the registration rights agreement, which rights will terminate on completion of the Exchange Offer; and

.. the New Notes will not contain any provisions regarding the payment of liquidated damages.

   The New Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the indentures. See "Description of Notes."

   The Exchange Offer is not conditioned on any minimum aggregate principal amount of Original Notes being tendered for exchange.

   Based on interpretations by the Commission's staff in no-action letters issued to other parties, we believe that holders of New Notes issued in the Exchange Offer may transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act if the holders:

..  acquire the New Notes in the ordinary course of the holders' business;

.. are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes;

.. are not affiliates of ours within the meaning of Rule 405 under the Securities Act;

.. are not broker-dealers that acquired Original Notes directly from us or affiliates of ours; and

.. are not broker-dealers that acquired Original Notes as a result of market-making or other trading activities.

If any of these conditions are not satisfied and a holder of New Notes transfers any New Note without delivering a proper prospectus or without qualifying for a registration exemption, it may incur liability under the Securities Act.

See "Plan of Distribution."

   Each broker-dealer that receives New Notes for its own account in the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. Each letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of New Notes received in exchange for Original Notes where those Original Notes were acquired by the broker-dealer for its own account as a result of market-making activities or other trading activities. The Issuers and the Guarantors have agreed, if requested by such a participating broker-dealer, to use their respective commercially reasonable efforts to keep the registration statement of which this prospectus is a part continuously effective for a period not to exceed 30 days after the date on which the registration statement is declared effective, or such longer period if extended under certain circumstances, for use in connection with any resale of this kind.

   Tendering holders of Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes relating to the exchange of Original Notes for New Notes in the Exchange Offer.

Shelf Registration Statement

   If:

.. the Issuers and the Guarantors are not required to file the Exchange Offer registration statement;

..  the Issuers and the Guarantors are not permitted to consummate the Exchange
   Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

.. any holder of Original Notes notifies the Issuers prior to the 20th day following the completion of the Exchange Offer that:

   (1) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

   (2) it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

   (3) it is a broker-dealer and owns Original Notes acquired directly from the Issuers or an affiliate of the Issuers,

the Issuers and the Guarantors will, at their cost:

.. use their respective best efforts to file a shelf registration statement to cover resales of the Notes by the holders of the Notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement on or prior to 45 days after such filing obligation arises (or, if such 45th day is not a business day, the following business day);

.. use their respective commercially reasonable efforts to cause the shelf registration statement to be declared effective by the Commission on or prior to 180 days after such obligation arises (or, if such 180th day is not a business day, the following business day); and

.. keep the shelf registration statement continuously effective under the Securities Act until the earlier of April 17, 2004, subject to extension, and such shorter period ending when all Notes covered by the shelf registration statement have been sold in the manner set forth and as contemplated in the shelf registration statement.

   For purposes of determining whether the Issuers and the Guarantors are obligated to file a shelf registration statement, the requirement that a participating broker-dealer deliver this prospectus in connection with sales of New Notes will not result in those New Notes being deemed not freely tradable.

   If the Issuers and the Guarantors file a shelf registration statement, they will, among other things:

.. provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement;

.. notify each of those holders when the shelf registration statement has become effective; and

.. take other actions as are required to permit unrestricted resales of the Original Notes or the New Notes, as the case may be.

   A holder selling Original Notes or New Notes under the shelf registration statement generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers. Consequently, the holder will be subject to the civil liability provisions under the Securities Act in connection with those sales and will be bound by any applicable provisions of the registration agreement, including specified indemnification obligations.

Liquidated Damages

   Liquidated damages will accrue on the Notes, in addition to the stated interest on the Notes, from and including the date on which a registration default occurs to but excluding the earlier of the date on which all registration defaults have been cured and the date on which all Notes otherwise become freely transferable by holders of Notes other than affiliates of the Issuers and the Guarantors without registration under the Securities Act.

   The occurrence of any of the following is a registration default:

.. the Issuers and the Guarantors fail to file either of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

.. any such registration statement is not declared effective by the Commission on or prior to the date specified for such effectiveness; or

.. the Issuers and the Guarantors fail to consummate the Exchange Offer within 30 business days of the date the registration statement of which this prospectus is a part is declared effective; or

.. either registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Notes covered by such registration statement during the periods specified in the registration rights agreement.

   Liquidated damages will accrue on the Notes, with respect to the first 90-day period immediately following the occurrence of the registration default, in an amount equal to $.05 per week per $1,000 principal amount of Notes. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until the earlier of the date all registration defaults have been cured and the date on which all Notes otherwise become freely transferable by holders of Notes other than affiliates of the Issuers and the Guarantors without registration under the Securities Act, up to a maximum amount of liquidated damages for all registration defaults of $.20 per week per $1,000 principal amount of Notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease. If the Exchange Offer is completed on the terms and within the period contemplated by this prospectus, no liquidated damages will be payable on the Notes. The New Notes will not contain any provisions regarding the payment of liquidated damages.

   The summary of the provisions of the registration rights agreement contained in this prospectus does not purport to be complete. This summary is subject to and is qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is an exhibit to the registration statement of which this prospectus is a part.

Expiration Date; Extensions; Termination; Amendments


   The expiration date of the Exchange Offer is 5:00 p.m., New York City time, on July 23, 2002, unless the Issuers and the Guarantors in their sole discretion extend the period during which the Exchange Offer is open. In that case, the expiration date will be the latest time and date to which the Exchange Offer is extended. The Issuers and the Guarantors reserve the right to extend the Exchange Offer at any time and from time to time before the expiration date by giving written notice to the exchange agent, U.S. Bank National Association, and by timely public announcement. Unless otherwise required by applicable law or regulation, the public announcement will be made by a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Original Notes previously tendered in the Exchange Offer will remain subject to the Exchange Offer.


   The initial exchange date will be the first business day following the expiration date. The Issuers and the Guarantors expressly reserve the right to:

.. terminate the Exchange Offer and not accept for exchange any Original Notes for any reason, including if any of the events described below under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Issuers; and

..  amend the terms of the Exchange Offer in any manner.

   If any termination or amendment occurs, the Issuers and the Guarantors will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Unless the Issuers and the Guarantors terminate the Exchange Offer prior to 5:00 p.m., New York City time, on the expiration date, the Issuers and the Guarantors will exchange the New Notes for the Original Notes on the exchange date.

   If:


.. the Issuers and/or the Guarantors waive any material condition to the Exchange Offer or amend the Exchange Offer in any other material respect; and


.. at the time that notice of this waiver or amendment is first published, sent or given to holders of Original Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the fifth business day from, and including, the date that the notice is first so published, sent or given, then the Exchange Offer will be extended until that fifth business day.

   This prospectus and the letters of transmittal and other relevant materials will be mailed by the Issuers and the Guarantors to record holders of Original Notes. In addition, these materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.

How to Tender

   The tender to the Issuers and the Guarantors of Original Notes according to one of the procedures described below will constitute an agreement between that holder of Original Notes and the Issuers and the Guarantors in accordance with the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal.

   General Procedures.  A holder of Original Notes may tender them by:

..   properly completing and signing the applicable letter of transmittal or a facsimile of the letter of transmittal and delivering them, together with the certificate or certificates representing the Original Notes being tendered and any required signature guarantees, or a timely confirmation of a book-entry transfer according to the procedure described below, to the exchange agent at its address set forth below under "--Exchange Agent" on or before the expiration date; or

..   complying with the guaranteed delivery procedures described below.

All references in this prospectus to a letter of transmittal include a facsimile of the letter of transmittal.

   If tendered Original Notes are registered in the name of the signer of the applicable letter of transmittal and the New Notes to be issued in exchange for accepted Original Notes are to be issued, and any untendered Original Notes are to be reissued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered Original Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Issuers and the Guarantors. They must also be duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the New Notes and/or Original Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Original Notes, an eligible guarantor institution must guarantee the signature on the applicable letter of transmittal.

   Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Original Notes should contact the holder promptly and instruct it to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender the Original Notes itself, the beneficial owner must either make appropriate arrangements to register ownership of the Original Notes in its name or follow the procedures described in the immediately preceding paragraph. The beneficial owner must make these arrangements or follow these procedures before completing and executing the applicable letter of transmittal and delivering the Original Notes. The transfer of record ownership may take considerable time.

   Book-Entry Transfer. The exchange agent will make a request to establish an account for the Original Notes at the book-entry transfer facility, The Depository Trust Company, or DTC, for purposes of the Exchange Offer within two business days after receipt of this prospectus. Subject to the establishment of the account, any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of Original Notes by causing the book-entry transfer facility to transfer the Original Notes into the exchange agent's account at the book-entry transfer facility in accordance with the facility's procedures. However, although delivery of Original Notes may be effected through book-entry transfer, the applicable letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "--Exchange Agent" on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

   The method of delivery of Original Notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that the holder use registered mail, return receipt requested, obtain proper insurance, and make the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

   Unless an exemption applies under the applicable law and regulations concerning backup withholding of federal income tax, the exchange agent will be required to withhold 30% of the gross proceeds otherwise payable to a holder in the Exchange Offer if the holder does not provide the holder's taxpayer identification number and certify that the number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, so as to provide the information and certification necessary to avoid backup withholding. This will not be required, however, if an applicable exemption exists and is proved in a manner satisfactory to the Issuers, the Guarantors and the exchange agent.

   Guaranteed Delivery Procedures. If a holder desires to accept the Exchange Offer and time will not permit a letter of transmittal or Original Notes to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received at its office listed under "--Exchange Agent" below on or before the expiration date a letter, telegram or facsimile transmission from an eligible guarantor institution that:

  . sets forth the name and address of the tendering holder, the names in which the Original Notes are registered and, if possible, the certificate numbers of the Original Notes to be tendered; and

  .   states that the tender is being made thereby; and

  . guarantees that within three New York Stock Exchange trading days after the date of execution of the letter, telegram or facsimile transmission by the eligible guarantor institution, the Original Notes, in proper form for transfer, will be delivered by the eligible guarantor institution together with a properly completed and duly executed letter of transmittal and any other required documents.

   Unless Original Notes being tendered by the above-described method or a timely confirmation of a book-entry transfer are deposited with the exchange agent within the time period described above, accompanied or preceded by a properly completed letter of transmittal and any other required documents, the Issuers and the Guarantors may reject the tender. Copies of a notice of guaranteed delivery that may be used by eligible guarantor institutions for the purposes described in this paragraph are being delivered with this prospectus and the letters of transmittal.

   A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed letter of transmittal accompanied by the Original Notes or a timely confirmation of a book-entry transfer is received by the exchange agent. Issuances of New Notes in exchange for Original Notes tendered by an eligible guarantor institution as described above will be made only against deposit of the applicable letter of transmittal and any other required documents and the tendered Original Notes or a timely confirmation of a book-entry transfer.

   All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Original Notes will be determined by the Issuers and the Guarantors. The Issuers' and Guarantors' determination will be final and binding. The Issuers and the Guarantors reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Issuers, be unlawful. The Issuers and the Guarantors also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of the Issuers, the Guarantors, the exchange agent or any other person will incur any liability for failure to give notification of any defects or irregularities in tenders. The interpretation of the terms and conditions of the Exchange Offer of the Issuers and the Guarantors, including the letters of transmittal and the instructions to the letters of transmittal, will be final and binding.

Terms and Conditions of the Letters of Transmittal

   Each letter of transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

   The party tendering Original Notes for exchange, or the transferor, exchanges, assigns and transfers the Original Notes to the Issuers and the Guarantors and irrevocably constitutes and appoints the exchange agent as its agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The transferor represents and warrants that:

..   it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire New Notes issuable upon the exchange of the tendered Original Notes; and

..   when the same are accepted for exchange, the Issuers and the Guarantors will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

The transferor also warrants that it will, upon request, execute and deliver any additional documents the Issuers and the Guarantors deem necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The transferor further agrees that acceptance of any tendered Original Notes by the Issuers and the Guarantors and the issuance of New Notes in exchange shall constitute performance in full by the Issuers and the Guarantors of their obligations under the registration rights agreement and that the Issuers and the Guarantors shall have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

   By tendering Original Notes, the transferor certifies that:

..   it is not an affiliate of ours within the meaning of Rule 405 under the
    Securities Act, that it is not a broker-dealer that owns Original Notes acquired directly from us or an affiliate of ours, that it is acquiring the New Notes offered hereby in the ordinary course of its business and that it has no arrangement with any person to participate in the distribution of the New Notes; or

..   it is an affiliate, as so defined, of ours or of the initial purchasers, and that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

   Each broker-dealer that receives New Notes for its own account in the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. Each letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Withdrawal Rights

   Original Notes tendered in the Exchange Offer may be withdrawn at any time before the expiration date.

   For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth below under "--Exchange Agent." Any notice of withdrawal must:

  . specify the person named in the applicable letter of transmittal as having tendered Original Notes to be withdrawn;

  .   specify the certificate numbers of Original Notes to be withdrawn;

  . specify the principal amount of Original Notes to be withdrawn, which must be an authorized denomination;

  . state that the holder is withdrawing its election to have those Original Notes exchanged;

  .   state the name of the registered holder of those Original Notes; and

  . be signed by the holder in the same manner as the original signature on the applicable letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to the Issuers and the Guarantors that the person withdrawing the tender has succeeded to the beneficial ownership of the Original Notes being withdrawn.

   The exchange agent will return the properly withdrawn Original Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Issuers and the Guarantors, and this determination will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of New Notes

   Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not withdrawn and the issuance of the New Notes will be made on the exchange date. For the purposes of the Exchange Offer, the Issuers and the Guarantors shall be deemed to have accepted for exchange validly tendered Original Notes when, as and if the Issuers and the Guarantors have given written notice of acceptance to the exchange agent.

   The exchange agent will act as agent for the tendering holders of Original Notes for the purposes of receiving New Notes from the Issuers and the Guarantors and causing the Original Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of New Notes to be issued in exchange for accepted Original Notes will be made by the exchange agent promptly after acceptance of the tendered Original Notes. Original Notes not accepted for exchange will be returned without expense to the tendering holders. Or, in the case of Original Notes tendered by book-entry transfer, the non-exchanged Original Notes will be credited to an account maintained with the book-entry transfer facility promptly following the expiration date. If the Issuers and the Guarantors terminate the Exchange Offer before the expiration date, these non-exchanged Original Notes will be credited to the exchange agent's account promptly after the Exchange Offer is terminated.

Conditions to the Exchange Offer

   Despite any other provision of the Exchange Offer or any extension of the Exchange Offer, the Issuers and the Guarantors will not be required to issue New Notes for any properly tendered Original Notes not previously accepted. The Issuers and the Guarantors may terminate the Exchange Offer by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service or, at its option, modify or otherwise amend the Exchange Offer, if:

  . the Exchange Offer violates applicable law or any applicable interpretation of the staff of the Commission;

  . an action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair the ability of the Issuers and the Guarantors to proceed with the Exchange Offer;

  . a material adverse development has occurred in any existing action or proceeding with respect to the Issuers or the Guarantors; or

  . all governmental approvals that the Issuers and the Guarantors deem necessary for the consummation of the Exchange Offer have not been obtained.

   The conditions described above are for the sole benefit of the Issuers and the Guarantors. The Issuers and the Guarantors may assert these conditions regarding all or any portion of the Exchange Offer regardless of the circumstances, including any action or inaction by the Issuers, giving rise to the condition. The Issuers and the Guarantors may waive these conditions in whole or in part at any time or from time to time in their sole discretion. The failure by the Issuers or the Guarantors at any time to exercise any of the rights described above will not be deemed a waiver of any of those rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Issuers and the Guarantors have reserved the right, despite the satisfaction of each of the conditions described above, to terminate or amend the Exchange Offer.

   Any determination by the Issuers and the Guarantors concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

   In addition, the Issuers and the Guarantors will not accept for exchange any Original Notes tendered and no New Notes will be issued in exchange for any Original Notes, if at that time any stop order is threatened or in effect relating to:

  .   the registration statement of which this prospectus constitutes a part; or

  .   the qualification of either of the indentures under the Trust Indenture
      Act.

Exchange Agent

   The U.S. Bank National Association has been appointed as the exchange agent for the Exchange Offer. Letters of transmittal must be addressed to the exchange agent at its address set forth below.

                 By Registered or        By Overnight Courier or
                   Certified Mail:              By Hand:
                U.S. Bank National         U.S. Bank National
                     Association               Association
              Corporate Trust Window     Corporate Trust Window
              100 Wall Street, Suite     100 Wall Street, Suite
                        1600                      1600
                New York, NY 10005         New York, NY 10005
              Attention: Donna Haynes    Attention: Donna Haynes
                                 By Facsimile:
                                (212) 514-6808

                             Confirm by Telephone:
                                (212) 361-2511

   Delivery to an address other than as set forth in this prospectus, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

   The Issuers and the Guarantors have not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. However, the Issuers and the Guarantors will pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection with its services. The Issuers and the Guarantors will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers.

Appraisal Rights

   Holders of Original Notes will not have dissenters' rights or appraisal rights in connection with the Exchange Offer.

United States Federal Income Tax Consequences

   The exchange of Original Notes for New Notes by U.S. holders will not be a taxable exchange for U.S. federal income tax purposes, and U.S. holders will not recognize any taxable gain or loss or any interest income as a result of the exchange.

Other

   Participation in the Exchange Offer is voluntary, and holders should carefully consider whether to accept the terms and conditions of this offer. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

   As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Original Notes according to the terms of this Exchange Offer, the Issuers and the Guarantors will have fulfilled a covenant contained in the terms of the Original Notes and the registration rights agreement. Holders of the Original Notes who do not tender their certificates in the Exchange Offer will continue to hold those certificates and will be entitled to all the rights, and limitations applicable to the Original Notes under the indentures, except for any rights under the registration rights agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of Notes."

   All untendered, and tendered but unaccepted, Original Notes will continue to be subject to the restrictions on transfer provided for in the Original Notes and the indentures under which the Original Notes have been issued. In general, the Original Notes may not be reoffered, resold or otherwise transferred in the U.S. unless they are registered under the Securities Act, offered or sold under an exemption from the Securities Act and applicable state securities laws or offered or sold in a transaction not subject to the Securities Act and applicable state securities laws. Except under certain limited circumstances, we do not intend to register the Original Notes under the Securities Act.

   In addition, any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities. If so, that holder will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected.

   The Issuers and the Guarantors may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions, through subsequent Exchange Offers or otherwise. The Issuers and the Guarantors have no present plan to acquire any Original Notes that are not tendered in the Exchange Offer.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

   The selected consolidated financial data as of December 31, 1998, 1999, 2000 and 2001 and for the years then ended and for the period from May 1, 1998 through December 31, 1998 presented below is derived from our audited financial statements and accompanying notes. The selected financial data presented below as of and for the three months ended March 31, 2001 and 2002 has been derived from our unaudited financial statements. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operation as of such dates and for such periods. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our Consolidated Financial Statements as of December 31, 2000 and 2001 and for the years ended December 31, 1999, 2000 and 2001 and accompanying notes, the unaudited Condensed Consolidated Financial Statements for the three months ended and as of March 31, 2002 and our unaudited pro forma financial statements and accompanying notes included elsewhere in this prospectus.

                                                                                 Three Months Ended
                                                     Years Ended December 31,         March 31,
                                                  -----------------------------  ------------------
                                    Period from
                                   May 1, 1998 to
                                    December 31,
                                      1998(1)       1999      2000       2001      2001      2002
                                   -------------- -------- ---------  ---------  --------  --------
                                                        (dollars in thousands)
Operating Data:
   Rental income..................    $149,933    $228,600 $ 232,841  $ 185,152  $ 46,118  $ 46,397
   Gain on sale of Kindred common
     stock........................          --          --        --     15,425        --        --
   Total revenues.................     150,134     232,991   242,322    204,581    47,624    46,739
   General and administrative and
     other expenses...............       5,697      21,566    20,781     14,902     4,348     2,876
   United States Settlement.......          --          --    96,493         --        --        --
   Interest expense...............      59,428      88,753    95,319     87,032    21,121    19,860
   Interest on United States
     Settlement...................          --          --        --      4,592        --     1,471
   Loss on uncollectible amounts
     due from tenants.............          --      34,418    48,328         --        --        --
   Net income (loss) before
     extraordinary charge.........      34,809      42,535   (61,245)    51,888    10,579    12,701
   Net income (loss)..............      26,758      42,535   (65,452)    50,566    10,579    12,701
Other Data:
   Net cash provided by operating
     activities...................    $ 86,757    $103,580 $  85,338  $  79,893  $ 23,098  $ 24,178
   Net cash provided by (used in)
     investing activities.........        (908)        371     5,359      2,760      (555)      601
   Net cash provided by (used in)
     financing activities.........     (85,511)     35,305  (142,890)  (151,458)  (54,846)  (34,094)
   FFO(2).........................      84,660      85,023    76,479     93,502    21,054    22,068
   Normalized FFO, excluding gain
     on Kindred common
     stock(3).....................      84,460      85,023    76,479     78,077    21,054    22,068

                                                          December 31,
                                                 ------------------------------
                                   Period from
                                  May 1, 1998 to
                                   December 31,                                  March 31,
                                     1998(1)        1999       2000      2001      2002
                                  -------------- ---------- ---------  --------  ---------
                                                   (dollars in thousands)
Balance Sheet Data:
Real estate investments, net.....    $939,460    $  894,791 $ 848,545  $806,336  $795,420
Cash and cash equivalents........         338       139,594    87,401    18,596     9,281
Kindred common stock.............          --            --        --    55,118    43,751
Total assets.....................     959,706     1,071,199   981,145   941,859   891,632
Notes payable and other debt.....     931,127       974,247   886,385   848,368   831,544
United States Settlement.........          --            --    96,493    54,747    54,747
Stockholders' equity (deficit)(4)      (9,009)        8,345  (117,514)  (91,074)  (94,266)

--------
(1) As a result of the 1998 Spin Off, we are deemed to have commenced operations on May 1, 1998.
(2) We consider FFO an appropriate measure of performance of an equity REIT and we use the NAREIT definition of FFO. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus depreciation for real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is FFO indicative of sufficient cash flow to fund all of the Company's needs. FFO in 2000 excludes the effect of the United States Settlement.
(3) Normalized FFO in 2001 excludes the gain on sale of Kindred common stock:

                 FFO................................. $ 93,502
                 Gain on Sale of Kindred Common Stock  (15,425)
                                                      --------
                                                      $ 78,077
                                                      ========

(4) Total stockholders' equity at December 31, 2001 includes $17.5 million cumulative increase from a change in accounting for derivatives.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

   The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. This discussion should be read in conjunction with our Consolidated Financial Statements and accompanying notes and other financial information included elsewhere in this prospectus. In addition, see "Cautionary Statements--Forward-looking Statements" and "Risk Factors."

Introduction to Our Business

   The Company owns a geographically diverse portfolio of healthcare related facilities, including hospitals, nursing facilities and personal care facilities, that it leases to third parties. Substantially all of the Company's rental income is derived from five master leases with Kindred. As a result, the Company's financial condition and results of operations are dependent on the financial condition and results of operations of Kindred, which emerged from bankruptcy in April of 2001.

   The Company elected to be taxed as a REIT under the Code, beginning with the tax year ended December 31, 1999. As a result, for so long as Ventas continues to satisfy the requirements for qualification as a REIT, including the distribution of 90% of taxable net income to its stockholders, it will not be subject to federal income taxation on the income so distributed.

Results of Operations

   The Company elected to qualify as a REIT for federal income tax purposes for the year ended December 31, 1999. The Company believes that it has satisfied the requirements to continue to qualify as a REIT for the years ended December 31, 2000 and 2001. The Company intends to continue to qualify as a REIT for federal income tax purposes for the year ending December 31, 2002 and subsequent years. It is possible that economic, market, legal, tax or other considerations may cause the Company to fail, or elect not, to continue to qualify as a REIT. The Company's failure to continue to qualify as a REIT could have a material adverse effect on the business, financial condition, results of operations and liquidity of the Company, on the Company's ability to service its indebtedness and other obligations and on the Company's ability to make distributions to its stockholders as required to continue to qualify as a REIT (a "Material Adverse Effect").

   Three Months Ended March 31, 2002 and 2001

   Rental income for the three months ended March 31, 2002 was $46.4 million, of which $45.9 million (98.9%) resulted from leases with Kindred. The rental income from Kindred includes $0.6 million related to the amortization of deferred revenue recorded as a result of the Company's receipt of Kindred common stock under the Final Plan on April 20, 2001 (the "Kindred Common Stock") and the $4.5 million of additional future rent under the Master Leases. The rental income for the three months ended March 31, 2002 is approximately equal to rental income for the three months ended March 31, 2001 of $46.1 million, of which $45.4 million (98.4%) resulted from leases with Kindred.

   Interest and other income totaled approximately $0.3 million for the three months ended March 31, 2002 as compared to approximately $1.5 million for the three months ended March 31, 2001. The decrease in interest income was primarily the result of lower cash balances and reduced interest rates.

   Expenses totaled $35.1 million for the quarter ended March 31, 2002 and included $10.5 million of depreciation expense and $19.9 million of interest on debt refinancing and $1.5 million of interest on the United States Settlement. For the quarter ended March 31, 2001, expenses totaled $36.4 million and included $10.5 million of depreciation expense on real estate assets and $21.1 million of interest on the 2000 Credit Agreement.

The $1.3 million decrease in expenses was due primarily to decreased interest expense and decreased professional fees, which were offset by interest on the United States Settlement.

   Interest expense excluding the interest on the United States Settlement decreased $1.2 million to $19.9 million for the three months ended March 31, 2002 from $21.1 million for the three months ended March 31, 2001. The decrease is primarily a result of reduced principal balances and reduced interest rates resulting from the CMBS transaction. See "Note 4--Borrowing Arrangements" to the Condensed Consolidated Financial Statements.

   Professional fees totaled approximately $0.6 million for the three months ended March 31, 2002, as compared to $1.8 million for the three months ended March 31, 2001. The decrease relates primarily to the reduction in professional fees incurred as a result of Kindred's emergence from bankruptcy.

   A provision for income tax was not recorded in the first quarter ended March 31, 2002 due to the fact that the Company intends to distribute to its stockholders more than 90% of its estimated 2002 taxable income. In the first quarter ended March 31, 2001, the Company recorded a charge for taxes on the 10% of its estimated 2001 taxable income which the Company did not distribute as a dividend.

   On March 13, 2002, the Company sold a skilled nursing facility for $1.8 million and recognized a gain of $1.1 million.

   Net income for the three months ended March 31, 2002 was $12.7 million, or $0.18 per diluted share. Net income for the three months ended March 31, 2001, was $10.6 million or $0.15 per diluted share.

    Years Ended December 31, 2001 and December 31, 2000

   Net of total write-offs, rental income was essentially unchanged in 2001 compared to 2000, increasing $0.6 million in 2001 from 2000. Rental income for the year ended December 31, 2001 was $185.2 million, of which $182.9 million (98.8%) resulted from leases with Kindred. The rental income from Kindred includes $1.7 million related to the amortization of deferred revenue recorded as a result of Ventas Realty's receipt of the Kindred common stock and the $4.5 million of additional future rent under the Amended Master Leases. Net rental income for the year ended December 31, 2000 was $184.5 million, of which $181.7 million (98.5%) resulted from leases with Kindred. In 2000, the outcome of the Kindred bankruptcy was uncertain, and the difference between the rent provided for in the five master leases in effect at that time (the "Prior Master Leases") and rent actually received from Kindred was written off to uncollectible rent expense. Kindred's plan of reorganization terminated the Company's right to the payment of the difference between rent required to be paid under the terms of the Prior Master Leases and the rent received by the Company after the date that Kindred filed for protection under chapter 11 of title 11 of the Bankruptcy Code (the "Bankruptcy Code") and prior to the beginning of the month immediately following the date Kindred emerged from bankruptcy.

   As a result, for the period from January 1, 2001 through April 30, 2001, the Company recorded rental income equal to the amount actually paid by Kindred under the Rent Stipulation. The Company included in its revenue computation for the period May 1, 2001 through December 31, 2001 the amount of rent due and payable under the Master Leases for that period.

   Interest and other income totaled approximately $4.0 million and $9.5 million for the years ended December 31, 2001 and 2000, respectively. The decrease in interest was primarily the result of lower cash balances during the year as well as reduced market interest rates.

   Expenses totaled $150.3 million for the year ended December 31, 2001 and included $42.0 million of depreciation expense on real estate assets, $87.0 million of interest on our 2000 Credit Agreement (as defined below) and other debt and $4.6 million interest on United States Settlement. For the year ended December 31,

2000 expenses totaled $304.5 million and included $42.2 million of depreciation expense on real estate assets and $95.3 million of interest on our 2000 Credit Agreement and other debt. The $154.2 million decrease in expenses in 2001 was due primarily to (a) a charge in 2000 of $96.5 million related to the United States Settlement, (b) a charge to earnings in 2000 of $48.3 million for unpaid rent from tenants, which primarily includes the difference between the minimum monthly base rent that would have been due under the terms of the Prior Master Leases and the base rent that was paid under the terms of the Rent Stipulation entered into in connection with the Kindred bankruptcy, (c) decreased interest expense and (d) decreased professional fees.

   In the fourth quarter of 2000, the Company recorded a $96.5 million charge related to the United States Settlement. Under the United States Settlement, the Company will pay $103.6 million to the federal government, of which $34.0 million was paid on the date Kindred emerged from bankruptcy. The balance of $69.6 million bears interest at 6% per annum and is payable in equal quarterly installments over a five-year term commencing on June 30, 2001. The charge for the United States Settlement was discounted for accounting purposes based on an imputed borrowing rate of 10.75%.

   Professional fees totaled approximately $4.7 million for the year ended December 31, 2001, as compared to $10.8 million for the year ended December 31, 2000. The decrease relates primarily to the reduction in professional fees incurred as a result of Kindred's emergence from bankruptcy. See "Note 4--Concentration of Credit Risk" and "Note 9--Transactions with Kindred" to the Consolidated Financial Statements.

   Interest expense, excluding the interest on the United States Settlement, decreased $8.3 million to $87.0 million for the year ended December 31, 2001 from $95.3 million for the year ended December 31, 2000. The decrease is primarily a result of reduced principal, reduced amortization of deferred financing fees and the favorable impact in the first quarter of 2001 of timing differences in the rate setting under the Company's interest rate swap agreement and the Company's 2000 Credit Agreement. See "Note 5--Borrowing Arrangements" to the Consolidated Financial Statements. For the year ended December 31, 2001, interest expense includes a $13.8 million payment on the 1998 Swap Agreement. For the year ended December 31, 2000, the Company received payments totaling $4.3 million related to the 1998 Swap, which offset interest expense.

   The IRS is currently reviewing the federal income tax returns of the Company for tax years ended December 31, 1997 and 1998. There can be no assurances as to the ultimate outcome of these matters or whether such outcome will have a Material Adverse Effect on the Company. However, the resulting tax liabilities, if any, for the tax years ended December 31, 1997 and 1998 will be satisfied first from the use of NOL carryforwards (including the NOL carryforwards that were utilized to offset the Company's federal income tax liability for 1999 and
2000).

   As a result of the uncertainties relating to the Company's ability to retain its NOLs, the Company recorded a charge for taxes on the 10% of its estimated 2001 taxable income which the Company did not distribute as a dividend. The $2.7 million tax provision reported for the year ended December 31, 2001 included a $0.7 million provision related to Ventas Realty's receipt of the Kindred common stock, of which 100% was taxable income to the Company in the second quarter of 2001. See "Note 8--Income Taxes" to the Consolidated Financial Statements.

   The Company disposed of 418,186 shares of Kindred common stock in the fourth quarter of 2001 and recognized a gain of $15.4 million on the dispositions. In connection with a registered offering of common stock by Kindred, Ventas Realty exercised its piggyback registration rights, and sold 83,300 shares of Kindred common stock, recognizing a gain of $2.6 million. The Company applied the net proceeds of $3.6 million from the sale of the 83,300 shares of Kindred common stock as a prepayment on the Company's indebtedness under the Company's 2000 Credit Agreement. The Company distributed 334,886 shares of Kindred common stock as part of the 2001 dividend, resulting in a gain of $12.8 million. For every share of common stock of the Company that a stockholder owned at the close of business on December 14, 2001, the stockholder received 0.005 of a share of Kindred common stock and $0.0049 in cash (equating to one share of Kindred common stock and $0.98 in cash for every two hundred shares of common stock in the Company). For purposes of the 2001 dividend, the Kindred common stock was valued in accordance with the Code and applicable rulings and regulations on December 31, 2001 at $51.02 per share.

   In connection with the refinancing of a portion of its indebtedness under the Company's 2000 Credit Agreement, in the fourth quarter of 2001, the Company incurred an extraordinary loss of approximately $1.3 million related to the partial write-off of unamortized deferred financing fees associated with the 2000 Credit Agreement. During the first quarter of 2000, the Company incurred an extraordinary loss of $4.2 million relating to the write-off of the unamortized deferred financing costs associated with the Company's 1998 credit facility. See "Note 5--Borrowing Arrangements" to the Consolidated Financial Statements.

   Net income for the year ended December 31, 2001 was $50.6 million or $0.73 per diluted share after an extraordinary loss of $1.3 million (or $0.02 per share). After an extraordinary loss of $4.2 million or $0.06 per diluted share, as discussed above, net loss for the year ended December 31, 2000, was $65.5 million or $0.96 per diluted share.

   Years Ended December 31, 2000 and December 31, 1999

   Gross rental income for the year ended December 31, 2000 was $232.8 million, of which $229.6 million (98.6%) was from leases with Kindred, an increase of $4.2 million (1.8%) from rental income for the year ended December 31, 1999 of $228.6 million, of which $225.1 million (98.5%) resulted from leases with Kindred. The increase in rental income was offset by a $13.9 million increase in charges for unpaid rents from tenants discussed below. Interest and other income totaled approximately $9.5 million and $4.4 million for the years ended December 31, 2000 and 1999, respectively. The increase in interest was primarily the result of earnings from investment of larger cash reserves during the year as well as higher interest rates and interest received from taxing authorities.

   Expenses totaled $304.5 million for the year ended December 31, 2000 and included $42.2 million of depreciation expense on real estate assets and $95.3 million of interest on the Company's 2000 Credit Agreement and other debt. For the year ended December 31, 1999 expenses totaled $190.7 million and included $42.7 million of depreciation expense on real estate assets and $88.8 million of interest on the Company's 1998 credit facility and other debt. The $113.8 million increase in expenses was due primarily to (a) a charge in 2000 of $96.5 million related to the United States Settlement, (b) an increased charge to earnings in 2000 of $48.3 million for unpaid rent from tenants (versus $34.4 million in the same period in the prior year), which primarily includes the difference between the minimum monthly base rent that would have been due under the terms of the Prior Master Leases and the base rent that was paid under the terms of the Rent Stipulation, (c) increased interest expense and (d) increased general and administrative expenses.

   The loss on uncollectible rent increased for the year ended December 31, 2000 to $48.3 million from $34.4 million for the year ended December 31, 1999. Under the Kindred's plan of reorganization, the Company waived its right to the payment of (a) $18.9 million for the August 1999 monthly base rent under the Prior Master Leases, and (b) the difference between the rent required to be paid under the terms of the Prior Master Leases and the rent received by the Company under the Rent Stipulation after the date Kindred filed for bankruptcy protection until the first day of the month immediately following the date Kindred emerged from bankruptcy. As a result of delays in the extended Kindred bankruptcy proceeding and the determination that such an amount was uncollectible, the Company wrote off approximately $48.3 million and $34.4 million of rents receivable from tenants for the years ended December 31, 2000 and 1999, respectively. The write-off consists of the following:

                                                                             1999        2000
                                                                             -------    -------
                                                                            (dollars in thousands)
The difference between the minimum monthly base rent under the Prior Master
  Leases and rent stipulation.............................................. $15,000    $48,018
August 1999 monthly base rent under the Prior Master Leases................  18,884         --
Charge for rent due under a lease with Kindred which was under dispute.....     226       (124)
Rent due from non-Kindred tenants..........................................     308        434
                                                                             -------    -------
   Total................................................................... $34,418    $48,328
                                                                             =======    =======

   For the year ended December 31, 2000, interest expense increased 7.4% to $95.3 million from $88.8 million for the same period in the prior year. The increase is due primarily to the higher interest rates under the Company's 2000 Credit Agreement. The increase was offset in part by the reduced principal amount ($886.4 million and $974.2 million as of December 31, 2000 and 1999, respectively) and reduced amortization of deferred financing fees. For the year ended December 31, 2000, deferred financing fees were $3.2 million compared to $6.0 million for the year ended December 31, 1999. Included in the 1999 deferred financing was $1.6 million of amortization for fees incurred in the fourth quarter of 1999 related to the extension of the maturity of the $275.0 million bridge loan facility from October 30, 1999 to February 28, 2000.

   General and administrative expenses increased 24.4% to $9.7 million for the year ended December 31, 2000 from $7.8 million in the prior year. The increase is primarily attributed to (a) federal, state and local tax contingencies arising from and prior to the 1998 Spin Off, (b) compensation expense, (c) insurance and (d) public company expense. The increase was offset by reductions in federal excise tax.

   Professional fees totaled approximately $10.8 million for the year ended December 31, 2000, as compared to $12.5 million for the year ended December 31, 1999. The decrease relates primarily to the reduction in unusual professional fees ($8.4 million in 2000 and $10.7 million in 1999) incurred as a result of ongoing reorganization negotiations with Kindred. Fees incurred in the third and fourth quarter of 1999 were significant in connection with Kindred's bankruptcy filing and in connection with the Company's business strategy alternatives. During the first quarter of 2000, the Company incurred an extraordinary loss of approximately $4.2 million related to the write-off of the unamortized deferred financing fees associated with the Company's 1998 credit facility. See "Note 5--Borrowing Arrangements" to the Consolidated Financial Statements.

   During the fourth quarter of 2000, the Company sold a 99-bed nursing facility in Toledo, Ohio, and a 120-bed facility in Grayling, Michigan, which were leased and operated by third party tenants. A net gain from the disposition of these facilities was recorded for $1.0 million. In September of 1999, the Company realized a gain of approximately $0.3 million on the sale of a tract of land pursuant to a pre-existing option.

   After extraordinary expenses of $4.2 million, or $0.06 per share and the impact of the United States Settlement, as discussed above, net loss for the year ended December 31, 2000 was $65.5 million or $0.96 per diluted share. Net income for the year ended December 31, 1999 was $42.5 million or $0.63 per diluted share.

   During the fourth quarter of 1999, a tenant at one of the Company's facilities ceased paying rent on the facility leased by it and filed for protection under the Bankruptcy Code. The Company deemed the asset to be impaired and recorded an impairment loss of $1.9 million to write down the asset to its estimated fair value as of December 31, 1999.

   The Company incurred $0.4 million and $1.3 million in non-recurring employee severance costs in the first quarter of 2000 and 1999.

   In connection with the Company's 1998 Spin Off and the consummation of our 1998 credit facility, the Company entered into an interest rate swap agreement with a highly-rated counterparty (on a notional amount of $850.0 million at December 31, 2000) to reduce the impact of changes in interest rates on the Company's floating rate debt. On August 4, 1999, the Company entered into an agreement with the 1998 Swap counterparty to shorten the maturity of the 1998 Swap from December 31, 2007 to June 30, 2003, in exchange for a payment in 1999 from the counterparty to the Company of $21.6 million. So long as the Company has floating rate debt in excess of $750.0 million, the Company will amortize the $21.6 million payment for financial accounting purposes in future periods beginning in July 2003 and ending in December 2007. On January 31, 2000, the Company further amended the 1998 Swap, pursuant to which the parties agreed, for purposes of certain calculations set forth in the 1998 Swap, to continue to use certain defined terms set forth in the Company's 1998 credit agreement. The Company paid $6.4 million in 1999 related to the 1998 Swap which is included in interest expense. For the year ended December 31, 2000, the Company received $4.3 million related to the 1998 Swap which is included in interest expense.

Funds from operations

   Three Months Ended March 31, 2002 and 2001

   FFO for the three months ended March 31, 2002 totaled $22.1 million. FFO for the three months ended March 31, 2001 totaled $21.1 million. FFO for the three months ended March 31, 2002 and 2001 is summarized in the following table:

                                                    Three Months Ended
                                                       March 31,
                                                    --------------------
                                                      2002        2001
                                                     -------      -------
                                                    (dollars in thousands)
            Net income............................. $12,701      $10,579
            Depreciation on real estate investments  10,424       10,475
            Realized gain on sale of assets........  (1,057)          --
                                                     -------      -------
               FFO................................. $22,068      $21,054
                                                     =======      =======

    Years Ended December 31, 1999, 2000 and 2001

   Funds from operations for the years ended December 31, 1999, 2000 and 2001 totaled $85.0 million, $76.5 million and $93.5 million, respectively. Net of the gain on the disposition and sale of Kindred common stock, FFO for the year ended December 31, 2001 was $78.1 million. FFO for the years ended December 31, 2001, 2000 and 1999 is summarized in the following table:

                                                  Year Ended December 31,
                                                ---------------------------
                                                  1999     2000      2001
                                                -------  --------  --------
                                                   (dollars in thousands)
   Net income (loss)........................... $42,535  $(65,452) $ 50,566
   Extraordinary loss on extinguishment of debt      --     4,207     1,322
                                                -------  --------  --------
   Income (loss) before extraordinary loss.....  42,535   (61,245)   51,888
   Depreciation on real estate assets..........  42,742    42,188    41,904
   United States Settlement....................      --    96,493        --
   Realized gain on sale of real estate assets.    (254)     (957)     (290)
                                                -------  --------  --------
   FFO.........................................  85,023    76,479    93,502
   Gain on sale of Kindred equity..............      --        --   (15,425)
                                                -------  --------  --------
   Normalized FFO.............................. $85,023  $ 76,479  $ 78,077
                                                =======  ========  ========

   The Company considers FFO an appropriate measure of performance of an equity REIT and the Company uses the National Association of Real Estate Investment Trust ("NAREIT") definition of FFO. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus depreciation for real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is FFO necessarily indicative of sufficient cash flow to fund all of the Company's needs. The Company believes that in order to facilitate a clear understanding of its consolidated historical operating results, FFO should be examined in conjunction with net income as presented in the Consolidated Financial Statements and data included elsewhere in this Annual Report. Normalized FFO is FFO excluding the gain on sale of Kindred common stock.

Asset/Liability Management

   Asset/liability management is a key element of the Company's overall risk management program. The objective of asset/liability management is to support the achievement of business strategies while maintaining appropriate risk levels. The asset/liability management process focuses on a variety of risks, including market risk (primarily interest rate risk) and credit risk. Effective management of these risks is an important determinant of the absolute levels and variability of FFO and net worth. The following discussion addresses the Company's integrated management of assets and liabilities, including the use of derivative financial instruments. The Company does not use derivative financial instruments for speculative purposes.

  Market Risk

   The following discussion of the Company's exposure to various market risks contains "forward-looking statements" that involve risks and uncertainties. These projected results have been prepared utilizing certain assumptions considered reasonable in light of information currently available to the Company.

   Nevertheless, because of the inherent unpredictability of interest rates as well as other factors, actual results could differ materially from those projected in such forward-looking information.

   The Company earns revenue by leasing its assets under leases that primarily are long-term triple net leases in which the rental rate is generally fixed with annual escalators, subject to certain limitations. The Company's debt obligations are floating rate obligations whose interest rate and related monthly interest payments vary with the movement in LIBOR. See "Note 5--Borrowing Arrangements" to the Consolidated Financial Statements. The general fixed nature of the Company's assets and the variable nature of the Company's debt obligations create interest rate risk. If interest rates were to rise significantly, the Company's lease revenue might not be sufficient to meet its debt obligations. In order to mitigate this risk, in connection with the 1998 Spin Off and the consummation of the Company's 1998 credit facility, the Company entered into the 1998 Swap to effectively convert most of its floating rate debt obligations to fixed rate debt obligations. Interest rate swaps generally involve the exchange of fixed and floating rate interest payments on an underlying notional amount. As of March 31, 2002, the Company had an $800.0 million interest rate swap outstanding with a highly rated counterparty in which the Company pays a fixed rate of 5.985% and receives LIBOR from the counterparty.

   The 1998 Swap originally was in a notional amount of $1.0 billion and would have expired in varying amounts on December 31 of each year through December 31, 2007. On August 4, 1999, the Company entered into an agreement with the 1998 Swap counterparty to shorten the maturity of the 1998 Swap from December 31, 2007 to June 30, 2003, in exchange for a payment from the counterparty to the Company of $21.6 million. The notional amount of the 1998 Swap was reduced on April 17, 2002 to $450 million in connection with the issuance of the Original Notes, and is scheduled to decline as follows:

                  Notional Amount                             Date
                  ---------------                             ----
                   $425,000,000                         December 31, 2002
                        --                                June 30, 2007

   The terms of the 1998 Swap require that the Company make a cash deposit or otherwise post collateral to the counterparty if the fair value loss to the Company exceeds certain levels (the "threshold levels"). The threshold levels vary based on the relationship between the Company's debt obligations and the tangible fair value of its assets as defined in the Company's 1998 credit agreement. As of March 31, 2002, the Company believes that the threshold level under the 1998 Swap was a fair value unrealized loss of $35.0 million. The 1998 Swap was in an unrealized loss position to the Company of $26.6 million on March 31, 2002. Therefore, no cash collateral was required to be posted. Generally, once the fair value loss exceeds the applicable threshold level, collateral is either posted by the Company or returned to the Company if the value of the 1998 Swap fluctuates by $2.0 million from the value on the last date that a counterparty demands collateral be posted or refunded, as applicable. Under the 1998 Swap, if collateral must be posted, the principal amount of such collateral must equal the difference between the fair values unrealized loss of the 1998 Swap at the time of such determination and the threshold level. If the Company should be required to post additional collateral under the 1998 Swap, the Company expects to post such collateral in the form of cash from cash reserves, cash flows from operations, and/or draws from revolving loans under the 2002 Credit Agreement up to the permitted amounts set forth in the 2002 Credit Agreement. However, there can be no assurance that the Company will have sufficient cash to post such additional collateral, if required. On January 31, 2000, the Company entered into a letter agreement with the counterparty to the 1998 Swap for the purpose of amending the 1998 Swap. The letter agreement provides that, for purposes of certain calculations set forth in the 1998 Swap, the parties agree to continue to use certain defined terms set forth in the Company's 1998 credit agreement. See "Note 5--Borrowing Arrangements--Derivatives and Hedging" to the Consolidated Financial Statements and "Note 4--Borrowing Arrangements" to the unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus.

   On September 28, 2001, the Company entered into a second interest rate swap agreement (the "2003-2008 Swap") with a highly rated counterparty to hedge floating rate debt for the period between July 1, 2003 and June 30, 2008, under which the Company pays a fixed rate of 5.385% and receives LIBOR from the counterparty to this agreement. The 2003-2008 Swap is treated as a cash flow hedge for accounting purposes. There are no collateral requirements under the 2003-2008 Swap. The notional amount of the 2003-2008 Swap is scheduled to decline from $450 million as of July 1, 2003 as follows:

                  Notional Amount                             Date
                  ---------------                             ----
                   $300,000,000                           June 30, 2006
                    150,000,000                           June 30, 2007
                        --                                June 30, 2008

   In accordance with the terms of the CMBS Loan Agreement (as defined below), on December 11, 2001, Ventas Finance I, LLC, an indirect wholly owned consolidated subsidiary of the Company ("Ventas Finance") purchased an interest rate cap from a highly rated counterparty (the "Buy Cap"). See "--Capital Resources--CMBS Transaction" and "Note 5--Borrowing Arrangements" to the Consolidated Financial Statements. Because the Company already hedged its consolidated interest rate risk through the 1998 Swap and the 2003-2008 Swap, on December 11, 2001 the Company sold an interest rate cap (the "Sell Cap") for the same notional value ($225 million) and on the same terms (5 year amortizing 8% LIBOR cap) as the Buy Cap. If LIBOR should exceed the 8% cap, the Sell Cap would require the Company to pay the counterparty and the Buy Cap would require the counterparty to pay Ventas Finance for the interest accruing in excess of the 8% LIBOR cap. The Buy Cap and the Sell Cap are shown separately as an asset and a liability on the Company's balance sheet, respectively. The Company believes that the economic substance of the Buy Cap offsets the net cash flow exposure of the Sell Cap.

   At March 31, 2002, the 1998 Swap and 2003-2008 Swap were reported at their fair value of $16.7 million in liabilities in the Condensed Consolidated Balance Sheet. The offsetting adjustment is reported as a deferred loss in Accumulated Other Comprehensive Income. The Buy and Sell Caps are reported at their fair value of approximately $1.8 million in other assets and other liabilities, respectively, in the Condensed Consolidated Balance Sheet. The offsetting adjustments for each of these instruments are reported as the Condensed Consolidated Statement of Operations and net to zero for the three months ended March 31, 2002.

   When interest rates rise the interest rate swaps increase in fair value to the Company and when interest rates fall the interest rate swaps decline in fair value to the Company. Generally, interest rate swap agreements with longer terms evidence greater dollar values of variation when interest rates change. To highlight the sensitivity of the interest rate swaps to changes in interest rates, the following summary shows the effects of a hypothetical instantaneous change of 100 basis points (BPS) in interest rates as of April 30, 2002:

                                                     2003-2008
                                       1998 Swap       Swap        Sell Cap      Buy Cap
                                     ------------  ------------  ------------  ------------
Notional Amount..................... $450,000,000  $450,000,000  $225,000,000  $225,000,000
Fair Value to the Company...........  (18,052,161)    1,980,801    (1,417,839)    1,417,839
Fair Value to the Company Reflecting
  Change in Interest Rates
   - 100 BPS........................  (23,129,752)  (13,790,811)     (500,134)      500,134
   + 100 BPS........................  (13,084,382)   16,770,582    (3,085,557)    3,085,557

  Credit Risk

   As a result of the 1998 Spin Off, the Company has a significant concentration of credit risk with Kindred under its Master Leases. For the year ended December 31, 2001 lease rental revenues from Kindred totaled $182.9 million or 98.8% of the Company's total rental income for the period. For the years ended December 31, 2000 and 1999, lease rental revenues from Kindred comprised $229.6 million or 98.6% ($181.6 million or

98.4%, net of write-offs) and $225.1 million, or approximately 98.5%, respectively, of the Company's total lease rental revenues. Accordingly, Kindred's financial condition and ability to meet its rent obligations will determine the Company's rental revenues and its ability to make distributions to its stockholders. In addition, any failure by Kindred to effectively conduct its operations could have a material adverse effect on its business reputation or on its ability to enlist and maintain patients in its facilities. Kindred, as well as certain other tenants of the Company, have experienced financial difficulty and/or filed for bankruptcy. Kindred emerged from bankruptcy on April 20, 2001. Despite Kindred's emergence from bankruptcy, there can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Master Leases. Since the Company derives in excess of 98% of its rental revenues from Kindred and since the Master Leases are triple net leases under which Kindred is responsible for all insurance, taxes and maintenance and repair expenses required in connection with the leased properties, the inability or unwillingness of Kindred to satisfy its obligations under the Master Leases would have a material adverse effect on the condition of the leased properties, as well as a Material Adverse Effect on the Company. See "Risk Factors--Risks Arising from our Business--We are dependent on Kindred; Kindred's inability or unwillingness to satisfy its obligations under its agreements with us could have a material adverse effect on us" and "Note 4--Concentration of Credit Risk" to the Consolidated Financial Statements. There can be no assurance that future healthcare legislation or changes in the administration or implementation of governmental or other third-party healthcare reimbursement programs will not have a material adverse effect on the liquidity, financial condition or results of operations of the Company's operators and tenants which could have a material adverse effect on their ability to make rental payments to the Company which, in turn, could have a Material Adverse Effect on the Company. The Company monitors its credit risk under its lease agreements with its tenants by, among other things, reviewing and analyzing (a) information regarding the healthcare industry generally, (b) publicly available information regarding tenants, (c) information provided by the tenants under the Company's lease agreements, and (d) discussion with tenants and their representatives.

Liquidity

   The Company's principal sources of liquidity are cash flow from operations and available borrowings under the 2002 Credit Facility.

   Three Months Ended March 31, 2002 and 2001

   Cash provided by operations totaled $24.2 million for the three months ended March 31, 2002. For the three months ended March 31, 2001 cash provided by operations totaled $23.1 million. Net cash used in financing activities for the three months ended March 31, 2002 totaled $34.1 million and included a $16.8 million payment of principal on the 2000 Credit Agreement and $17.2 million of cash dividend payments. Net cash used in financing activities for the three months ended March 31, 2001 totaled $54.8 million after payment of $35.0 million on principal on the 2000 Credit Agreement and $19.8 million payment of a cash dividend of $0.29 per common share to stockholders of record as of December 30, 2000.

   The Company had cash and cash equivalents of $9.3 million (excluding restricted cash of $20.0 million) and outstanding debt of $831.5 million on March 31, 2002.

   Years Ended December 31, 1999, 2000 and 2001

   Cash provided by operations totaled $103.6 million, $85.3 million and $79.9 million for the years ended December 31, 1999, 2000 and 2001, respectively. Cash flows from operations for the year ended December 31, 2001 reflects eight months of reduced rent under the Master Leases and $4.5 million of interest payments on the United States Settlement. Net cash provided by investing activities for the year ended December 31, 2001 of $2.8 million included the proceeds from the Company's sale of 83,300 shares of Kindred common stock. Net cash provided by investing activities for the year ended December 31, 2000 totaled $5.4 million and included proceeds from the sale of two nursing facilities. Net cash provided by investing activities for the year ended December 31, 1999 totaled $0.4 million.

   Net cash used in financing activities totaled $151.5 million and included payments of principal on the Company's 2000 Credit Agreement in the aggregate amount of $263.0 million in 2001. $212.8 million of the payments were funded from the CMBS Transaction (as defined below) which generated gross proceeds of $225 million. The 2001 financing activities also included $6.9 million in financing costs, $41.7 million payment on the United States Settlement, and $65.3 million of cash dividend payments. For the year ended December 31, 2000, net cash used in financing activities was $142.9 million and included dividend payments of $42.4 million, repayments of borrowings of $87.9 million and deferred financing costs of $12.6 million. Net cash provided by financing activities totaled $35.3 million for the year ended December 31, 1999. Cash provided by financing activities for the year ended December 31, 1999 resulted primarily from borrowings under the Company's revolving line of credit and from a payment received in connection with the shortening of the Company's interest rate swap, net of dividends paid.

Capital Resources

  The 2002 Credit Facility

   On April 17, 2002 (the "Closing Date"), the Company, as Guarantor, and Ventas Realty, as borrower, entered into a Second Amended and Restated Credit, Security and Guaranty Agreement (the "2002 Credit Facility"). Under the 2002 Credit Facility, Ventas Realty obtained a $350.0 million credit facility (the "Total Commitments") consisting of a $60.0 million term loan (the "Tranche B Term Loan") and a $290.0 million revolving credit facility (the "Revolving Credit Facility"). The 2002 Credit Facility also permits Ventas Realty to obtain an additional term loan in an amount of not less than $50.0 million, but not more than the remaining unused portion of the Total Commitments, subject to the conditions set forth in the 2002 Credit Facility (the "Tranche C Term Loan"). Ventas Realty has the option to increase the Total Commitments (in the form of term and/or revolving loans) to an amount not to exceed $450.0 million, subject to the satisfaction of certain conditions set forth in the 2002 Credit Facility.

   The outstanding aggregate principal balance of the Tranche B Term Loan, the Tranche C Term Loan and the Revolving Credit Facility may not collectively exceed either (a) the Borrowing Base (as described below) or (b) the Total Commitments. As of the Closing Date, the outstanding principal balance of the Tranche B Term Loan was $60.0 million and the outstanding principal balance under the Revolving Credit Facility was $160.3 million. As of the Closing Date, there was no Tranche C Term Loan.

   Amounts under the Revolving Credit Facility may be borrowed and reborrowed from time to time, subject to the conditions set forth in the 2002 Credit Facility; provided, however, that the Revolving Credit Facility matures and must be repaid in full on April 17, 2005. The principal amount of the Tranche B Term Loan is payable in installments of $150,000 on the last day of each fiscal quarter, beginning September 30, 2002, and matures and must be repaid in full on April 17, 2005.

   Borrowings outstanding under the 2002 Credit Facility bear interest at an Applicable Percentage over either (i) a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate (as defined in the 2002 Credit Facility) in effect for the relevant period, plus one half of one percent (0.5%) and (b) the Prime Rate (as defined in the 2002 Credit Facility) in effect for the relevant period (the "Base Rate") or (ii) a fluctuating LIBOR-based rate per annum (the "Eurodollar Rate"). With respect to Tranche B Term Loans, the Applicable Percentage is (a) 2.50% for loans bearing interest at the Eurodollar Rate, and (b) 1.00% for loans bearing interest at the Base Rate. With respect to revolving loans under the Revolving Credit Facility:

   (a) If the senior unsecured (non-credit enhanced) long term debt of Ventas Realty or the Company is rated BBB- or better by Standard & Poor's ("S&P") and Baa3 or better by Moody's Investors Service, Inc. ("Moody's") (in the case of a split rating the lower rating will apply), the Applicable Percentage is as follows: (i) 0.25% for revolving loans bearing interest at the Base Rate and (ii) 2.25% for revolving loans bearing interest at the Eurodollar Rate.

   (b) Otherwise, the Applicable Percentage is based on the Consolidated Leverage Ratio (as defined in the 2002 Credit Facility) as follows:

                                 Consolidated         Applicable Percentage for    Applicable Percentage
      Pricing Level             Leverage Ratio          Eurodollar Rate Loans       for Base Rate Loans
      -------------        -------------------------  -------------------------  -------------------------
            I                  (less or =) 4.25                 2.50%                      1.00%
           II               (greater than) 4.25 but
                               (less than) 4.75                 2.75%                      1.25%
           III              (greater or =) 4.75                 3.00%                      1.50%

   The Consolidated Leverage Ratio is generally the ratio of debt for borrowed money of the Company and its consolidated subsidiaries (excluding the United States Settlement, unrestricted cash and cash equivalents) to trailing twelve-month EBITDA of the Company and its consolidated subsidiaries, as more particularly described in the 2002 Credit Facility. The Applicable Percentage as of the Closing was based on pricing level II.

   Loans outstanding under the 2002 Credit Facility are pre-payable without premium or penalty, provided that loans bearing interest at the Eurodollar Rate are subject to customary "breakage" costs if repaid prior to the end of an interest period. Ventas Realty has agreed to pay various fees in connection with the 2002 Credit Facility, including without limitation, issuance fees for letters of credit and fees for the unused portion of the total committed amount of the Revolving Credit Facility. Ventas Realty may permanently reduce or terminate the total committed amount of the Revolving Credit Facility, subject to the conditions set forth in the 2002 Credit Facility.

   The Company (and any other owner of mortgaged property securing Ventas Realty's obligations under the 2002 Credit Facility from time to time) has guaranteed Ventas Realty's obligations under the 2002 Credit Facility. Such obligations are secured by liens on certain of Ventas Realty's real property assets and any related leases, rents and personal property, and, at Ventas Realty's option, may be secured by certain cash collateral from time to time. Currently, 59 real properties owned by Ventas Realty are mortgaged to secure the 2002 Credit Facility (the "Borrowing Base Properties"). All 59 Borrowing Base Properties are leased to Kindred pursuant to Amended Master Lease No. 1.

   The Borrowing Base under the 2002 Credit Facility is, as determined at any time, an amount equal to the sum of (i) sixty-five percent (65%) of the aggregate property value of the Borrowing Base Properties, plus (ii) one hundred percent (100%) of amounts on deposit in certain cash collateral or pledged accounts. The aggregate principal amount of the obligations outstanding under the 2002 Credit Facility (including the revolving loans under the Revolving Credit Facility, the Tranche B Term Loan and the Tranche C Term Loan) may not at any time exceed the Borrowing Base. Ventas Realty may at any time include additional real estate assets (which must satisfy certain conditions set forth in the 2002 Credit Facility) in the Borrowing Base. Subject to the terms and conditions set forth in the 2002 Credit Facility, Ventas Realty may also obtain a release of various Borrowing Base Properties from the liens and security interests encumbering such properties.

   The 2002 Credit Facility contains a number of restrictive covenants, including, without limitation, covenants pertaining to (i) the incurrence of additional indebtedness; (ii) limitations on liens; (iii) customary restrictions on certain dividends, distributions and other payments (the sum of all restricted payments made by the Company after the Closing Date cannot exceed the sum of (a) 95% of the Company's aggregate cumulative FFO, and (b) certain additional amounts more particularly described in the 2002 Credit Facility); (iv) mergers, sales of assets and other transactions; (iv) requirements regarding the maintenance of certain (a) consolidated leverage ratios, (b) consolidated fixed charge coverage ratios and (c) consolidated adjusted net worth; (v) transactions with affiliates; (vi) permitted business and development activities and uses of loan proceeds; and (vii) changes to material agreements. The 2002 Credit Facility contains various potential events of default and is, among other things, cross-defaulted with certain other indebtedness and obligations of Ventas Realty and the Company.

   See "Description of Other Indebtedness and Obligations."

  CMBS Transaction

   On December 12, 2001 the Company raised $225.0 million in gross proceeds from the completion of a LIBOR based floating rate commercial mortgage backed securitization transaction (the "CMBS Transaction"). Under a Loan and Security Agreement dated as of December 12, 2001 (the "CMBS Loan Agreement"), Ventas Finance obtained a loan in the principal amount of $225.0 million (the "CMBS Loan") from Merrill Lynch Mortgage Lending, Inc., as lender (the "CMBS Lender"), and bearing interest at a nominal weighted average rate of LIBOR plus 1.4589%. The CMBS Loan is comprised of six components (i) a component in the original principal amount of $125.23 million which bears interest at LIBOR plus 0.8665%; (ii) a component in the original principal amount of $17.97 million which bears interest at LIBOR plus 1.1665%; (iii) a component in the original principal amount of $8.86 million which bears interest at LIBOR plus 1.5165%;
(iv) a component in the original principal amount of $26.83 million which bears interest at LIBOR plus 1.9665%; (v) a component in the original principal amount of $26.83 million which bears interest at LIBOR plus 2.6665%; and (vi) a component in the original principal amount of $19.28 million which bears interest at LIBOR plus 3.1665%. Principal of and interest on the CMBS Loan is payable monthly, commencing January 9, 2002. Principal payments on the CMBS Loan were calculated based upon a 25-year amortization schedule and an assumed interest rate of 9.46% per annum. The CMBS Loan matures on December 9, 2006 at which time a principal balloon payment of approximately $211.0 million will be due, assuming all scheduled amortization payments are made and no prepayments are made on the CMBS Loan. The CMBS Loan may be prepaid in whole or in part at any time and from time to time provided that any prepayment on or before January 9, 2003 must be accompanied by a payment of 1% of the amount of the principal amount prepaid.

   The CMBS Loan is secured by liens on forty (40) skilled nursing facilities transferred by Ventas Realty to Ventas Finance (the "CMBS Properties") and leased to Kindred under a Master Lease (the "CMBS Master Lease") and any related leases, rents and personal property. Except for certain customary exceptions, the CMBS Loan is non-recourse to Ventas Finance and the Company.

   Ventas Finance is required to maintain or cause to be maintained the following reserve accounts under the CMBS Loan Agreement: (a) a debt service reserve account in an amount of $5.0 million to cover shortfalls in cash available for debt service on the CMBS Loan, (b) an imposition and insurance reserve for the payment of real property taxes and insurance premiums with respect to the CMBS Properties, and (c) a replacement reserve account in the amount of $1.6 million for the payment of the cost of capital improvements expected to be made to the CMBS Properties. The impositions and insurance reserve and the replacement reserve under the CMBS Loan Agreement are being funded and/or maintained by Kindred as required under and in accordance with the terms of the CMBS Master Lease. If Kindred should be unwilling or unable to fund these reserves under the CMBS Loan Agreement, Ventas Finance will be required to fund and/or maintain such reserves. Restricted cash at December 31, 2001 included $5.0 million related to the debt service reserve account for the CMBS Loan.

   Monthly rental amounts under the CMBS Master Lease are deposited directly by Kindred into a central account for the benefit of the CMBS Lender. Amounts in the central account are applied to pay the monthly principal and interest payments on the CMBS Loan and to fund the reserve accounts required under the CMBS Loan Agreement. Amounts remaining in the central account after the payment of the current month's principal and interest payment and the funding of the reserve accounts are distributed to Ventas Finance, provided no event of default has occurred and is continuing under the CMBS Loan Agreement and provided a Cash Flow Sweep Event (as defined below) has not occurred. The central account is swept on a daily basis. During the continuance of an event of default or a Cash Flow Sweep Event, all amounts in the central account in excess of the current month's principal and interest payment and the required reserve payments will be deposited into an account and applied as a prepayment of the CMBS Loan on the next monthly payment date. A "Cash Flow Sweep Event" occurs as of any date of determination if (the "Coverage Test") (a) the ratio of (i) the aggregate net cash flow from the CMBS Properties for the applicable quarter to (ii) the debt service on the CMBS Loan for the same quarter, is less than 1.50 to 1, or (b) the aggregate net cash flow from the CMBS Properties for the applicable quarter does not equal or exceed the rent payable under the CMBS Master Lease for the same quarter. No Cash Flow Sweep Event will occur at any time while the Coverage Test is satisfied. See "Note 5--Borrowing Arrangements" to the Consolidated Financial Statements.

  Dividends

   In order to continue to qualify as a REIT, the Company must make annual distributions to its stockholders of at least 90% of its "REIT taxable income" (excluding net capital gain). The Company paid dividends equal to 90% of its estimated taxable income for 2001. The Company paid dividends equal to 95% of its taxable income for 2000 and 1999. The Company intends to pay a dividend for 2002 equal to $0.95 per common share, but not less than 90% of the Company's taxable income for 2002. The 2002 dividend may be paid by a combination of cash and other property or securities, including shares of Kindred common stock.

   It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash deductions in computing REIT taxable income. However, for 2001 this was partially offset by the value of the Kindred common stock received by the Company on the date Kindred emerged from bankruptcy which is included in taxable income in 2001. The Company anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 90% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation.

   The Company declared the first quarterly dividend for 2002 of $0.2375 per share on February 12, 2002 and paid such dividend on March 4, 2002 to stockholders of record on February 22, 2002. In addition, on May 14, 2002, the Company declared a quarterly dividend of $0.2375 per share, payable in cash on June 4, 2002 to stockholders of record on May 24, 2002. Although the Company currently intends to distribute 90% or more of its taxable income for 2002 in quarterly installments, there can be no assurance that it will do so or as to when the remaining distributions will be made. The Company intends to pay subsequent 2002 dividends in cash, although it reserves the right to pay dividends in whole or in part by distribution of shares of Kindred Common Stock, or other securities or properties.

   The Kindred Common Stock is considered marketable for accounting purposes at March 31, 2002 and classified as available for sale in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, the Kindred Common Stock is measured at fair value as of March 31, 2002. The unrealized gains and losses are reported as a component of Accumulated Other Comprehensive Income. As of March 31, 2002, the fair value of the Kindred Common Stock was $43.8 million. A $30.6 million unrealized gain on the Kindred Common Stock was reported in Accumulated Other Comprehensive Income at March 31, 2002. See "Note 3--Concentration of Credit Risk and Recent Developments--Recent Developments Regarding Dividends" to the Condensed Consolidated Financial Statements.

   The Company's estimation of its 2002 taxable income is based on a number of assumptions, including, but not limited to, those set forth under "--Results of Operations--Three Months ended March 31, 2002 and 2001."

   It is important to note for purposes of the required REIT distributions that the Company's taxable income may vary significantly from historical results and from current income determined in accordance with GAAP depending on the resolution of a variety of factors. Under certain circumstances, the Company may be required to make distributions in excess of FFO (as defined by the NAREIT) in order to meet such distribution requirements. In the event that timing differences or cash needs occur, the Company may find it necessary to borrow funds or to issue equity securities (there being no assurance that it will be able to do so) or, if possible, to pay taxable stock dividends, distribute other property or securities or engage in a transaction intended to enable it to meet the REIT distribution requirements. The Company's ability to engage in certain of these transactions may be restricted in certain circumstances by the terms of the indentures governing the Notes and 2002 Credit Agreement (as defined below). If so restricted, such transaction would likely require the consent of the "Required Lenders" under the 2002 Credit Agreement and/or the holders of a majority in principal amount of outstanding the Notes under each indenture governing the Notes, and there can be no assurance that such consents would be obtained. In addition, the failure of Kindred to make rental payments under the Master Leases would materially impair the ability of the Company to make distributions. Consequently, there can be no assurance that the Company will be able to make distributions at the required distribution rate or any other rate.

   Although the Company intends to continue to qualify as a REIT for the year ending December 31, 2002 and subsequent years, it is possible that economic, market, legal, tax or other considerations may cause the Company to fail, or elect, not to continue to qualify as a REIT in any such year. If the Company were to fail, or elect, not to continue to qualify as a REIT in any such tax year, the Company would be subject to 35% federal income tax and to the applicable state and local income taxes for the affected years. Such tax obligations would have a Material Adverse Effect on the Company. Unless eligible for limited relief, if the Company failed, or revoked its election to qualify as a REIT the Company would not be eligible to elect again to be treated as a REIT before the fifth taxable year after the year of such termination or revocation.

  Capital Expenditures and Property Acquisitions

   Capital expenditures to maintain and improve the leased properties generally will be incurred by the Company's tenants. Accordingly, the Company does not believe that it will incur any major expenditures in connection with the leased properties. After the terms of the leases expire, or in the event that the tenants are unable or unwilling to meet their obligations under the leases, the Company anticipates that any expenditures relating to the maintenance of leased properties for which it may become responsible will be funded by cash flows from operations or through additional borrowings. To the extent that unanticipated expenditures or significant borrowings are required, the Company's liquidity may be affected adversely. The Company's ability to make expenditures and borrow funds may be restricted by the terms of the 2002 Credit Facility and the indentures governing the Notes. Any such capital expenditures or borrowings may require the consent of the lenders under the 2002 Credit Facility, and there can be no assurance that such consent would be obtained.

  Other

   In the fourth quarter of 2000, the Company recorded a $96.5 million charge related to the United States Settlement. Under the United States Settlement, the Company is required to pay $103.6 million to the federal government, of which $34.0 million was paid on the date Kindred emerged from bankruptcy. The balance of $69.6 million bears interest at 6% per annum and is payable in equal quarterly installments over a five-year term commencing on June 30, 2001. The charge in the fourth quarter of 2000 was discounted for accounting purposes based on an imputed borrowing rate of 10.75%. The Company will be required to pay $16.2 million in principal and interest in 2002 under the United States Settlement.

   The Company has outstanding loans, with interest provisions, of approximately $4.5 million, net of repayments as of March 31, 2002, to certain current and former executive officers of the Company to finance the income taxes payable by them as a result of the vesting of common stock of the Company awarded as compensation to such officers and the 1998 Spin Off. The loans are payable over periods ranging from four to ten years beginning in each case on the date such loan was made. See "Note 14--Related Party Transactions" to the December 31, 2001 Consolidated Financial Statements.

   On March 13, 2002, the Company sold a skilled nursing facility for $1.8 million and recognized a gain of $1.1 million.

                                   BUSINESS

General

   We are a healthcare real estate investment trust. Our business consists of owning and leasing healthcare facilities. As of March 31, 2002, our properties included 215 skilled nursing facilities, 44 hospitals and 8 personal care facilities in 36 states. For the year ended December 31, 2001, we generated approximately $204.6 million in revenue and $174.3 million in EBITDA. For the three months ended March 31, 2002, we generated approximately $46.7 million in revenue and $43.9 million in EBITDA. Our primary tenant, Kindred, is one of the largest providers of long-term healthcare services in the United States. Kindred operates all of our hospitals and 210 of our skilled nursing facilities pursuant to five multi-facility master lease agreements. All of the master leases are structured as "triple-net" leases, under which Kindred is responsible for insurance, taxes, utilities, maintenance and repairs related to our properties.

   We conduct substantially all of our business through two wholly owned subsidiaries. The first, Ventas Realty, is a co-issuer of the Notes. We and Ventas Realty owned 175 skilled nursing facilities, 44 hospitals and 8 personal care facilities as of March 31, 2002. We and Ventas Realty generated approximately $175.2 million in pro forma revenue and $156.4 million in pro forma EBITDA (as defined in the 2002 Credit Facility and the indentures governing the Notes) for the year ended December 31, 2001 and approximately $38.8 million in pro forma revenue and $38.8 million in pro forma EBITDA (as defined in the 2002 Credit Facility and the indentures governing the Notes) for the three months ended March 31, 2002. The second subsidiary, Ventas Finance I, LLC, which was formed in connection with our commercial mortgage backed securitization transaction, owned 40 skilled nursing facilities as of March 31, 2002. Ventas Finance I, LLC is not a Guarantor of the Notes.

   On May 1, 1998, we effected the 1998 Spin Off pursuant to which we were separated into two publicly held corporations. A new corporation, subsequently named Vencor, Inc. (which has since been renamed Kindred Healthcare, Inc.), was formed to operate the hospital, nursing facility and ancillary services businesses. Pursuant to the terms of the 1998 Spin Off, we distributed the common stock of Kindred to our stockholders of record as of April 27, 1998. We, through our subsidiaries, continued to hold title to substantially all of the real property and to lease such real property to Kindred. At such time, we also changed our name to Ventas, Inc. and refinanced substantially all of our long-term debt. For financial reporting periods after and including the 1998 Spin Off, our historical financial statements for financial reporting periods prior to the 1998 Spin Off were assumed by Kindred, and we are deemed to have commenced operations on May 1, 1998. In addition, for certain reporting purposes, the Commission treats us as having commenced operations on May 1, 1998. On September 13, 1999, Kindred filed for protection under the Bankruptcy Code. Kindred emerged from proceedings under the Bankruptcy Code on April 20, 2001 pursuant to the terms of Kindred's plan of reorganization. As a result of the Kindred bankruptcy proceedings, we suspended the implementation of our original business strategy in 1999.

   We have re-implemented our original business strategy, subject to the contractual restrictions contained in the indentures governing the Notes and the 2002 Credit Facility, assuming that Kindred's financial condition remains stabilized and we have the financial flexibility at that time to do so. See "Risk Factors--Risks Arising from Our Business--We may encounter certain risks when implementing our business strategy."

Portfolio of Properties

   We own a diversified portfolio of assets. The following information provides an overview of our properties as of and for the three months ended March 31, 2002.

                               Number                   Percent of
    Portfolio by Owner           of     Number  Rental    Rental              Percent of Investment
         and Type            Properties of Beds Income    Income   Investment Investment  Per Bed   States(a)
    ------------------       ---------- ------- ------- ---------- ---------- ---------- ---------- ---------
                                                          (dollars in thousands)
Issuers and Guarantors of
  Notes:
   Skilled Nursing
     Facilities.............    175     22,159  $23,164    50.0%   $  654,805    55.8%     $29.6       32
   Hospitals................     44      4,033   15,137    32.6       341,162    29.0       84.6       20
   Personal Care Facilities.      8        136      199     0.4         7,137     0.6       52.5        1
                                ---     ------  -------   -----    ----------   -----
       Subtotal.............    227     26,328   38,500    83.0     1,003,104    85.4       38.1       36
Unrestricted Subsidiaries:
   Skilled Nursing
     Facilities.............     40      5,668    7,897    17.0       171,432    14.6       30.2       15
                                ---     ------  -------   -----    ----------   -----
       Total................    267     31,996  $46,397   100.0%   $1,174,536   100.0%      36.7       36
                                ===     ======  =======   =====    ==========   =====

--------
(a) We have properties located in 36 states operated by four different operators.

  Hospital Facilities

   Our hospitals generally are long-term acute care hospitals that serve medically complex, chronically ill patients. The operator of these hospitals has the capability to treat patients who suffer from multiple systemic failures or conditions such as neurological disorders, head injuries, brain stem and spinal cord trauma, cerebral vascular accidents, chemical brain injuries, central nervous system disorders, developmental anomalies and cardiopulmonary disorders. Chronic patients are often dependent on technology for continued life support, such as mechanical ventilators, total parenteral nutrition, respiration or cardiac monitors and dialysis machines. While these patients suffer from conditions which require a high level of monitoring and specialized care, they may not necessitate the continued services of an intensive care unit. Due to their severe medical conditions, these patients generally are not clinically appropriate for admission to a nursing facility or rehabilitation hospital.

  Nursing Facilities

   Our nursing facilities generally are skilled nursing facilities, or SNFs. In addition to the customary services provided by skilled nursing facilities, the operators of our nursing facilities typically provide rehabilitation services, including physical, occupational and speech therapies.

  Personal Care Facilities

   Our personal care facilities serve persons with acquired or traumatic brain injury. The operator of the personal care facilities provides services including supported living services, neurorehabilitation, neurobehavioral management and vocational programs.

   For the period from January 1, 2001 through April 30, 2001, we reported rental income equal to the amount of rent actually paid by Kindred under the Rent Stipulation. We included in our rental income computation for the period from May 1, 2001 through December 31, 2001 the amount due and payable under the Master Leases for that period. The 2001 adjusted rental income shown in the tables below (the "Adjusted Rental Income") reflects the rent due and payable under the Master Leases for a full contract year, or May 1, 2001 through April 30, 2002.

                                                 Adjusted
                                                  Rental
                                                  Income    Percentage
                                                 --------   ----------
                                                 (dollars in thousands)
            Issuers and Guarantors of the Notes:
               Skilled Nursing Facilities....... $ 92,857       50%
               Hospitals........................   60,468       33
               Personal Care Facilities.........      779       --
                                                  --------     ---
                   Subtotal.....................  154,104       83
            Unrestricted Subsidiaries:
               Skilled Nursing Facilities.......   31,587       17
                                                  --------     ---
                   Total........................ $185,691      100%
                                                  ========     ===

   Our portfolio of properties is broadly diversified by geographic location. Only one state comprises more than 10% of our rental income.

                         Year Ended                          Three Months Ended
                      December 31, 2001       Adjusted         March 31, 2002
                     ------------------  ------------------  -----------------
                      Rental              Rental             Rental
  State               Income  Percentage  Income  Percentage Income  Percentage
  -----              -------- ---------- -------- ---------- ------- ----------
                                       (dollars in thousands)
  1. California..... $ 18,486    10.1%   $ 21,245    11.4%   $ 5,311    11.4%
  2. Florida........   17,610     9.5      17,481     9.4      4,370     9.4
  3. Massachusetts..   16,623     9.0      17,366     9.4      4,341     9.4
  4. Indiana........   13,324     7.1      13,594     7.3      3,398     7.3
  5. North Carolina.   10,454     5.6       9,376     5.0      2,344     5.1
  6. Kentucky.......   10,363     5.6      10,830     5.8      2,716     5.9
  7. Illinois.......    8,906     4.8       8,487     4.6      2,122     4.6
  8. Wisconsin......    8,530     4.6       7,081     3.8      1,770     3.8
  9. Texas..........    7,989     4.3       7,216     3.9      1,809     3.9
 10. Ohio...........    6,993     3.8       7,003     3.8      1,874     4.0
   Other (26 states)   65,874    35.6      66,012    35.6     16,342    35.2
                     --------   -----    --------   -----    -------   -----
                     $185,152   100.0%   $185,691   100.0%   $46,397   100.0%
                     ========   =====    ========   =====    =======   =====

   In addition to the diversification of lease rental income from the geographic diversification of the portfolio, the majority of our facilities are located in states that have certificate of need ("CON") requirements. Certain states require state approval for development and expansion of healthcare facilities and services, including findings of need for additional or expanded healthcare facilities or services. A CON, which is issued by governmental agencies with jurisdiction over healthcare facilities, is at times required for expansion of existing facilities, construction of new facilities, addition of beds, acquisition of major items of equipment or introduction of new services. The CON rules and regulations may restrict an operator's ability to expand our properties in certain circumstances.

   The following table illustrates the percentage of rental income derived from states with and without CON requirements.

                                    December 31, 2001        Adjusted Rental Income
                               --------------------------  --------------------------
                                Skilled                     Skilled
                                Nursing                     Nursing
Certificate of Need States     Facilities Hospitals Total  Facilities Hospitals Total
--------------------------     ---------- --------- -----  ---------- --------- -----
States with CON Requirement...    72.5%      54.7%   66.0%    72.3%      52.4%   65.5%
States without CON Requirement    27.5       45.3    34.0     27.7       47.6    34.5
                                 -----      -----   -----    -----      -----   -----
                                 100.0%     100.0%  100.0%   100.0%     100.0%  100.0%
                                 =====      =====   =====    =====      =====   =====

Competitive Strengths

  Geographically Diverse Property Portfolio

   Our portfolio of properties is broadly diversified by geographic location. Only one state comprises more than 10% of our rental income. In addition, approximately 66% of our rental income is derived from facilities in states that require state approval for development and expansion of healthcare facilities. We believe that such state approvals may limit competition for our operators and enhance the value of our properties.

  Financially Secure Primary Tenant

   Our primary tenant, Kindred, is one of the largest providers of long-term healthcare services in the United States, with approximately $3.1 billion in revenue for the year ended December 31, 2001. Kindred leases approximately 70% of its facilities from us. Kindred restructured its balance sheet effective April 20, 2001 and completed a public offering of its common stock in November 2001. As of March 31, 2002, Kindred had debt outstanding, net of cash, of approximately $1.7 million.

  Superior Multi-Facility Master Leases

   Kindred leases 210 of our skilled nursing facilities and all of our hospitals pursuant to five "triple-net" multi-facility master lease agreements. Under the master leases, Kindred is responsible for insurance, taxes, utilities, maintenance and repairs related to our properties. The individual facilities are grouped into bundles ranging in size from 3 to 12 facilities per bundle, and the bundles are then pooled into multi-facility leases. Each bundle in a master lease has a renewal date ranging from 2008 to 2013. Kindred has three 5-year renewal options. For the period from May 1, 2001 through April 30, 2002, total annual base rent under the five master leases is $180.7 million. Base rent escalates at an annual rate of 3.5% if Kindred meets certain revenue targets. In addition, we have a one-time option to increase rents to a then fair market rental rate between July 2006 and July 2007. We also have a wide range of remedies in the event of a default by Kindred under the master leases.

  Strong Cash Flow Generation

   We have been able to maintain consistent EBITDA since 1999, in large part because Kindred is responsible for all operational, working capital and capital expenditures relating to our facilities. This has helped us to reduce our total debt from approximately $974 million at the beginning of 2000 to approximately $831.5 million as of March 31, 2002. We have further improved our financial position by lowering our cost of debt, primarily through our commercial mortgage backed securitization, or CMBS transaction, which was completed in December 2001 and which bears interest at a nominal weighted average rate of one-month LIBOR plus 1.46%. In addition, this initial offering of the Original Notes and the 2002 Credit Facility further reduced our cost of debt.

  Consistent Financial Performance

   We have been able to maintain consistent financial performance since the 1998 spin-off in spite of difficult market conditions. As a result of the Medicare reimbursement reductions introduced in the Balanced Budget Act of 1997 (the "Budget Act"), five of the seven largest skilled nursing facility operators in the U.S., including Kindred, sought bankruptcy protection in 1999 and 2000. In addition, several operators, including Kindred, faced government billing disputes. During this industry turmoil, we were able to maintain stable revenue and EBITDA, meet all of our financial obligations and substantially reduce our total debt.

Strategy

   Our business strategy is comprised of two primary objectives: diversification of our portfolio of properties and further reduction of our indebtedness. We intend to diversify our portfolio by operator, facility type and reimbursement source in order to reduce our dependence on Kindred and government reimbursement. We intend to acquire additional healthcare properties, which could include hospitals, nursing centers, assisted or independent living facilities and ancillary healthcare facilities, that are operated by leading providers in their industries. We also intend to further reduce our indebtedness. We reduced our indebtedness from approximately $974 million in total debt as of the beginning of 2000 to approximately $831.5 million as of March 31, 2002.

Dependence on Kindred

   We lease all of our hospitals and 210 of our nursing facilities to Kindred under the Master Leases. For the years ended December 31, 2001, 2000 and 1999, Kindred accounted for approximately 98.8%, 98.6% (98.4%, net of write-offs) and 98.5% of our rental income, respectively. For the three months ended March 31, 2002 Kindred accounted for approximately 98.9% of our rental income. See "Risk Factors."

   As demonstrated in the following table, Kindred is our primary tenant.

                                             Year Ended      Three Months Ended
                                          December 31, 2001    March 31, 2002
                                         ------------------  -----------------
                                          Rental             Rental
                                          Income  Percentage Income  Percentage
                                         -------- ---------- ------- ----------
                                                 (dollars in thousands)
Portfolio by Operator/Tenant
Kindred................................. $182,854    98.8%   $45,866    98.9
Other...................................    2,298     1.2        531     1.1
                                         --------   -----    -------   -----
   Total................................ $185,152   100.0%   $46,397   100.0%
                                         ========   =====    =======   =====

   Kindred is one of the largest providers of long-term healthcare services in the United States. Kindred operates through two main divisions: health services and hospitals. At March 31, 2002, the health services division consists of 294 nursing centers with 38,032 licensed beds in 32 states and a rehabilitation therapy business. For the three months ended March 31, 2002, Kindred's health services division accounted for approximately 57% of its total revenue. The hospital division provides long-term acute care services through a network of 57 hospitals with 4,961 licensed beds in 23 states and an institutional pharmacy business. Kindred leases approximately 70% of their facilities from us. For the three months ended March 31, 2002, Kindred generated revenues of approximately $811 million.

  Recent Developments Regarding Kindred

   In order to govern certain of the relationships between us and Kindred after the 1998 Spin Off and to provide mechanisms for an orderly transition, we and Kindred entered into the Spin Agreements at the time of the 1998 Spin Off. Except as noted below, each written agreement by and among Kindred and us and/or Ventas Realty was assumed by Kindred and certain of these agreements were simultaneously amended in accordance with the terms of Kindred's plan of reorganization.

   We and Kindred also entered into certain agreements and stipulations and orders both prior to and during the pendency of Kindred's bankruptcy proceedings governing certain aspects of the business relationships between us and Kindred prior to the date Kindred emerged from bankruptcy. These agreements and stipulations and orders were terminated on the date Kindred emerged from bankruptcy in accordance with the terms of Kindred's plan of reorganization.

   Set forth below is a description of the material terms of (a) Kindred's plan of reorganization, (b) certain of the Spin Agreements as assumed by Kindred pursuant to its plan of reorganization, including the terms of amendments or restatements of such Spin Agreements, where applicable, (c) those Spin Agreements and other agreements terminated under Kindred's plan of reorganization, and (d) new agreements entered into between us and Kindred in accordance with Kindred's plan of reorganization.

  Summary of Kindred's Plan of Reorganization

   Under the terms of Kindred's plan of reorganization, we, among other things,
(a) retained all rent paid by Kindred through the date Kindred emerged from bankruptcy, (b) amended and restated our leases with Kindred, (c) received 1,498,500 shares of the common stock of Kindred together with certain registration rights, (d) entered into new agreements relating to the allocation of certain tax refunds and liabilities, and (e) settled certain claims of the United States pertaining to our former healthcare operations.

   Master Leases

   Under Kindred's plan of reorganization, Kindred assumed its five pre-existing leases with us and Ventas Realty. These master leases were then amended and restated into four agreements styled as amended and restated master leases (the "Amended and Restated Master Leases").

   In connection with the consummation on December 12, 2001 of a $225.0 million LIBOR based floating rate commercial mortgage backed securitization transaction (the "CMBS Transaction"), Ventas Realty removed 40 skilled nursing facilities from Amended Master Lease No. 1 and placed the CMBS Properties (defined below) in a new fifth master lease with Kindred dated December 12, 2001 (the "CMBS Master Lease"). Simultaneously with the closing of the CMBS Transaction, Ventas Realty transferred the CMBS Properties and the CMBS Master Lease to Ventas Finance, the borrower under the CMBS Transaction. The Amended and Restated Master Leases and the CMBS Master Lease are collectively referred to in this prospectus as the "Master Leases."

   Each Master Lease is a "triple-net lease" or an "absolute-net lease" pursuant to which Kindred is required to pay all insurance, taxes, utilities, maintenance and repairs related to the properties. There are several renewal bundles of properties under each Master Lease, with each bundle containing a varying number of properties. All properties within a bundle have primary terms ranging from 10 to 15 years commencing May 1, 1998, plus renewal options totaling fifteen years.

   Under each Master Lease, the aggregate annual rent is referred to as Base Rent (as defined in each Master Lease). Base Rent equals the sum of Current Rent (as defined in each Master Lease) and Accrued Rent (as defined in each Master Lease). Kindred is obligated to pay the portion of Base Rent that is Current Rent, and unpaid Accrued Rents, as set forth below. From May 1, 2001 through April 30, 2004, Base Rent will equal Current Rent. Under the Master Leases, the initial annual aggregate Base Rent is $180.7 million from May 1, 2001 to April 30, 2002. For the period from May 1, 2002 through April 30, 2004, annual aggregate Base Rent, payable all in cash, escalates on May 1 of each year at an annual rate of 3.5% over the Prior Period Base Rent (as defined in the Master Leases) if certain Kindred revenue parameters are met. Assuming such Kindred revenue parameters are met, Annual Base Rent under the Master Leases would be $187.0 million from May 1, 2002 to April 30, 2003 and $193.6 million from May 1, 2003 to April 30, 2004. See "Note 3--Revenues from Leased Properties" and "Note 9--Transactions with Kindred" to the Consolidated Financial Statements.

   Each Master Lease provides that beginning May 1, 2004, if Kindred refinances its senior secured indebtedness entered into in connection with its plan of reorganization or takes other similar action (a "Kindred

Refinancing"), the 3.5% annual escalator will be paid in cash and the Base Rent shall continue to equal Current Rent. If a Kindred Refinancing has not occurred, then on May 1, 2004, the annual aggregate Base Rent will be comprised of (a) Current Rent payable in cash which will escalate annually by an amount equal to 2% of Prior Period Base Rent, and (b) an additional annual non-cash accrued escalator amount of 1.5% of the Prior Period Base Rent which will accrete from year to year including an interest accrual at LIBOR (as defined in the Master Leases) plus 450 basis points (compounded annually) to be added to the annual accreted amount (but such interest will not be added to the aggregate Base Rent in subsequent years). The Unpaid Accrued Rent will become payable, and all future Base Rent escalators will be payable in cash, upon the occurrence of a Kindred Refinancing. Under certain circumstances, our right to receive payment of the Unpaid Accrued Rent is subordinate to the receipt of payment by the lenders of Kindred's senior secured indebtedness. Upon the occurrence of a Kindred Refinancing, the annual aggregate Base Rent payable in cash will thereafter escalate at the annual rate of 3.5% and there will be no further accrual feature for rents arising after the occurrence of such events.

   Under the terms of the Master Leases, we have a one time right to reset the rents under the Master Leases, exercisable 5 years after the date Kindred emerged from bankruptcy on a Master Lease by Master Lease basis, to a then fair market rental rate, for a total fee of $5.0 million payable on a pro-rata basis at the time of exercise under the applicable Master Lease. The right to reset the rents under the CMBS Master Lease can only be exercised in conjunction with the exercise of the right to reset the rents under Master Lease No. 1. We cannot exercise our right to reset the rents under the CMBS Master Lease without the prior written consent of the CMBS Lender if, as a result of such reset, the aggregate rent for the CMBS Properties would decrease. See "Risk Factors--Risks Arising from Our Business--We are dependent on Kindred; Kindred's inability or unwillingness to satisfy its obligations under its agreements with us could have a material adverse effect on us."

   Tax Allocation Agreement, Tax Stipulation and Tax Refund Escrow Agreement

   The tax allocation agreement we entered into at the time of the 1998 Spin Off and described in more detail below, was assumed by Kindred under its plan of reorganization and then amended and supplemented by the tax refund escrow agreement described below. A tax stipulation we entered into with Kindred during the pendency of the Kindred bankruptcy proceedings was superseded by the tax refund escrow agreement described below.

   The tax allocation agreement provides that Kindred will be liable for, and will hold us harmless from and against, (i) any taxes of Kindred and its then subsidiaries (the "Kindred Group") for periods after the 1998 Spin Off, (ii) any taxes of ours and our then subsidiaries (the "Company Group") or the Kindred Group for periods prior to the 1998 Spin Off (other than taxes associated with the spin off) with respect to the portion of such taxes attributable to assets owned by the Kindred Group immediately after completion of the 1998 Spin Off and (iii) any taxes attributable to the 1998 Spin Off to the extent that Kindred derives certain tax benefits as a result of the payment of such taxes. Under this agreement, Kindred would be entitled to any refund or credit in respect of taxes owed or paid by Kindred under (i), (ii) or (iii) above. Kindred's liability for taxes for purposes of the tax allocation agreement would be measured by our actual liability for taxes after applying certain tax benefits otherwise available to us other than tax benefits that we in good faith determine would actually offset our tax liabilities in other taxable years or periods. Any right to a refund for purposes of the tax allocation agreement would be measured by the actual refund or credit attributable to the adjustment without regard to our offsetting tax attributes.

   Under the tax allocation agreement, we would be liable for, and would hold Kindred harmless against, any taxes imposed on the Company Group or the Kindred Group other than taxes for which the Kindred Group is liable as described in the above paragraph. We would be entitled to any refund or credit for taxes we owed or paid as described in this paragraph. Our liability for taxes for purposes of the tax allocation agreement would be measured by the Kindred Group's actual liability for taxes after applying certain tax benefits otherwise available to the Kindred Group other than tax benefits that the Kindred Group in good faith determines would actually offset tax liabilities of the Kindred Group in other taxable years or periods. Any right to a refund would be measured by the actual refund or credit attributable to the adjustment without regard to offsetting tax attributes of the Kindred Group. See "Note 8--Income Taxes" to the Consolidated Financial Statements.

   Prior to and during the Kindred bankruptcy proceedings, we and Kindred were engaged in disputes regarding the entitlement to federal, state and local tax refunds for the tax periods prior to and including May 1, 1998 (the "Subject Periods") which had been received or which would be received by either company. Under the terms of a tax stipulation, the companies agreed that the proceeds of certain federal, state and local tax refunds for the Subject Periods, received by either company on or after September 13, 1999, with interest thereon from the date of deposit at the lesser of the actual interest earned and 3% per annum, were to be held by the recipient of such refunds in segregated interest bearing accounts.

   On the date Kindred emerged from bankruptcy, we entered into a tax refund escrow agreement with Kindred governing our relative entitlement to certain tax refunds for the Subject Periods that each received or may receive in the future. The tax refund escrow agreement amends and supplements the tax allocation agreement and supersedes the tax stipulation. Under the terms of the tax refund escrow agreement, refunds ("Subject Refunds") received on or after September 13, 1999 by either Kindred or us with respect to federal, state or local income, gross receipts, windfall profits, transfer, duty, value-added, property, franchise, license, excise, sales and use, capital, employment, withholding, payroll, occupational or similar business taxes (including interest, penalties and additions to tax, but excluding certain refunds), for taxable periods ending on or prior to May 1, 1998, or including May 1, 1998 and received on or after September 13, 1999 ("Subject Taxes") must be deposited into an escrow account with a third-party escrow agent.

   The tax refund escrow agreement provides, inter alia, that each party must notify the other of any asserted Subject Tax liability of which it becomes aware, that either party may request that asserted liabilities for Subject Taxes be contested, that neither party may settle such a contest without the consent of the other, that each party has the right to participate in any such contest, and that the parties generally must cooperate with regard to Subject Taxes and Subject Refunds and will mutually and jointly control any audit or review process related thereto.

   The funds in the escrow account (the "Escrow Funds") may be released from the escrow account to pay Subject Taxes and as otherwise provided therein.

   The tax refund escrow agreement provides generally that Kindred and we waive our respective rights under the tax allocation agreement to make claims against each other with respect to Subject Taxes satisfied by the Escrow Funds, notwithstanding the indemnification provisions of the tax allocation agreement. To the extent that the Escrow Funds are insufficient to satisfy all liabilities for Subject Taxes that are finally determined to be due (such excess amount, "Excess Taxes"), the relative liability of Kindred and us to pay such Excess Taxes shall be determined as provided in the tax refund escrow agreement. Disputes under the tax refund escrow agreement, and the determination of the relative liability of Kindred and us to pay Excess Taxes, if any, are governed by the arbitration provision of the tax allocation agreement.

   Interest earned on the Escrow Funds or included in refund amounts received from governmental authorities will be distributed equally to each of Kindred and us on an annual basis and are accrued as interest income on the Consolidated Statement of Operations. Any Escrow Funds after no further claims may be made by governmental authorities with respect to Subject Taxes or Subject Refunds (because of the expiration of statutes of limitation or otherwise) will be distributed equally to Kindred and us.

   Agreement of Indemnity--Third Party Leases

   In connection with the 1998 Spin Off, we assigned our former third party lease obligations (i.e., leases under which an unrelated third party is the landlord) as a tenant or as a Guarantor of tenant obligations to Kindred (the

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"Third Party Leases"). Under Kindred's plan of reorganization, Kindred assumed and has agreed to fulfill its obligations under the Agreement of Indemnity--Third Party Leases. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Agreement of Indemnity--Third Party Leases or that Kindred will continue to honor its obligations under the Agreement of Indemnity--Third Party Leases. If Kindred does not satisfy or otherwise honor the obligations under the Agreement of Indemnity--Third Party Leases, then we may be liable for the payment and performance of such obligations. Under Kindred's plan of reorganization, Kindred has agreed not to renew or extend any Third Party Lease unless it first obtains a release of us from liability under such Third Party Lease. See "Risk Factors--Risks Arising from Our Business--We are dependent on Kindred; Kindred's inability or unwillingness to satisfy its obligations under its agreements with us could have a material adverse affect on us." and "Note 9--Transactions with Kindred--Agreement of Indemnity--Third Party Leases" to the Consolidated Financial Statements.

   Agreement of Indemnity--Third Party Contracts

   In connection with the 1998 Spin Off, we assigned our former third party guaranty agreements to Kindred. Under Kindred's plan of reorganization, Kindred assumed and has agreed to fulfill its obligations under the Agreement of Indemnity--Third Party Contracts. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations incurred in connection with the Agreement of Indemnity--Third Party Contracts or that Kindred will continue to honor its obligations under the Agreement of Indemnity--Third Party Contracts. If Kindred does not satisfy or otherwise honor the obligations under the Agreement of Indemnity--Third Party Contracts, then we may be liable for the payment and performance of such obligations. See "Risk Factors--Risks Arising from Our Business--We are dependent on Kindred; Kindred's inability or unwillingness to satisfy its obligations under its agreements with us could have a material adverse affect on us." and "Note 9--Transactions with Kindred--Agreement of Indemnity--Third Party Contracts" to the Consolidated Financial Statements.

   Assumption of Certain Operating Liabilities and Litigation

   In connection with the 1998 Spin Off, Kindred agreed in various Spin Agreements to assume and to indemnify us for any and all liabilities that may arise out of the ownership or operation of the healthcare operations either before or after the date of the 1998 Spin Off. Under Kindred's plan of reorganization, Kindred assumed and agreed to perform its obligations under these indemnifications. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations incurred in connection with the 1998 Spin Off or that Kindred will continue to honor its obligations incurred in connection with the 1998 Spin Off. If Kindred does not satisfy or otherwise honor the obligations under these arrangements, then we may be liable for the payment and performance of such obligations and may have to assume the defense of such claims. See "Risk factors--Risks arising from our business--We are dependent on Kindred; Kindred's inability or unwillingness to satisfy its obligations under its agreements with us could have a material adverse affect on us." and "Note 9--Transactions with Kindred--Assumption of Certain Operating Liabilities and Litigation" to the Consolidated Financial Statements.

   Kindred Common Stock and Registration Rights Agreement

   On the date Kindred emerged from bankruptcy, Ventas Realty received 1,498,500 shares of the common stock in Kindred, representing not more than 9.99% of the issued and outstanding common stock in Kindred as of the date Kindred emerged from bankruptcy. Based on applicable laws, regulations, advice from experts, an appraisal, the trading performance of the Kindred common stock at the applicable time and other appropriate facts and circumstances, including the illiquidity and lack of registration of the Kindred common stock when received and our lack of significant influence over Kindred, we determined that the value of the Kindred common stock was $18.2 million on the date received by Ventas Realty. The Kindred common stock received by Ventas Realty is subject to dilution from stock issuances occurring after the date Kindred emerged from bankruptcy. The Kindred common stock was issued to Ventas Realty as additional future rent in consideration of the agreement to charge the base rent as provided in the Master Leases.

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   On the date Kindred emerged from bankruptcy, Kindred executed and delivered to Ventas Realty and other signatories, a registration rights agreement, which, among other things, provides that Kindred must file a shelf registration statement with respect to the Kindred common stock and to keep such registration statement continuously effective for a period of two years with respect to such securities (subject to customary exceptions). The shelf registration statement was declared effective on November 7, 2001.

   We disposed of 418,186 shares of Kindred common stock in the fourth quarter of 2001 and recognized a gain of $15.4 million on the dispositions. In connection with a registered offering of common stock by Kindred, Ventas Realty exercised its piggyback registration rights, and sold 83,300 shares of Kindred common stock, recognizing a gain of $2.6 million on the dispositions. We applied the net proceeds of $3.6 million from the sale of 83,300 shares of Kindred common stock as a prepayment on our indebtedness under our 2000 Credit Agreement. We declared a distribution of 334,886 shares of Kindred common stock as part of the 2001 dividend, resulting in a gain of $12.8 million. For every share of our common stock that a stockholder owned at the close of business on December 14, 2001, the stockholder received 0.005 of a share of Kindred common stock and $0.0049 in cash (equating to one share of Kindred common stock and $0.98 in cash for every two hundred shares of our common stock). For purposes of the 2001 dividend, the Kindred common stock was valued in accordance with the Code and applicable rulings and regulations on December 31, 2001 at $51.02 per share.

   Terminated Agreements

   A participation agreement and a development agreement, both executed in connection with the 1998 Spin Off, were terminated on the date Kindred emerged from bankruptcy. A second standstill agreement and a tolling agreement, both entered into by us and Kindred in April 1999, and the tax stipulation and the Rent Stipulation were all terminated on the date Kindred emerged from bankruptcy and are of no further force or effect.

  Settlement of United States Claims

   Kindred and we were the subject of investigations by the United States Department of Justice regarding our prior healthcare operations, including matters arising from lawsuits filed under the qui tam, or whistleblower, provision of the Federal Civil False Claims Act, which allows private citizens to bring a suit in the name of the United States. See "Note 12--Litigation" to the Consolidated Financial Statements. Kindred's plan of reorganization contains a comprehensive settlement of all of these claims by the United States.

   Under the United States Settlement, we will pay $103.6 million to the United States, of which $34.0 million was paid on the date Kindred emerged from bankruptcy. The balance of $69.6 million bears interest at 6% per annum and is payable in equal quarterly installments over a five-year term commencing on June 30, 2001 and ending in 2006. We made the first four quarterly installments under the settlement through April 1, 2002.

   We also paid approximately $0.4 million to legal counsel for the realtors in the qui tam actions. In the fourth quarter of 2000, we recorded the full amount of the obligation under the settlement for $96.5 million based on an imputed interest rate of 10.75%.

Competition

   We compete for real property investments with healthcare providers, other healthcare related REITs, real estate partnerships, banks, insurance companies and other investors. Many of our competitors are significantly larger and have greater financial resources and lower cost of capital than us. Our ability to compete successfully for real property investments will be determined by numerous factors, including our ability to identify suitable acquisition targets, our ability to negotiate acceptable terms for any such acquisition, the availability and cost of capital to us, and the restrictions contained in the 2002 Credit Facility and the indentures governing the Notes. See "Risk Factors--Risks Arising from Our Business--We may encounter certain risks when implementing our business strategy," "Note 5--Borrowing Arrangements" to the December 31, 2001 Consolidated Financial Statements and "Note 4--Borrowing Arrangements" to the Condensed Consolidated Financial Statements.

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   The operators of our properties compete on a local and regional basis with other healthcare operators. The ability of our operators to compete successfully for patients at our facilities depends upon several factors, including the quality of care at the facility, the operational reputation of the operator, physician referral patterns, physical appearance of the facilities, other competitive systems of healthcare delivery within the community, population and demographics, and the financial condition of the operator. Private, federal and state reimbursement programs and the effect of other laws and regulations also may have a significant effect on our operators to compete successfully for patients for the properties.

Environmental Regulation

   Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property from which there is a release or threatened release of hazardous or toxic substances or an entity that arranges for the disposal or treatment of hazardous or toxic substances at a disposal site may be held jointly and severally liable for the cost of removal or remediation of certain hazardous or toxic substances that could be located on, in or under such property or other affected property. Such laws and regulations often impose liability whether or not the owner, operator or otherwise responsible party knew of, or caused the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial, and the liability of a responsible party as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the liable party. The presence of these substances or failure to remediate such substances properly also may adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. In connection with the ownership and leasing of our properties, we could be liable for these costs as well as certain other costs, including governmental fines and injuries to person or properties or natural resources. In addition, owners and operators of real property are liable for the costs of complying with environmental, health, and safety laws, ordinances and regulations and can be subjected to penalties for failure to comply. Such ongoing compliance costs and penalties for non-compliance can be substantial. Changes to existing or the adoption of new environmental, health, and safety laws, ordinances, and regulations could substantially increase an owner's or operator's environmental, health, and safety compliance costs and/or associated liabilities. Environmental, health, and safety laws, ordinances, and regulations potentially affecting us address a wide variety of topics, including, but not limited to, asbestos, polychlorinated biphenyls ("PCBs"), fuel oil management, wastewater discharges, air emissions, radioactive materials, medical wastes, and hazardous wastes. Under the Master Leases, Kindred has agreed to indemnify us against any environmental claims (including penalties and clean-up costs) resulting from any condition arising in, on or under, or relating to, the leased properties at any time on or after the commencement date of the lease term for the applicable leased property. Kindred also has agreed to indemnify us against any environmental claim (including penalties and clean up costs) resulting from any condition permitted to deteriorate, on or after the commencement date of the lease term for the applicable leased property (including as a result of migration from adjacent properties not owned or operated by us or any of our affiliates other than Kindred and its direct affiliates). There can be no assurance that Kindred will have the financial capability or the willingness to satisfy any such environmental claims. See "Risk Factors--Risks Arising from Our Business--We are dependent on Kindred; Kindred's inability or unwillingness to satisfy its obligations under its agreements with us could have a material adverse affect on us." If Kindred is unable or unwilling to satisfy such claims, we may be required to satisfy the claims. We have agreed to indemnify Kindred against any environmental claims (including penalties and clean-up costs) resulting from any condition arising on or under, or relating to, the leased properties at any time before the commencement date of the lease term for the applicable leased property.

   We did not make any material capital expenditures in connection with such environmental, health, and safety laws, ordinances, and regulations in 2001 and do not expect that we will have to make any such material capital expenditures during 2002.

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Governmental Regulation

  General

   The operators of our properties derive a substantial portion of their revenues from third party payors, including the Medicare and Medicaid programs. Medicare is a federal program that provides certain hospital and medical insurance benefits to persons age 65 and over, certain disabled persons and persons with end-stage renal disease. Medicaid is a medical assistance program jointly funded by federal and state governments and administered by each state pursuant to which benefits are available to certain indigent patients. The Medicare and Medicaid statutory framework is subject to administrative rulings, interpretations and discretion that may affect the amount and timing of reimbursements made under Medicare and Medicaid. The amounts of program payments received by our operators and tenants can be changed by legislative or regulatory actions and by determinations by agents for the programs.

   The Balanced Budget Act of 1997 (the "Budget Act") was intended to reduce the increase in Medicare payments by $115 billion and reduce the increase in Medicaid payments by $13 billion between 1998 through 2002 and made extensive changes to the Medicare and Medicaid programs. The impact of these changes and reductions has been only partially ameliorated by subsequent legislation. See "--Healthcare Reform" below. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk. Efforts to impose greater discounts and more stringent cost controls upon operators by private payors are expected to continue. Further, on March 25, 1999, legislation was passed that prevents nursing facility operators that decide to withdraw from the Medicaid program from evicting or transferring patients who are residents as of the effective date of withdrawal, and who rely on Medicaid to cover their long-term care expenses. There can be no assurance that adequate reimbursement levels will continue to be available for services to be provided by the operators of our properties, which currently are being reimbursed by Medicare, Medicaid or private payors. Significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on these operators' liquidity, financial condition and results of operations, which could affect adversely their ability to make rental payments to us.

   The operators of our properties are subject to extensive federal, state and local laws and regulations including, but not limited to, laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities, services, prices for services and billing for services. These laws authorize periodic inspections and investigations, and identification of deficiencies that, if not corrected, can result in sanctions that include loss of licensure to operate and loss of rights to participate in the Medicare and Medicaid programs. Regulatory agencies have substantial powers to affect the actions of operators of our properties if the agencies believe that there is an imminent threat to patient welfare, and in some states these powers can include assumption of interim control over facilities through receiverships. Extensive legislation and regulations also pertain to healthcare fraud and abuse, including kickbacks, physician self-referrals and false claims.

   Federal anti-kickback laws codified under Section 1128B(b) of the Social Security Act (the "Anti-kickback Laws") prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare, Medicaid and other federal healthcare programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other governmental programs. Sanctions for violating the Anti-kickback Laws include criminal penalties and civil sanctions, including fines and possible exclusion from government programs such as the Medicare and Medicaid programs. In the ordinary course of their businesses, the operators of our properties have been and are subject regularly to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations.

   Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the United States Department of Health and Human Services ("HHS") periodically has issued regulations that describe some of the conduct and business relationships permissible under the Anti- kickback Laws ("Safe Harbors"). The fact that a given business arrangement does not fall within a Safe Harbor does not render the arrangement per se illegal.

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Business arrangements of healthcare service providers that fail to satisfy the applicable Safe Harbor's criteria, however, risk increased scrutiny and possible sanctions by enforcement authorities.

   The operators of our properties also are subject to the Ethics in Patient Referral Act of 1989, commonly referred to as the Stark Law. In the absence of an applicable exception, the Stark Law prohibits referrals by physicians of Medicare and other government-program patients to providers of a broad range of designated health services with which the physicians (or their immediate family members) have ownership interests or certain other financial arrangements. Initially, the Stark Law applied only to clinical laboratory services and regulations applicable to clinical laboratory services were issued in 1995. Earlier that same year, the Stark Law's self-referral prohibition expanded to additional goods and services, including inpatient and outpatient hospital services. In January 2001 the Centers for Medicare and Medicaid Services ("CMS," formerly the Health Care Financing Administration) published a final rule that it characterized as the first phase of what will be a two-phase final rule, and most of the provisions of part one of this final rule became effective on January 4, 2002. Although CMS has stated that it intends to publish phase two shortly, it is unclear when this will occur.

   Many states have adopted or are considering legislative proposals similar to the federal referral prohibition, some of which extend beyond the Medicare and Medicaid programs to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of whether the service was reimbursed by Medicare or Medicaid. These laws and regulations are extremely complex, and little judicial or regulatory interpretation exists. A violation of such laws and regulations could have a material adverse effect on these operators' liquidity, financial condition and results of operations, which could affect adversely their ability to make rental payments to us.

   Government investigations and enforcement of healthcare laws has increased dramatically over the past several years and is expected to continue. The Health Insurance Portability and Accountability Act of 1996 (Pub. L. 104-191) ("HIPAA"), which became effective January 1, 1997, greatly expanded the definition of healthcare fraud and related offenses and broadened the scope to include private healthcare plans in addition to government payors. HIPAA also greatly increased funding for the Department of Justice, Federal Bureau of Investigation and the Office of the Inspector General to audit, investigate and prosecute suspected healthcare fraud. Private enforcement of healthcare fraud also has increased due in large part to amendments to the civil False Claims Act in 1986 that were designed to encourage private individuals to sue on behalf of the government. These whistleblower suits by private individuals, known as qui tam relators, may be filed by almost anyone, including present and former patients and nurses and other employees. HIPAA also mandates the adoption by HHS of regulations aimed at standardizing transaction formats and billing codes for documenting medical services, dealing with claims submissions and protecting the privacy and security of individually identifiable health information. HIPAA regulations that standardize transactions and code sets became final in the fourth quarter of 2000. Final privacy regulations became effective in April 2001, with compliance for most covered entities required by April 2003. On March 27, 2002 HHS published proposed revisions to the final privacy rule which will not affect the compliance date. HIPAA's security regulations have not yet been finalized. These actions could have a material adverse effect on these operators' liquidity, financial condition and results of operations, which could affect adversely their ability to make rental payments to us.

   The Budget Act also provides a number of additional anti-fraud and abuse provisions. The Budget Act contains new civil monetary penalties for an operator's violation of the Anti-kickback Laws and imposes an affirmative duty on operators to ensure that they do not employ or contract with persons excluded from the Medicare and other government programs. The Budget Act also provides a minimum ten-year period for exclusion from participation in federal healthcare programs for operators convicted of a prior healthcare offense.

   Some states require state approval for development and expansion of healthcare facilities and services, including findings of need for additional or expanded healthcare facilities or services. A certificate of need (or

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CON), which is issued by governmental agencies with jurisdiction over healthcare facilities, is at times required for expansion of existing facilities, construction of new facilities, addition of beds, acquisition of major items of equipment or introduction of new services. The CON rules and regulations may restrict an operator's ability to expand our properties in certain circumstances.

   Kindred has informed us that the Medicare certification for one of its hospitals located in Minnesota was terminated effective April 5, 2002, which resulted in the concurrent termination of the Medicaid certification for such hospital. If the termination remains effective, Kindred would be unable to receive Medicare or Medicaid payments for patients admitted to this hospital on or after April 5, 2002 and would be unable to receive payment for its Medicare or Medicaid patients at this hospital beginning in May, 2002. Also, as a result of the termination, private third-party payors may decide to exclude the hospital from their networks of approved providers, and the state of Minnesota may decide to terminate the hospital's license. Kindred has since filed an appeal of the termination with the United States Department of Health and Human Services. In a settlement reached in early May 2002, management of the subject hospital has been assumed by a not-for-profit corporation under a contract with Kindred. The license to operate the facility currently remains with Kindred and Kindred remains liable for the performance of all obligations relating to the hospital under the applicable Master Lease. Under the settlement, Kindred dismissed its appeal and the hospital's certification will be reinstated under the Medicare and Medicaid systems subject to satisfactory reviews of the hospital by the Minnesota Health Department before the end of July 2002. Kindred was also notified that its Medicare and Medicaid certification for one of its skilled nursing facilities in Kentucky was terminated on May 5, 2002. Kindred has filed an appeal of the termination with the United States Department of Health and Human Services. Kindred recently informed the Company that Kindred and the Commonwealth of Kentucky agreed to an order containing a settlement resolving the termination at the Kentucky nursing facility. Under the settlement, Kindred is required to immediately relocate all the patients at the facility. Kindred will be allowed to readmit patients at the facility as early as June 17, 2002. Subject to the satisfaction of certain conditions, Kindred will be permitted to retain its license and operate the Kentucky nursing facility and the facility will be reinstated under the Medicare and Medicaid systems subject to certain restrictions.

   In the event that any operator of our properties fails to make rental payments to us or to comply with the applicable healthcare regulations, and, in either case, such operators or their lenders fail to cure the default prior to the expiration of the applicable cure period, our ability to evict that operator and substitute another operator or operators may be materially delayed or limited by various state licensing, receivership, CON or other laws, as well as by Medicare and Medicaid change-of-ownership rules. Such delays and limitations could have a material adverse effect on our ability to collect rent, to obtain possession of leased properties, or otherwise to exercise remedies for tenant default. In addition, we may also incur substantial additional expenses in connection with any such licensing, receivership or change-of-ownership proceedings.

  Long-Term Acute Care Hospitals

   Substantially all of our hospitals are operated as long-term acute care hospitals ("LTACs"). In order to receive Medicare and Medicaid reimbursement, each hospital must meet the applicable conditions of participation set forth by HHS relating to the type of hospital, its equipment, personnel and standard of medical care, as well as comply with state and local laws and regulations. Hospitals undergo periodic on-site certification surveys, which generally are limited if the hospital is accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") or other recognized accreditation organization. A loss of certification could adversely affect a hospital's ability to receive payments from Medicare and Medicaid programs, which could in turn adversely impact the operator's ability to make rental payments under its leases with us.

   An LTAC has an average length of stay greater than 25 days. Hospitals that are certified by Medicare as LTACs are currently excluded from the prospective payment system ("PPS") that applies to acute care hospitals. However, a PPS system for LTACs is scheduled to be in place by October 1, 2002 and applicable to cost report periods commencing on or after October 1, 2002. See "--Recent Developments Regarding Government Regulation" below. Inpatient operating costs for LTACs are reimbursed under a cost-based reimbursement

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system, subject to a computed target rate per discharge for inpatient operating costs established by the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"), as amended by the Budget Act and the Medicare, Medicaid and SCHIP Benefits Improvement and Protection Act of 2000 ("BIPA"). Medicare and Medicaid reimbursements generally are determined from annual cost reports filed by hospital operators that are subject to audit by the respective agency (or their fiscal agents) administering the program. Under such programs of cost-based reimbursement, costs which will be accepted for reimbursement are defined and limited by statutes, regulations and program policies relating to numerous factors, including necessity, reasonableness, related-party principles and relatedness to patient care.

  Nursing Facilities

   The operators of our nursing facilities generally are licensed on an annual or bi-annual basis and certified annually for participation in the Medicare and Medicaid programs through various regulatory agencies which determine compliance with federal, state and local laws. These legal requirements relate to the quality of the nursing care provided, qualifications of the administrative personnel and nursing staff, the adequacy of the physical plant and equipment and continuing compliance with the laws and regulations governing the operation of nursing facilities.

   The Budget Act established a prospective payment system for Medicare SNFs for cost reporting periods beginning on or after July 1, 1998. The payments received under the SNF prospective payment system cover all services for Medicare patients, including ancillary services. The rates for such services were first published in the Federal Register on May 12, 1998, after the consummation of the 1998 Spin Off. Although there has been some payment relief under the Balanced Budget Refinement Act of 1999 ("Refinement Act") and BIPA, there can be no assurance that the reimbursement levels under the SNF PPS will be sufficient to permit our operators to satisfy their obligations, including payment of rent under their leases with us. See "--Healthcare Reform" below.

  Healthcare Reform

   Healthcare is one of the largest industries in the United States and continues to attract much legislative interest and public attention. In an effort to reduce federal spending on healthcare, in 1997 the Federal government enacted the Budget Act, which contained extensive changes to the Medicare and Medicaid programs intended to reduce the projected amount of increase in payments under those programs by $115 billion and $13 billion, respectively, between 1998 and 2002. Under the Budget Act, annual growth rates for Medicare were to be reduced from over 10% to approximately 7.5% for the period between 1998 and 2002 based on specific program baseline projections from 1993 to 1997. Virtually all spending reductions have and will come from healthcare operators and changes in program components. For certain healthcare providers, including hospitals, home health agencies, SNFs and hospices, implementation of the Budget Act resulted in more drastic reimbursement reductions than had been anticipated. In addition to its impact on Medicare, the Budget Act also afforded states more flexibility in administering their Medicaid plans, including the ability to shift most Medicaid enrollees into managed care plans without first obtaining a federal waiver. Accordingly, the Medicare and Medicaid programs, including payment levels and methods, are in a state of change and are less predictable than before enactment of the Budget Act. Further Medicare reform legislation is currently under consideration by Congress. See "--Recent Developments Regarding Government Regulation" below.

   The Budget Act established a prospective payment system for skilled nursing facilities ("SNF PPS") to be transitioned over a three-year period for cost reporting periods beginning on or after July 1, 1998. Under the SNF PPS payment methodology, payment amounts are based upon classifications determined through assessments of individual Medicare patients in the skilled nursing facility, rather than on the facility's reasonable costs. The SNF PPS features a case-mix adjustment that utilizes data derived from a standardized clinical assessment tool that assesses a patient's needs known as the Minimum Data Set, or MDS. For SNF PPS purposes, the MDS data are used to classify SNF patients into one of 44 Resource Utilization Groups, Version III ("RUG-III") based on the medical services and functional support the patient is expected to need. Each RUG-III group is assigned an index

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score that factors the amount of staff time, supplies, and services used, on average, for patients classified in that group. The payments received under the SNF PPS are intended generally to cover all inpatient services for Medicare patients, including routine nursing care, most capital-related costs associated with the inpatient stay, and ancillary services, such as respiratory therapy, occupational therapy, speech therapy and certain covered drugs.

   Under the SNF PPS, per diem payments are made to nursing home facilities for each resident. Upon the expiration of the three-year transition period, these per diem payments would be fully transitioned into the federal SNF PPS rates. During the transition period, payments are based on a blended rate that uses both a facility-specific rate and the federal rate. As a result of SNF PPS, Medicare payments to SNFs dropped by 12.5% in 1999. Additionally, the SNF PPS forced SNFs to make expensive administrative adjustments to implement the payment system. Although there has been some payment relief (as described below), there can be no assurance that the reimbursement levels under the SNF PPS will be sufficient to permit our operators to satisfy their obligations, including payment of rent under their leases with us.

   With respect to Medicaid, the Budget Act repealed the "Boren Amendment" federal payment standard for Medicaid payments to hospitals and nursing facilities effective October 1, 1997, giving states greater latitude in setting payment rates for these providers.

   The Budget Act also affected the payments made to LTACs by reducing the amount of reimbursement for incentive payments established pursuant to the TEFRA, for capital expenditures and bad debts, and for services to certain patients transferred from an acute care hospital. In addition, the Budget Act for the first time imposed a national ceiling limitation or "national cap" on payments that may be made in each category of hospitals exempt from a prospective payment system. LTACs constitute one such category. The Budget Act also mandated the creation of a prospective payment system ("LTAC PPS") for LTACs.

   In response to widespread healthcare industry concern about the effects of the Budget Act, the Federal government enacted the Refinement Act on November 29, 1999. The Refinement Act did not enact any fundamental changes in the Medicare system, but rather reversed or delayed some of the reductions in Medicare payment increases mandated by the Budget Act. It was estimated that in the four to five fiscal years after its enactment, the Refinement Act would return to healthcare providers approximately $16 billion of the $115 billion the Budget Act was expected to cut from increases to the Medicare program. Specific providers who received relief under the Refinement Act included SNFs, which received temporary (effective April 1, 2000 to October 1, 2000) per diem payment increases for certain high cost patients, and outpatient rehabilitation therapy providers, which received a 2-year moratorium on a $1,500 annual cap on the amount of physical, occupational and speech therapy provided to a patient. Pursuant to BIPA, CMS extended the moratorium on the $1,500 annual cap to December 31, 2002.

   In its July 31, 2000 final rule ("Final Refinement Act Rule") refining the SNF PPS, CMS announced increases in payment rates for fiscal year 2001. In its earlier proposed rule, issued on April 10, 2000, CMS had detailed proposed refinements to be made to the SNF PPS case-mix classification system that would more adequately account for high cost cases. Specifically, the agency developed new categories of service classifications for payment purposes and proposed to increase reimbursement rates for higher cost cases using a new index system based on patient clinical variables. The Final Refinement Act Rule postponed any such refinements to the SNF PPS case-mix classification system, while retaining two temporary remedies set forth in the Refinement Act: (a) a 4% increase in the per diem reimbursement rates for all RUG-III groups in both fiscal years 2001 and 2002; and (2) an additional 20% increase in the per diem reimbursement for fifteen RUG-III groups falling under the Extensive Services, Special Care, Clinically Complex, High Rehabilitation and Medium Rehabilitation categories, applicable to services furnished on or after April 1, 2000, until such time as case-mix refinements are implemented.

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   Passed in December 2000, BIPA provided a certain degree of relief from the projected impact of the Budget Act. Specifically, BIPA modified the impact of the Refinement Act on SNF PPS payment rates, as implemented by the Final Refinement Act Rule, in several important ways. First, BIPA revised the annual market basket update factor upward from "market basket--1%" to (a) "market basket" in fiscal year 2001, and (b) "market basket--0.5%" in fiscal years 2002 and 2003. Second, BIPA temporarily increased the nursing component of the federal SNF PPS rate by 16.6%, from April 1, 2001 through September 30, 2002. Finally, BIPA increased the per diem reimbursement rates for fourteen rehabilitation-related RUG-III groups by 6.7%, from April 1, 2001 until such time as case-mix refinements are implemented pursuant to the Refinement Act. To date, CMS has not promulgated the SNF PPS case-mix refinements required by the Refinement Act. As a result, the temporary per diem payment increases for specified RUG-III groups have been retained for an unspecified period of time, with certain budget-neutral changes to the size and allocation of such increases among different RUG-III groups.

   There can be no assurance that the Budget Act, the Refinement Act, BIPA and future healthcare legislation, or other changes in the administration or interpretation of governmental healthcare programs, will not have a material adverse effect on the liquidity, financial condition or results of operations of our operators which could have a material adverse effect on their ability to make rental payments to us.

  Recent Developments Regarding Government Regulation

   Recent federal legislation and regulations set forth revised payment mechanisms for SNF and LTAC services. The full economic impact of new laws and other recent developments discussed below is under review by the long-term care industry and by the Company and its tenants.

   In its annual update for Medicare SNF payment rates ("2002 Final Rule"), the Centers for Medicare and Medicaid Services announced payment increases effective October 1, 2001 for payments made to our tenants who operate SNFs participating in the Medicare program. The 2002 Final Rule reflects an update for prices of the goods and services needed to provide SNF care, and implements certain adjustments under both the Refinement Act and BIPA. These adjustments under the Refinement Act and BIPA are intended to temporarily ameliorate the economic effects of the Budget Act, which established the SNF PPS. The 2002 Final Rule implements BIPA's temporary increase of 16.6% in the nursing component of the federal SNF PPS rate, as well as the Refinement Act's 4% increase in the per diem reimbursement rates for all RUG-III groups. Both the 16.6% temporary increase in the nursing component of the federal SNF PPS rate and the 4% add-on for all RUG-III groups are due to expire on September 30, 2002. There can be no assurance that these provisions will continue after that date.

   Under the Medicare provisions of the Refinement Act and BIPA, SNFs also receive a 20% increase in the per diem reimbursement rates for 15 RUG-III groups relating to medically complex patients and a 6.7% increase to the per diem reimbursement rates for 14 rehabilitation-related RUG-III groups. Under applicable law, however, the 6.7% add-on for rehabilitation patients and the 20% add-on for medically complex patients will expire when CMS implements certain refinements to the SNF PPS's RUG-III system. On April 23, 2002, HHS indicated that CMS will not implement the RUG-III refinements this year. As a result, at this time the 6.7% increase and the 20% add-on will be retained, and CMS has indicated that it will publish a notice before July 31, 2002 that will include Medicare's payment rates for fiscal year 2003.

   Under the Medicare provisions of the Refinement Act and BIPA, LTACs, which are currently excluded from a prospective payment system, are scheduled to transition to a prospective payment system ("LTAC PPS") by October 1, 2002. The new LTAC PPS would apply to cost report periods beginning on or after October 1, 2002. If HHS cannot implement a prospective payment system specific to LTACs by October 1, 2002, BIPA requires HHS to implement a default LTAC PPS based on existing acute care hospital diagnosis-related groups ("DRGs") that have been modified where feasible to account for the specific resource use of LTAC patients. On March 22, 2002, CMS published a proposed rule for the LTAC PPS. The proposed LTAC PPS is based on the

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DRG system currently in use for general acute care hospitals. CMS has indicated
that reimbursement under the proposed LTAC PPS would be similar to total payments under the current system. The public has 60 days from March 22, 2002 to review the proposed LTAC PPS rule and submit comments to CMS. In response to comments submitted by the public and its own ongoing review of the proposed rule, CMS may modify the proposed rule before it is adopted in final form. The Company is currently analyzing the effects of the proposed rule. There can be no assurance as to the content of the final rule for LTAC PPS, nor can we predict its impact on our tenants and operators. We believe that the proposed LTAC PPS, if adopted and implemented within the prescribed time frames, would impact Kindred no sooner than September 1, 2003.

   CMS also has promulgated a final regulation ("Final Regulation") to restrict the "upper-payment limit loophole" in Medicaid. The Final Regulation revises a provision of a prior regulation published on January 12, 2001 that allowed states to make overall payments to public non-state government owned or operated hospitals of up to 150% of the estimated amount that would be paid under Medicare for the same services. Under the Final Regulation, these payments are limited to 100% of estimated Medicare payments, which is the limit for all other hospitals. The resulting effect of the Final Regulation is that states may implement rate or service cuts to providers (including SNFs) to compensate for reduced federal funding. On May 14, 2002, CMS indicated that the Final Regulation would become effective on May 15, 2002.

   Approximately two-thirds of all nursing home residents are dependent on Medicaid. Medicaid reimbursement rates, however, typically are less than the amounts charged by the operators of our properties. Moreover, rising Medicaid costs and decreasing state revenues caused by current economic conditions have prompted an increasing number of states to cut Medicaid funding as a means of balancing their respective state budgets. Existing and future initiatives affecting Medicaid reimbursement may reduce utilization of (and reimbursement for) services offered by the operators of the our properties.

   Recently, HHS announced the Nursing Home Quality Initiative pilot program for the states of Colorado, Florida, Maryland, Ohio, Rhode Island and Washington. This program, which is designed to provide consumers with comparative information about nursing home quality measures, will rate every nursing home operating in these states on nine quality of care indicators. The quality of care indicators include such measures as percentages of patients with infections, bedsores, and unplanned weight loss. On April 24, 2002, HHS released initial quality data from nursing homes in the pilot program's six states. In addition, CMS recently published advertisements in thirty newspapers in the six states that include some of the quality data. The quality data, along with other information about individual nursing homes, have been made available to the public through Medicare's consumer web site and telephone help line. Following this pilot program, CMS intends to refine and expand the initiative to all other states.

   We currently own nursing home properties in certain of the pilot program states. If the operators of our properties located in pilot program states are unable to achieve quality of care ratings in these states that are comparable or superior to those of their competitors, patients may choose alternate facilities, which could cause operating revenues to decline. In the event the financial condition or operating revenues of these operators adversely affected, the operators' ability to make rental payments to us could be adversely affected, which, in turn, could have a Material Adverse Effect on us.

Federal Income Taxation of the Company

   The Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based on current law, which could be changed at any time, possibly retroactively.

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   We elected to qualify as a REIT for federal income tax purposes for the year ended December 31, 1999. We believe that we have satisfied the requirements to qualify as a REIT for the years ended December 31, 2000 and 2001. We intend to continue to qualify as a REIT for federal income tax purposes for the year ended December 31, 2002 and subsequent years subject to our ability to meet the minimum distribution requirements as discussed below. Our continued qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Code. These tests are discussed below. No assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. Although we believe we have satisfied the requirements to continue to qualify as a REIT for years ended December 31, 2000 and 2001 and although we currently intend to continue to qualify as a REIT for the year ended December 31, 2002 and subsequent years, it is possible that economic, market, legal, tax or other considerations may cause us to fail, or elect not, to continue to qualify as a REIT. For a discussion of the tax consequences of failing to continue to qualify as a REIT, see "--Failure to Continue to Qualify" below.

   If we continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on net income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. Notwithstanding our qualification as a REIT, we will be subject to federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our undistributed items of tax preference. Third, if we have
(i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property or property we repossess upon dispossessing a tenant after a lease default) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the product of (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test, and (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year (other than retained long-term capital gain we elect to treat as having been distributed to stockholders), and (iii) any undistributed taxable income from prior years, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we should receive rents from a tenant deemed not to be fair market value rents, or if we value our assets incorrectly, we may be liable for valuation penalties. Finally, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which we acquired such asset, then, to the extent of such asset's "Built-in Gain" (i.e., the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such asset at such time), such gain will be subject to tax at the highest regular corporate rate (the "Built-in Gain Rules")).

   We own appreciated assets that we held on January 1, 1999, the effective date of our REIT election. These assets are subject to the Built-in Gain Rules discussed above because we were a taxable C corporation prior to January 1, 1999. If we recognize taxable gain upon the disposition of any of these assets within the ten-year Recognition Period, we generally will be subject to regular corporate income tax on the gain equal to the lower of (a) the recognized gain at the time of the disposition and (b) the Built-in Gain in that asset as of January 1, 1999. The total amount of gain on which we can be taxed under the Built-in Gain Rules is limited to our net built-in

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gain at the time we became a REIT, i.e., the excess of the aggregate fair market value of our assets at the time we became a REIT over the adjusted tax bases of those assets at that time. Some but not all of such capital gains realized would be offset by the amount of any available capital loss carryforwards. In connection with the sale of any assets, all or a portion of such gain could be treated as ordinary income instead of capital gain and be subject to taxation and/or the minimum REIT distribution requirements. See "--Requirements for Qualification--Annual Distribution Requirements" below.

  Requirements for Qualification

   To continue to qualify as a REIT, we must continue to meet the requirements discussed below, relating to the organization, sources of income, nature of assets and distributions of income to stockholders.

   Organizational Requirements

   The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more directors or trustees; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year (the "100 Shareholder Rule"); (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule"); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets.

   For purposes of the 5/50 Rule, an unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Section 401(a) of the Code, however, generally is not considered an individual and the beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule. Certain entities, including entities that file Schedules 13 D, F or G with the Commission, are not treated as a single owner under the 5/50 Rule. For purposes of the 5/50 Rule, the beneficial owners of such entities are deemed to be the owners of our Common Stock. A REIT will be treated as having satisfied the 5/50 Rule if it complies with certain regulations for ascertaining the ownership of its stock and if it did not know (or after the exercise of reasonable diligence would not have known) that its stock was sufficiently closely held to cause it to violate the 5/50 Rule. See "--Requirements for Qualification--Annual Record Keeping Requirements" below.

   In order to prevent a concentration of ownership of our stock that would cause us to fail the 5/50 Rule or the 100 Shareholder Rule, we amended our Certificate of Incorporation on April 30, 1998 to provide that, except with the consent of our Board of Directors, no holder (with certain exceptions) is permitted to own, either actually or constructively under the applicable attribution rules of the Code, more than 9.0% of the Common Stock or 9.9% of any class of preferred stock issued by us. Certain persons (an "Existing Holder") who owned our stock in excess of the foregoing limits on April 30, 1998 (the date that the Certificate of Incorporation was amended) are not subject to the general ownership limits applicable to other stockholders; rather, Existing Holders generally are permitted to own up to the same percentage of our outstanding stock that they owned on April 30, 1998. No holder, however, is permitted to own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of our stock if such ownership would cause more than 50% in value of our outstanding stock to be owned by five or fewer individuals or would result in our stock being beneficially owned by fewer than 100 persons (determined without reference to any rule of attribution).

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   Since the date of the 1998 Spin Off, Tenet Healthcare Corporation ("Tenet")
has owned approximately 12% of our issued and outstanding Common Stock and, therefore, is treated as an Existing Holder under our Certificate of Incorporation. Except as explained below, as an Existing Holder, Tenet is generally permitted to own in excess of the ownership limits in our Certificate of Incorporation.

   As permitted by our certificate of incorporation, we previously granted waivers of the ownership limitations to certain of our stockholders. These waivers initially permitted such stockholders to own over 10% of our Common Stock but in no event more than 15% of the Common Stock. These waivers have either been terminated in their entirety or have been subsequently revised to restrict the ownership of Common Stock by any such stockholder to less than 10% of our issued and outstanding Common Stock. We believe that no stockholder, other than Tenet, owns 10% or more of our issued and outstanding Common Stock, as measured by the Code.

   To qualify as a REIT, a corporation may not have (as of the end of the taxable year) any earnings and profits that were accumulated in periods before it elected REIT status. We believe that at December 31, 1999 we did not have any accumulated earnings and profits that are attributable to periods during which we were not a REIT, although the IRS would be entitled to challenge that determination. For taxable years beginning after 2000 (and we believe for the taxable year 2000), a distribution made to meet the requirement that a REIT may not have non-REIT earnings and profits will be treated, on a first-in, first-out basis, as made from earnings and profits. Thus, such earnings and profits are deemed distributed first from earnings and profits that would cause such a failure, starting with the earliest Company year for which such failure would occur.

   Section 856(i) of the Code provides that a corporation that is a "Qualified REIT Subsidiary" will not be treated as a separate corporation for federal income tax purposes, and all assets, liabilities, and items of income, deduction and credit of a qualified REIT subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is defined as any wholly owned corporate subsidiary of a REIT. We currently have two qualified REIT subsidiaries, Ventas Specialty I, Inc. and Ventas Finance I, Inc.

   Pursuant to Treasury Regulations relating to entity classification (the "Check-the-Box Regulations"), an unincorporated entity that has a single owner is disregarded as an entity separate from its owner for federal income tax purposes. We directly own a 99% general partnership interest in Ventas Realty and indirectly own the remaining 1% limited partnership interest in Ventas Realty through a wholly owned limited liability company. Under the Check-the-Box Regulations, the limited liability company, and therefore Ventas Realty, is disregarded as an entity separate from Ventas for federal income tax purposes. Similarly, Ventas Specialty I, LLC and Ventas Finance I, LLC, formed in connection with the CMBS Transaction, are also wholly owned, single member limited liability companies that are disregarded for federal income tax purposes.

   In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the income and asset tests described below. If and when Ventas Realty were to admit a partner other than Ventas, a subsidiary of Ventas, or an entity that is disregarded under the Check-the-Box Regulations as an entity separate from Ventas, Ventas's proportionate share of the assets and gross income of Ventas Realty would be treated as the assets and gross income of Ventas for purposes of applying the requirements described herein.

   Income Tests

   To continue to qualify as a REIT, we must satisfy certain annual gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" (defined below)) and, in certain circumstances,

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interest on certain types of temporary investment income. Second, at least 95%
of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

   Substantially all of our gross income is derived from leasing our properties to Kindred under the Master Leases. Rents we received or deemed received under our leases (including the Master Leases) will qualify as "rents from real property" in satisfying the gross income requirements described above only if our leases are respected as "true" leases for federal income tax purposes and are not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gains (e.g., appreciation) with respect to the property. Based upon advice of counsel at the time the Master Leases were negotiated, we believe that our leases should be treated as "true" leases for federal income tax purposes. Investors should be aware, however, that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as our leases that discuss whether such leases constitute true leases for federal income tax purposes. If the leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that we receive from our tenants would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, we likely would not be able to satisfy either the 75% or the 95% gross income tests, and, as a result, would lose our REIT status.

   Assuming that our leases are "true" leases for tax purposes, rents we receive will qualify as "rents from real property" for purposes of the REIT gross income tests only if several additional conditions are satisfied. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

   Second, amounts received from a tenant will not qualify as "rents from real property" if we, or an owner of 10% or more of the Company, directly or constructively is deemed to own 10% or more of the ownership interests in the tenant (a "Related Party Tenant").

   Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease (based on the fair market values after 2000), then the portion of rent attributable to such personal property will not qualify as "rents from real property."

   Finally, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom we derive no income. The "independent contractor" requirement, however, does not apply to the extent that the services we provided are "usually or customarily rendered in connection with the rental of space for occupancy only," which are services of a type that a tax-exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income ("UBTI"). In addition, the "independent contractor" requirement does not apply to noncustomary services we provided, the annual value of which does not exceed 1% of the gross income derived from the property with respect to which the services are provided (the "1% de minimis exception"). For this purpose, such services may not be valued at less than 150% of our direct cost of providing the services. An "independent contractor" is defined as an entity that does not own (directly or indirectly) more than 35% of our stock or an entity not more than 35% owned (directly or indirectly) by persons who own more than 35% of our stock. If any

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class of our stock or the person being tested as an independent contractor is regularly traded on an established securities market, only persons who directly or indirectly own 5% or more of such class of stock shall be counted in determining whether the 35% ownership limitations have been exceeded. Certain of the foregoing rules are modified if we form a taxable REIT Subsidiary. See "--Asset Tests--Taxable REIT Subsidiary."

   We do not believe that we have, and do not anticipate that we will in the future, (i) charged/charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales consistent with the rule described above),
(ii) derived/derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents, (iii) derived/derive rent attributable to a Related Party Tenant, or (iv) provided/provide any noncustomary services to tenants other than through qualifying independent contractors, except as permitted by the 1% de minimis exception or to the extent that the amount of resulting nonqualifying income would not cause us to fail to satisfy the 95% and 75% gross income tests.

   Related Party Tenant

   We lease substantially all of our properties to Kindred and Kindred is the primary source of our rental revenues. Under Kindred's plan of reorganization, Ventas Realty received 1,498,500 shares of Kindred common stock on the date Kindred emerged from bankruptcy. Under the Code, if we own 10% or more of any class of Kindred's issued and outstanding voting securities or 10% or more of the value of any class of Kindred's issued and outstanding securities (the "10% securities test"), Kindred would be a Related Party Tenant. As a Related Party Tenant, our rental revenue from Kindred would not qualify as "rents from real property" and we would lose our REIT status because we likely would not be able to satisfy either the 75% or the 95% gross income test. Our loss of REIT status would have a Material Adverse Effect on us.

   Since the date Kindred emerged from bankruptcy, Kindred has issued additional common stock and Ventas Realty has disposed of 418,186 shares of its Kindred common stock. As of March 31, 2002, we owned 1,080,314 shares of Kindred common stock or not more than 6.1% of the issued and outstanding shares of Kindred. Based upon applicable tax authorities and decisions and advice from the IRS, we believe that for purposes of the 10% securities test, our ownership percentage in Kindred has been and will continue to be less than 9.99%.

   A number of safeguards are in place to reduce the risk of our violation of the 10% securities test as a result of our ownership of Kindred common stock including: (a) a provision in Kindred's corporate charter requiring Kindred, at our sole option, to purchase a portion of our Kindred common stock in the event Kindred proposes to enter into a transaction which would cause us to violate the 10% securities test, and (b) our ability to sell the Kindred common stock to a third party or distribute the Kindred common stock to our stockholders, subject to compliance with the registration requirements of the Securities Act. See "Note 9--Transactions with Kindred--Kindred Common Stock and Registration Rights Agreement" to the Consolidated Financial Statements.

   We believe that the only greater than 10% stockholder of our Common Stock, as measured by the Code, is Tenet. Since the date of the 1998 Spin Off, Tenet has owned approximately 12% of our issued and outstanding Common Stock. Certain provisions under the Code provide that any ownership interest in Kindred that Tenet may purchase may be attributed to us. Any such attribution could cause to us to violate the 10% securities test and lose our REIT status unless under applicable laws, rules and regulations or interpretations, we are otherwise deemed not to have violated the 10% securities test. To reduce the likelihood of such an occurrence, we implemented certain protective measures. As part of Kindred's plan of reorganization, we negotiated for the inclusion of Article Tenth of the Kindred Corporate Charter. Article Tenth of the Kindred Corporate Charter, which became effective on the date Kindred emerged from bankruptcy, is designed to prohibit Tenet from gaining beneficial ownership of any Kindred common stock if such ownership when combined with our ownership would exceed 9.9% of any class of stock or all stock in the aggregate. If Tenet should nevertheless violate this provision, either directly or as a result of the attribution rules under the Code, any shares of the Kindred common stock so purchased by or attributed to Tenet will automatically, without any action by any

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party, become "Excess Stock" in Kindred and will be deemed to be owned by a trust for the benefit of a third party and Tenet will have no legal title to such "Excess Stock" in Kindred. Tenet would have the limited right to receive certain distributions on and a certain portion of the proceeds of a sale of such "Excess Stock" in Kindred.

   In addition, under our Certificate of Incorporation, under a formal interpretation by the Board of Directors, if Tenet should purchase any Kindred common stock while Tenet owns in excess of 10% of our Common Stock, then all of Tenet's holdings of our Common Stock in excess of 9.9% will automatically become "Excess Shares" in the Company and will be deemed to be owned by a trust for the benefit of a third party and Tenet would have no legal title to such "Excess Shares" in the Company. Tenet would have the limited right to receive certain distributions on and a certain portion of the proceeds of a sale of such Excess Shares in the Company.

   While we believe that these and other safeguards which we have instituted will enable us to satisfy the 10% securities test, there can be no assurances that such safeguards will be adequate to prevent us from violating the 10% securities test. If we should ever violate the 10% securities test, we would lose our status as a REIT which would have a Material Adverse Effect on us.

   If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless continues to qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

   Foreclosure Property

      General

   The foreclosure property rules permit us (by our election) to foreclose or repossess properties without being disqualified as a result of receiving income that does not qualify under the gross income tests; however, a corporate tax is imposed upon net income from "foreclosure property" that is not otherwise "good REIT" income. Detailed rules specify the calculation of the tax. The after tax amount increases the amount the REIT must distribute each year.

   "Foreclosure property" includes any real property and any personal property incident to such real property acquired by bid at foreclosure or by agreement or process of law after there was a default or a default was imminent on the leased property. During a 90-day grace period, we may operate the foreclosed property without an "independent contractor" or qualifying lessee. The 90-day grace period will begin on the date we acquire possession of the property.

   To maintain foreclosure property treatment after the 90 day grace period, we must cause the property to be managed by an "independent contractor" (from whom we derive or receive no income) or lease the property pursuant to a lease qualifying as a true lease for income tax purposes to an unrelated third party. Ownership of the tenant must not be attributed to us in violation of the related tenant rule of Section 856(d)(2)(B) (relating to 10% or more owned tenants). If the property is leased to a third party under a true lease, the foreclosure property rules are not then relevant.

   Foreclosure property treatment will end on the first day on which the REIT enters into a lease of the property that will give rise to income that is not good rental income under Section 856(c)(3). In addition, foreclosure property treatment will end if any construction takes place on the property (other than completion of a building, or other improvement more than 10 percent complete before default became imminent). Foreclosure property treatment is available for an initial period of three years, provided that such treatment may be extended up to six years.

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      Healthcare Properties

   We are permitted to terminate leases of "qualified healthcare properties" other than by reason of default or imminent default. In addition, we may treat "qualified healthcare properties" as foreclosure property at the time a lease comes to an end. Except as noted below, healthcare foreclosure properties are subject to the foreclosure property tax and other rules under the general foreclosure property rules.

   The differences between this special healthcare rule and the general foreclosure rule are that (i) the initial foreclosure property period is for two rather than three years, although it may be extended for the same aggregate six years, (ii) the lease may be terminated without requirement of default, and
(iii) income from the independent contractor is disregarded to the extent such income is attributable to any lease of property in effect on the date of acquisition or any lease of property entered into after such date if on such date a lease of the new property from the REIT was in effect, and under the terms of the new lease, the REIT receives no more than substantially the same benefit in comparison to the lease previously in effect.

   A "qualified healthcare property" includes any real property and any personal property incident to such real property which is a "healthcare facility" or is necessary or incidental to the use of a healthcare facility. The qualified healthcare facility may be operated by an independent contractor from whom the REIT does not derive or receive any income other than certain qualifying lease income from an independent contractor.

   Asset Tests

   At the close of each quarter of our taxable year, we must satisfy two tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets" or, in cases where we raise new capital through stock or long-term (maturity of at least five years) debt offerings, temporary investments in stock or debt instruments during the one-year period following our receipt of such capital (the "75% asset test"). The term "real estate asset" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one Issuer's debt and equity securities owned by us (other than our interest in any entity classified as a partnership for federal income tax purposes, or the stock of a qualified REIT subsidiary) may not exceed 5% of the value of our total assets (the "5% asset test"), and we may not own more than 10% of any one Issuer's outstanding voting securities or 10% of the value of any one Issuer's outstanding securities, subject to limited "safe harbor" exceptions for certain straight debt obligations (except for our ownership interest in an entity that is disregarded for federal income tax purposes, that is classified as a partnership for federal income tax purposes or that is the stock of a qualified REIT subsidiary or stock of a taxable REIT subsidiary) (previously defined as the "10% securities test"). In addition, no more than 20% of the value of our assets can be represented by securities of Taxable REIT Subsidiaries (as defined below).

   If we should fail to satisfy the asset tests at the end of a calendar quarter except for our first calendar quarter, such a failure would not cause us to fail to qualify as a REIT or to lose our REIT status if (i) we satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by an acquisition of nonqualifying assets. If the condition described in clause (ii) of the preceding sentence was not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions as may be required to comply with those tests.

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   We believe we have been and will continue to be in compliance with the 10%
securities test and the 5% asset test. However, there can be differing opinions as to the methods of calculating compliance with these tests and as to the value of our assets (including the valuation of the Kindred common stock) for purposes of these tests. Therefore, there can be no assurance we are or will continue to be in compliance with either of these tests. If we failed to satisfy either of these tests, we would lose our REIT status. If we lost our status as a REIT, it would have a Material Adverse Effect on us.

   Taxable REIT Subsidiaries

   We are permitted to own up to 100% of a "Taxable REIT Subsidiary." To qualify as a taxable REIT subsidiary, both we and the subsidiary corporation must join in an election to treat the subsidiary corporation as a taxable REIT subsidiary. In addition, any corporation (other than a REIT or a qualified REIT subsidiary) of which a taxable REIT subsidiary owns, directly or indirectly, more than 35 percent of the vote or value is automatically treated as a taxable REIT subsidiary.

   A taxable REIT subsidiary can provide services to tenants of our properties (even if such services were not considered services customarily furnished in connection with the rental of real property), and can manage or operate properties, generally for third parties, without causing amounts received or accrued directly or indirectly by us for such activities to fail to be treated as rents from real property. However, rents paid to us generally are not qualified rents if we own more than 10% (by vote or value) of the corporation paying the rents. Nevertheless, qualified rents do include rents that are paid by taxable REIT subsidiaries and that also meet a limited rental exception (where 90% of space is leased to third parties at comparable rents) and an exception for rents from certain lodging facilities (operated by an independent contractor).

   Moreover, the taxable REIT subsidiary cannot directly or indirectly operate or manage a lodging or healthcare facility, subject to special rules for certain lodging facilities.

   Also, the taxable REIT subsidiary generally cannot provide to any person rights to any brand name under which hotels or healthcare facilities are operated, unless the rights are provided to an independent contractor to operate or manage a lodging facility, if the rights are held by the taxable REIT subsidiary as licensee or franchisee and the lodging facility is owned by the taxable REIT subsidiary or leased to it by us.

   The taxable REIT subsidiary cannot deduct interest paid or accrued (directly or indirectly) to the REIT in any years that would exceed 50% of the taxable REIT subsidiary's adjusted gross income. If any amount of interest, rent, or other deductions of the taxable REIT subsidiary for amounts paid to us is determined to be other than at arm's length ("redetermined" items pursuant to Section 482), an excise tax of 100% is imposed on the portion that was excessive, with limited "safe harbor" exceptions.

   A 100% excise tax would be imposed on us for: (i) redetermined rents, (ii) redetermined deductions, and (iii) excess interest. Redetermined rents include "rents from real property" that would have been adjusted under Section 482 (but for the imposition of the 100% tax) in an IRS audit to clearly reflect income as a result of services furnished by a taxable REIT subsidiary to the tenants of a REIT. Redetermined rents, however, would only include rents attributable to "impermissible" services that exceed 1% of the total rents from the property. In addition, redetermined rents would not include rents which qualify for the following safe harbors: (i) the taxable REIT subsidiary charges the same amounts for its services to the REIT and its tenants similar to other third parties; (ii) the rents paid to the REIT by tenants (leasing at least 25% of the net leasable space in the property) who are not receiving a service from the taxable REIT subsidiary are substantially comparable to the rents paid by tenants leasing comparable space and receiving such service from the taxable REIT subsidiary, and the charge for such service is separately stated; and
(iii) the Taxable REIT Subsidiary recognizes income for its services at least equal to 150% of its direct costs in furnishing or rendering the service.

   Redetermined deductions include deductions (other than redetermined rents) of a Taxable REIT Subsidiary that would have been adjusted under Section 482 (but for the imposition of the 100% tax) in an IRS audit to clearly reflect income between the taxable REIT subsidiary and REIT.

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   Excess interest would include any deduction for interest payments by a taxable REIT subsidiary to the REIT to the extent such interest payments are in excess of a rate that is "commercially reasonable." Loans from the REIT to a taxable REIT subsidiary would be made subject to the Section 163(j) "earnings stripping" rules in full (i.e., the rules would apply to the taxable REIT subsidiary regardless of whether the Taxable REIT subsidiary and the REIT are related persons as defined in Section 267(b) or 707(b)(i) of the Code.

   Annual Distribution Requirements

   In order to be taxed as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (A) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (B) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates except to the extent of net operating loss or capital loss carryforwards. If any taxes are paid in connection with the Built-In Gain Rules, these taxes will be deductible in computing REIT taxable income. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year (other than long-term capital gain we elect to retain and treat as having been distributed to stockholders), and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

   It is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash deductions in computing REIT taxable income. We anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, as a result of timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or repayments, or capital expenditures in excess of noncash deductions. In the event that such timing differences or other cash needs occur, we may find it necessary to borrow funds or to issue equity securities (there being no assurance that we will be able to do so) or, if possible, to pay taxable stock dividends, distribute other property or securities (including the Kindred common stock) or engage in a transaction intended to enable us to meet the REIT distribution requirements. Our ability to engage in certain of these transactions may be restricted by the terms of the indentures and the 2002 Credit Facility. If so restricted, any such transaction may require the consent of the lenders under the 2002 Credit Facility and/or the holders of a majority in principal amount of the outstanding Notes, and there can be no assurance that such consent would be obtained. Our ability to engage in certain of these transactions is also restricted by the registration requirements under the Securities Act, the rules and regulations of the New York Stock Exchange and the Commission and by other applicable laws, rules and regulations. In addition, the failure of Kindred to make rental payments under the Master Leases would impair materially our ability to make required distributions. Consequently, there can be no assurance that we will be able to make distributions at the required distribution rate or any other rate.

   Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay a 4% excise tax and interest to the IRS based upon the amount of any deduction taken for deficiency dividends.


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   We elected to qualify as a REIT for federal income tax purposes for the year ended December 31, 1999. We believe that we have satisfied the requirements to qualify as a REIT for the years ended December 31, 2000 and 2001. Although we intend to continue to qualify as a REIT for federal income tax purposes for the year ended December 31, 2002 and subsequent years, it is possible that economic, market, legal, tax or other considerations may cause us to fail, or elect not, to continue to qualify as a REIT.

   Annual Record Keeping Requirements

   In our first taxable year in which we qualify as a REIT and thereafter, we are required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. We believe that we have complied with these requirements for the 1999, 2000 and 2001 tax years. We will be subject to a penalty of $25,000 ($50,000 for intentional violations) for any year in which we do not comply with the rules.

  Failure to Continue to Qualify

   If our election to be taxed as a REIT is revoked or terminated (e.g., due to a failure to meet the REIT qualification tests), we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates except to the extent of net operating loss and capital loss carryforwards. Distributions to stockholders will not be deductible by us, nor will they be required to be made. To the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate stockholders may be eligible for the dividends received deduction. In addition, we would be prohibited from re-electing REIT status for the four taxable years following the year during which we ceased to qualify as a REIT, unless certain relief provisions of the Code apply. It is impossible to predict whether we would be entitled to such statutory relief.

Employees

   As of March 31, 2002, we had 14 full-time employees and four part-time employees. We consider our relationship with our employees to be good.

Insurance

   We maintain or require in our leases that our tenants maintain appropriate liability and casualty insurance on our assets and operations. Under the Master Leases, Kindred is required to maintain, at its expense, certain insurance coverage related to the properties under the Master Leases and Kindred's operations at the related facilities. See "--Dependence on Kindred--Summary of Kindred's Plan of Reorganization--Master Leases." There can be no assurance that Kindred and our other tenants will maintain such insurance and any failure by Kindred or our other tenants to do so could have a Material Adverse Effect on us. We believe that Kindred and our other tenants are in substantial compliance with the insurance requirements contained in their respective leases with us.

   We believe that the amount and coverage of our insurance protection is customary for similarly situated companies in our industry. There can be no assurance that in the future such insurance will be available at a reasonable price or that we will be able to maintain adequate levels of insurance coverage.

Legal Proceedings

  Legal Proceedings Defended and Indemnified by Kindred Under the Spin
  Agreements

   The following litigation and other matters arose from our operations prior to the 1998 Spin Off or relate to assets or liabilities transferred to Kindred in connection with the 1998 Spin Off. Under the Spin Agreements, Kindred agreed to assume the defense, on our behalf, of any claims that (a) were pending at the time of the 1998

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Spin Off and which arose out of the ownership or operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the 1998 Spin Off, or (b) were asserted after the 1998 Spin Off and which arose out of the ownership and operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the 1998 Spin Off, and to indemnify us for any fees, costs, expenses and liabilities arising out of such operations (the "Indemnification"). Kindred is presently defending us in the matters described below. Under Kindred's plan of reorganization, Kindred assumed and agreed to abide by the Indemnification and to defend us in these and other matters as required under the Spin Agreements. See "Note 9--Transactions with Kindred--Assumption of Certain Operating Liabilities and Litigation" to the Consolidated Financial Statements included elsewhere in this prospectus. However, there can be no assurance that Kindred will continue to defend us in such matters or that Kindred will have sufficient assets, income and access to financing to enable it to satisfy such obligations or its obligations incurred in connection with the 1998 Spin Off. In addition, many of the following descriptions are based primarily on information included in Kindred's public filings and information provided to us by Kindred. There can be no assurance that Kindred has provided us with complete and accurate information in all instances.

   A class action lawsuit entitled A. Carl Helwig v. Vencor, Inc. et al. was filed on December 24, 1997 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-97CV-8354). The putative class action claims were brought by an alleged one of our stockholders against us and certain of our executive officers and directors. The complaint alleges that we and certain of our current and former executive officers during a specified time frame violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by, among other things, issuing to the investing public a series of false and misleading statements concerning our current operations and the inherent value of our common stock. The complaint further alleges that as a result of these purported false and misleading statements concerning our revenues and successful acquisitions, the price of our common stock was artificially inflated. The suit seeks damages in an amount to be proven at trial, pre-judgment and post-judgment interest, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that the plaintiff has an effective remedy. On December 27, 2001, the parties filed a motion for the District Court to approve a settlement among the parties requiring the payment of $3.0 million to the certified class. The proposed settlement does not require any payments by us. On May 13, 2002, the District Court conducted a fairness hearing and approved the settlement.

   A stockholder derivative suit entitled Thomas G. White on behalf of Kindred, Inc. and Ventas, Inc. v. W. Bruce Lunsford, et al., Case No. 98 C103669 was filed in June 1998 in the Jefferson County, Kentucky, Circuit Court. The suit purports to have been brought on behalf of Kindred and us against certain of our and Kindred's current and former executive officers and directors. The complaint alleges, among other things, that the defendants damaged Kindred and us by engaging in violations of the securities laws, including engaging in insider trading, fraud and securities fraud and damaging the reputation of Kindred and us. The plaintiff asserts that such actions were taken deliberately, in bad faith and constitute breaches of the defendants' duties of loyalty and due care. The suit seeks unspecified damages, interest, punitive damages, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that the plaintiff has an effective remedy. We believe that the allegations in the complaint are without merit. Kindred has informed us that it also believes the allegations in the complaint are without merit, and intends to defend this action vigorously for and on our behalf.

   A class action lawsuit entitled Sally Pratt, et al. v. Ventas, Inc. et al. was filed on May 25, 2001 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-01CV-317-H). The putative class action complaint alleges that we and certain of our current and former officers and employees engaged in a fraudulent scheme to conceal the true nature and substance of the 1998 Spin Off resulting in (a) a violation of the Racketeer Influenced and Corrupt Organizations Act, (b) bankruptcy fraud, (c) common law fraud, and (d) a deprivation of plaintiffs' civil rights. The plaintiffs allege that the defendants failed to act affirmatively to explain and disclose the fact that we were the entity that had been known as Vencor, Inc. prior to the 1998 Spin Off and that a new separate and distinct legal entity assumed the name of Vencor, Inc. after the

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1998 Spin Off. The plaintiffs contend that the defendants filed misleading documents in the plaintiffs' state court lawsuits that were pending at the time of the 1998 Spin Off and that the defendants deceptively used the bankruptcy proceedings of Vencor, Inc. (now known as Kindred Healthcare, Inc.) to stay lawsuits against us. As a result of these actions, the plaintiffs maintain that they and similarly situated individuals suffered and will continue to suffer severe financial harm. The suit seeks compensatory damages (trebled with interest), actual and punitive damages, reasonable attorneys' fees, costs and expenses, declaratory and injunctive and any and all other relief to which the plaintiffs may be entitled. This action was dismissed in its entirety on February 4, 2002. The plaintiffs filed a motion requesting that the dismissal be altered to allow the plaintiffs to resume this action if they are unable to obtain relief in the Kindred proceedings in the Bankruptcy Court, and the District Court granted the plaintiffs' motion on April 5, 2002. On May 6, 2002, plaintiffs filed an appeal of the District Court's dismissal of this action. The plaintiffs have also filed a motion with the Kindred Bankruptcy Court requesting, among other things, that the Kindred Bankruptcy Court set aside portions of the releases of us contained in Kindred's plan of reorganization, as such releases apply to the plaintiffs. Kindred, on our behalf, is vigorously contesting these motions and the appeal.

   Kindred and we were informed by the Department of Justice that they were the subject of ongoing investigations into various aspects of our former healthcare operations. In the United States Settlement, documented in Kindred's plan of reorganization, the United States, we and Kindred resolved all claims arising out of the investigations by the Department of Justice and the Office of Inspector General including the pending qui tam, or whistleblower, actions. Under the United States Settlement, the United States was required to move to dismiss with prejudice to the United States and the realtors (except for certain claims which will be dismissed without prejudice to the United States in certain of the cases) the pending qui tam actions as against us, Kindred and any current or former officers, directors and employees of either us or Kindred. All pending qui tam actions against us have been resolved and dismissed by the United States Settlement.

   Kindred is a party to certain legal actions and regulatory investigations arising in the normal course of its business. We are a party to certain legal actions and regulatory investigations that arise from the normal course of our prior healthcare operations which legal actions and regulatory investigations are being defended by Kindred under the Indemnification Agreement. Neither we nor Kindred are able to predict the ultimate outcome of pending litigation and regulatory investigations. In addition, there can be no assurance that the Center for Medicare and Medicaid Services (formerly known as United States Healthcare Financing Administration) ("CMS") or other regulatory agencies will not initiate additional investigations related to Kindred's business or our prior healthcare business in the future, nor can there be any assurance that the resolution of any litigation or investigations, either individually or in the aggregate, would not have a material adverse effect on Kindred's liquidity, financial position or results of operations, which in turn could have a Material Adverse Effect on us.

  Unasserted Claims--Potential Liabilities Due to Fraudulent Transfer Considerations, Legal Dividend Requirements and Other Claims

   The 1998 Spin Off, including the simultaneous distribution of the Kindred common stock to the Ventas stockholders (the "Distribution"), is subject to review under fraudulent conveyance laws. In addition, the 1998 Spin Off is subject to review under state corporate distribution and dividend statutes. Under Delaware law, a corporation may not pay a dividend to its stockholders if
(i) the net assets of the corporation do not exceed its capital, unless the amount proposed to be paid as a dividend is less than the corporation's net profits for the current and/or preceding fiscal year in which the dividend is to be paid, or (ii) the capital of the corporation is less than the aggregate amount allocable to all classes of its stock.

   We believe that the Distribution was proper and that the 1998 Spin Off was consummated entirely in compliance with Delaware law. There is no certainty, however, that a court would reach the same conclusions in determining whether we were insolvent at the time of, or after giving effect to, the 1998 Spin Off or whether lawful funds were available for the 1998 Spin Off.


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  Other Legal Proceedings

   We and Atria, Inc. ("Atria") have been engaged in ongoing discussions regarding the parties' respective rights and obligations relative to the issuance of mortgage resident bonds (the "Bonds") to the new residents of New Pond Village, a senior housing facility in Walpole, Massachusetts, owned by us and leased to and operated by Atria. See "Note 10--Commitment and contingencies," to the Consolidated Financial Statements. On August 6, 2001, Atria filed a lawsuit styled Atria, Inc. v. Ventas Realty, Limited Partnership in the Superior Court Department of the Trial Court in Norfolk County, Massachusetts (Civil Action Number 01 01233). The complaint alleges that we have a duty to sign and issue Bonds to new residents of New Pond Village and that, as a result of an alleged failure of us to issue Bonds, we have, among other things, breached contractual obligations under the Bond Indenture. The complaint seeks a declaration that Atria's indemnity obligation in our favor relating to the Bonds is void and unenforceable and injunctive and declaratory relief requiring us to sign and issue Bonds to new residents of New Pond Village. The complaint also seeks damages, interest, attorneys' fees and other costs. We believe that the allegations in the complaint are without merit. Our motion to dismiss was denied by the trial court. The trial court's decision was affirmed by an appellate court on January 24, 2002. We have asserted counterclaims against Atria and we intend to defend this action and pursue our counterclaims vigorously.

   We are a plaintiff in an action seeking a declaratory judgment and damages entitled Ventas Realty, Limited Partnership et al. v. Black Diamond CLO 1998-1 Ltd., et al., Case No. 99C107076, filed November 22, 1999 in the Circuit Court of Jefferson County, Kentucky. Two of the three defendants in that action, Black Diamond International Funding, Ltd. and BDC Finance, LLC (collectively "Black Diamond"), have asserted counterclaims against us under theories of breach of contract, tortious interference with contract and abuse of process. These counterclaims allege, among other things, that we wrongfully, and in violation of the terms of our 1998 credit facility, (a) failed to recognize an assignment to Black Diamond of certain notes issued under our 1998 credit facility, (b) failed to issue to Black Diamond new notes under our 1998 credit facility, and (c) executed the Waiver and Extension Agreement between us and our lenders in October 1999. The counterclaims further claim that we acted tortiously in commencing the action against the defendants. The counterclaims seek damages of $11,796,875 (the principal amount of our Bridge Loan under our 199 credit facility claimed to have been held by Black Diamond), plus interest, costs and fees, and additional unspecified amounts to be proven at trial; in addition Black Diamond is seeking a declaration that the 1999 Waiver and Extension Agreement is void and unenforceable. We dispute the material allegations contained in Black Diamond's counterclaims and we intend to pursue our claims and defend the counterclaims vigorously.

   We are party to various lawsuits arising in the normal course of our business. It is the opinion of management that, except as set forth under the heading entitled "--Legal Proceedings," the disposition of these lawsuits will not, individually or in the aggregate, have a Material Adverse Effect on us. If management's assessment of our liability with respect to these actions is incorrect, such lawsuits could have a Material Adverse Effect on us.

   Except for the United States Settlement, no provision for liability, if any, resulting from the aforementioned litigation has been made in the consolidated financial statements as of December 31, 2001 or the unaudited condensed consolidated financial statements as of March 31, 2002.

                                  MANAGEMENT

Ventas Realty and Ventas Capital

   Ventas Realty is managed by Ventas, its general partner. Ventas Capital is a wholly owned subsidiary of Ventas Realty. Set forth below are the names, ages (as of May 28, 2002) and positions of the persons who are the current executive officers and directors of Ventas Capital.

Name                           Age                    Position
----                           ---                    --------
Debra A. Cafaro............... 44  Chief Executive Officer, President and Director
T. Richard Riney.............. 44  Executive Vice President, General Counsel,
                                     Corporate Secretary and Director
John C. Thompson.............. 35  Executive Vice President, Chief Investment
                                     Officer and Director

Ventas

   Set forth below are the names, ages (as of May 28, 2002) and present and past positions of the persons who are our current executive officers and directors.

Name                           Age                    Position
----                           ---                    --------
W. Bruce Lunsford............. 54  Chairman of the Board
Debra A. Cafaro............... 44  Chief Executive Officer, President and Director
T. Richard Riney.............. 44  Executive Vice President, General Counsel and
                                     Corporate Secretary
John C. Thompson.............. 35  Executive Vice President and Chief Investment
                                     Officer
Douglas Crocker, II........... 62  Director
Ronald G. Geary............... 55  Director
Jay M. Gellert................ 48  Director
Gary W. Loveman............... 42  Director
Sheli Z. Rosenberg............ 60  Director

   W. Bruce Lunsford, one of our founders, certified public accountant and attorney, has served as our Chairman of the Board since we commenced operations on May 1, 1998. From May 1, 1998 through December 1998, he also served as our President and Chief Executive Officer. Mr. Lunsford was a founder of Vencor, Inc. and served as Chairman of the Board, Chief Executive Officer and President of Vencor, Inc. from the time it commenced operations in 1985 until May 1, 1998, the date of the 1998 Spin Off. Mr. Lunsford served as Chairman of the Board and Chief Executive Officer of the new corporation, Vencor, Inc. (now known as Kindred) (NASDAQ: KIND), from May 1, 1998 until January 21, 1999 and as President of Kindred from May 1, 1998 until November 1998. Mr. Lunsford is also a director of National City Bank, Kentucky, Inc. and Res-Care, Inc. (NASDAQ: RSCR) ("Res-Care").

   Debra A. Cafaro joined us as Chief Executive Officer and President on March 5, 1999. From April 1997 to May 1998, she served as President and Director of Ambassador Apartments, Inc. (NYSE: AAH), a real estate investment trust. Ms. Cafaro was a founding member of the Chicago law firm Barack Ferrazzano Kirschbaum Perlman & Nagelberg, becoming a partner in 1987, where her areas of concentration were real estate, finance and corporate transactions. From 1988 to 1992 Ms. Cafaro served as an Adjunct Professor of Law at Northwestern University Law School. Ms. Cafaro is admitted to the Bar in Illinois and Pennsylvania. She is a member of the Board of Governors of NAREIT, the Visiting Committee of the University of Chicago Law School and a Chapter Director of the National Association of Corporate Directors.

   T. Richard Riney has served as our Executive Vice President, General Counsel and Secretary from May 1998 to the present. He served as Transactions Counsel of Vencor, Inc. from April 1996 to April 1998. From May 1992 to March 1996, Mr. Riney was a partner of Hirn, Reed & Harper, a law firm based in Louisville, Kentucky, where his areas of concentration were real estate and corporate finance. Mr. Riney is a member of NAREIT.

   John C. Thompson has served as our Executive Vice President and Chief Investment Officer since January 1, 2002. Mr. Thompson served as our Vice President, Corporate Development from January 1999 to December 31, 2001. He served as Director of Acquisitions from May 1998 to January 1999. Mr. Thompson served as Director of Development of Vencor, Inc. from April 1996 to May 1998 and as Development Manager from 1993 to April 1996. Mr. Thompson is a member of NAREIT.

   Douglas Crocker, II has been one of our directors since September 1998. Mr. Crocker has been a Trustee, Chief Executive Officer and President of Equity Residential Properties Trust (NYSE: EQR) ("EQR"), the nation's largest apartment real estate investment trust, since March 1993. Mr. Crocker has been President and Chief Executive Officer of First Capital Corporation, previously a sponsor of public limited real estate partnerships, since December 1992 and a director of First Capital Corporation since January 1993. Mr. Crocker also served as Executive Vice President of Equity Financial and Management Company, a subsidiary of Equity Group Investments, Inc. ("EGI") which provides strategic direction and services for EGI's real estate and corporate activities, from November 1992 until March 1997. Mr. Crocker is also a director of Wellsford Real Properties, Inc., a real estate merchant banking firm.

   Ronald G. Geary, an attorney and certified public accountant, has served as one of our directors since May 1, 1998. Mr. Geary has served as a director and President of Res-Care, Inc., a provider of residential training and support services for persons with developmental disabilities and certain vocational training services, since February 1990 and as Chief Executive Officer of Res-Care since 1993. Since June 1998, Mr. Geary also has served as Chairman of the Board of Res-Care. Prior to becoming Chief Executive Officer, Mr. Geary was Chief Operating Officer of Res-Care from 1990 to 1993. Mr. Geary is also a director of Alterra Healthcare Corporation (AMEX: ALI), a national assisted living company operating assisted living residences and providing assisted living services.

   Jay M. Gellert joined us as a director on September 10, 2001. Since 1998, Mr. Gellert has been President and Chief Executive Officer of Health Net, Inc. (formerly known as Foundation Health Systems, Inc.) (NYSE: HNT) ("Health Net"), an integrated managed care organization which administers the delivery of managed healthcare services. Previously, Mr. Gellert was President and Chief Operating Officer of Health Net from May 1997 until August 1998 and from April 1997 to May 1997, Mr. Gellert served as Executive Vice President and Chief Operating Officer of Health Net. From June 1996 to March 1997, Mr. Gellert served as President and Chief Operating Officer of Health Net, then operating as Health Systems International, Inc. ("HSI"), a health maintenance organization. He served on the Board of Directors of HSI from June 1996 to April 1997. Prior to joining HSI, Mr. Gellert directed strategic advisory engagements for Shattuck Hammond Partners. Mr. Gellert serves on the boards of the American Association of Health Plans, MedUnite, Inc. and Miavita, Inc.

   Gary W. Loveman has been one of our directors since September 10, 2001. Mr. Loveman has been President of Harrah's Entertainment Inc. (NYSE: HET) ("Harrah's"), a casino entertainment company, since April 23, 2001, a director since February 2000 and Chief Operating Officer of Harrah's since May 1998. Mr. Loveman was a Professor of Business Administration at Harvard Graduate School of Business Administration from May 1989 to 1998, where his responsibilities included teaching and research in the field of service management and advising large service companies. Mr. Loveman is also a director of Coach, Inc. (NYSE:
COH), a marketer of modern classic American accessories.

   Sheli Z. Rosenberg has been one of our directors since January 26, 2001. Ms. Rosenberg has been Vice Chairman of Equity Group Investments, LLC ("EGI LLC"), an investment company, since January 1, 2000 and Chief Executive Officer and President of EGI LLC from January 1, 1999 to January 1, 2000. From November

1994 until 1999, Ms. Rosenberg served as Chief Executive Officer, president and a director of EGI LLC. Ms. Rosenberg was a principal in the law firm of Rosenberg & Liebentritt, P.C., from 1980 to 1997. Ms. Rosenberg is a trustee of EQR and Equity Office Properties Trust (NYSE: EOP), an office building REIT. Ms. Rosenberg is also director of Capital Trust, Inc. a specialized finance company, Manufactured Home Communities, Inc. (NYSE: MHC), a manufactured home community real estate investment trust, CVS Corporation (NYSE: CVS), a drug store chain, Dynegy Inc. (NYSE: DYN), a supplier of electricity and natural gas, Cendant Corporation (NYSE: CD), a provider of travel related, real estate related and direct marketing consumer and business services, and iDine Rewards Network, Inc. (formerly known as Transmedia Network, Inc.), a marketer of card based savings plans.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In May 1998, we adopted a policy which provides that any transaction between us and any of our officers, directors or their affiliates must be approved by the disinterested members of the Board of Directors and must be on terms no less favorable to us than those available from unaffiliated parties.

Tax Loan

   In connection with the 1998 Spin Off, we agreed to loan Mr. Lunsford (former Chief Executive Officer and present Chairman of the Board of Directors) an amount sufficient to cover his estimated income taxes payable as a result of the distribution of Vencor common stock. Mr. Lunsford's tax loan is evidenced by a promissory note which has a term of ten years and bears interest at 5.77%. Principal on the tax loan is scheduled to be repaid in ten equal annual installments beginning on June 15, 1999. Interest is payable quarterly; however, any interest payment on the tax loan is forgiven if Mr. Lunsford remains employed in his position with us on the date on which such interest payment is due. Moreover, in the event of a change in control of the Company, the entire balance of Mr. Lunsford's tax loan will be forgiven. The tax loan was based on estimated tax payments required to be made by Mr. Lunsford as a result of the distribution of Kindred common stock. The principal amount of the tax loan to Mr. Lunsford was $3,750,000. In connection with the amendment of his employment agreement at the time of his resignation as President and Chief Executive Officer in December 1998, the terms of the tax loan were amended. The tax loan will be restructured if he is subject to an Involuntary Termination, such that any payment of the principal will be made in equal annual installments with a final maturity date ten years from the date of the tax loan. In addition, if Mr. Lunsford resigns as Chairman at the request of the Board for any reason other than "cause", all amounts owed under Mr. Lunsford's tax loan will be forgiven. As of March 31, 2002 the outstanding principal balance of the tax loan was $2,625,000.

Transactions with Res-Care

   In October 1998, we acquired eight personal care facilities and related facilities for approximately $7.1 million from Tangram. Tangram is a wholly owned subsidiary of Res-Care of which Mr. Geary is Chairman, President and Chief Executive Officer and Mr. Lunsford is a director. Also in 1998, Res-Care acquired Tangram in a cash merger. The purchase price for the Tangram facilities was determined by an appraisal conducted by Graham & Associates, Inc., San Marcos, Texas, a certified General Real Estate Appraiser for the State of Texas. We lease the Tangram facilities to Tangram pursuant to a master lease agreement which is guaranteed by Res-Care. During 2001, Tangram paid us $779,239 in rent. During the three months ended March 31, 2002 Tangram paid us $199,012 in rent. We believe that the terms of the master lease agreement represent market rates.

Office Lease

   Effective March 15, 1999, we relocated our principal executive offices and entered into a lease agreement with Summit II Partners, Limited (the "Landlord"). On November 29, 2001, the Landlord and we amended the lease agreement to add additional office space (as amended, the "Office Lease"). The Office Lease requires us to pay annual rent of $110,161 to the Landlord. Mr. Lunsford owns an indirect equity interest in the Landlord of approximately 22%. We believe that the terms of the Office Lease represent market rates.

Hospital Sublease

   On March 6, 2000, we consented to the sublease by Kindred to Xodiax, LLC ("Xodiax") of approximately 8,352 square feet in a data center building located on the hospital campus known as Kindred Hospital Louisville. The Kindred Hospital Louisville campus is owned by us and is leased to Kindred pursuant to the terms of a Master Lease between us and Kindred. The sublease is subject and subordinate to the terms of the Master Lease. Total annual rent under the sublease is $330,279. Upon the occurrence of certain events, at our option, Xodiax will pay rent under the sublease directly to us and/or attorn to us under the sublease. Mr. Lunsford is the Chairman of Xodiax and owns an equity interest in Xodiax of approximately 13.5%.

Cafaro Loans

   Under the terms of Ms. Cafaro's employment agreement, we made loans in the aggregate principal amount of $67,250 to Ms. Cafaro in 1999, and $184,551 to Ms. Cafaro in 2000, $593,893 to Ms. Cafaro in 2001 and $692,651 during the three months ended March 31, 2002 to pay all federal, state, local and other taxes payable upon the vesting of restricted stock awards previously granted to her. The principal amount of all of Ms. Cafaro's tax loans is payable on March 5, 2009. The tax loans bear interest at the lowest applicable federal rate. Interest on the tax loans is payable annually out of and only to the extent of dividends from the vested restricted stock. Ms. Cafaro has paid interest on her tax loans through December 31, 2001. Each of Ms. Cafaro's tax loans is secured by a pledge of all of the restricted shares to which such tax loan relates, and the tax loans are otherwise nonrecourse to Ms. Cafaro. Ms. Cafaro's tax loans are to be forgiven if there is a change of control of the Company, Ms. Cafaro's employment with us is terminated by us for any reason other than "cause" or by Ms. Cafaro for "good reason" or due to the death or disability of Ms. Cafaro. In the event either a loan or its forgiveness results in taxable income to Ms. Cafaro, we are required to pay to Ms. Cafaro an amount sufficient for the payment of all taxes relative to the loan or its forgiveness.

Separation Agreements

   On February 29, 2000, we entered into a separation and release agreement with our former Executive Vice President and Chief Financial Officer. The separation agreement was entered into in connection with his resignation as our Executive Vice President and Chief Financial Officer, effective February 9, 2000. The separation agreement provided for a lump sum severance payment of approximately $510,000 and certain other consideration from us, and an extension of certain employee benefits for a one-year period following the date the separation agreement became effective.

   We entered into a separation agreement and release of claims with Thomas T. Ladt pursuant to which Mr. Ladt resigned as our President, Chief Executive Officer and Chief Operating Officer and from our Board of Directors as of March 5, 1999. Mr. Ladt's separation agreement provides for a lump sum payment of approximately $1.3 million and certain other consideration from us, and an extension of certain employee benefits for a two-year period following the date of his resignation. We further agreed to amend a tax loan that we had made to Mr. Ladt to provide that no principal or interest payments would be due under such tax loan prior to March 5, 2004.

               DESCRIPTION OF OTHER INDEBTEDNESS AND OBLIGATIONS

   On a consolidated basis at April 30, 2002, we had approximately $220.3 million outstanding under the 2002 Credit Facility and $224.4 million outstanding under the CMBS Loan.

   On April 17, 2002, we used (i) the proceeds from the offering of the Original Notes, (ii) certain borrowings under the 2002 Credit Facility and
(iii) cash on hand to repay all outstanding indebtedness under the 2000 Credit Agreement and to pay breakage costs for the partial termination of the associated interest rate swap agreement. The 2000 Credit Agreement is no longer in effect.

The 2002 Credit Facility

   On the Closing Date, we, as Guarantor, and Ventas Realty, as borrower, entered into the 2002 Credit Facility. Under the 2002 Credit Facility, Ventas Realty obtained a $350.0 million credit facility consisting of the $60.0 million Tranche B Term Loan and the $290.0 million Revolving Credit Facility. The 2002 Credit Facility also permits Ventas Realty to obtain an additional Tranche C Term Loan in an amount of not less than $50.0 million, but not more than the remaining unused portion of the Total Commitments, subject to the conditions set forth in the 2002 Credit Facility. Ventas Realty has the option to increase the Total Commitments (in the form of term and/or revolving loans) to an amount not to exceed $450.0 million, subject to the satisfaction of certain conditions set forth in the 2002 Credit Facility.

   The outstanding aggregate principal balance of the Tranche B Term Loan, the Tranche C Term Loan and the Revolving Credit Facility may not collectively exceed either (a) the Borrowing Base or (b) the Total Commitments. As of the Closing Date, the outstanding principal balance of the Tranche B Term Loan was $60.0 million and the outstanding principal balance under the Revolving Credit Facility was $160.3 million. As of the Closing Date, there was no Tranche C Term Loan.

   Amounts under the Revolving Credit Facility may be borrowed and reborrowed from time to time, subject to the conditions set forth in the 2002 Credit Facility; provided, however, that the Revolving Credit Facility matures and must be repaid in full on April 17, 2005. The principal amount of the Tranche B Term Loan is payable in installments of $150,000 on the last day of each fiscal quarter, beginning September 30, 2002, and matures and must be repaid in full on April 17, 2005.

   Borrowings outstanding under the 2002 Credit Facility bear interest at an Applicable Percentage (as defined below) over either (i) a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate (as defined in the 2002 Credit Facility) in effect for the relevant period, plus one half of one percent (0.5%) and (b) the Prime Rate (as defined in the 2002 Credit Facility) in effect for the relevant period (the "Base Rate") or (ii) a fluctuating LIBOR-based rate per annum (the "Eurodollar Rate"). With respect to Tranche B Term Loans, the Applicable Percentage is (a) 2.50% for loans bearing interest at the Eurodollar Rate, and (b) 1.00% for loans bearing interest at the Base Rate. With respect to revolving loans under the Revolving Credit Facility:

   (a) If the senior unsecured (non-credit enhanced) long term debt of Ventas Realty or the Company is rated BBB- or better by S&P and Baa3 or better by Moody's (in the case of a split rating the lower rating will apply), the Applicable Percentage is as follows: (i) 0.25% for revolving loans bearing interest at the Base Rate and (ii) 2.25% for revolving loans bearing interest at the Eurodollar Rate.

   (b) Otherwise, the Applicable Percentage is based on the Consolidated Leverage Ratio (as defined in the 2002 Credit Facility) as follows:

Pricing              Consolidated              Applicable Percentage for Applicable Percentage
 Level              Leverage Ratio               Eurodollar Rate Loans    for Base Rate Loans
 -----  -------------------------------------- ------------------------- ---------------------
   I               (less or =)4.25                       2.50%                   1.00%
  II    (greater than)4.25 but (less than)4.75           2.75%                   1.25%
  III             (greater or =)4.75                     3.00%                   1.50%

   The Consolidated Leverage Ratio is generally the ratio of our and our consolidated subsidiaries' debt for borrowed money (excluding the United States Settlement, unrestricted cash and cash equivalents) to our and our consolidated subsidiaries' trailing twelve-month EBITDA, as more particularly described in the 2002 Credit Facility. The Applicable Percentage as of the Closing was based on pricing level II.

   Loans outstanding under the 2002 Credit Facility are pre-payable without premium or penalty, provided that loans bearing interest at the Eurodollar Rate are subject to customary "breakage" costs if repaid prior to the end of an interest period. Ventas Realty has agreed to pay various fees in connection with the 2002 Credit Facility, including without limitation, issuance fees for letters of credit and fees for the unused portion of the total committed amount of the Revolving Credit Facility. Ventas Realty may permanently reduce or terminate the total committed amount of the Revolving Credit Facility, subject to the conditions set forth in the 2002 Credit Facility.

   We (and any other owner of mortgaged property securing Ventas Realty's obligations under the 2002 Credit Facility from time to time) have guaranteed Ventas Realty's obligations under the 2002 Credit Facility. Such obligations are secured by liens on certain of Ventas Realty's real property assets and any related leases, rents and personal property, and, at Ventas Realty's option, may be secured by certain cash collateral from time to time. Currently, 59 real properties owned by Ventas Realty are mortgaged to secure the 2002 Credit Facility. All 59 Borrowing Base Properties are leased to Kindred pursuant to Amended Master Lease No. 1.

   The Borrowing Base under the 2002 Credit Facility is, as determined at any time, an amount equal to the sum of (i) sixty-five percent (65%) of the aggregate property value of the Borrowing Base Properties, plus (ii) one hundred percent (100%) of amounts on deposit in certain cash collateral or pledged accounts. The aggregate principal amount of the obligations outstanding under the 2002 Credit Facility (including the revolving loans under the Revolving Credit Facility, the Tranche B Term Loan and the Tranche C Term Loan) may not at any time exceed the Borrowing Base. Ventas Realty may at any time include additional real estate assets (which must satisfy certain conditions set forth in the 2002 Credit Facility) in the Borrowing Base. Subject to the terms and conditions set forth in the 2002 Credit Facility, Ventas Realty may also obtain a release of various Borrowing Base Properties from the liens and security interests encumbering such properties.

   The 2002 Credit Facility contains a number of restrictive covenants, including, without limitation, covenants pertaining to (i) the incurrence of additional indebtedness; (ii) limitations on liens; (iii) customary restrictions on certain dividends, distributions and other payments (the sum of all restricted payments made by us after the Closing Date can not exceed the sum of (a) 95% of the Company's aggregate cumulative FFO measured from the beginning of the second quarter 2002, and (b) certain additional amounts more particularly described in the 2002 Credit Facility); (iv) mergers, sales of assets and other transactions; (iv) requirements regarding the maintenance of certain (a) consolidated leverage ratios, (b) consolidated fixed charge coverage ratios and (c) consolidated adjusted net worth; (v) transactions with affiliates; (vi) permitted business and development activities and uses of loan proceeds; and (vii) changes to material agreements. The 2002 Credit Facility contains various potential events of default and is, among other things, cross-defaulted with certain other indebtedness and obligations of Ventas Realty and the Company.

CMBS Transaction

   On December 12, 2001 we raised $225.0 million in gross proceeds from the completion of the CMBS Transaction. Under the CMBS Loan Agreement, Ventas Finance obtained a loan in the principal amount of $225.0 million from Merrill Lynch Mortgage Lending, Inc., as lender, and bearing interest at a nominal weighted average rate of one-month LIBOR plus 1.4589%. The CMBS Loan is comprised of six components:

  . a component in the original principal amount of $125.23 million which bears interest at LIBOR plus 0.8665%;

  . a component in the original principal amount of $17.97 million which bears interest at LIBOR plus 1.1665%;

  . a component in the original principal amount of $8.86 million which bears interest at LIBOR plus 1.5165%;

  . a component in the original principal amount of $26.83 million which bears interest at LIBOR plus 1.9665%;

  . a component in the original principal amount of $26.83 million which bears interest at LIBOR plus 2.6665%; and

  . a component in the original principal amount of $19.28 million which bears interest at LIBOR plus 3.1665%.

   Principal of and interest on the CMBS Loan is payable monthly, commencing January 9, 2002. Principal payments on the CMBS Loan were calculated based upon a 25-year amortization schedule and an assumed interest rate of 9.46% per annum. The CMBS Loan matures on December 9, 2006 at which time a principal balloon payment of approximately $211.0 million will be due, assuming all scheduled amortization payments are made and no prepayments are made on the CMBS Loan. The CMBS Loan may be prepaid in whole or in part at any time and from time to time provided that any prepayment on or before January 9, 2003 must be accompanied by a payment of 1% of the amount of the principal amount prepaid.

   The CMBS Loan is secured by liens on forty skilled nursing facilities transferred by Ventas Realty to Ventas Finance and leased to Kindred under the CMBS Master Lease and any related leases, rents and personal property. Except for certain customary exceptions, the CMBS Loan is non-recourse to Ventas Finance and Ventas.

   Monthly rental amounts under the CMBS Master Lease are deposited directly by Kindred into a central account for the benefit of the CMBS Lender. Amounts in the central accounts are applied to pay the monthly principal and interest payments on the CMBS Loan and to fund certain reserve accounts required under the CMBS Loan Agreement. Amounts remaining in the central account after the payment of the current month's principal and interest payment and the funding of the reserve accounts are distributed to Ventas Finance, provided no event of default has occurred and is continuing under the CMBS Loan Agreement and provided a Cash Flow Sweep Event has not occurred. The central account is swept on a daily basis.

   See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources--CMBS Transaction."

United States Settlement

   Under the United States Settlement, we will pay $103.6 million to the United States, of which $34.0 million was paid on the date Kindred emerged from bankruptcy. The balance of $60.4 million bears interest at 6% per annum and is payable in equal quarterly installments over a five-year term commencing on June 30, 2001 and ending in 2006. We made the first three quarterly installments under the settlement through March 31, 2002.

                             DESCRIPTION OF NOTES

   You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions." In this description, the word "Partnership" refers only to Ventas Realty, Limited Partnership and not to any of its subsidiaries. The term "Issuers" refers to the Partnership and Ventas Capital Corporation, collectively. The terms "we," "us" and "our" refer to Ventas, Inc. and not to any of its subsidiaries.

   The Original 2009 Notes and the New 2009 Notes are referred to collectively herein as the "2009 Notes." The Original 2012 Notes and the New 2012 Notes are referred to collectively herein as the "2012 Notes." The Original 2009 Notes and the Original 2012 Notes are referred to collectively, herein, as the "Original Notes." The New 2009 Notes and the New 2012 Notes are referred to collectively, herein, as the "New Notes." The 2009 Notes and the 2012 Notes are referred to collectively, herein, as the "Notes."

   The New 2009 Notes, like the Original 2009 Notes, will be issued under an indenture (the "2009 Note Indenture") among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the "2009 Note Trustee"). The New 2012 Notes, like the Original 2012 Notes, will be issued under a separate indenture (the "2012 Note Indenture" and, together with the 2009 Note Indenture, the "Indentures") among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the "2012 Note Trustee" and, together with the 2009 Note Trustee, the "Trustees"). The Original Notes and the New Notes issued under each Indenture will be considered collectively to be a single class for all purposes under that Indenture, including waivers, amendments, redemptions and offers to purchase. The terms of the Notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939.

   The following description is a summary of the material provisions of the Indentures and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the Indentures and the registration rights agreement because they, and not this description, define your rights as holders of the Notes. Copies of the Indentures and the registration rights agreement are available as set forth below under "--Additional Information." Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the Indentures.

   We will be obligated to pay liquidated damages on the Original Notes in the circumstances described under "The Exchange Offer--Liquidated Damages." If the Exchange Offer is completed on the terms and within the period contemplated by this prospectus, no liquidated damages will be payable. The New Notes will not contain any provisions regarding the payment of liquidated damages.

   The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indentures.

Brief description of the Notes and the Guarantees

  The Notes

   The Notes:

  .   are general unsecured obligations of the Issuers;

  . are pari passu in right of payment with each other and with all other existing and future unsecured senior Debt of the Issuers;

  . are senior in right of payment to any future subordinated Debt of the Issuers; and

  .   are unconditionally guaranteed by the Guarantors.

   However, the Notes will be effectively subordinated to all borrowings under the 2002 Credit Agreement, with respect to the assets pledged to secure those borrowings. The Credit Agreement is required to be secured by

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properties with a value equal to at least 1.54x the outstanding borrowings under the Credit Agreement. The Notes will also be structurally subordinated to the indebtedness and other obligations of our Unrestricted Subsidiaries and any future Excluded Joint Ventures with respect to the assets of such entities. The subsidiaries formed in connection with the CMBS transaction will initially be Unrestricted Subsidiaries; therefore the Notes will be structurally subordinated to approximately $225.0 million of indebtedness secured by the 40 nursing facilities owned by such Unrestricted Subsidiaries. See "Risk Factors--Risks Relating to the Terms of and Market for the Notes--Because the Notes will be structurally subordinated to the obligations of our subsidiaries who are not Guarantors, you may not be fully repaid if we become insolvent" and "Risk Factors--Risks Relating to the Terms of and Market for the Notes--Because the Notes that you hold are unsecured, you may not be fully repaid if we become insolvent."

  The Guarantees

   The Notes are guaranteed by the Partnership's parent, Ventas, Inc., and each of Ventas, Inc.'s current Restricted Subsidiaries.

   Each guarantee of the Notes:

  .   is a general unsecured obligation of the Guarantor; and

  . is pari passu in right of payment with any future senior Debt of that Guarantor.

   See "Risk Factors--Risks Relating to the Terms of and Market for the Notes--The guarantees provided by us and our subsidiaries are subject to certain defenses that may limit your right to receive payment on the Notes."

  Ventas Capital Corporation

   Ventas Capital Corporation is a wholly owned subsidiary of the Partnership that was incorporated in Delaware for the purpose of serving as a co-Issuer of the Notes in order to facilitate the offering. The Partnership believes that certain prospective purchasers of the Notes may be restricted in their ability to purchase debt securities of partnerships, such as the Partnership, unless such debt securities are jointly issued by a corporation. Ventas Capital Corporation will not have any substantial operations or assets and will not have any revenues. As a result, prospective purchasers of the Notes should not expect Ventas Capital Corporation to participate in servicing the interest and principal obligations on the Notes. See "--Certain Covenants."

  Unrestricted Subsidiaries

   Certain of our subsidiaries are Unrestricted Subsidiaries under the Indentures.

Principal, Interest and Maturity

   The 2009 Note Indenture provides that the Issuers will initially issue 2009 Notes in the principal amount of $175.0 million. The Issuers may, without the consent of the holders, increase such principal amount in the future on the same terms and conditions and with the same CUSIP number(s) as the 2009 Notes initially offered. The 2012 Note Indenture also provides that the Issuers will initially issue 2012 Notes in the principal amount of $225.0 million. The Issuers may, without the consent of the holders, increase such principal amount in the future on the same terms and conditions and with the same CUSIP number(s) as the 2012 Notes initially offered. Any offering of additional Notes is subject to the covenants of the Indentures described below, including the covenant described under the caption "--Certain Covenants--Limitations on Incurrence of Debt." The Notes and any additional Notes subsequently issued under the same Indenture may be treated as a single class for all purposes under the applicable Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue Notes in denominations of $1,000 and integral multiples of $1,000.

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  The 2009 Notes

   The 2009 Notes will mature on May 1, 2009. The 2009 Notes will bear interest at the rate per annum set forth on the cover page of this prospectus from the date of original issuance, or from the immediately preceding interest payment date to which interest has been paid. Interest is payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2002, to the persons in whose names the 2009 Notes are registered at the close of business on April 15 and October 15, as the case may be, immediately before the interest payment dates. Accrued interest is also payable on the date of maturity or any earlier redemption of the 2009 Notes. Interest on the 2009 Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  The 2012 Notes

   The 2012 Notes will mature on May 1, 2012. The 2012 Notes will bear interest at the rate per annum set forth on the cover page of this prospectus from the date of original issuance, or from the immediately preceding interest payment date to which interest has been paid. Interest is payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2002, to the persons in whose names the 2012 Notes are registered at the close of business on April 15 and October 15, as the case may be, immediately before the interest payment dates. Accrued interest is also payable on the date of maturity or any earlier redemption of the 2012 Notes. Interest on the 2012 Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Guarantees

   The Notes will be guaranteed by the Partnership's parent, Ventas, Inc., and each of Ventas, Inc.'s current Restricted Subsidiaries. All future Restricted Subsidiaries (other than Excluded Joint Ventures) will also guarantee the Notes. These Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Risks Relating to the Terms of and Market for the Notes--Federal and state statutes allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from the Issuers or the Guarantors."

   A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

   (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

   (2) subject to the provisions of the following paragraph, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indentures, its Guarantee and the registration rights agreement pursuant to supplemental Indentures satisfactory to the applicable Trustee.

   The Guarantee of a Guarantor will be released, and any Person acquiring assets (including by way of merger or consolidation) or Capital Stock of a Guarantor in accordance with the provisions of (1) or (2) below shall not be required to assume the obligations of any such Guarantor:

   (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary (other than a Permitted Joint Venture) of Ventas, Inc., if the sale or other disposition complies with the "Asset Sale" provisions of the applicable Indenture;

   (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary (other than a Permitted Joint Venture) of Ventas, Inc., if the sale complies with the "Asset Sale" provisions of the applicable Indenture;

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   (3) if the Issuers or Ventas, Inc. designates any Restricted Subsidiary that is a Guarantor to be an Excluded Joint Venture or an Unrestricted Subsidiary in accordance with the applicable provisions of the Indentures; or

   (4) in the event that the Issuers exercise their discharge or full defeasance options as described under "--Discharge, Defeasance and Covenant Defeasance."

Optional Redemption

   The Notes may be redeemed at any time at our option, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed, (ii) accrued interest thereon to the redemption date and (iii) the Make-Whole Amount, if any, with respect to the Notes, upon terms and conditions described in the Indentures.

   After notice of optional redemption has been given as provided in the Indentures, if funds for the redemption of any Notes called for redemption have been made available on the redemption date, Notes called for redemption will cease to bear interest on the date fixed for the redemption specified in the redemption notice and the only right of the holders of the Notes will be to receive payment of the redemption price.

   Notice of any optional redemption of any Notes will be given to holders at their addresses, as shown in the Notes register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Notes held by the holder to be redeemed.

   We will notify the applicable Trustee at least 45 days prior to the redemption date (or such shorter period as is satisfactory to the applicable Trustee) of the aggregate principal amount of Notes to be redeemed and the redemption date. If less than all the Notes are to be redeemed, the applicable Trustee shall select, pro rata or by lot or by any other method that such Trustee considers fair and appropriate under the circumstances, Notes to be redeemed. Notes may be redeemed in part in the minimum authorized denomination for Notes or in any integral multiple thereof.

Certain Covenants

  Changes in Covenants when Notes Rated Investment Grade

   If on any date following the date of the Indentures:

   (1) the Notes are rated Baa3 or better by Moody's and BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of Ventas, Inc., the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Ventas, Inc. as a replacement agency); and

   (2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will no longer be applicable to the Notes:

   (1) "--Repurchase of Notes upon a Change of Control;"

   (2) "--Limitations on Restricted Payments;"

   (3) "--Dividend and Other Payment Restrictions Affecting Subsidiaries;"

   (4) "--Transactions with Affiliates;" and

   (5) "--Repurchase of Notes upon an Asset Sale."

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   Notwithstanding the foregoing, if the rating assigned by both such rating agencies should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants shall be reinstituted as of and from the date of such rating decline. The "--Limitations on Restricted Payments" covenant will be interpreted as if it had been in effect since the date of the Indentures except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. There can be no assurance that the Notes will ever achieve an investment grade rating or that any such rating will be maintained.

   Notwithstanding the foregoing, neither (a) the continued existence following the reinstatement of the foregoing covenants of facts and circumstances or obligations that were incurred or otherwise came into existence while the foregoing covenants were suspended nor (b) the performance of any such obligations, including the consummation of any transaction pursuant to, and on materially the same terms as, a contractual agreement in existence prior to the reinstatement of the foregoing covenants, shall constitute a breach of any such covenants or cause a Default or Event of Default thereunder, provided, however that (1) Ventas, Inc. and its Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of the reinstatement of the foregoing covenants and (2) Ventas, Inc. and its Restricted Subsidiaries did not reasonably believe that such incurrence or actions would result in such reinstatement. For purposes of clause (b) above, any increase in the consideration to be paid prior to such amendment or modification to the terms of an existing obligation following the reinstatement of the foregoing covenants that does not exceed 10% of the consideration that was to be paid prior to such amendment or modification shall not be deemed a "material" amendment or modification. For purposes of clause
(1) and (2) above, anticipation and reasonable belief may be determined by Ventas, Inc. and shall be conclusively evidenced by a board resolution to such effect adopted by the Board of Directors of Ventas, Inc. The Board of Directors of Ventas, Inc. in making its determination may, but need not, consult with Moody's and S&P.

  Limitations on Incurrence of Debt

   Ventas, Inc. will not, and will not permit any Restricted Subsidiary to, incur any additional Debt (other than Permitted Debt) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of Ventas, Inc.'s and its Restricted Subsidiaries' outstanding Debt on a consolidated basis determined in accordance with GAAP would be greater than 60% of the sum of (without duplication):

(1) the Total Assets of Ventas, Inc. and its Restricted Subsidiaries as of the end of the calendar quarter covered by Ventas, Inc.'s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, as of the end of the calendar quarter covered by Ventas, Inc.'s most recent report filed with the Trustees) prior to the incurrence of such additional Debt (the "Measurement Date"); and

(2) the purchase price of any Real Estate Assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire Real Estate Assets or mortgages receivable or used to reduce Debt), by Ventas, Inc. or any of its Restricted Subsidiaries on a consolidated basis since the Measurement Date (such sum of clauses (1) and (2) being collectively referred to as "Adjusted Total Assets").

   In addition to the above limitations on the incurrence of Debt, Ventas, Inc. will not, and will not permit any Restricted Subsidiary to, incur any Secured Debt (other than Permitted Debt) if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all of Ventas, Inc.'s and its Restricted Subsidiaries' outstanding Secured Debt on a consolidated basis in accordance with GAAP is greater than 40% of Adjusted Total Assets.

   In addition to the above limitations on the incurrence of Debt, Ventas, Inc. will not, and will not permit any Restricted Subsidiary to, incur any Debt (other than Permitted Debt) if the ratio of Consolidated Income

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Available for Debt Service to the Annual Debt Service for the four consecutive fiscal quarters ended on the Measurement Date shall have been less than 2.0x, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

(1) such Debt and any other Debt incurred by Ventas, Inc. and any of its Restricted Subsidiaries on a consolidated basis since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period;

(2) the repayment or retirement of any other Debt by Ventas, Inc. and any of its Restricted Subsidiaries on a consolidated basis since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period);

(3) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate pro forma adjustments to, among other things Consolidated Income Available for Debt Service, with respect to such acquisition being included in such pro forma calculation; and

(4) in the case of any acquisition or disposition by Ventas, Inc. or any of its Restricted Subsidiaries on a consolidated basis of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate pro forma adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

   If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service, the interest rate on such Debt will be computed on a pro forma basis as if the average interest rate in effect during the entire such four-quarter period had been the applicable rate for the entire such period; provided, however that for purposes of calculating Annual Debt Service for Debt for which there is a corresponding Hedging Obligation, Annual Debt Service shall be calculated after giving effect to the Hedging Obligation.

  Maintenance of Total Unencumbered Assets

   Ventas, Inc. and its Restricted Subsidiaries will maintain Total Unencumbered Assets as of the end of each fiscal quarter of not less than 150% of the aggregate outstanding principal amount of Ventas, Inc.'s and its Restricted Subsidiaries' Unsecured Debt as of the end of each fiscal quarter, all calculated on a consolidated basis in accordance with GAAP.

  Limitations on Restricted Payments

   Ventas, Inc. will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Ventas, Inc.'s or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Ventas, Inc. or any of its Restricted Subsidiaries) or to the direct or indirect holders of Ventas, Inc.'s or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of Ventas, Inc. or (b) to Ventas, Inc. or any of its Restricted Subsidiaries);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Partnership) any Equity Interests of (a) the Partnership or any direct or indirect parent of the Partnership or (b) any Restricted Subsidiary, including a Permitted Joint Venture (in either case other than Equity Interests owned by Ventas, Inc. or any of its Restricted Subsidiaries);

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(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt, except a payment of interest or principal at the stated maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

   unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default shall have occurred and be continuing;

(2) Ventas, Inc. and its Restricted Subsidiaries could incur at least $1.00 of Debt (other than Permitted Debt) under the terms of the Indentures; and

(3) the aggregate sum of all Restricted Payments made after the date of the Indentures, excluding Restricted Payments made pursuant to the following paragraph, shall not exceed the sum of:

   (a) 95% of our aggregate cumulative Funds from Operations accrued on a cumulative basis from the date of the beginning of the fiscal quarter which includes the date of the Indentures;

   (b) the aggregate proceeds or values received after the date of the Indentures from the issuance or sale of Ventas, Inc.'s or the Partnership's Equity Interests (other than Disqualified Stock and Equity Interests sold to a Subsidiary of Ventas, Inc.), net of underwriting discounts, commissions, legal fees and similar offering expenses;

   (c) any dividends or other distributions received by Ventas, Inc. or any of its Restricted Subsidiaries after the date of the Indentures from an Unrestricted Subsidiary of Ventas, Inc., to the extent that such dividends were not otherwise included in Earnings From Operations of Ventas, Inc. for such period, plus

   (d) to the extent that any Unrestricted Subsidiary of Ventas, Inc. is redesignated as a Restricted Subsidiary after the date of the Indentures, the lesser of (i) the Fair Market Value of Ventas, Inc.'s Investment in such Subsidiary as of the date of such redesignation or
       (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

   Notwithstanding the foregoing, the limitations on Restricted Payments described above shall not apply to the following:

(1) any distribution or other action which is necessary to maintain Ventas Inc.'s status as a REIT under the Code, if the aggregate principal amount of outstanding Debt of Ventas, Inc. and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP is less than 60% of Adjusted Total Assets;

(2) any distribution payable in Ventas, Inc.'s Equity Interests (other than Disqualified Stock);

(3) so long as the Partnership is a partnership and no Default or Event of Default has occurred and is continuing under the Indentures, distributions to partners of the Partnership in an amount, with respect to any period after April 1, 2002, not to exceed the Tax Amount for such period;

(4) the redemption, repurchase or other acquisition or retirement of any Equity Interests in exchange for, or out of the net cash proceeds of a substantially concurrent issue and sale of, Capital Stock to any person (other than to a Subsidiary of Ventas, Inc.); provided, however, that such net cash proceeds are excluded from clause 3(b) of the first paragraph of this covenant;

(5) any redemption, repurchase or other acquisition or retirement of Subordinated Debt in exchange for, or out of the net cash proceeds of (a) a substantially concurrent issue and sale of, Capital Stock to any person (other than to a Restricted Subsidiary of Ventas, Inc.); provided, however, that any such net cash proceeds are excluded from clause 3(b) of the first paragraph of this covenant and not used under clause (4) of this paragraph or (b) Permitted Refinancing Debt;

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(6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award;

(7) pro rata dividends and other distributions on the Capital Stock of any Restricted Subsidiary by such Restricted Subsidiary to a Person other than Ventas, Inc. or any of its Restricted Subsidiaries;

(8) the redemption, repurchase or other acquisition or retirement of any Capital Stock of Ventas, Inc. or any Restricted Subsidiary from any director, officer or employee of Ventas, Inc. or any Restricted Subsidiary, or from such person's estate, (a) pursuant to any agreement with such director, officer or employee or (b) upon the death or termination of directorship or employment of such person, in an aggregate amount under this clause (8) not to exceed $1.5 million in any twelve-month period;

(9) the forgiveness of loans to current or former officers or directors of Ventas, Inc. in an aggregate principal amount since the date of the Indentures of up to $10.0 million; and

(10) other Restricted Payments in an aggregate amount not to exceed $35.0 million since the date of the Indentures.

   Also, Ventas, Inc. and its Restricted Subsidiaries will not be prohibited from making the payment of any distribution within 60 days of the declaration thereof if at the date of declaration such payment would have complied with the provisions of the immediately preceding paragraph.

  Transactions with Affiliates

   Ventas, Inc. will not, and will not permit its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate or 10% Stockholder (each, an "Affiliate Transaction"), unless the Affiliate Transaction is on terms that are no less favorable to Ventas, Inc. or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Ventas, Inc. or such Restricted Subsidiary with an unrelated Person; provided, however, that for an Affiliate Transaction with an aggregate value of $10.0 million or more, at Ventas, Inc.'s option, either:

(1) a majority of the members of the Board of Directors of Ventas, Inc. who have no conflicting financial interest in the Affiliate Transaction shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Ventas, Inc.; or

(2) the Board of Directors of Ventas, Inc. shall obtain an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is fair to Ventas, Inc. or the applicable Restricted Subsidiary from a financial point of view.

   The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with, and loans and advances to, any officer, director or employee in the ordinary course of business;

(2) performance of all agreements in existence on the date of the Indentures and any modification thereto or any transaction contemplated thereby in any replacement agreement therefor so long as such modification or replacement is not materially more disadvantageous to Ventas, Inc. or any of its Restricted Subsidiaries than the original agreement in effect on the date of the Indentures;

(3) customary transactions in connection with a Qualified CMBS Transaction;

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(4) transactions between or among Ventas, Inc. and/or its Restricted
    Subsidiaries (other than any Permitted Joint Venture);

(5) transactions with a Person (other than a Permitted Joint Venture and its Subsidiaries) that is an Affiliate of Ventas, Inc. or any of its Restricted Subsidiaries solely because Ventas, Inc. or a Restricted Subsidiary owns an Equity Interest in, or controls, such Person;

(6) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Ventas, Inc. or any of its Restricted Subsidiaries; and

(7) Restricted Payments that are permitted by the provisions of the Indentures described above under the caption "--Limitations on Restricted Payments."

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   Ventas, Inc. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than the Partnership or any Excluded Joint Venture) to:

(1) pay dividends or make any other distributions on their Capital Stock to Ventas, Inc. or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, their profits, or pay any indebtedness owed to Ventas, Inc. or any of its Restricted Subsidiaries;

(2) make loans or advances to Ventas, Inc. or any of its Restricted Subsidiaries; or

(3) transfer any of their properties or assets to Ventas, Inc. or any of its Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Debt and Credit Facilities as in effect on the date of the Indentures and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided, however that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indentures;

(2) the Indentures, the Notes and the Guarantees;

(3) applicable law;

(4) any instrument governing Debt or Capital Stock of a Person acquired by Ventas, Inc. or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person; so acquired, provided, however, that, in the case of Debt, such Debt was permitted by the terms of the Indentures to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of the stock or assets of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

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(8) Liens securing Debt otherwise permitted to be incurred by the Indentures or negative covenants with respect to Debt permitted to be secured by Liens that limit the right of the debtor to dispose of the assets subject to such Liens or permitted to be subject to such Liens;

(9) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Restrictions on Activities of Ventas Capital Corporation

   In addition to the other restrictions set forth in the Indentures, the Indentures will provide that Ventas Capital Corporation may not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided, however that Ventas Capital Corporation may be a co-obligor with respect to Debt if the Partnership is a primary obligor of such Debt and the net proceeds of such Debt are received by the Partnership or one or more of its Restricted Subsidiaries other than Ventas Capital Corporation.

  Additional Guarantees

   If Ventas, Inc. acquires or creates another Subsidiary after the date of the Indentures, other than an Excluded Joint Venture or a Subsidiary that has properly been designated as an Unrestricted Subsidiary in accordance with the Indentures for so long as it continues to constitute an Excluded Joint Venture or an Unrestricted Subsidiary, then that newly acquired or created Subsidiary will become a Guarantor and execute supplemental indentures and deliver a customary opinion of counsel satisfactory to the applicable Trustee within 10 Business Days of the date on which it was acquired or created.

  Designation of Restricted and Unrestricted Subsidiaries

   The Board of Directors of Ventas, Inc. may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Ventas, Inc. and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "--Limitations on Restricted Payments" or Permitted Investments, as determined by Ventas, Inc. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Ventas, Inc. may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however that such designation will be deemed to be an incurrence of Debt by a Restricted Subsidiary of Ventas, Inc. of any outstanding Debt of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Debt is permitted under the covenant described under the caption "--Certain Covenants--Limitations on Incurrence of Debt," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

  Existence

   Except as permitted as described below under "Merger, Consolidation or Sale," Ventas, Inc. and its Restricted Subsidiaries will agree to do all things necessary to preserve and keep their existence, rights and franchises; provided, however that the existence of a Restricted Subsidiary may be terminated if the Board of Directors of Ventas, Inc. determines that it is in the best interests of Ventas, Inc. to do so.

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  Provision of Financial Information

   Whether or not required by the Commission, so long as any Notes are outstanding, Ventas, Inc. will furnish to the holders of Notes, within the time periods specified in the Commission's rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Ventas, Inc. were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Ventas, Inc.'s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Ventas, Inc. were required to file such reports.

   In addition, whether or not required by the Commission, Ventas, Inc. will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Ventas, Inc. has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

   If Ventas, Inc. has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Ventas, Inc., as applicable, and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Ventas, Inc.

  Merger, Consolidation or Sale

   Ventas, Inc. may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Ventas, Inc. is the surviving corporation); or (2) sell, assign, transfer, convey, lease (other than to an unaffiliated operator in the ordinary course of business) or otherwise dispose of all or substantially all of the properties or assets of Ventas, Inc. and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) Ventas, Inc. is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Ventas, Inc.) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Ventas, Inc.) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Ventas, Inc. under the Notes, the Indentures and the registration rights agreement pursuant to agreements reasonably satisfactory to the applicable Trustee;

(3) immediately after such transaction, on a pro forma basis giving effect to such transaction or series of transactions (and treating any obligation of Ventas, Inc. or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default exists; and

(4) Ventas, Inc. or the Person formed by or surviving any such consolidation or merger (if other than Ventas, Inc.), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the covenant described above under the caption "--Limitations on Incurrence of Debt."

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   In addition, in the case of any lease of all or substantially all of its properties or assets (other than to an unaffiliated operator in the ordinary course of business), in one or more related transactions, to any other Person the terms of the lease must be reasonably acceptable to the applicable Trustees or to a majority of the holders of each series of Notes. This "Merger, Consolidation or Sale" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Ventas, Inc. and its Restricted Subsidiaries.

   Upon any consolidation or merger, or any sale, assignment, transfer, conveyance, transfer or other disposition of all or substantially all of the properties or assets of Ventas, Inc. in accordance with the foregoing provisions, the successor Person formed by such consolidation or into which Ventas, Inc. is merged or to which such sale, assignment, transfer, conveyance or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, Ventas, Inc. under the Indentures with the same effect as if such successor initially had been named as Ventas, Inc. therein. When a successor assumes all the obligations of its predecessor under the Indentures and the Notes following a consolidation or merger, or any sale, assignment, transfer, conveyance, transfer or other disposition of 90% or more of the assets of the predecessor in accordance with the foregoing provisions, the predecessor shall be released from those obligations.

Repurchase of Notes Upon a Change of Control

   If a Change of Control occurs, each holder of Notes will have the right to require the Issuers to purchase some or all (in principal amounts of $1,000 or an integral multiple of $1,000) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer"), unless, after giving pro forma effect to the Change of Control, (i) Moody's and S&P's shall have confirmed their ratings of the Notes at Ba3 or higher and BB- or higher, respectively,
(ii) the ratio of Consolidated Income Available for Debt Service to Annual Debt Service for the four consecutive fiscal quarters ended on the most recent Measurement Date prior to the date of such Change of Control after such Change of Control is at least equal to the ratio of Consolidated Income Available for Debt Service to Annual Debt Service prior to such Change of Control and (iii) the Person formed by or surviving any consolidation or merger (if other than the Partnership) or to which any sale, assignment, transfer, conveyance or other disposition has been made forming the basis of the Change of Control is principally engaged in a Permitted Business.

   Any Change of Control Offer will include a cash offer price of 101% of the principal amount of any Notes purchased plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"). If a Change of Control Offer is required, within 10 Business Days following a Change of Control, the Issuers will mail a notice to each holder describing the Change of Control and offering to repurchase Notes on a specified date (the "Change of Control Payment Date"). The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed.

   On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit the Change of Control Payment with the paying agent in respect of all Notes so accepted; and

(3) deliver to the Trustees the Notes accepted and an officers' certificate stating the aggregate principal amount of all Notes purchased by us.

   The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustees will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new Note in principal amount equal to any unpurchased portion of the Notes surrendered.

   The Issuers will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the

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covenant described above, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the covenant described above by virtue of that compliance.

   A third party, instead of the Issuers, may make the Change of Control Offer in compliance with the requirements set forth in the Indentures and purchase all Notes properly tendered and not withdrawn.

   In addition, the Issuers will not be obligated to make or consummate a Change of Control Offer if they have irrevocably elected to redeem all of the Notes under provisions described under "--Optional Redemption" and have not defaulted in their redemption obligations. The provisions under the Indentures relating to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the 2009 Notes and the 2012 Notes, as the case may be, then outstanding.

   Some change of control events may constitute a default under the Credit Agreement. Future indebtedness of the Partnership or the Guarantors may contain prohibitions on the events that constitute a Change of Control or may require the indebtedness to be purchased or repaid if a Change of Control occurs. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not. Finally, the Issuers' ability to pay cash to the holders of Notes, if required to do so, may be limited by their existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors--Risks Relating to the Terms of and Market for the Notes--If we experience a change in control, we may be unable to purchase the Notes you hold as required under the Indentures."

Repurchase of Notes Upon an Asset Sale

   Ventas, Inc. will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Ventas, Inc. (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the Fair Market Value is set forth in an officers' certificate delivered to the applicable Trustee, provided, however that this clause (2) will not apply to sales of assets pursuant to contracts in effect on the date of the Indentures; and

(3) at least 75% of the consideration received in the Asset Sale by Ventas, Inc. or such Restricted Subsidiary is in the form of cash, Cash Equivalents and/or Replacement Assets. For purposes of this provision, each of the following will be deemed to be cash:

   (a) any liabilities, as shown on Ventas, Inc.'s or such Restricted Subsidiaries' most recent balance sheet, of Ventas, Inc. or any such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets but, except in the case of an Asset Sale to a Restricted Subsidiary of Ventas, Inc., only to the extent of the reduction in the amount of such liabilities on Ventas, Inc.'s consolidated balance sheet;

   (b) any securities, Notes or other obligations received by Ventas, Inc. or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Ventas, Inc. or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

   (c) the cash amount drawable by Ventas, Inc. under any irrevocable letter of credit provided to Ventas, Inc. as consideration for such Asset Sale (provided that such amount is drawn before the expiration of such irrevocable letter of credit); and

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   (d) any other consideration received in Asset Sales since the date of the
       Indentures that is designated by Ventas, Inc. as "Designated Cash Consideration;" provided, however that the aggregate Fair Market Value of all Designated Cash Consideration does not exceed 10% of Consolidated Net Tangible Assets.

   Within 365 days after the receipt of any Net Proceeds from an Asset Sale or Qualified CMBS Transaction, Ventas, Inc. may apply those Net Proceeds:

(1) to repay Debt and other Obligations under a Credit Facility;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure;

(4) to acquire or enter into a legally binding obligation to acquire Replacement Assets; or

(5) to acquire other long-term assets that are used or useful in a Permitted Business.

   Pending the final application of any Net Proceeds, Ventas, Inc. may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indentures.

   Any Net Proceeds from Asset Sales or Qualified CMBS Transactions that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuers will make an Asset Sale Offer or Qualified CMBS Transaction Offer, as applicable, to all holders of Notes and all holders of other Debt that is pari passu with the Notes containing provisions similar to those set forth in the Indentures with respect to offers to purchase or redeem with the proceeds of sales of assets or in connection with securitizations to purchase the maximum principal amount of Notes and such other pari passu Debt that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer or Qualified CMBS Transaction Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer or a Qualified CMBS Transaction Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the Indentures. If the aggregate principal amount of Notes and other pari passu Debt tendered into such Asset Sale Offer or Qualified CMBS Transaction Offer, as applicable, exceeds the amount of Excess Proceeds, the Trustees will select the Notes and such other pari passu Debt to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer and Qualified CMBS Transaction Offer, the amount of Excess Proceeds will be reset at zero.

   The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer or Qualified CMBS Transaction Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale or Qualified CMBS Transaction provisions of the Indentures, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale or Qualified CMBS Transaction provisions of the Indentures by virtue of such conflict.

   Some Asset Sales and Qualified CMBS Transactions may constitute a default under the Credit Agreement. Future indebtedness of the Partnership or the Guarantors may contain prohibitions on Asset Sales or Qualified CMBS Transactions or may require the indebtedness to be purchased or repaid if an Asset Sale or Qualified CMBS Transaction occurs. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the Notes could cause a default under such indebtedness, even if the Assets Sale or Qualified CMBS Transaction themselves do not. Finally, the Issuers' ability to pay cash to the holders of Notes, if required to do so, may be limited by their then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

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Events of Default, Notice and Waiver

   The Indentures provides that the term "Event of Default" means any of the following:

(1) We do not pay the principal or any premium on the Notes when due and payable;

(2) We do not pay interest on the Notes within 30 days after the applicable due date;

(3) We fail to make or consummate a Change of Control Offer following a Change of Control when required as described under "Repurchase of Notes upon a Change of Control;"

(4) Ventas, Inc. or its Restricted Subsidiaries remain in breach of any other term of the Indentures for 60 days after they receive a notice of Default stating they are in breach. Either the Trustees or the holders of more than 25% in principal amount of the 2009 Notes or the 2012 Notes, as the case may be, may send the notice;

(5) Final judgments aggregating in excess of $15.0 million (exclusive of amounts covered by insurance) are entered against Ventas, Inc. and its Restricted Subsidiaries and are not paid, discharged or stayed for a period of 60 days;

(6) Ventas, Inc. or its Restricted Subsidiaries default under any of their indebtedness in an aggregate principal amount exceeding $15.0 million after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an Event of Default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after Ventas, Inc. or its Restricted Subsidiaries receives notice specifying the default and requiring that they discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the Trustees or the holders of more than 25% in principal amount of the 2009 Notes or 2012 Notes, as the case may be, may send the notice; or

(7) Ventas, Inc. or one of their "Significant Subsidiaries," if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

The term "Significant Subsidiary" means each Restricted Subsidiary that is a significant subsidiary, if any, of Ventas, Inc. as defined in Regulation S-X under the Securities Act of 1933, as amended.

  Remedies if an Event of Default Occurs

   If an Event of Default has occurred and has not been cured, either of the Trustees or the holders of at least 25% in principal amount of the 2009 Notes or 2012 Notes, as the case may be, may declare the entire principal amount of all the applicable series of Notes to be due and immediately payable by written notice to the Partnership, Ventas, Inc. and the Trustee. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the Notes will be automatically accelerated, without any action by the Trustees or any holder. At any time after the Trustees or the holders have accelerated either series of the Notes, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the applicable series of Notes may, under certain circumstances, rescind and annul such acceleration.

   The Trustees will be required to give notice to the holders of Notes within 90 days after a Default under the Indentures unless the Default has been cured or waived. The Trustees may withhold notice to the holders of the Notes of any Default, except a Default in the payment of the principal of or interest on the Notes, if specified responsible officers of the Trustees in good faith determine that withholding the notice is in the interest of the holders.

   Except in cases of Default, where the Trustees has some special duties, the Trustees are not required to take any action under the Indentures at the request of any holders unless the holders offer the Trustees reasonable protection from expenses and liability. We refer to this as an "indemnity." If reasonable indemnity is provided,

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the holders of a majority in principal amount of the outstanding 2009 Notes or
2012 Notes, as the case may be, may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustees. These majority holders may also direct the Trustees in performing any other action under the Indentures, subject to certain limitations.

   Before you bypass the Trustees and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:

(1) You must give the applicable Trustee written notice that an Event of Default has occurred and remains uncured;

(2) The holders of at least a majority in principal amount of all outstanding 2009 Notes or 2012 Notes, as the case may be, must make a written request that the applicable Trustee take action because of the Default, and must offer reasonable indemnity to the applicable Trustee against the cost and other liabilities of taking that action;

(3) The applicable Trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity; and

(4) The holders of at least a majority in principal amount of all outstanding 2009 Notes or 2012 Notes, as the case may be, have not given the applicable Trustee a direction inconsistent with such request within such 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on any Note after its due date.

   Within 120 days after the end of each fiscal year, Ventas, Inc. will furnish to the 2009 Trustee and 2012 Trustee, respectively, a written statement by certain of Ventas, Inc.'s officers certifying that to their knowledge Ventas, Inc. and its Restricted Subsidiaries are in compliance with the 2009 Indenture and 2012 Indenture, as applicable, and the Notes, or else specifying any Default.

No Liability for Certain Persons

   No director, officer, employee or stockholder of Ventas, Inc. or any of its Subsidiaries, as such, will have any liability for any obligations of Ventas, Inc. or any of its Subsidiaries under the Notes or the Indentures based on, in respect of, or by reason of such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The foregoing waiver and release are an integral part of the consideration or the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Modification of the Indentures

   Except as provided in the next two succeeding paragraphs, the Indentures or the Notes may be amended or supplemented with the written consent of the holders of at least a majority in principal amount of the 2009 Notes or 2012 Notes, as the case may be, then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, 2009 Notes or 2012 Notes, as the case may be), and any existing Default, Event of Default or compliance with any provision of the Indentures or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding 2009 Notes or the 2012 Notes, as the case may be (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

   Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase of Notes Upon a Change of Control" and "--Repurchase of Notes Upon an Asset Sale");

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(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the 2009 Notes or the 2012 Notes, as the case may be, and a waiver of the payment Default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indentures relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7) waive a redemption payment with respect to any Note (other than provisions relating to the covenants described above under the caption "--Repurchase of Notes Upon a Change of Control" and "--Repurchase of Notes Upon an Asset Sale");

(8) release any Guarantor from any of its obligations under its Guarantee or the Indentures, except in accordance with the terms of the Indentures; or

(9) make any change in the amendment and waiver provisions set forth in clauses
    (1) through (8).

   Notwithstanding the preceding, without the consent of any holder of Notes, the Issuers, the Guarantors and the applicable Trustee may amend or supplement the applicable Indenture or the applicable Note:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuers' obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers' assets;

(4) add additional Guarantees with respect to the Notes;

(5) secure the Notes;

(6) to make any other change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indentures of any such holder; or

(7) to comply with requirements of the Commission in order to effect or maintain the qualification of the applicable Indenture under the Trust Indenture Act.

Any such consent need only approve the substance, rather than the particular form, of the proposed amendment.

   Notes are not considered outstanding, and therefore the holders thereof are not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. The holders of Notes are also not eligible to vote if they have been fully defeased as described below under "--Discharge, Defeasance and Covenant Defeasance--Full Defeasance."

Sinking Fund

   The Notes are not entitled to any sinking fund payments.

The Registrar and Paying Agent

   The Issuers have initially designated the Trustees as the registrar and paying agent for the Notes. Payments of interest and principal will be made, and the Notes will be transferable, at the office of the paying agent, or at such other place or places as may be designated pursuant to the Indentures. For Notes that we issue in book-entry form represented by a global security, payments will be made to a nominee of the depository.

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Discharge, Defeasance and Covenant Defeasance

  Discharge

   The Issuers may discharge all of their obligations to the holders of Notes (other than the right to register transfers and exchanges) that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the applicable Trustee, in trust, funds in the applicable currency in an amount sufficient to pay the 2009 Notes or the 2012 Notes, as the case may be, including any premium and interest payable thereon.

  Full Defeasance

   The Issuers can, under particular circumstances, effect a full defeasance of the Notes. This means the Issuers can legally release themselves from any payment or other obligations on the Notes if, among other things, the Issuers put in place the arrangements described below to repay the holders of the Notes and deliver certain certificates and legal opinions to the applicable Trustee:

(1) The Issuer must deposit in trust for the benefit of all direct holders of the Notes money or U.S. government or U.S. government agency notes or bonds (or, in some circumstances, depositary receipts representing these notes or bonds), or any combination thereof, that will generate enough cash to make interest, principal and any other payments on the Notes on their due dates;

(2) The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing holders of the Notes to be taxed on the Notes any differently than if the Issuers did not make the deposit and just repaid the Notes themselves. Under current federal income tax law, the deposit and the Issuers' legal release from the Notes would be treated as though the Issuers took back the Notes and gave each holder of the Notes such holder's share of the cash and notes or bonds deposited in trust. In that event, the holders of the Notes could recognize gain or loss on the Notes such holder gives back to the Issuers; and

(3) The Issuers must deliver to the applicable Trustee a legal opinion confirming the tax law change or IRS ruling described above.

   If the Issuers did accomplish full defeasance, the holders of the Notes would have to rely solely on the trust deposit for repayment on the Notes. The holders of the Notes could not look to the Issuers or the Guarantors for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of the Issuers lenders and other creditors if the Issuers ever became bankrupt or insolvent.

  Covenant Defeasance

   Under current federal income tax law, the Issuers can make the same type of deposit described above and be released from some of the restrictive covenants in the Indentures and the Notes. This is called "covenant defeasance." In that event, the holders of the Notes would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the Notes.

   If the Issuers accomplish covenant defeasance, the following provisions of the Indentures and the Notes would no longer apply:

(1) any covenants applicable to the Notes and described in this prospectus; and

(2) certain Events of Default relating to breach of covenants and acceleration of the maturity of other debt set forth in this prospectus.

   If the Issuers accomplish covenant defeasance, the holders of the Notes can still look to the Issuers for repayment of the Notes if a shortfall in the trust deposit occurred. If one of the remaining Events of Default occurs, for example, the Issuers' bankruptcy, and the Notes become immediately due and payable, there may be a shortfall. Depending on the event causing the Default, the holders of the Notes may not be able to obtain payment of the shortfall.

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   The Issuers may exercise their full defeasance option notwithstanding any prior exercise of their covenant defeasance option.

Book-Entry System and Form of Notes

   The Notes will be issued in the form of a single fully registered global note without coupons that will be deposited with The Depository Trust Company, New York, New York, or DTC, and registered in the name of its nominee, Cede & Co. This means that we will not issue certificates to each owner of Notes. One global note will be issued to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Notes. The participant will then keep a record of its clients who purchased the Notes. Unless it is exchanged in whole or in part for a certificated note, the global note may not be transferred, except that DTC, its nominees, and their successors may transfer the global note as a whole to one another.

   DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (Direct Participants) deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations.

   DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its Direct Participants are on file with the Commission.

   DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

   We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in the Notes evidenced by the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Direct Participants) and records of Direct Participants (with respect to beneficial interests of persons who hold through Direct Participants). Neither we nor the Trustees will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its Direct Participants relating to beneficial ownership interests in the Notes. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair your ability to own, pledge or transfer beneficial interests in the global note.

   So long as DTC or its nominee is the registered owner of the global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global note for all purposes under the Indentures. Except as described below, as an owner of a beneficial interest in Notes evidenced by the global note you will not be entitled to have any of the individual Notes represented by such global note registered in your name, you will not receive or be entitled to receive physical delivery of any such Notes in definitive form and you will not be considered the owner or holder thereof under the Indentures for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustees thereunder. Accordingly, you must rely on the procedures of DTC and, if you are not a Direct Participant, on the procedures of the Direct Participant through which you own your interest, to exercise any rights of a holder under the Indentures. We understand that, under existing industry practice, if we request any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the Indentures, DTC would authorize the Direct Participants holding the relevant beneficial interest to give or take such action, and such Direct Participants would authorize beneficial owners through such Direct Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

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   Payments of principal of, any premium, if any, and any interest or additional amount on, individual Notes represented by a global note registered in the name of the holder of the global note or its nominee will be made by the Trustees to or at the direction of the holder of the global note or its nominee, as the case may be, as the registered owner of the global note under the Indentures. Under the terms of the Indentures, we and the applicable Trustee may treat the persons in whose name Notes, including a global note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the Trustees has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest or additional amount payable thereon).

   We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant Direct Participants with such payments in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by Direct Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Direct Participants. Redemption notices with respect to any Notes will be sent to the holder of the global note (i.e., DTC, its nominee or any subsequent holder). If less than all of the Notes of any series are to be redeemed, we expect the holder of the global note to determine the amount of interest of each Direct Participant in the Notes to be redeemed by lot. Neither we, the Trustees, any paying agent nor the security registrar for such Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note for such Notes.

   Neither we nor the Trustees will be liable for any delay by the holder of a global note or DTC in identifying the beneficial owners of Notes and we and the Trustees may conclusively rely on, and will be protected in relying on, instructions from the holder of a global note or DTC for all purposes.

   The Notes, which are represented by the global note, will be exchangeable for certificate Notes with the same terms in authorized denominations only if:

  . DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

  . we determine not to require all of the Notes to be represented by a global note and notify the applicable Trustee of our decision, in which case we will issue individual Notes in denominations of $1,000 and integral multiples thereof.

Same Day Settlement and Payment

   We will make all payments of principal and interest in respect of the Notes in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. We expect that secondary trading in the certificated securities, if any, will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

Governing Law

   The Indentures and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

   "Acquired Debt" means Debt of a person or entity (1) existing at the time such person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such person or entity, in each case, other than Debt incurred in connection with, or in contemplation of, such person or entity becoming a Subsidiary or such acquisition. Acquired Debt is deemed to be incurred on the date of the related acquisition of assets from any person or entity or the date the acquired entity becomes a Subsidiary.

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   "Adjusted Book Value" means, as of any date (i) with respect to any Real
Estate Asset that was owned as of the date of the Indentures and continues to be owned by Ventas, Inc. or any of its Restricted Subsidiaries as of such date, the Real Estate Revenues specified for such Real Estate Asset on a schedule attached to the Indentures, divided by 0.10, (ii) with respect to any Real Estate Assets acquired after the date of the Indentures that are owned by Ventas, Inc. or any of its Restricted Subsidiaries as of such date, the cost (original cost plus capital improvements, before depreciation and amortization) of such Real Estate Asset and (iii) with respect to all other assets as of any date, the book value of such asset as of such date, in each case on a consolidated basis determined in accordance with GAAP.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings. No Person (other than Ventas, Inc. or any of its Restricted Subsidiaries) in whom a Special Purpose Entity makes an Investment in connection with a Qualified CMBS Transaction will be deemed to be an Affiliate of Ventas, Inc. or any of its Restricted Subsidiaries solely by reason of such Investment.

   "Annual Debt Service" as of any date means the amount which was expensed in the four consecutive fiscal quarters ending on the most recent Measurement Date for interest on Debt of Ventas, Inc. and its Restricted Subsidiaries excluding
(1) amortization of debt discount and deferred financing cost; (2) all gains and losses associated with interest rate swap agreements that are recognized in connection with the issuance of the Notes and the transaction contemplated by the Offering Memorandum relating to the issue and sale of the Original Notes and (3) the impact of that certain interest rate cap agreement between the Partnership and Bank of America, N.A., dated December 11, 2001.

   "Asset Sale" means:

(1) the sale, lease, conveyance or other disposition by Ventas, Inc. or any of its Restricted Subsidiaries of any assets, other than leases of Real Estates Assets and sales of products and services, in each case, in the ordinary course of business consistent with past practices; provided, however that the sale, conveyance or other disposition of all or substantially all of the assets of Ventas, Inc. or any of its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indentures described above under the caption "--Repurchase of Notes Upon a Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale" and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of Ventas, Inc.'s Restricted Subsidiaries or the sale of Equity Interests in any of Ventas, Inc.'s Restricted Subsidiaries;

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

(2) a transfer of assets between or among Ventas, Inc. or any of its Restricted Subsidiaries (other than any Permitted Joint Ventures);

(3) an issuance of Equity Interests by a Restricted Subsidiary to Ventas, Inc. or to another Restricted Subsidiary;

(4) the sale, lease or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

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(6) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Limitations on Restricted Payments" or any Permitted Investment;

(7) any Asset Swap;

(8) any issuance of Equity Interests (other than Disqualified Stock) by the Partnership in order to acquire assets used or useful in a Permitted Business; and

(9) any sale, transfer, conveyance or other disposition of assets of the type specified in the definition of "Qualified CMBS Transaction" to an Unrestricted Subsidiary for the Fair Market Value thereof, including cash received at the time of such sale, transfer, conveyance or disposition in an amount at least equal to 75% of the Adjusted Book Value thereof as determined in accordance with GAAP.

   "Asset Swap" means an exchange by Ventas, Inc. or any of its Restricted Subsidiaries of property or assets for property or assets of another Person; provided, however that (i) Ventas, Inc. or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such exchange at least equal to the Fair Market Value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of Ventas, Inc.'s or such Restricted Subsidiaries' Board of Directors set forth in an officers' certificate delivered to the applicable Trustee), and (ii) at least 75% of the consideration for such exchange constitutes assets or other property of a kind usable by Ventas, Inc. or any of its Restricted Subsidiaries in a Permitted Business; provided, however that any consideration not constituting assets or property of a kind usable by Ventas, Inc. or any of its Restricted Subsidiaries in a Permitted Business received by Ventas, Inc. or any of its Restricted Subsidiaries in connection with any exchange permitted to be consummated under "--Repurchase of Notes Upon an Asset Sale" shall constitute Net Proceeds subject to the provisions under "--Repurchase of Notes Upon an Asset Sale."

   "Board of Directors" means:

(1) with respect to a corporation, the Board of Directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

   "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close.

   "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means, with respect to any entity, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such entity and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof; provided, however, that leases of real property that provide for contingent rent based on the financial performance of the tenant shall not be deemed to be Capital Stock.

   "Cash Equivalents" means demand deposits, certificates of deposit or repurchase agreements with banks or financial institutions, marketable obligations of the United States of America or any of its agencies or instrumentalities, or any commercial paper or other obligation rated, at time of purchase, "P-2" or better by Moody's or "A-2" or better by S&P's and repurchase obligations with a term of not more than 10 days for underlying securities supported by the full faith and credit of the United States of America, and money market funds substantially all of whose investments constitute Cash Equivalents.

   "Change of Control" means (i) such time as any "person" or "group" (as such terms are defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting

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power of the Voting Stock of Ventas, Inc. on a fully diluted basis; provided, however that a person shall not be deemed to be the beneficial owner of securities subject to a merger, stock purchase, subscription or other agreement, if the acquisition of such securities is subject to conditions outside of such person's control, until such acquisition actually occurs; (ii) the first day on which the Partnership ceases to be a Restricted Subsidiary of Ventas, Inc. or (iii) the first day on which the Partnership fails to own 100% of the issued and outstanding Equity Interests of Ventas Capital Corporation.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Consolidated Income Available for Debt Service" for any period means Earnings from Operations of Ventas, Inc. and its Restricted Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (1) total interest expense of Ventas, Inc. and its Restricted Subsidiaries for such period, including interest or distributions on Debt of Ventas, Inc. and its Restricted Subsidiaries, (2) provision for taxes based on income or profits or the Tax Amount of Ventas, Inc. and its Restricted Subsidiaries for such period, to the extent that such provision for taxes or Tax Amount was included in computing such Consolidated Income Available for Debt Service, (3) amortization of debt discount and deferred financing costs, (4) provisions for gains and losses on properties,
(5) depreciation and amortization (excluding amortization of prepaid cash expenses that were paid in a prior period), (6) the effect of any non-cash charge resulting from a change in accounting principles in determining Earnings from Operations for such period, (7) amortization of deferred charges, and (8) the aggregate amount of all non-cash expenses (excluding any such non-cash expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), determined on a consolidated basis, to the extent such items increased or decreased Earnings from Operations for such period.

   "Consolidated Net Tangible Assets" means, as of any date, all tangible assets of Ventas, Inc. and its Restricted Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles and classified as such on the consolidated balance sheet of Ventas, Inc. and its Restricted Subsidiaries.

   "Consolidated Real Estate Revenues" means, with respect to any Person for any period, the aggregate of the Real Estate Revenues of such Person and its Restricted Subsidiaries for such period, on a consolidated basis determined in accordance with GAAP.

   "Credit Agreement" means that certain Credit Agreement, to be dated as of April 17, 2002, by and among the Partnership, Banc of America Securities LLC and the lenders party thereto providing for up to $350.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (whether or not with the original agents or lenders and whether or not contemplated under the original agreement relating thereto).

   "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (whether or not with the original agents or lenders and whether or not contemplated under the original agreement relating thereto).

   "Debt" of Ventas, Inc. or any of its Restricted Subsidiaries means, without duplication, any indebtedness of Ventas, Inc. or any Restricted Subsidiary, whether or not contingent, in respect of:

(1) borrowed money or evidenced by bonds, notes, debentures or similar instruments,

(2) indebtedness for borrowed money secured by any encumbrance existing on property owned by Ventas, Inc. or its Restricted Subsidiaries, to the extent of the lesser of (x) the amount of indebtedness so secured or (y) the Fair Market Value of the property subject to such encumbrance,

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(3) the reimbursement obligations in connection with any letters of credit actually drawn or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense, trade payable, conditional sale obligations or obligations under any title retention agreement,

(4) the principal amount of all obligations of Ventas, Inc. and its Restricted Subsidiaries with respect to redemption, repayment or other repurchase of any Disqualified Stock,

(5) any lease of property by Ventas, Inc. or any of its Restricted Subsidiaries as lessee which is reflected on Ventas, Inc.'s or such Restricted Subsidiaries' consolidated balance sheet as a Capitalized Lease Obligation, to the extent, in the case of items of indebtedness under clauses (1) through (5) above, that any such items would appear as a liability on Ventas, Inc.'s or such Restricted Subsidiaries' consolidated balance sheet in accordance with GAAP; or

(6) the liquidation preference of any Disqualified Stock of Ventas, Inc. or of any shares of preferred stock of any of its Restricted Subsidiaries.

   Debt also includes, to the extent not otherwise included, any obligation by Ventas, Inc. and its Restricted Subsidiaries to be liable for, or to pay, as obligor, Guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than Ventas, Inc. or any of its Restricted Subsidiaries); it being understood that Debt shall be deemed to be incurred by Ventas, Inc. or any of its Restricted Subsidiaries whenever Ventas, Inc. or such Restricted Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof; provided, however that a Person shall not be deemed to have incurred Debt (or be liable with respect to such Debt) by virtue of Standard Securitization Undertakings.

   Debt shall not include (a) Debt arising from agreements of Ventas, Inc. or any Restricted Subsidiary providing for indemnification, adjustment or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Debt incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition, (b) contingent obligations under performance bonds, performance guarantees, surety bonds, appeal bonds or similar obligations incurred in the ordinary course of business and consistent with past practices, or (c) bonds issued by Ventas Realty to residents of an assisted living facility owned by Ventas Realty and leased to and operated by Atria, Inc. and the related mortgage securing such bonds pursuant to contractual commitments in existence on the date of the Indentures. In the case of Debt as of any date issued with original issue discount, the amount of such Debt shall be the accreted value thereof as of such date.

   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Default Payment Date" means, with respect to the notes, each Interest Payment Date.

   "Disqualified Stock" means, with respect to any entity, any Capital Stock of such entity which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (other than pursuant to a change of control provision not materially more favorable to the holder thereof than as described under "Description of Notes-- Repurchase of Notes Upon a Change of Control"), (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or for Subordinated Debt), (2) is convertible into or exchangeable or exercisable for Debt, other than Subordinated Debt or Disqualified Stock, or
(3) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or for Subordinated Debt); in each case on or prior to the stated maturity of the Notes.

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   "Earnings from Operations" for any period means the consolidated net income of Ventas, Inc. and its Restricted Subsidiaries without reduction for any minority interests, excluding gains and losses on sales of investments, extraordinary items, distributions on equity securities, property valuation losses, and the net income of any Person, other than a Restricted Subsidiary of Ventas, Inc. (except to the extent of cash dividends or distributions paid to Ventas, Inc. or any Restricted Subsidiary) as reflected in the financial statements of Ventas, Inc. and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and excluding the cumulative effect of changes in accounting principles.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Excluded Joint Venture" means any Permitted Joint Venture created after the date of the Indentures; provided, however that the only Investments made by Ventas, Inc. and its Restricted Subsidiaries in such Permitted Joint Venture are made pursuant to clauses (10) or (11) of the definition of Permitted Investments or are Restricted Payments permitted by the covenant described above under the caption "Certain Covenants--Limitation on Restricted Payments."

   "Existing Debt" means Debt of Ventas, Inc. and its Restricted Subsidiaries (other than Debt under the Credit Agreement) in existence on the date of the Indentures, until such amounts are repaid.

   "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's length free market transaction between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of Ventas, Inc. in good faith.

   "Funds from Operations" for any period means Earnings from Operations for such period plus amounts that have been deducted, and minus amounts that have been added, for the following (without duplication): (1) provision for taxes of Ventas, Inc. and its Restricted Subsidiaries based on income, (2) amortization of debt discount and deferred financing costs, (3) provisions for gains and losses on properties and property depreciation and amortization, (4) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period, (5) amortization of deferred charges and (6) gains (and losses) associated with the partial termination of the interest rate swap agreement in connection with the issuances of the Notes and the repayment of existing floating rate Debt.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of determination.

   "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Debt.

   "Guarantors" means each of:

(1) Ventas, Inc.; and

(2) any other Restricted Subsidiary of Ventas, Inc. that executes a Guarantee of the Notes in accordance with the provisions of the Indentures;

and their respective successors and assigns; provided, however that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee of the Notes is released in accordance with the terms of the Indentures.

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   "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates.

   "Incur" means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however that any Debt or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Restricted Subsidiary. Neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Debt. The term "incurrence" when used as a noun shall have a correlative meaning.

   "Interest Payment Date" has the meaning set forth in the Indenture and the Notes.

   "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Ventas, Inc. or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Ventas, Inc. or such Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Ventas, Inc., Ventas, Inc. or such Restricted Subsidiary will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Subsidiary not sold or disposed. The acquisition by Ventas, Inc. or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by Ventas, Inc. or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified CMBS Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

   "Make-Whole Amount" means, in connection with any optional redemption of the Notes, the excess, if any, of:

(1) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date a notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or payment had not been made, over

(2) the aggregate principal amount of the Notes being redeemed or paid.

   "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

   "Net Proceeds" means the aggregate cash proceeds and Cash Equivalents received by Ventas, Inc. or any of its Restricted Subsidiaries in respect of any Asset Sale or Qualified CMBS Transaction (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any

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Asset Sale or Qualified CMBS Transaction), net of the (i) amount required to be distributed to the stockholders by Ventas, Inc. as a result of such Asset Sale or Qualified CMBS transaction in order to maintain its status as REIT under the Code and (ii) direct costs relating to such Asset Sale or Qualified CMBS Transaction, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or Qualified CMBS Transaction, taxes paid or payable as a result of the Asset Sale or Qualified CMBS Transaction and, without duplication, all distributions to equity holders in respect of taxes, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Debt, other than Debt under a Credit Facility, and appropriate amounts to be provided by Ventas, Inc. or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale or Qualified CMBS Transaction and retained by Ventas, Inc. or any Restricted Subsidiary, as the case may be, after such Asset Sale or Qualified CMBS Transaction, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or Qualified CMBS Transaction; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Proceeds.

   "Non-Recourse Debt" means Debt:

(1) as to which neither Ventas, Inc. nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), other than pursuant to Standard Securitization Undertakings, (b) is directly or indirectly liable as a Guarantor or otherwise, other than pursuant to Standard Securitization Undertakings, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Debt may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Debt (other than the Notes) of Ventas, Inc. or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment of the Debt to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Ventas, Inc. or any of its Restricted Subsidiaries, other than pursuant to Standard Securitization Undertakings.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

   "Permitted Business" means the definition assigned to such term in the Credit Agreement as in effect on the date of the Indentures plus any other business that Ventas, Inc. and its Restricted Subsidiaries are engaged in on the date of the Indentures and such business activities as are complementary, incidental, ancillary or related to, or are reasonable extensions of, the foregoing.

   "Permitted Debt" means:

(1) Permitted Refinancing Debt, and

(2) Debt under Credit Facilities in an aggregate principal amount (including all Permitted Refinancing Debt incurred with respect thereto) not to exceed at any one time outstanding an amount equal to $350.0 million less the aggregate amount of Net Proceeds of Asset Sales that have been applied since the date of the Indentures to repay Debt under Credit Facilities or Permitted Refinancing Debt incurred with respect thereto pursuant to clause
    (1) of the second paragraph of the covenant described above under the caption "--Repurchase of Notes Upon an Asset Sale." Debt outstanding under Credit Facilities on the date of the Indentures will be deemed to have been incurred pursuant to clause (2) of this definition.

   "Permitted Investments" means:

(1) any Investment in Ventas, Inc. or any of its Restricted Subsidiaries;

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(2) any Investment in Permitted Mortgage Investments in the ordinary course of business or in Cash Equivalents;

(3) any Investment by Ventas, Inc. or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

   (a) such Person becomes a Subsidiary of Ventas, Inc. or such Restricted Subsidiary and a Guarantor; or

   (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Ventas, Inc. or any of its Restricted Subsidiaries that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase of Notes Upon an Asset Sale";

(5) any acquisition of assets to the extent made in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Ventas, Inc. or the Partnership;

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations;

(8) intercompany Debt and Guarantees, in either case, to the extent permitted under the "Limitations on Incurrence of Debt" covenant;

(9) any Investment by Ventas, Inc. or any of its Restricted Subsidiaries acquired as a result of a transfer of assets to an Unrestricted Subsidiary in connection with a Qualified CMBS Transaction permitted by clause (9) of the definition of "Asset Sale";

(10) any Investment in Permitted Joint Ventures when taken together with all other Investments made pursuant to this clause (10) since the date of the Indentures does not to exceed the greater of (i) $50.0 million or (ii) 5% of Ventas, Inc.'s Consolidated Net Tangible Assets; and

(11) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the date of the Indentures does not to exceed $50.0 million.

   "Permitted Joint Venture" means any entity owned 50% or more by Ventas, Inc. and/or any of its Restricted Subsidiaries, if such entity (a) is engaged in a Permitted Business, (b) is designated as a Restricted Subsidiary(if more than 50% owned) and (c) Ventas has the right to appoint at least half of the Board of Directors or similar governing body of such entity.

   "Permitted Mortgage Investment" means any investment in a secured note, mortgage, deed of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other debt instruments, so long as such investment relates directly or indirectly to real property that constitutes or is used as a skilled nursing home center, hospital, personal healthcare facility, assisted living facility, independent living facility, continuum of care facility, life care facility, sheltered care facility, senior housing, senior living facility or other property customarily constituting an asset of a real estate investment trust specializing in healthcare or senior housing property.

   "Permitted Refinancing Debt" means any Debt of Ventas, Inc. or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of Ventas, Inc. or any of its Restricted Subsidiaries (other than intercompany
Debt); provided, however that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Debt extended, refinanced, renewed, replaced,

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   defeased or refunded (plus all accrued interest on the Debt and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Debt is incurred either by Ventas, Inc. or by the Restricted Subsidiary who is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

   "Prospectus" means the prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

   "Qualified CMBS Transaction" means any transaction or series of transactions entered into by Ventas, Inc. or any of its Restricted Subsidiaries pursuant to which Ventas, Inc. or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to an Unrestricted Subsidiary, or grants a security interest in, any Real Estate Assets or mortgage receivables (whether now existing or arising in the future) of Ventas, Inc. or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Real Estate Assets or mortgage receivables, all contracts and all guarantees or other obligations in respect of such Real Estate Assets or mortgage receivables, proceeds of such Real Estate Assets or mortgage receivables and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Real Estate Assets or mortgage receivables.

   "Real Estate Assets" means, as of any date, the real estate assets of such Person and its Restricted Subsidiaries on such date, on a consolidated basis determined in accordance with GAAP.

   "Real Estate Revenues" means, with respect to any Real Estate Asset of Ventas, Inc. and its Restricted Subsidiaries owned as of the date of the Indentures, the rental revenues generated by such Real Estate Asset for Ventas, Inc. during the four-quarter period ending March 31, 2002, all as set forth on a schedule attached to the Indentures.

   "Reinvestment Rate" means 0.50% plus the arithmetic mean of the yields under the respective heading Week Ending published in the most recent Statistical Release under the caption Treasury Constant Maturities for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

   "Replacement Assets" mean properties or assets (other than current assets) that are used or useful in a Permitted Business.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

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   "Restricted Subsidiary" of a Person means any Subsidiary of the referent
Person that is not an Unrestricted Subsidiary.

   "S&P's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

   "Secured Debt" means, for any Person, Debt secured by a mortgage, lien, charge, pledge or security interest or other encumbrance on the property of such Person or any of its Restricted Subsidiaries.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Shelf Registration Statement" has the meaning set forth in Section 4 of the registration rights agreement.

   "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Ventas, Inc. or any Restricted Subsidiary which are reasonably customary in a Qualified CMBS Transactions by the parent or sponsoring entity.

   "Statistical Release" means that statistical release designated H.15(519) or any successor publication that is published weekly by the Federal Reserve System and that establishes annual yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index we designate.

   "Subordinated Debt" means Debt which by the terms of such Debt is subordinated in right of payment to the principal of and interest and premium, if any, on the Notes or any Guarantee thereof.

   "Subsidiary" means, for any Person, any corporation or other entity of which a majority of the Voting Stock is owned, directly or indirectly, by such Person or one or more other Subsidiaries of such Person.

   "Tax Amount" means, with respect to any Person for any period, the combined federal, state and local income taxes that would be paid by such Person if it were a Delaware corporation filing separate tax returns with respect to its Taxable Income for such Period; provided, however, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would have arisen if such Person were a Delaware corporation shall be taken into account. Notwithstanding anything to the contrary, Tax Amount shall not include taxes resulting from such Person's reorganization as or change in the status to a corporation.

   "Taxable Income" means, with respect to any Person for any period, the taxable income or loss of such Person for such period for federal income tax purposes; provided, however that (i) all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss, (ii) any basis adjustment made in connection with an election under Section 754 of the Code shall be disregarded and (iii) such taxable income shall be increased or such taxable loss shall be decreased by the amount of any interest expense incurred by such Person that is not treated as deductible for federal income tax purposes by a partner or member of such Person.

   "10% Stockholder" means any Person who beneficial owns 10% or more of the total voting power of the Voting Stock of Ventas, Inc.

   "Total Assets" means, for any Person as of any date, the sum of (i) in the case of any Real Estate Assets that were owned as of the date of the Indentures and that are owned as of such date, the Real Estate Revenues specified for such Real Estate Assets on a schedule attached to the Indentures, divided by .10, plus (ii) the cost (original cost plus capital improvements before depreciation and amortization) of all Real Estate Assets acquired after the date of the Indentures that are then owned by Ventas, Inc. or any Restricted Subsidiaries and (iii) the book value of all assets (excluding Real Estate Assets and intangibles) of such Person and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP.

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   "Total Unencumbered Assets" means, for any Person as of any date, the Total
Assets of such Person and its Restricted Subsidiaries as of such date, that do not secure any portion of Secured Debt, on a consolidated basis determined in accordance with GAAP.

   "Unrestricted Subsidiary" means (i) Ventas Specialty I, Inc., Ventas Finance I, Inc., Ventas Specialty I, LLC and Ventas Finance I, LLC, and (ii) any Subsidiary of Ventas, Inc. or any successor to any of them, other than the Partnership and Ventas Capital Corporation, that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1) has no Debt other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Ventas, Inc. or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Ventas, Inc. or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Ventas, Inc.;

(3) is a Person with respect to which neither Ventas, Inc. nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of Ventas, Inc. or any of its Restricted Subsidiaries, other than pursuant to Standard Securitization Undertakings; and

(5) has at least one director on its Board of Directors that is not a director or executive officer of Ventas, Inc. or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Ventas, Inc. or any of its Restricted Subsidiaries.

   Any designation of a Subsidiary of Ventas, Inc. as an Unrestricted Subsidiary will be evidenced to the Trustees by filing with the applicable Trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Limitations on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indentures and any Debt of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Ventas, Inc. as of such date and, if such Debt is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Limitations on Incurrence of Debt," Ventas, Inc. will be in default of such covenant.

   "Unsecured Debt" means, for any Person, any Debt of such Person or its Restricted Subsidiaries which is not Secured Debt.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Debt, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Debt.

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           MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general discussion of certain United States federal income tax considerations relevant to participants in the Exchange Offer and holders of the Notes. This discussion is based upon the Code, Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.

   This discussion does not deal with all aspects of United States federal income taxation that may be important to participants in the Exchange Offer and holders of the Notes, and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all tax consequences that may be important to particular participants or purchasers in light of their personal circumstances, or to certain types of participants or purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who hold the Notes in connection with a straddle, hedge, conversion transaction or any similar or hybrid financial instrument) that may be subject to special rules. This discussion assumes that each holder holds the Notes as a capital asset within the meaning of section 1221 of the Code.

   For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a United States person. The term "United States person" means a citizen or resident of the United States, a corporation or partnership (including any entity taxed as a partnership for United States federal income tax purposes) organized in the United States or any state thereof, an estate, the income of which is includible in income for United States federal income tax purposes regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, the term "Non-U.S. Holder" does not include a trust that has elected under applicable Treasury Regulations to retain its pre-August 20, 1996 classification as a United States person.

   PROSPECTIVE PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THE EXCHANGE OFFER AND THEIR OWNERSHIP AND DISPOSITION OF THE NOTES AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

Tax Considerations Applicable to United States Persons

   Interest on the Notes. Interest paid on the Notes will be taxable to a holder as ordinary interest income at the time that such interest is accrued or (actually or constructively) received in accordance with the holder's method of tax accounting and in the amount of each payment. We expect that the Notes will not be issued with original issue discount within the meaning of the Code.

   Liquidated Damages on the Notes. We intend to treat our obligation to pay liquidated damages (see "Description of notes--Registration rights") as an "incidental contingency" for United States federal income tax purposes and, in accordance with such treatment, any payment of liquidated damages should be subject to tax when such interest is accrued or (actually or constructively) received in accordance with the holder's method of tax accounting. Regardless of our position, however, the IRS may take the contrary position that our obligation to pay liquidated damages is not an incidental contingency, which, if upheld, could affect the timing of both the United States person's recognition of income from the Notes and our deduction with respect to the payments of liquidated damages.

   If we fail to register the New Notes for sale to the public, holders should consult their tax advisers concerning the appropriate tax treatment of the payment of liquidated damages on the Notes.

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   Sale or Exchange of the Notes.  In general, a holder of the Notes will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Notes measured by the difference between the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest, which will be taxable as such) and the holder's adjusted tax basis in the Notes. A holder's adjusted tax basis in the Notes generally will equal the cost of the Notes to the holder increased by the amount of market discount, if any, previously taken into income by the holder or decreased by any bond premium theretofore amortized by the holder with respect to the Notes. Subject to the market discount rules discussed below, the gain or loss on the disposition of the Notes will be capital gain or loss and will be long-term gain or loss if the Notes have been held for more than one year at the time of such disposition.

   Market Discount. The resale of the Notes may be affected by the "market discount" provisions of the Code. For this purpose, but subject to a de minimis exception, the market discount on a Note will generally be equal to the amount, if any, by which the stated redemption price at maturity of the Note immediately after its acquisition exceeds the holder's tax basis in the Note. Unless the election described below is made to include accrued market discount in income currently, these provisions generally require a holder of a Note acquired at a market discount to treat as ordinary income any gain recognized on the disposition of the Note to the extent of the "accrued market discount" on the Note at the time of disposition. In general, market discount on a Note will be treated as accruing on a straight-line basis over the term of the Note, or, at the election of the holder, under a constant yield method. Holders may elect to include accrued market discount in income currently with respect to all market discount bonds acquired on or after the first day of the first taxable year for which the election is effective and for any such bond on either a straight-line or constant yield basis. In the absence of such election, a holder of the Notes acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Notes until the Notes are disposed of in a taxable transaction.

Tax Considerations Applicable to Non-U.S. holders

   Interest on the Notes. Generally, and assuming certain certification requirements are satisfied (which include identification of the beneficial owner of Notes), interest paid on the Notes to a Non-U.S. Holder will not be subject to United States federal income tax if (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder and (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote, is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business and is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the Code.

   The certification requirements mentioned above generally require that either
(i) the beneficial owner of a Note certify to us (or our paying agent) that such beneficial owner is a Non-U.S. Holder and provide such owner's name, address and taxpayer identification number, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the Note on behalf of the beneficial owner certify that such certificate has been received from the beneficial owner and a copy of such certificate is furnished to us (or our paying agent). Applicable Treasury Regulations also provide alternative methods for satisfying the certification requirements. These regulations also require, in the case of Notes held by a foreign partnership, that (i) the certification be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule applies in the case of tiered partnerships.

   A holder that is not exempt from tax under these rules will be subject to United States federal income tax withholding at a rate of 30% or a lower applicable treaty rate unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally. Corporate Non-U.S. Holders that receive interest income that is effectively connected with the conduct of a trade or business within the United States may also be subject to an additional "branch profits" tax on such income. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

   Sales or Exchange of the Notes. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition of the Notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder; (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Notes as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present; or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of United States federal income tax law applicable to certain United States expatriates. Corporate Non-U.S. Holders recognizing effectively connected gain may also be subject to an additional "branch profits" tax on such gain. Non-U.S. Holders should consult applicable income tax treaties which may provide different rules.

   Federal Estate Taxes. A Note beneficially owned by an individual who is not domiciled in the United States for United States federal estate tax purposes at the time of his or her death generally will not be subject to United States federal estate tax as a result of such individual's death, provided that (i) such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and (ii) interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

Information Reporting and Backup Withholding

   United States Persons. Information reporting and backup withholding may apply to payments of interest on or the proceeds of the sale or other disposition of the Notes with respect to certain non-corporate United States person. Such United States person generally will be subject to backup withholding unless the recipient of the payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the United States person's federal income tax, upon furnishing the required information to the IRS.

   Non-U.S. Holders. Generally, information reporting and backup withholding of United States federal income tax may apply to payments of principal, interest and premium (if any) to Non-U.S. Holders if the payee fails to certify that the holder is not a United States person or if we or our paying agent has actual knowledge that the payee is a United States person. The backup withholding tax generally will not apply to interest paid to Non-U.S. Holders outside the United States that are subject to withholding as discussed above (see "--Tax Considerations Applicable to Non-U.S. Holders--Interest on the Notes") or that perfect their eligibility for the benefits of a tax treaty that reduces or eliminates such withholding.

   The payment of the proceeds on the disposition of the Notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of the Notes to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business or a foreign partnership in which United States persons hold more than 50% of the income or capital interests or which is engaged in a United States trade or business at any time during its tax year, information reporting will apply unless the broker has documentary evidence of the owner's status as a Non-U.S. Holder and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from the dispositions if the broker has actual knowledge that the payee is a United States person.

Consequences of the Exchange Offer to Exchanging and Nonexchanging Holders

   The exchange of an Original Note for a New Note pursuant to the Exchange Offer will not constitute a taxable exchange for United States federal income tax purposes because the New Note will not be considered to differ materially in kind or extent from the Original Note exchanged therefor. Accordingly, a New Note will be treated for United States federal income tax purposes as a continuation of a Note in your hands, with the result that (1) you will not recognize any gain or loss on the exchange; (2) the holding period for a New Note will include the holding period for the Original Note for which it was exchanged; and (3) the adjusted tax basis of a New Note immediately after the exchange will be the same as the adjusted tax basis of the Original Note for which it was exchanged.

   The Exchange Offer will not have any United States federal income tax consequences to a nonexchanging holder of Original Notes.

                             PLAN OF DISTRIBUTION


   Each broker-dealer that receives New Notes for its own account in the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. Each letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of New Notes received in exchange for Original Notes where those Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. The Issuers and the Guarantors have agreed, if requested by such a participating broker-dealer, to use their respective commercially reasonable efforts to keep the registration statement of which this prospectus is a part continuously effective for a period not to exceed 30 days after the date on which the registration statement is declared effective, or such longer period if extended under certain circumstances, for use in connection with any resale of this kind. In addition, until September 19, 2002 (90 days after the date of this prospectus) all dealers effecting transactions in the Notes may be required to deliver a prospectus.


   We and the Issuers will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions. These sales may be made in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of these methods of resale, and may be at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale of this kind may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and/or the purchasers of any of these New Notes. Any broker-dealer that resells New Notes that were received by it for its own account in the Exchange Offer and any broker or dealer that participates in a distribution of these New Notes may be deemed to be an underwriter within the meaning of the Securities Act. If this is the case, any profit of any of these resales of New Notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. Each letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

   The Issuers and Guarantors have agreed to pay all expenses incident to the exchange offer, other than the expenses of counsel for the holder of the Original Notes and commissions or concessions of any brokers or dealers. The Issuers and Guarantors have also agreed to indemnify the holders of the Original Notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Willkie Farr & Gallagher, New York, New York, will pass upon the validity of the New Notes and related guarantees offered in this prospectus for the Issuers and the Guarantors.

                                    EXPERTS

   The consolidated financial statements (including the schedules incorporated by reference in such consolidated financial statements) of Ventas, Inc. at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in this prospectus and the registration statement of which this prospectus is a part have been audited by Ernst &Young LLP, independent auditors, as set forth in their reports thereon appearing and incorporated by reference herein. The financial statements referred to above are included in this prospectus and such registration statement in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the Commission. We have also filed with the Commission a registration statement on Form S-4 to register the New Notes being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about the Issuers and the Guarantors and the New Notes offered in this prospectus, you should refer to the registration statement and its exhibits.


   Our Commission filings are available on the Commission's Web site at www.sec.gov. You also may read and copy any documents we file at the Commission's public reference rooms in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. You can also obtain information about us from the New York Stock Exchange at 20 Broad Street, New York, New York 10005.


                          INCORPORATION BY REFERENCE

   We are incorporating by reference in the prospectus the information we file with the Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the commission will automatically update and supersede this information. We are incorporating by reference our documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement of which this prospectus is a part and prior to the termination of this offering or after the date of such initial registration statement and before the effective date of the registration statement.

  .   Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

  .   Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; and


  . Current reports on Forms 8-K filed January 2, 2002, January 3, 2002, January 31, 2002, April 3, 2002, April 15, 2002, April 18, 2002, April
      24, 2002, May 16, 2002, May 24, 2002 (other than with respect to the information reported under Item 9 of that report), June 5, 2002 and June 19, 2002.


   You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      General Counsel
      Ventas, Inc.
      4360 Brownsboro Road
      Suite 115
      Louisville, Kentucky 40207
      (502) 357-9000

   You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND CONDENSED CONSOLIDATED FINANCIAL
                            STATEMENTS (UNAUDITED)


Report of Independent Auditors..................................................................  F-2
Consolidated Balance Sheets--As of December 31, 2001 and 2000...................................  F-3
Consolidated Statements of Operations--Years ended December 31, 2001, 2000 and 1999.............  F-4
Consolidated Statements of Stockholder's Equity (Deficit)--Years ended December 31, 2001, 2000 and 1999......................................................................................  F-5
Consolidated Statements of Cash Flows--Years ended December 31, 2001, 2000 and 1999.............  F-6
Notes to Consolidated Financial Statements......................................................  F-7

Condensed Consolidated Balance Sheets--As of March 31, 2002 and December 31, 2001 (unaudited)... F-46
Condensed Consolidated Statements of Income--Three months ended March 31, 2002 and
  March 31, 2001 (unaudited).................................................................... F-47
Condensed Consolidated Statements of Comprehensive Income--Three months ended March 31, 2002 and March 31, 2001 (unaudited)................................................................ F-48
Condensed Consolidated Statements of Cash Flows--Three months ended March 31, 2002 and March 31,
  2001 (unaudited).............................................................................. F-49
Notes to Condensed Consolidated Financial Statements (unaudited)................................ F-50

                        REPORT OF INDEPENDENT AUDITORS

Ventas, Inc. Stockholders and Board of Directors

   We have audited the accompanying consolidated balance sheets of Ventas, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ventas, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

   As discussed in Note 2 to the consolidated financial statements, in 2001 the Company changed its method of accounting for derivative instruments.

                                          /S/  ERNST & YOUNG LLP

Louisville, Kentucky
February 8, 2002

                          CONSOLIDATED BALANCE SHEETS

                                                                                        December 31,
                                                                                   ----------------------
                                                                                      2001        2000
                                                                                   ----------  ----------
                                                                                   (dollars in thousands)
Assets
Real estate investments:
   Land........................................................................... $  119,771  $  120,151
   Building and improvements......................................................  1,056,067   1,055,992
                                                                                   ----------  ----------
                                                                                    1,175,838   1,176,143
   Accumulated depreciation.......................................................   (369,502)   (327,598)
                                                                                   ----------  ----------
       Total net real estate investments..........................................    806,336     848,545
Cash and cash equivalents.........................................................     18,596      87,401
Restricted cash...................................................................     20,773      26,893
Recoverable federal income taxes, restricted in 2000..............................         --       3,211
Investment in Kindred Healthcare, Inc. common stock...............................     55,118          --
Kindred Healthcare, Inc. common stock reserved for distribution...................     17,086          --
Deferred financing costs, net.....................................................     14,153      10,875
Notes receivable from employees...................................................      3,635       3,422
Other.............................................................................      6,162         798
                                                                                   ----------  ----------
       Total assets............................................................... $  941,859  $  981,145
                                                                                   ==========  ==========
Liabilities and stockholders' equity (deficit)
Liabilities:
   Notes payable and other debt................................................... $  848,368  $  886,385
   United States Settlement.......................................................     54,747      96,493
   Deferred gain on partial termination of interest rate swap agreement...........         --      21,605
   Deferred revenue...............................................................     21,027          --
   Interest rate swap agreements..................................................     27,430          --
   Accrued dividend...............................................................     17,910      19,846
   Accounts payable and other accrued liabilities.................................     18,154      13,720
   Other liabilities--disputed tax refunds and accumulated interest...............     14,903      30,104
   Deferred income taxes..........................................................     30,394      30,506
                                                                                   ----------  ----------
       Total liabilities..........................................................  1,032,933   1,098,659
                                                                                   ----------  ----------

Commitments and contingencies

Stockholders' equity (deficit):
   Preferred stock, 10,000 shares authorized, unissued............................         --          --
   Common stock, $0.25 par value; authorized 180,000 shares; issued 73,608 shares
     in 2001 and 2000.............................................................     18,402      18,402
   Capital in excess of par value.................................................    122,468     132,228
   Unearned compensation on restricted stock......................................     (1,000)     (1,338)
   Accumulated other comprehensive income.........................................     36,174          --
   Retained earnings (deficit)....................................................   (134,088)   (121,323)
                                                                                   ----------  ----------
                                                                                       41,956      27,969
   Treasury stock--4,723 shares in 2001 and 5,172 shares in 2000..................   (133,030)   (145,483)
                                                                                   ----------  ----------
       Total stockholders' equity (deficit).......................................    (91,074)   (117,514)
                                                                                   ----------  ----------
       Total liabilities and stockholders' equity (deficit)....................... $  941,859  $  981,145
                                                                                   ==========  ==========

         See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  Year Ended December 31,
                                                                           ----------------------------------------
                                                                              2001         2000          1999
                                                                             ------       ------        ------
                                                                           (in thousands, except per share amounts)
Revenues:
   Rental income.......................................................... $185,152      $232,841      $228,600
   Gain on sale of Kindred common stock...................................   15,425            --            --
   Interest and other income..............................................    4,004         9,481         4,391
                                                                           --------      --------      --------
       Total revenues.....................................................  204,581       242,322       232,991
                                                                           --------      --------      --------
Expenses:
   General and administrative.............................................   10,244         9,613         7,767
   Professional fees......................................................    4,658        10,813        12,527
   Non-recurring employee severance costs.................................       --           355         1,272
   United States Settlement...............................................       --        96,493            --
   Loss on uncollectible amounts due from tenants.........................       --        48,328        34,418
   Loss on impairment of assets...........................................       --            --         1,927
   Amortization of restricted stock grants................................    1,734         1,339         1,304
   Depreciation...........................................................   42,038        42,264        42,742
   Interest...............................................................   87,032        95,319        88,753
   Interest on United States Settlement...................................    4,592            --            --
                                                                           --------      --------      --------
       Total expenses.....................................................  150,298       304,524       190,710
                                                                           --------      --------      --------
Income (loss) before gain on disposal of real estate assets, provision for
  income taxes and extraordinary loss.....................................   54,283       (62,202)       42,281
Provision for income taxes................................................    2,685            --            --
                                                                           --------      --------      --------
Income (loss) before gain on disposal of real estate assets and
  extraordinary loss......................................................   51,598       (62,202)       42,281
Net gain on real estate disposals.........................................      290           957           254
                                                                           --------      --------      --------
Income (loss) before extraordinary loss...................................   51,888       (61,245)       42,535
Extraordinary loss on extinguishment of debt..............................   (1,322)       (4,207)           --
                                                                           --------      --------      --------
Net income (loss)......................................................... $ 50,566      $(65,452)     $ 42,535
                                                                           ========      ========      ========
Earnings (loss) per common share:
   Basic:
       Income (loss) before extraordinary loss............................ $   0.76      $  (0.90)     $   0.63
       Extraordinary loss on extinguishment of debt.......................    (0.02)        (0.06)           --
                                                                           --------      --------      --------
       Net income (loss).................................................. $   0.74      $  (0.96)     $   0.63
                                                                           ========      ========      ========
   Diluted:
       Income (loss) before extraordinary loss............................ $   0.75      $  (0.90)     $   0.63
       Extraordinary loss on extinguishment of debt.......................    (0.02)        (0.06)           --
                                                                           --------      --------      --------
       Net income (loss).................................................. $   0.73      $  (0.96)     $   0.63
                                                                           ========      ========      ========
Weighted average number of shares outstanding, basic......................   68,409        68,010        67,754
Weighted average number of shares outstanding, diluted....................   69,363        68,131        67,989


         See accompanying notes to consolidated financial statements.

           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
             For the Years ended December 31, 2001, 2000 and 1999

                                                            Unearned     Accumulated
                                               Capital in Compensation      Other     Retained
                                       Common  Excess of  on Restricted Comprehensive Earnings    Treasury
                                       Stock   Par Value      Stock        Income     (Deficit)    Stock      Total
                                       ------- ---------- ------------- ------------- ---------  ---------  ---------
                                                                   (dollars in thousands)
Balance at December 31, 1998.......... $18,402  $140,103     $(1,962)     $     --    $  (9,637) $(155,915) $  (9,009)
Net income for the year ended December
 31, 1999.............................      --        --          --            --       42,535         --     42,535
Dividends to common stockholders--
 $0.39 per share......................      --        --          --            --      (26,489)        --    (26,489)
Proceeds from issuance of shares for
 stock incentive plans................      --       (58)         --            --           --         62          4
Grant of restricted stock, net of
 forfeitures..........................      --      (232)     (1,512)           --           --      1,744         --
Amortization of restricted stock
 grants...............................      --       (90)      1,394            --           --         --      1,304
                                       -------  --------     -------      --------    ---------  ---------  ---------
Balance at December 31, 1999..........  18,402   139,723      (2,080)           --        6,409   (154,109)     8,345
Net loss for the year ended December
 31, 2000.............................      --        --          --            --      (65,452)        --    (65,452)
Dividends to common stockholders--
 $0.91 per share......................      --        --          --            --      (62,280)        --    (62,280)
Proceeds from issuance of shares for
 stock incentive plans................      --      (168)         --            --           --        190         22
Grant of restricted stock, net of
 forfeitures..........................      --    (7,327)       (597)           --           --      8,436        512
Amortization of restricted stock
 grants...............................      --        --       1,339            --           --         --      1,339
                                       -------  --------     -------      --------    ---------  ---------  ---------
Balance at December 31, 2000..........  18,402   132,228      (1,338)           --     (121,323)  (145,483)  (117,514)

Comprehensive Income
  Net income..........................      --        --          --            --       50,566         --     50,566
  Cumulative effect from change in
   accounting for derivatives.........      --        --          --        17,476           --         --     17,476
  Unrealized loss on interest rate
   swap...............................      --        --          --       (23,301)          --         --    (23,301)
  Unrealized gain on Kindred common
   stock..............................      --        --          --        41,999           --         --     41,999
                                                                                                            ---------
Comprehensive Income..................                                                                         86,740
Dividends to common stockholders--
 $0.92 per share......................      --        --          --            --      (63,331)        --    (63,331)
Proceeds from issuance of shares for
 Stock Plans, net.....................      --    (3,383)         --            --           --      3,936        553
Grant of restricted stock.............      --    (6,377)     (1,396)           --                   8,517        744
Amortization of restricted stock
 grants...............................      --        --       1,734            --           --         --      1,734
                                       -------  --------     -------      --------    ---------  ---------  ---------
Balance at December 31, 2001.......... $18,402  $122,468     $(1,000)     $ 36,174    $(134,088) $(133,030) $ (91,074)
                                       =======  ========     =======      ========    =========  =========  =========

         See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        Years Ended December 31,
                                                                                    -------------------------------
                                                                                       2001       2000       1999
                                                                                    ---------  ---------  ---------
                                                                                         (dollars in thousands)
Cash flows from operating activities:
    Net income (loss).............................................................. $  50,566  $ (65,452) $  42,535
    Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation..................................................................    42,038     42,264     42,803
     Amortization of deferred financing costs......................................     2,332      3,236      6,049
     Amortization of restricted stock grants.......................................     1,734      1,339      1,304
     Normalized rents..............................................................         2       (117)      (140)
     Loss on impairment of assets..................................................        --         --      1,927
     Gain on sale of assets........................................................   (15,715)      (957)      (254)
     Extraordinary loss on extinguishment of debt..................................     1,322      4,207         --
     United States Settlement......................................................        --     96,493         --
     Amortization of deferred revenue..............................................    (1,673)        --         --
     Other.........................................................................        49         --         --
    Changes in operating assets and liabilities:
     Decrease in amount due from Kindred, Inc......................................        --         --      6,967
     Decrease (increase) in restricted cash........................................     6,120    (26,893)        --
     Decrease (increase) in accounts receivable and other assets...................    (1,400)    23,378    (27,025)
     Increase (decrease) in accounts payable and accrued and other liabilities.....    (5,482)     7,840     29,414
                                                                                    ---------  ---------  ---------
       Net cash provided by operating activities...................................    79,893     85,338    103,580
Cash flows from investing activities:
    Purchase of furniture and equipment............................................    (1,117)        --       (299)
    Sale of real estate properties.................................................       670      5,170        254
    Proceeds from sale of Kindred Healthcare, Inc. common stock....................     3,420         --         --
    Repayment (issuance) of notes receivable from employees........................      (213)       189        416
                                                                                    ---------  ---------  ---------
       Net cash provided by investing activities...................................     2,760      5,359        371
Cash flows from financing activities:
    Net change in borrowings under revolving line of credit........................        --         --    173,143
    Proceeds from long-term debt...................................................   225,000         --         --
    Repayment of long-term debt....................................................  (263,017)   (87,862)  (130,023)
    Proceeds from partial termination of interest rate swap agreement..............        --         --     21,605
    Payment of deferred financing costs............................................    (6,932)   (12,616)    (2,935)
    Payment on the United States Settlement........................................   (41,746)        --         --
    Issuance of common stock.......................................................       503         22          4
    Cash distribution to stockholders..............................................   (65,266)   (42,434)   (26,489)
                                                                                    ---------  ---------  ---------
       Net cash provided by (used in) financing activities.........................  (151,458)  (142,890)    35,305
                                                                                    ---------  ---------  ---------
Increase (decrease) in cash and cash equivalents...................................   (68,805)   (52,193)   139,256
Cash and cash equivalents at beginning of year.....................................    87,401    139,594        338
                                                                                    ---------  ---------  ---------
Cash and cash equivalents at end of year........................................... $  18,596  $  87,401  $ 139,594
                                                                                    =========  =========  =========
Supplemental disclosure of cash flow information:
    Interest paid including swap payments and receipts............................. $  84,700  $  91,080  $  86,125
                                                                                    =========  =========  =========
Supplemental schedule of non cash activities:
    Receipt of Kindred Healthcare, Inc. common stock............................... $  18,200         --         --
                                                                                    =========  =========  =========

         See accompanying notes to consolidated financial statements.

                                 VENTAS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1--Description of Business

   Ventas, Inc. ("Ventas" or the "Company") is a Delaware corporation that elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for the year ended December 31, 1999. The Company believes that it has satisfied the requirements to qualify as a REIT for the years ended December 31, 2000 and 2001. The Company intends to continue to qualify as a REIT for the year ending December 31, 2002 and subsequent years. It is possible that economic, market, legal, tax or other considerations may cause the Company to fail, or elect not, to qualify as a REIT. The Company owns a geographically diverse portfolio of healthcare related facilities which consisted of 44 hospitals, 216 nursing facilities and eight personal care facilities in 36 states as of December 31, 2001. The Company and its subsidiaries lease these facilities to healthcare operating companies under "triple-net" or "absolute net" leases. Kindred Healthcare, Inc. and its subsidiaries (collectively, "Kindred") lease 210 of the Company's nursing facilities and all of the Company's hospitals as of December 31, 2001. The Company conducts substantially all of its business through a wholly owned operating partnership, Ventas Realty, Limited Partnership ("Ventas Realty") and an indirect, wholly owned limited liability company, Ventas Finance I, LLC ("Ventas Finance"). The Company operates in one segment which consists of owning and leasing healthcare facilities and leasing or subleasing such facilities to third parties.

   As a result of the Kindred bankruptcy proceedings, the Company suspended the implementation of its original business strategy in 1999 and continued such suspension through 2001. The Company's current business strategy is preserving and maximizing stockholders' capital by means that include (a) the reduction of the amount of the Company's indebtedness and a reduction of the average all-in cost of the Company's indebtedness and (b) the implementation of a measured and disciplined diversification and growth program to reduce the Company's dependence on Kindred. The ability of the Company to pursue certain of these objectives may be restricted by the terms of the Company's Amended and Restated Credit, Security, Guaranty and Pledge Agreement dated January 31, 2000 (the "Credit Agreement").

Note 2--Summary of Significant Accounting Policies

  Change in Accounting Principle

   In June of 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. As discussed in "Note 5--Borrowing arrangements," the Company uses derivative instruments to protect against the risk of interest rate movements on future cash flows under its variable rate debt agreements. On January 1, 2001, the Company adopted SFAS No. 133, and at that time, designated anew the derivative instruments in accordance with the requirements of the new standard. The adoption of the standard as of January 1, 2001 resulted in the recognition of a liability of $4.1 million to reflect the fair value of the Company's interest rate swap agreement and an identical reduction to other comprehensive income, a component of stockholders' equity. In addition, the $21.6 million deferred gain recognized on a terminated derivative position (See "Note 5--Borrowing Arrangements") was reclassified to other comprehensive income, resulting in a cumulative adjustment to other comprehensive income of $17.5 million. The FASB continues to issue interpretive guidance that could require changes in the Company's application of the standard. SFAS No. 133 may increase or decrease reported net income and stockholders' equity prospectively, depending on future levels of interest rates, the computed "effectiveness" of the derivatives, as that term is defined by SFAS No. 133, and

                                 VENTAS, INC.

other variables affecting the fair values of derivative instruments and hedged items, but will have no effect on cash flows. The Company reported its derivative instruments at fair value on the Consolidated Balance Sheet. Changes in the fair value of derivatives deemed to be eligible for hedge accounting are reported in Accumulated Other Comprehensive Income. Changes in fair value of derivative instruments that are not hedges are reported in the Statement of Operations. See "Note 5--Borrowing Arrangements." The fair value of the Company's derivative instruments are estimated by a third party consultant.

  Basis of Presentation

   The consolidated financial statements include the accounts of the Company, Ventas Realty, Ventas Finance and all direct and indirect wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Reclassifications

   Certain prior year amounts have been reclassified to conform to the current year presentation.

  Real Estate Investments

   Investments in real estate properties are recorded at cost. The cost of the properties acquired is allocated between land and buildings based generally upon independent appraisals. Depreciation for buildings is recorded on the straight-line basis, using estimated useful lives ranging from 20 to 50 years.

  Impairment of Assets

   Provisions for impairment losses related to long-lived assets, if any, are recognized when expected future cash flows are less than the carrying values of the assets. If indicators of impairment are present, the Company evaluates the carrying value of the related real estate investments in relationship to the future undiscounted cash flows of the underlying operations. The Company adjusts the net book value of leased properties and other long-lived assets to fair value, if the sum of the expected future cash flow or sales proceeds is less than book value. During the fourth quarter of 1999, a tenant at one of the Company's facilities ceased paying rent on the facility leased by it and filed for protection under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Company deemed the asset to be impaired and recorded an impairment loss of $1.9 million to write down the asset to its estimated fair value as of December 31, 1999.

  Cash Equivalents

   Cash equivalents consist of highly liquid investments with a maturity date of three months or less when purchased. These investments are stated at cost which approximates fair value.

  Comprehensive Income

   SFAS No. 130, "Reporting Comprehensive Income," establishes guidelines for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income includes net income and all other non-owner changes in stockholders' equity during a period including unrealized gains and losses on equity securities classified as available-for-sale and unrealized fair value adjustments on certain derivative instruments.

  Marketable Equity Securities

   Marketable equity securities are classified as available-for-sale and reported on the Company's Consolidated Balance Sheet at fair value.

                                 VENTAS, INC.

  Deferred Financing Costs

   Deferred financing costs are amortized as a component of interest expense over the terms of the related borrowings using a method that approximates a level yield, and are net of accumulated amortization of approximately $4.6 million and $2.2 million at December 31, 2001 and 2000, respectively.

  Revenue Recognition

   Rental revenue is recognized as earned over the terms of the related leases which are treated as operating leases. Such income includes periodic increases based on pre-determined formulas as defined in the lease agreements. See "Note 9--Transactions with Kindred." Certain leases with tenants other than Kindred contain provisions relating to increases in rental payments over the terms of the leases. Rental income under those leases is recognized over the term of each lease on a straight-line basis.

  Stock-Based Compensation

   The Company grants stock options to employees and directors with an exercise price equal to the fair value of the shares at the date of the grant. In accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," compensation expense is not recognized for these stock option grants.

   In addition, the Company grants shares of restricted stock to certain executive officers and directors. Shares of restricted stock vest cumulatively in two to four equal annual installments beginning either on the date of grant or on the first anniversary of the date of the grant. In accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, compensation expense is recognized for these restricted stock grants over the vesting period.

  Accounting Estimates

   The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of rental revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Segment Reporting

   The Company has one primary reportable segment, which consists of investment in real estate. The Company's primary business is owning and leasing healthcare facilities and leasing or subleasing such facilities to third parties, primarily Kindred. See "Note 4--Concentration of credit risk." All of the Company's leases are triple-net leases, which require the tenants to pay all property related expenses. The Company does not operate these facilities nor does it allocate capital to maintain the properties. Substantially all depreciation and interest expenses, except for interest expense relating to the United States Settlement, reflected in the consolidated statement of operations relate to the ownership of the Company's investment in real estate.

Note 3--Revenues from Leased Properties

   Under Kindred's plan of reorganization (the "Kindred Reorganization Plan"), which became effective on April 20, 2001 (the "Kindred Effective Date"), Kindred assumed its five pre-existing leases with the Company (the "Prior Master Leases"). The Prior Master Leases were then amended and restated into four agreements styled as amended and restated master leases (collectively, the "Amended Master Leases").

                                 VENTAS, INC.

   In connection with the consummation on December 12, 2001 of a $225 million commercial mortgage backed securitization transaction (the "CMBS Transaction"), Ventas Realty removed forty (40) skilled nursing facilities (the "CMBS Properties") from Amended Master Lease No. 1 and placed the CMBS Properties in a new fifth master lease with Kindred dated December 12, 2001 (the "CMBS Master Lease"). Simultaneously with the closing of the CMBS Transaction, Ventas Realty transferred the CMBS Properties and the CMBS Master Lease to Ventas Finance, the borrower under the CMBS Transaction. The Amended Master Leases and the CMBS Master Lease are collectively referred to as the "Master Leases."

   Each Master Lease is a "triple-net lease" or an "absolute-net lease" pursuant to which Kindred is required to pay all insurance, taxes, utilities, maintenance and repairs related to the properties. There are several renewal bundles of properties under each Master Lease, with each bundle containing a varying number of properties. All properties within a bundle have primary terms ranging from 10 to 15 years commencing May 1, 1998, plus renewal options totaling fifteen years.

   Under each Master Lease, the aggregate annual rent is referred to as Base Rent (as defined in each Master Lease). Base Rent equals the sum of Current Rent (as defined in each Master Lease) and Accrued Rent (as defined in each Master Lease). Kindred is obligated to pay the portion of Base Rent that is Current Rent, and unpaid Accrued Rents, as set forth below. From May 1, 2001 through April 30, 2004, Base Rent will equal Current Rent. Under the Master Leases, the initial annual aggregate Base Rent is $180.7 million from May 1, 2001 to April 30, 2002. For the period from May 1, 2002 through April 30, 2004, annual aggregate Base Rent, payable all in cash, escalates on May 1 of each year at an annual rate of 3.5% over the Prior Period Base Rent (as defined in the Master Leases) if certain Kindred revenue parameters are met. Assuming such Kindred revenue parameters are met, Annual Base Rent under the Master Leases would be $187.0 million from May 1, 2002 to April 30, 2003 and $193.6 million from May 1, 2003 to April 30, 2004.

   Each Master Lease provides that beginning May 1, 2004, if Kindred refinances its senior secured indebtedness entered into in connection with the Kindred Reorganization Plan or takes other similar action (a "Kindred Refinancing"), the 3.5% annual escalator will be paid in cash and the Base Rent shall continue to equal Current Rent. If a Kindred Refinancing has not occurred, then on May 1, 2004, the annual aggregate Base Rent will be comprised of (a) Current Rent payable in cash which will escalate annually by an amount equal to 2% of Prior Period Base Rent, and (b) an additional annual non-cash accrued escalator amount of 1.5% of the Prior Period Base Rent which will accrete from year to year including an interest accrual at LIBOR (as defined in the Master Leases) plus 450 basis points (compounded annually) to be added to the annual accreted amount (but such interest will not be added to the aggregate Base Rent in subsequent years). The Unpaid Accrued Rent will become payable, and all future Base Rent escalators will be payable in cash, upon the occurrence of a Kindred Refinancing. Under certain circumstances, the Company's right to receive payment of the Unpaid Accrued Rent is subordinate to the receipt of payment by the lenders of Kindred's senior secured indebtedness. Upon the occurrence of a Kindred Refinancing, the annual aggregate Base Rent payable in cash will thereafter escalate at the annual rate of 3.5% and there will be no further accrual feature for rents arising after the occurrence of such events.

   For the period from January 1, 2001 through April 30, 2001, the Company recorded revenue equal to the amount of rent actually paid by Kindred under a stipulation entered into in connection with Kindred's bankruptcy proceedings (the "Rent Stipulation"). The Company included in its revenue computation for the period from May 1, 2001 through December 31, 2001 the amount due and payable under the Master Leases for that period.

   The future contracted minimum rentals, excluding rent escalations and the amortization of the value of the Kindred common stock and the $4.5 million in cash received on the Kindred Effective Date, but with normalized

                                 VENTAS, INC.

rents where applicable, for the remainder of the initial terms of the Master Leases and the Company's leases with tenants other than Kindred are as follows (see "Note 9--Transactions with Kindred"):

                               Kindred   Other(1)   Total
                              ---------- -------- ----------
                                      (in thousands)
                   2002...... $  180,714 $ 2,119  $  182,833
                   2003......    180,714   1,872     182,586
                   2004......    180,714   1,850     182,564
                   2005......    180,714   1,850     182,564
                   2006......    180,714   1,850     182,564
                   Thereafter    610,481  12,795     623,276
                              ---------- -------  ----------
                      Total.. $1,514,051 $22,336  $1,536,387
                              ========== =======  ==========

--------
(1) Excludes tenants that have defaulted under the terms of their respective leases or that have filed for protection under the Bankruptcy Code.

Note 4--Concentration of Credit Risk

   As of December 31, 2001, 70.4% of the Company's real estate investments related to skilled nursing facilities. The remaining real estate investments consist of hospitals and personal care facilities. The Company's facilities are located in 36 states with rental revenues from operations in only one state accounting for more than ten percent (10%). Approximately 98.0% of the Company's real estate investments, based on the original cost of such investments, are operated by Kindred and approximately 98.8% of rental revenue in 2001 was derived from the Master Leases or the Prior Master Leases.

   Because the Company leases substantially all of its properties to Kindred and Kindred is the primary source of the Company's rental revenues, Kindred's financial condition and ability and willingness to satisfy its rent obligations under the Master Leases and certain other agreements will significantly impact the Company's rental revenues and its ability to service its indebtedness and its obligations under the United States Settlement (as defined in "Note 9--Transactions with Kindred--Settlement of United States Claims") and to make distributions to its stockholders. On September 13, 1999, Kindred filed for protection under the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Kindred Reorganization Plan became effective and Kindred emerged from bankruptcy on April 20, 2001. Despite Kindred's emergence from bankruptcy, there can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Master Leases or that Kindred will perform its obligations under the Master Leases. The inability or unwillingness of Kindred to satisfy its obligations under the Master Leases would have a material adverse effect on the business, financial condition, results of operation and liquidity of the Company, on the Company's ability to service its indebtedness and its obligations under the United States Settlement and on the Company's ability to make distributions to its stockholders as required to maintain its status as a REIT (a "Material Adverse Effect"). The failure of Kindred to make three consecutive rent payments will trigger an event of default under the Company's Credit Agreement (as defined below).

   The Company generally invests excess cash in short term maturities of time deposits and other similar cash equivalents as required by the Credit Agreement (as defined below). See "Note 5--Borrowing Arrangements."

                                 VENTAS, INC.

Note 5--Borrowing Arrangements

   The following is a summary of the Company's long-term debt and certain interest rate and maturity information as of December 31, 2001 and 2000 (in thousands):

                                                                                          2001     2000
                                                                                        -------- --------
Credit Agreement--$25.0 million revolving credit line, bearing interest at either LIBOR plus 2.75% or the Base Rate plus 1.75% ($17.8 million and $25.0 million available as
  of December 31, 2001 and 2000, respectively)......................................... $     -- $     --
Credit Agreement--Tranche A Loan, bearing interest at a rate of LIBOR plus 2.75%
  (9.48% at December 31, 2000).........................................................       --  113,017
Credit Agreement--Tranche B Loan, bearing interest at a rate of LIBOR plus 3.25%
  (5.16% at December 31, 2001), and LIBOR plus 3.75% (10.48% at December 31,
  2000), due December 31, 2005 with amortization payments of $30.0 million due on
  December 30, 2003 and $50.0 million due on December 30, 2004, both such payments having been prepaid..................................................................  150,000  300,000
Credit Agreement--Tranche C Loan, bearing interest at a rate of LIBOR plus 4.25%
  (6.16% at December 31, 2001 and 10.98% at December 31, 2000), due December 31,
  2007.................................................................................  473,368  473,368
CMBS Loan, bearing interest at a nominal weighted average rate of LIBOR plus
  1.4589% (3.40% at December 31, 2001), due December 9, 2006...........................  225,000       --
                                                                                        -------- --------
                                                                                        $848,368 $886,385
                                                                                        ======== ========

  The Credit Agreement

   On January 31, 2000, the Company entered into the Credit Agreement. The loans under the Credit Agreement are pre-payable without premium or penalty. Borrowings under the Credit Agreement bear interest at a margin over LIBOR described above or at a margin (that is 100 basis points less than the LIBOR margin) over a Base Rate. The Base Rate is deemed to be the greater of (i) the prime rate and (ii) the federal funds rate plus 50 basis points.

   The Credit Agreement is secured by liens on substantially all of the Company's real property (other than the 40 skilled nursing facilities securing the CMBS Loan) and any related leases, rents and personal property. In addition, the Credit Agreement contains certain restrictive covenants, including, but not limited to, the following: (a) the Company can only pay dividends for any year in amounts not to exceed the greater of (i) 80% of FFO, as defined in the Credit Agreement, or (ii) the minimum amount necessary to maintain its REIT status; (b) limitations on additional indebtedness, acquisitions of assets, liens, guarantees, investments, restricted payments, leases, affiliate transactions and capital expenditures; and (c) certain financial covenants, including those requiring the Company to have (i) Consolidated EBITDA (as defined in the Credit Agreement) on the last day of each fiscal quarter at least equal to 80% of the Company's Projected Consolidated EBITDA (as defined in the Credit Agreement) on the Kindred Effective Date; and (ii) a ratio of Consolidated EBITDA to Consolidated Interest Expense (as defined in the Credit Agreement) on a trailing four quarter basis (or such shorter period from May 1, 2001 through the end of the reported quarter), of at least 1.20 to 1.00. Certain of these covenants may be waived by holders of 51% or more of the principal indebtedness under the Credit Agreement.

   The Credit Agreement amended and restated the Company's 1998 credit agreement (the "1998 Credit Agreement") that it had entered into at the time of the Company's spin-off of Kindred on May 1, 1998 (the "1998 Spin Off").

                                 VENTAS, INC.

   On October 29, 1999, in conjunction with the execution of a waiver of the 1998 Credit Agreement, the Company paid a $2.4 million loan waiver fee which was amortized over the extension period ending January 31, 2000. In connection with the consummation of the Credit Agreement on January 31, 2000, the Company paid a $7.3 million loan restructuring fee. The fee is being amortized proportionately over the terms of the related loans and agreements. The Company also incurred an extraordinary loss of approximately $4.2 million relating to the write-off of the unamortized deferred financing costs associated with the 1988 Credit Agreement.

   The Company and substantially all of its lenders entered into an Amendment and Waiver dated as of December 20, 2000 (the "Amendment and Waiver No. 1") to the Credit Agreement, that extended the deadline for the Kindred Effective Date from December 31, 2000 to March 31, 2001. In consideration for this extension, the Company paid a fee of $0.2 million to the lenders executing the Amendment and Waiver No. 1 and agreed to amend the amortization schedules on certain of the loans under the Credit Agreement. The Company exercised its extension option under the Amendment and Waiver No. 1 to extend the Kindred Effective Date deadline from March 31, 2001 to April 30, 2001 for a fee of approximately $0.1 million.

   On May 21, 2001, the Company made a one-time mandatory prepayment of $0.4 million on the Tranche B Loan, based on its excess cash as described in the Credit Agreement.

   The Company and substantially all of its lenders under the Credit Agreement entered into an Amendment and Waiver No. 2 dated as of September 26, 2001 consenting to the terms of the CMBS Transaction.

   On December 12, 2001, the Company used $212.8 million of the proceeds from the CMBS Loan (as defined below) to pay down a portion of the outstanding principal under the Credit Agreement. As a result of the prepayment, the Company's obligation to make monthly mandatory prepayments from excess cash flow and the restriction limiting dividends to 90% of taxable net income both terminated. The Company recognized a $1.3 million extraordinary loss in the fourth quarter of 2001 relating to the partial write-off of unamortized deferred financing costs as a result of such prepayment.

  CMBS Transaction

   On December 12, 2001 the Company raised $225 million in gross proceeds from the completion of the CMBS Transaction. Under a Loan and Security Agreement dated as of December 12, 2001, Ventas Finance I, LLC, an indirect, wholly owned consolidated subsidiary of the Company ("Ventas Finance") obtained a loan in the principal amount of $225 million (the "CMBS Loan") from Merrill Lynch Mortgage Lending, Inc., as lender (the "CMBS Lender"). The CMBS Loan is comprised of six components (i) a component in the original principal amount of $125.23 million which bears interest at LIBOR plus 0.8665%; (ii) a component in the original principal amount of $17.97 million which bears interest at LIBOR plus 1.1665%; (iii) a component in the original principal amount of $8.86 million which bears interest at LIBOR plus 1.5165%; (iv) a component in the original principal amount of $26.83 million which bears interest at LIBOR plus 1.9665%; (v) a component in the original principal amount of $26.83 million which bears interest at LIBOR plus 2.6665%; and (vi) a component in the original principal amount of $19.28 million which bears interest at LIBOR plus 3.1665%. Principal of and interest on the CMBS Loan is payable monthly, commencing January 9, 2002. Principal payments on the CMBS Loan were calculated based upon a 25-year amortization schedule and an assumed interest rate of 9.46% per annum. The CMBS Loan matures on December 9, 2006 at which time a principal balloon payment of approximately $211.0 million will be due, assuming all scheduled amortization payments are made and no prepayments are made on the CMBS Loan. The CMBS Loan may be prepaid in whole or in part at any time and from time to time provided that any prepayment on or before January 9, 2003 must be accompanied by a payment of 1% of the amount of the principal amount prepaid.

                                 VENTAS, INC.

   The CMBS Loan is secured by liens on the CMBS Properties transferred by Ventas Realty to Ventas Finance and leased to Kindred under the CMBS Master Lease. Except for certain customary exceptions, the CMBS Loan is non-recourse to Ventas Finance and the Company.

   Ventas Finance is required to maintain or cause to be maintained the following reserve accounts under the CMBS Loan Agreement: (a) a debt service reserve account in an amount of $5.0 million to cover shortfalls in cash available for debt service on the CMBS Loan, (b) an imposition and insurance reserve for the payment of real property taxes and insurance premiums with respect to the CMBS Properties, and (c) a replacement reserve account in the amount of $1.6 million for the payment of the cost of capital improvements expected to be made to the CMBS Properties. The impositions and insurance reserve and the replacement reserve under the CMBS Loan Agreement are being funded and/or maintained by Kindred as required under and in accordance with the terms of the CMBS Master Lease. If Kindred should be unwilling or unable to fund these reserves under the CMBS Loan Agreement, Ventas Finance will be required to fund and/or maintain such reserves. Restricted cash at December 31, 2001 included $5.0 million related to the debt service reserve account for the CMBS Loan.

   Monthly rental amounts under the CMBS Master Lease are deposited directly by Kindred into a central account for the benefit of the CMBS Lender. Amounts in the central account are applied to pay the monthly principal and interest payments on the CMBS Loan and to fund the reserve accounts required under the CMBS Loan Agreement. Amounts remaining in the central account after the payment of the current month's principal and interest payment and the funding of the reserve accounts are distributed to Ventas Finance, provided no event of default has occurred and is continuing under the CMBS Loan Agreement and provided a Cash Flow Sweep Event (as defined below) has not occurred. The central account is swept on a daily basis.

   During the continuance of an event of default or a Cash Flow Sweep Event, all amounts in the central account in excess of the current month's principal and interest payment and the required reserve payments will be deposited into an account and applied as a prepayment of the CMBS Loan on the next monthly payment date. A "Cash Flow Sweep Event" occurs as of any date of determination if (the "Coverage Test") (a) the ratio of (i) the aggregate net cash flow from the CMBS Properties for the applicable quarter to (ii) the debt service on the CMBS Loan for the same quarter, is less than 1.50 to 1, or (b) the aggregate net cash flow from the CMBS Properties for the applicable quarter does not equal or exceed the rent payable under the CMBS Master Lease for the same quarter. No Cash Flow Sweep Event will occur at any time while the Coverage Test is satisfied.

   The principal maturities of the CMBS Loan for each of the five years following December 31, 2001, including the $211.0 million balloon payment on December 9, 2006, are set forth below in thousands:

   Year                                                               Amount
   ----                                                              --------
   2002............................................................. $  2,329
   2003.............................................................    2,559
   2004.............................................................    2,812
   2005.............................................................    3,090
   2006.............................................................  214,210
                                                                     --------
                                                                     $225,000
                                                                     ========

  Derivatives and Hedging

   In connection with the 1998 Spin Off and the consummation of the 1998 Credit Agreement, the Company entered into an interest rate swap agreement (on a notional amount of $800.0 million outstanding at December 31, 2001) to reduce the impact of changes in interest rates on the Company's floating rate debt obligations (the "1998

                                 VENTAS, INC.

Swap"). The original agreement expired in varying amounts through December 2007; however, as discussed below, the 1998 Swap was amended to expire in varying amounts through June 2003. The 1998 Swap provides for the Company to pay a fixed rate of 5.985% and receive LIBOR (floating rate) from the counterparty.

   The terms of the 1998 Swap require that the Company make a cash deposit or otherwise post collateral to the counterparty if the fair value loss to the Company exceeds certain levels (the "threshold levels"). The threshold levels vary based on the relationship between the Company's debt obligations and the tangible fair value of its assets as defined in the 1998 Credit Agreement. As of December 31, 2001, the Company believes that the threshold level under the 1998 Swap was a fair value unrealized loss of $35.0 million and the 1998 Swap was in an unrealized loss position to the Company of $36.4 million.

   As of December 31, 2001, the Company was required to have collateral posted under the 1998 Swap of $1.4 million. The $7.7 million letter of credit posted as collateral under the 1998 Swap on December 31, 2001 was reduced to $1.4 million on January 2, 2002. Generally, once the fair value loss exceeds the applicable threshold level, collateral is either posted by the Company or returned to the Company if the value of the 1998 Swap fluctuates by $2.0 million from the value on the last date that a counterparty demands collateral be posted or refunded, as applicable. Under the 1998 Swap, if collateral must be posted, the principal amount of such collateral must equal the difference between the fair value unrealized loss of the 1998 Swap at the time of such determination and the threshold level. If the 1998 Swap continues to decline in value, the Company will have to post additional collateral in the form of cash, letter of credit or other permitted credit support. The Company is permitted to issue up to $15.0 million in principal amount of letters of credit under the $25.0 million revolving credit facility under the Credit Agreement. If the Company should be required to post collateral under the 1998 Swap, the Company expects to post such additional collateral in the form of cash from cash reserves, cash flows from operations, and/or draws on the Company's revolving credit facility under the Credit Agreement up to the principal amount of $15.0 million, net of outstanding letters of credit. However, there can be no assurance that the Company will have sufficient cash to post such additional collateral, if required. On January 31, 2000, the Company entered into a letter agreement with the counterparty to the 1998 Swap for the purpose of amending the 1998 Swap. The letter agreement provides that, for purposes of certain calculations set forth in the 1998 Swap, the parties agree to continue to use certain defined terms set forth in the 1998 Credit Agreement.

   On August 4, 1999, the Company entered into an agreement with the 1998 Swap counterparty to shorten the maturity of the 1998 Swap from December 31, 2007 to June 30, 2003, in exchange for a payment in 1999 from the counterparty to the Company of $21.6 million. The Company expects to amortize the $21.6 million payment for financial accounting purposes in future periods beginning in July 2003 and ending December 2007. See "Note 2--Summary of significant accounting policies--Change in Accounting Principle."

   On January 31, 2000, the Company entered into a letter agreement with the counterparty to the 1998 Swap for the purpose of amending the 1998 Swap. The letter agreement provides that, for purposes of certain calculations set forth in the 1998 Swap, the parties agree to continue to use certain defined terms set forth in the 1998 Credit Agreement.

   The notional amount of the 1998 Swap is scheduled to decline from $800.0 million as of December 31, 2001 as follows (in thousands):

 Notional Amount                                                    Date
 ---------------                                              -----------------
 $775,000.................................................... December 31, 2002
      --..................................................... June 30, 2003

   The 1998 Swap is treated as a cash flow hedge. Cash flow hedges address the risk associated with future cash flows of debt transactions. Over time, the unrealized gains and losses held in Accumulated Other

                                 VENTAS, INC.

Comprehensive Income will be reclassified into earnings in the same periods in which the hedged interest payments affect earnings. Assuming no changes in interest rates, the Company estimates that approximately $24.3 million of the current balance held in Accumulated Other Comprehensive Income will be recorded as interest expense within the next twelve months consistent with historical reporting. The amount reclassified into interest expense for the year ended December 31, 2001 was $13.7 million. See "Note 2--Summary of Significant Accounting Policies--Change in Accounting Principle."

   On September 28, 2001, the Company entered into a second interest rate swap agreement (the "2003-2008 Swap") with a highly rated counterparty to hedge floating-rate debt for the period between July 1, 2003 and June 30, 2008, under which the Company pays a fixed rate of 5.385% and receives LIBOR from the counterparty to this agreement. The 2003-2008 Swap is treated as a cash flow hedge for accounting purposes. There are no collateral requirements under the 2003-2008 Swap. The notional amount of the 2003-2008 Swap is scheduled to decline from $450.0 million as of December 31, 2001 as follows (in thousands):

   Notional Amount                                                  Date
   ---------------                                              -------------
   $300,000.................................................... June 30, 2006
    150,000.................................................... June 30, 2007
        --..................................................... June 30, 2008

   The Company is exposed to credit loss in the event of nonperformance by the counterparty to an interest rate swap agreement. However, the Company does not anticipate nonperformance by the counterparties to the 1998 Swap or the 2003-2008 Swap. The net interest rate difference incurred on these swap contracts for the years ended December 31, 2001, 2000 and 1999 was $13.8 million payment, $4.3 million receipt and $6.4 million payment, respectively, included in interest expense in the Consolidated Financial Statements.

   In accordance with the terms of the CMBS Loan Agreement, on December 11, 2001, Ventas Finance purchased an interest rate cap from a highly rated counterparty (the "Buy Cap"). Because the Company already hedged its consolidated interest rate risk through the 1998 Swap and 2003-2008 Swap, on December 11, 2001 the Company sold an interest rate cap (the "Sell Cap") for the same notional value ($225 million) and on the same terms (5 year amortizing 8% LIBOR cap) as the Buy Cap. If LIBOR should exceed the 8% cap, the Sell Cap would require the Company to pay the counterparty and the Buy Cap would require the counterparty to pay Ventas Finance for the interest accruing in excess of the 8% LIBOR cap. The Buy Cap and the Sell Cap are shown separately as an asset and a liability on the Company's balance sheet, respectively. The Company believes that the economic substance of the Buy Cap offsets the net cash flow exposure of the Sell Cap.

   At December 31, 2001, the 1998 Swap and 2003-2008 Swap were reported at their fair value of $27.4 million in liabilities in the Consolidated Balance Sheet. The offsetting adjustment is reported as a deferred loss in Accumulated Other Comprehensive Income. The Buy and Sell Caps are reported at their fair value of approximately $3.1 million in other assets and other liabilities, respectively, in the Consolidated Balance Sheet. The offsetting adjustments for each of these instruments are reported in the Consolidated Statement of Operations and net to zero for the year.

Note 6--Fair Values of Financial Instruments

   The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

  . Cash and cash equivalents: The carrying amount of cash and cash equivalents reported in the balance sheet approximates fair value because of the short maturity of these instruments.

                                 VENTAS, INC.

  . Investment in Kindred common stock: The fair value is based on the quoted market value on December 31, 2001.

  . Notes receivable from employees: The fair values of the notes receivable from employees are estimated using a discounted cash flow analysis, using interest rates being offered for similar loans to borrowers with similar credit ratings.

  . Interest rate swap and cap agreements: The fair values of the Company's interest rate swap and interest rate cap agreements are based on rates being offered for similar arrangements.

  . Notes payable: The fair values of the Company's borrowings under variable rate agreements approximate their carrying value.

  . United States Settlement: The fair value of the Company's settlement with the United States approximates its carrying value.

   At December 31, 2001 and 2000 the carrying amounts and fair values of the Company's financial instruments are as follows (in thousands):

                                                         2001                2000
                                                  ------------------- ------------------
                                                  Carrying            Carrying
                                                   Amount  Fair Value  Amount  Fair Value
                                                  -------- ---------- -------- ----------
Cash and cash equivalents........................ $ 18,596  $ 18,596  $ 87,401  $ 87,401
Investment in Kindred............................   55,118    55,118        --        --
Purchase interest rate cap (Buy Cap).............    3,051     3,051        --        --
Notes receivable from employees..................    3,635     3,324     3,422     2,921
Interest rate swap agreements....................   27,430    27,430        --    (4,129)
Notes payable....................................  623,368   623,368   886,385   886,385
United States Settlement.........................   54,747    54,747    96,493    96,493
Commercial Mortgage Backed Securities (CMBS Loan)  225,000   225,000        --        --
Written interest rate cap (Sell Cap).............    3,051     3,051        --        --

   Fair value estimates are subjective in nature and are dependent on a number of important assumptions, including estimates of future cash flows, risks, discount rates and relevant comparable market information associated with each financial instrument. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented above are not necessarily indicative of the amounts the Company would realize in a current market exchange.

Note 7--Stockholders' Equity and Stock Options

   The Company has five plans under which options to purchase Common Stock have been, or may be, granted to officers, employees and non-employee directors and one plan under which certain directors may receive Common Stock of the Company in lieu of directors' fees (the following are collectively referred to as the "Plans"): (1) The 1987 Incentive Compensation Program (Employee Plan); (2) The 2000 Incentive Compensation Plan (Employee Plan); (3) The 1987 Stock Option Plan for Non-Employee Directors; (4) The 2000 Stock Option Plan for Directors;
(5) The TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan; and (6) The Common Stock Purchase Plan for Directors (the "Directors Stock Purchase Plan"). On May 23, 2000, the Company's stockholders voted in favor of the amendment and restatement of the 1997 Stock Option Plan for Non-Employee Directors as the 2000 Stock Option Plan for Directors and the amendment and restatement of the 1997 Incentive Compensation Plan as the 2000 Incentive Compensation Plan (the "2000 Incentive Plan"). As part of the amendment and restatement of the 2000 Incentive Plan, the Company's Board of

                                 VENTAS, INC.

Directors increased the number of shares reserved for issuance under the 2000 Incentive Plan by 2.22 million shares and increased the maximum number of shares with respect to which stock options can be granted during a calendar year to any given individual to 750,000 shares.

   Under the Plans (other than the Directors Stock Purchase Plan), options are exercisable at the market price at the date of grant, expire ten years from the date of grant, and vest over varying periods ranging from one to four years. The Company has also granted options and restricted stock to certain officers, employees and non-employee directors outside of the Plans. The options and shares of restricted stock that have been granted outside the Plans vest over varying periods and the options are exercisable at the market price at the date of grant and expire ten years from the date of grant. As of December 31, 2001, options for 4,282,858 shares had been granted to eligible participants and remained outstanding (including options granted prior to the 1998 Spin Off and held by Kindred employees) under the provisions of the Plans. As of December 31, 2001, options for 551,361 shares had been granted outside of the Plans to certain employees and non-employee directors and remained outstanding. The Company granted 308,250, 466,705 and 188,500 shares of restricted stock for the years ended December 31, 2001, 2000 and 1999, respectively. The market value of the restricted shares on the date of the award has been recorded as unearned compensation on restricted stock, with the unamortized balance shown as a separate component of stockholders' equity. Unearned compensation is amortized to expense over the vesting period, with charges to operations of approximately $1.7 million in 2001 and $1.3 million for both 2000 and 1999, respectively.

   The Company utilizes only the 2000 Incentive Compensation Plan (Employee
Plan), the 2000 Stock Option Plan for Directors and the Directors Stock Purchase Plan for option and stock grants and stock issuances. Under the terms of the Ventas, Inc. 2000 Incentive Compensation Plan (Employee Plan), 5,620,000 shares are reserved for grants to employees. Under the terms of the Ventas, Inc. 2000 Stock Option Plan for Directors, 200,000 shares are reserved for grants or issuance to the chairman of the board and non-employee directors. Under the terms of the Directors Stock Purchase Plan, 200,000 shares are reserved for issuance to the chairman of the board and non-employee directors in lieu of the payment of all or a portion of their retainer and meeting fees, at their option. As of December 31, 2001, the number of shares available for future grants or issuance under the Ventas, Inc. 2000 Incentive Compensation Plan (Employee Plan), the Ventas, Inc. 2000 Stock Option Plan for Directors, and the Directors Stock Purchase Plan are 2,406,688, 110,250 and 195,168, respectively. No additional grants are permitted under the 1987 Incentive Compensation Program, the 1987 Stock Option Plan for Non-Employee Directors and the TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan. As a result the number of shares reserved under these three Plans equals the number of options outstanding under such Plans. As of December 31, 2001, the Company has reserved 2,498,386 shares for issuance under these three Plans.

   The following is a summary of stock option activity for the Company in 2001, 2000 and 1999:

A.  2001 Activity

                                                                      Weighted
                                                                      Average
                                                                      Exercise
 Activity                           Shares   Range of Exercise Prices  Price
 --------                         ---------  ------------------------ --------
 Outstanding at beginning of year 4,745,636     $0.1231 - $26.0476    $12.7134
    Options Granted..............   603,705       5.875 -  12.0600      7.3180
    Options Exercised............  (134,408)     3.3125 -  10.3421      5.5095
    Options Canceled.............  (380,714)     3.3125 -  24.1623     15.6160
                                  ---------
 Outstanding at end of year...... 4,834,219     $0.1231 - $26.0476    $12.0116
                                  =========
 Exercisable at end of year...... 4,053,519     $0.1231 - $26.0476    $12.6054
                                  =========

                                 VENTAS, INC.

B.  2000 Activity

                                                                      Weighted
                                                                      Average
                                                                      Exercise
 Activity                           Shares   Range of Exercise Prices  Price
 --------                         ---------  ------------------------ --------
 Outstanding at beginning of year 5,066,530     $0.1231 - $27.0095    $13.4575
    Options Granted..............   319,739      3.3125 -   4.0000      3.3481
    Options Exercised............   (19,688)     0.8000 -   3.0595      1.1228
    Options Canceled.............  (620,945)     0.6279 -  27.0095     14.3051
                                  ---------
 Outstanding at end of year...... 4,745,636     $0.1231 - $26.0476    $12.7134
                                  =========
 Exercisable at end of year...... 3,631,587     $0.1231 - $26.0476    $13.2590
                                  =========

C.  1999 Activity

                                                                       Weighted
                                                                       Average
                                                                       Exercise
 Activity                           Shares    Range of Exercise Prices  Price
 --------                         ----------  ------------------------ --------
 Outstanding at beginning of year  5,379,229     $0.1231 - $27.0095    $15.6758
    Options Granted..............  1,052,000      1.6880 -  12.1875      5.2289
    Options Exercised............     (7,031)     0.5479 -   0.5479      0.5479
    Options Canceled............. (1,357,668)     1.4774 -  26.0091     15.8066
                                  ----------
 Outstanding at end of year......  5,066,530     $0.1231 - $27.0095    $13.4926
                                  ==========
 Exercisable at end of year......  3,046,064     $0.1231 - $27.0095    $13.8731
                                  ==========

   A summary of stock options outstanding at December 31, 2001 follows:

                                            Weighted
                                             Average   Weighted                   Weighted
                                            Remaining  Average                    Average
                         Outstanding as of Contractual Exercise Exercisable as of Exercise
Range of Exercise Prices December 31, 2001    Life      Price   December 31, 2001  Price
------------------------ ----------------- ----------- -------- ----------------- --------
  $0.1231 to $8.0000....     1,671,425         8.0     $ 5.2419     1,190,794      4.9793
  $8.0001 to $13.2500...       373,030         5.6      11.4389       298,947     11.4166
  $13.2501 to $26.0476..     2,789,764         5.0      16.1441     2,563,778     16.2861
                             ---------                 --------     ---------
                             4,834,219         6.1     $12.0116     4,053,519     12.6054
                             =========                 ========     =========

   In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123). This standard prescribes a fair value based method of accounting for employee stock options or similar equity instruments and requires certain pro forma disclosures. For purposes of the pro forma disclosures required under Statement 123, the estimated fair value of the options is amortized to expense over the option's vesting period. The estimated fair value of options granted for the years ended December 31, 2001, 2000 and 1999 was approximately $633,300, $135,800 and $1,232,000, respectively.

   Pro forma information follows (in thousands, except per share amounts):

                                                          2001     2000     1999
                                                         ------- --------  -------
Pro forma income (loss) available to common stockholders $47,338 $(69,138) $36,203
Pro forma earnings (loss) per common share:
   Diluted.............................................. $  0.68 $  (1.02) $  0.53

                                 VENTAS, INC.

   In determining the estimated fair value of the Company's stock options as of the date of grant, a Black-Scholes option pricing model was used with the following assumptions:

                                                                          2001    2000    1999
                                                                         ------- ------- -------
Risk-free interest rate.................................................    5.2%    6.7%    6.0%
Dividend yield..........................................................    8.0%   14.0%   12.0%
Volatility factors of the expected market price for the Company's common stock.................................................................  0.437%  0.567%  0.543%
Weighted average expected life of options............................... 9 years 8 years 8 years

   The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Note 8--Income Taxes

   The Company elected to be taxed as a REIT under the Internal Revenue Code of 1986 as amended (the "Code"), commencing with the year that ended December 31, 1999. The Company intends to continue to operate in such a manner as to enable it to qualify as a REIT. The Company's actual qualification and taxation as a REIT depends upon its ability to meet, on a continuing basis, distribution levels, stock ownership, and the various qualification tests imposed under the Code.

   No net provision for income taxes has been recorded in the Consolidated Financial Statements for the years ended December 31, 2000 and 1999 due to the Company's belief that it qualified as a REIT, the distribution of 95% of its 2000 and 1999 taxable income as a dividend and the existence of carryforward operating losses that offset the remaining 2000 and 1999 liability for federal corporate income taxes. As a result of the uncertainties relating to the Company's ability to retain its operating loss carryforwards, the Company has recorded a provision for taxes on the 10% of its estimated 2001 taxable income which the Company did not distribute as a dividend. The 5.0% effective tax rate for 2001 was determined based on the 35% federal statutory rate plus an incremental state rate less the dividends paid deduction.

   The 2001 provision for income taxes consists of the following

 Current tax expense:
 --------------------
 Federal............................................................... $2,310
 State.................................................................    375
                                                                        ------
                                                                        $2,685
                                                                        ======

   Although the Company believes that it satisfied the requirements to qualify as a REIT for the years ended December 31, 1999, 2000 and 2001 and although the Company intends to continue to qualify as a REIT for the year ended December 31, 2002 and subsequent years, it is possible that economic, market, legal, tax or other considerations may cause the Company to fail, or elect not, to continue to qualify as a REIT in any such tax year.

                                 VENTAS, INC.

   The Company believes it has met the annual distribution requirement by payment of 90% of its estimated 2001 taxable income as a result of its three $0.22 per share dividends paid on May 14, 2001, July 23, 2001, and October 1, 2001 and its $0.26 per share dividend paid on January 7, 2002. The Company believes that it met the annual distribution requirement for 2000 as a result of its $0.29 per share dividend on January 15, 2001 and the annual distribution requirement for 1999 as a result of its $0.39 per share dividend paid in February 1999 and its $0.62 per share dividend paid in September 2000. During 1999, the Company was subject to a federal excise tax under REIT regulations of the Code to the extent that required distributions to qualify as a REIT for 1999 were not paid by January 31, 2000 and recorded such expense and liability of $1.5 million in the Consolidated Financial Statements for the year ended December 31, 1999. The Company's dividends for the tax years ended December 31, 1999, 2000 and 2001 constitute ordinary income to the Company's stockholders for tax purposes.

   Net taxable income for federal income tax purposes results from net income for financial reporting purposes adjusted for the differences between the financial reporting and tax bases of assets and liabilities, including depreciation, prepaid rent, impairment losses on real estate, the United States Settlement liability, and the deferred gain on the partial termination of the interest rate swap agreement. The net difference between tax bases of the Company's asset and liabilities for federal income tax purposes was $51.4 and $48.3 million more than the book bases of those assets and liabilities for financial reporting for the years ended December 31, 2001 and 2000, respectively.

   The Company made no income tax payments for the years ended December 31, 2000 and 1999. The Company utilized net operating loss ("NOL") carryforwards of $1.0 million and $3.0 million in 2000 and 1999, respectively, to offset taxes due on the 5% of undistributed net taxable income of the Company for these years.

   The Company received refunds for state and local, franchise and other miscellaneous taxes of $1.9 and $1.1 million for the years ended December 31, 2001 and 2000, respectively. The Company has recorded a tax contingency liability of $7.1 million at December 31, 2001 and $3.7 million at December 31, 2000 for contingencies arising from and prior to the Spin Off. Included in general administrative expenses on the Company's statement of operations is a tax contingency expense of $1.5 million and $2.6 million for 2001 and 2000, respectively, for federal, state, local, franchise and other miscellaneous taxes, net of the Company's receipt of refunds referred to above.

   As a former C corporation for federal income tax purposes, the Company potentially remains subject to corporate level taxes for any asset dispositions for the period January 1, 1999 through December 31, 2008 ("built-in gains tax"). The amount of income potentially subject to this special corporate level tax is generally equal to (a) the excess of the fair value of the asset as of December 31, 1998 over its adjusted tax basis as of December 31, 1998, or (b) the actual amount of gain, whichever of (a) and (b) is lower. Some but not all gains recognized during this period of time could be offset by available net operating losses and capital loss carryforwards. The deferred income tax liability of $30.4 million and $30.5 million at December 31, 2001 and 2000, respectively, reflects a previously established liability to be utilized for any built-in gain tax incurred on assets that are disposed of prior to January 1, 2009. During 2001, the Company utilized $0.1 million of the deferred income tax liability in connection with a sales transaction.

   On February 3, 2000 the Company received a refund (the "Refund") of approximately $26.6 million from the Internal Revenue Service representing $25.3 million from the refund of income taxes paid by it from 1996 and 1997 and $1.3 million from accrued interest thereon as a result of carrybacks of losses reported in the Company's 1998 federal income tax return. The Company, Ventas Realty and Kindred entered into a stipulation relating to certain of these federal, state and tax refunds (including the Refund) on or about May 23, 2000 (the "Tax Stipulation"). On the Kindred Effective Date, Kindred and the Company entered into the Tax Refund Escrow Agreement and First Amendment of the Tax Allocation Agreement (the "Tax Refund Escrow

                                 VENTAS, INC.

Agreement") governing their relative entitlement to certain tax refunds for the tax periods prior to and including May 1, 1998 (the "Subject Periods") that each received or may receive in the future. The Tax Refund Escrow Agreement amends and supplements the Tax Allocation Agreement and supersedes the Tax Stipulation. See "Note 9--Transactions with Kindred--Tax Allocation Agreement, Tax Stipulation and Tax Refund Escrow Agreement."

   On October 18, 2000 the Internal Revenue Service completed its review of the Company's federal income tax returns for the tax years ending December 31, 1995 and 1996. During 2001, the Company received a $3.2 million refund as a result of the audit adjustments to the Company's 1995 and 1996 federal income tax returns. These proceeds were deposited into the tax escrow account.

   The Internal Revenue Service is currently reviewing the federal income tax returns of the Company for tax years ending December 31, 1997 and 1998. There can be no assurances as to the ultimate outcome of these matters or whether such outcome will have a Material Adverse Effect on the Company. However, the resulting tax liabilities, if any, for the tax years ended December 31, 1997 and 1998 will be satisfied first from the use of NOL carryforwards (including the NOL carryforwards that were utilized to offset the Company's federal income tax liability for 1999 and 2000), and if the tax liabilities exceed the amount of NOL carryforwards, then from the escrowed amounts under the Tax Refund Escrow Agreement. To the extent such NOL carryforwards and escrowed amounts are not sufficient to satisfy such liabilities, Kindred has indemnified the Company for certain but not all of these tax liabilities under the Tax Allocation Agreement. There can be no assurance that the NOL carryforwards and the escrowed amounts will be sufficient to satisfy these liabilities or that Kindred has any obligation to indemnify the Company for particular liabilities or that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its indemnity obligations under the Tax Allocation Agreement or that Kindred will continue to honor such indemnification obligations.

   The Company's 1998 federal income tax return reflected capital loss carryforwards of approximately $200.1 million of which $0.6 million was carried back to 1996 and $52.0 million was provided for tax contingencies, the remaining $147.5 million can only be utilized against future capital gains, if any. After fully utilizing NOL carrybacks, the Company also has an NOL carryforward of $13.0 million at December 31, 2001 assuming no utilization in 2001. These amounts can be used to offset future taxable income (and/or taxable income for prior years if audits of any prior year's return determine that amounts are owed), if any, remaining after the dividends paid deduction. The Company's ability to utilize tax carryforwards will be subject to a variety of factors, including the Company's dividend distribution policy and the results of its audit. In general, the Company will be entitled to utilize NOLs and tax credit carryforwards only to the extent that REIT taxable income exceeds the Company's deduction for dividends paid. The NOL carryforwards expire in 2018 and the capital loss carryforwards expire in 2003.

   As a result of the uncertainties relating to the ultimate utilization of favorable tax attributes described above, no net deferred tax benefit has been ascribed to capital loss and net operating loss carryforwards as of December 31, 2001 and 2000. The IRS may challenge the Company's entitlement to these tax attributes during its current review of the Company's tax returns for the 1997 and 1998 tax years. The Company believes it is entitled to these tax attributes, but there can be no assurance as to the outcome of these matters.

Note 9--Transactions with Kindred

   On September 13, 1999 (the "Petition Date"), Kindred filed for protection under the Bankruptcy Code. Kindred emerged from proceedings under the Bankruptcy Code on the Kindred Effective Date pursuant to the terms of the Kindred Reorganization Plan.

                                 VENTAS, INC.

   In order to govern certain of the relationships between the Company and Kindred after the 1998 Spin Off and to provide mechanisms for an orderly transition, the Company and Kindred entered into certain agreements at the time of the 1998 Spin Off (the "Spin Agreements"). Except as noted below, each written agreement by and among Kindred and the Company and/or Ventas Realty was assumed by Kindred and certain of these agreements were simultaneously amended in accordance with the terms of the Kindred Reorganization Plan.

   The Company and Kindred also entered into certain agreements and stipulations and orders both prior to and during the pendency of Kindred's bankruptcy proceedings governing certain aspects of the business relationships between the Company and Kindred prior to the Kindred Effective Date. These agreements and stipulations and orders were terminated on the Kindred Effective Date in accordance with the terms of the Kindred Reorganization Plan.

   Set forth below is a description of the material terms of (a) the Kindred Reorganization Plan, (b) certain of the Spin Agreements as assumed by Kindred pursuant to the Kindred Reorganization Plan, including the terms of amendments or restatements of such Spin Agreements, where applicable, (c) those Spin Agreements and other agreements terminated under the Kindred Reorganization Plan, and (d) new agreements entered into between the Company and Kindred in accordance with the Kindred Reorganization Plan.

  Summary of the Kindred Reorganization Plan

   Under the terms of the Kindred Reorganization Plan, the Company, among other things, (a) retained all rent paid by Kindred through the Kindred Effective Date, (b) amended and restated its leases with Kindred, (c) received 1,498,500 shares of the common stock of Kindred together with certain registration rights, (d) entered into new agreements relating to the allocation of certain tax refunds and liabilities, and (e) settled certain claims of the United States pertaining to the Company's former healthcare operations.

  Master Leases

   Under the Kindred Reorganization Plan, Kindred assumed the Prior Master Leases. Those leases were then amended and restated into four agreements styled as amended and restated master leases. In connection with the CMBS Transaction, Ventas Realty removed the CMBS Properties from Master Lease No. 1 and entered into the CMBS Master Lease to cover the CMBS Properties. The CMBS Master Lease contains the same terms as Master Lease No. 1.

   On the Kindred Effective Date, the Company also received a $4.5 million cash payment as additional future rent under the Master Leases. The value of the Company's Kindred common stock and the $4.5 million additional future rent will be amortized as future rent over the weighted average remaining term of the Master Leases for financial reporting purposes.

   Under the Kindred Reorganization Plan, the Company waived the right to the payment of (a) $18.9 million for the August 1999 unpaid monthly base rent under the Prior Master Leases and (b) approximately $79.5 million representing the difference between the rent required to be paid under the terms of the Prior Master Leases and the rent paid to the Company after the Petition Date and prior to the first calendar month following the Kindred Effective Date pursuant to the terms of a rent stipulation.

   Each Master Lease includes land, buildings, structures and other improvements on the land, easements and similar appurtenances to the land and improvements, and permanently affixed equipment, machinery and other fixtures relating to the operation of the properties covered by the Master Leases. There are several renewal bundles of properties under each Master Lease, with each bundle containing a varying number of properties. All properties within a bundle have primary terms ranging from 10 to 15 years from May 1, 1998, subject to certain exceptions, and are subject to three five-year renewal terms.

                                 VENTAS, INC.

   For a discussion of the rent payable under the Master Leases see "Note 3--Revenues from Leased Properties."

   Under the terms of the Master Leases, the Company has a one-time right to reset the rents under the Master Leases (the "Reset Right"), exercisable 5 years after the Kindred Effective Date on a Master Lease by Master Lease basis, to a then fair market rental rate, for a total fee of $5.0 million payable on a pro-rata basis at the time of exercise under the applicable Master Lease. The Reset Right under the CMBS Master Lease can only be exercised in conjunction with the exercise of the Reset Right under Master Lease No. 1. The Company cannot exercise the Reset Right under the CMBS Master Lease without the prior written consent of the CMBS Lender if, as a result of such reset, the aggregate rent payable for the CMBS Properties would decrease.

   As a result of delays in the extended Kindred bankruptcy proceeding, the ultimate outcome of the Kindred Reorganization Plan and the determination that such an amount is uncollectible, the Company wrote off approximately $48.3 million and $34.4 million of rents receivable from tenants for the years ended December 31, 2000 and 1999, respectively. The write-off consists of the following (in thousands):

                                                                                        2000    1999
                                                                                      -------  -------
The difference between the minimum monthly base rent under the Prior Master Lease and the rent stipulation............................................................... $48,018  $15,000
August 1999 monthly base rent under the Prior Master Leases..........................      --   18,884
Charge for rent due under a lease with Kindred under dispute.........................    (124)     226
Rent due from non-Kindred tenants....................................................     434      308
                                                                                      -------  -------
                                                                                      $48,328  $34,418
                                                                                      =======  =======

  Tax Allocation Agreement, Tax Stipulation and Tax Refund Escrow Agreement

   The Tax Allocation Agreement, entered into at the time of the 1998 Spin Off and described in more detail below, was assumed by Kindred under the Kindred Reorganization Plan and then amended and supplemented by the Tax Refund Escrow Agreement, also described below. The Tax Stipulation, entered into by Kindred and the Company during the pendency of the Kindred bankruptcy proceedings, was superseded by the Tax Refund Escrow Agreement.

   The Tax Allocation Agreement provides that Kindred will be liable for, and will hold the Company harmless from and against, (i) any taxes of Kindred and its then subsidiaries (the "Kindred Group") for periods after the 1998 Spin Off, (ii) any taxes of the Company and its then subsidiaries (the "Company Group") or the Kindred Group for periods prior to the 1998 Spin Off (other than taxes associated with the Spin Off) with respect to the portion of such taxes attributable to assets owned by the Kindred Group immediately after completion of the 1998 Spin Off and (iii) any taxes attributable to the 1998 Spin Off to the extent that Kindred derives certain tax benefits as a result of the payment of such taxes. Under the Tax Allocation Agreement, Kindred would be entitled to any refund or credit in respect of taxes owed or paid by Kindred under (i),
(ii) or (iii) above. Kindred's liability for taxes for purposes of the Tax Allocation Agreement would be measured by the Company's actual liability for taxes after applying certain tax benefits otherwise available to the Company other than tax benefits that the Company in good faith determines would actually offset tax liabilities of the Company in other taxable years or periods. Any right to a refund for purposes of the Tax Allocation Agreement would be measured by the actual refund or credit attributable to the adjustment without regard to offsetting tax attributes of the Company.

   Under the Tax Allocation Agreement, the Company would be liable for, and would hold Kindred harmless against, any taxes imposed on the Company Group or the Kindred Group other than taxes for which the Kindred Group is liable as described in the above paragraph. The Company would be entitled to any refund or credit for

                                 VENTAS, INC.

taxes owed or paid by the Company as described in this paragraph. The Company's liability for taxes for purposes of the Tax Allocation Agreement would be measured by the Kindred Group's actual liability for taxes after applying certain tax benefits otherwise available to the Kindred Group other than tax benefits that the Kindred Group in good faith determines would actually offset tax liabilities of the Kindred Group in other taxable years or periods. Any right to a refund would be measured by the actual refund or credit attributable to the adjustment without regard to offsetting tax attributes of the Kindred Group. See "Note 8--Income Taxes."

   Prior to and during the Kindred bankruptcy, the Company and Kindred were engaged in disputes regarding the entitlement to federal, state and local tax refunds for the Subject Periods which had been received or which would be received by either company. Under the terms of the Tax Stipulation, the companies agreed that the proceeds of certain federal, state and local tax refunds for the Subject Periods, received by either company on or after September 13, 1999, with interest thereon from the date of deposit at the lesser of the actual interest earned and 3% per annum, were to be held by the recipient of such refunds in segregated interest bearing accounts.

   On the Kindred Effective Date, Kindred and the Company entered into the Tax Refund Escrow Agreement governing their relative entitlement to certain tax refunds for the Subject Periods that each received or may receive in the future. The Tax Refund Escrow Agreement amends and supplements the Tax Allocation Agreement and supersedes the Tax Stipulation. Under the terms of the Tax Refund Escrow Agreement, refunds ("Subject Refunds") received on or after September 13, 1999 by either Kindred or the Company with respect to federal, state or local income, gross receipts, windfall profits, transfer, duty, value-added, property, franchise, license, excise, sales and use, capital, employment, withholding, payroll, occupational or similar business taxes (including interest, penalties and additions to tax, but excluding certain refunds), for taxable periods ending on or prior to May 1, 1998, or including May 1, 1998 and received on or after September 13, 1999 ("Subject Taxes") must be deposited into an escrow account with a third-party escrow agent on the Kindred Effective Date.

   The Tax Refund Escrow Agreement provides, inter alia, that each party must notify the other of any asserted Subject Tax liability of which it becomes aware, that either party may request that asserted liabilities for Subject Taxes be contested, that neither party may settle such a contest without the consent of the other, that each party has the right to participate in any such contest, and that the parties generally must cooperate with regard to Subject Taxes and Subject Refunds and will mutually and jointly control any audit or review process related thereto.

   The funds in the escrow account (the "Escrow Funds") may be released from the escrow account to pay Subject Taxes and as otherwise provided therein.

   The Tax Refund Escrow Agreement provides generally that Kindred and the Company waive their rights under the Tax Allocation Agreement to make claims against each other with respect to Subject Taxes satisfied by the Escrow Funds, notwithstanding the indemnification provisions of the Tax Allocation Agreement. To the extent that the Escrow Funds are insufficient to satisfy all liabilities for Subject Taxes that are finally determined to be due (such excess amount, "Excess Taxes"), the relative liability of Kindred and the Company to pay such Excess Taxes shall be determined as provided in the Tax Refund Escrow Agreement. Disputes under the Tax Refund Escrow Agreement, and the determination of the relative liability of Kindred and the Company to pay Excess Taxes, if any, are governed by the arbitration provision of the Tax Allocation Agreement.

   Interest earned on the Escrow Funds or included in refund amounts received from governmental authorities will be distributed equally to each of Kindred and the Company on an annual basis and are accrued as interest income on the Consolidated Statement of Operations. Any Escrow Funds remaining in the escrow account after no further claims may be made by governmental authorities with respect to Subject Taxes or Subject Refunds

                                 VENTAS, INC.

(because of the expiration of statutes of limitation or otherwise) will be distributed equally to Kindred and the Company. At December 31, 2001, approximately $14.9 million of disputed Subject Refunds and accrued interest, representing 50% of the Escrow Funds, is recognized in restricted cash on the Company's Consolidated Balance Sheet.

  Agreement of Indemnity--Third Party Leases

   In connection with the 1998 Spin Off, the Company assigned its former third party lease obligations (i.e., leases under which an unrelated third party is the landlord) as a tenant or as a Guarantor of tenant obligations to Kindred (the "Third Party Leases"). The lessors of these properties may claim that the Company remains liable on the Third Party Leases assigned to Kindred. Under the terms of the Agreement of Indemnity--Third Party Leases, Kindred and its subsidiaries have agreed to indemnify and hold the Company harmless from and against all claims against the Company arising out of the Third Party Leases assigned by the Company to Kindred. Either prior to or following the 1998 Spin Off, the tenant's rights under a subset of the Third Party Leases were assigned or sublet to third parties unrelated to Kindred (the "Subleased Third Party Leases"). If Kindred or such third party subtenants are unable to or do not satisfy the obligations under any Third Party Lease assigned by the Company to Kindred, and if the lessors prevail in a claim against the Company under the Third Party Leases, then the Company may be liable for the payment and performance of the obligations under any such Third Party Lease. The Company believes it may have valid legal defenses to any such claim by certain lessors under the Third Party Leases. However, there can be no assurance the Company would prevail in a claim brought by a lessor under a Third Party Lease. In the event that a lessor should prevail in a claim against the Company, the Company may be entitled to receive revenues from those properties that would mitigate the costs incurred in connection with the satisfaction of such obligations. The Third Party Leases relating to nursing facilities, hospitals, offices and warehouses have remaining terms (excluding renewal periods) of 1 to 10 years. The Third Party Leases relating to ground leases have remaining terms from 1 to 80 years. Under the Kindred Reorganization Plan, Kindred assumed and has agreed to fulfill its obligations under the Agreement of Indemnity--Third Party Leases. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Agreement of Indemnity--Third Party Leases or that Kindred will continue to honor its obligations under the Agreement of Indemnity--Third Party Leases. If Kindred does not satisfy or otherwise honor the obligations under the Agreement of Indemnity--Third Party Leases, then the Company may be liable for the payment and performance of such obligations. Under the Kindred Reorganization Plan, Kindred has agreed not to renew or extend any Third Party Lease unless it first obtains a release of the Company from liability under such Third Party Lease.

   The total aggregate remaining minimum rental payments under the Third Party Leases are as follows (in thousands):

                                                            Sub-
                                                           leased
                        Skilled                            Third
                        Nursing                     Office Party
                       Facilities Hospitals  Land   Leases Leases  Other   Total
                       ---------- --------- ------- ------ ------- ------ -------
2002..................   $1,407    $ 2,225  $   526  $50   $ 1,375 $  292 $ 5,875
2003..................    1,054      2,225      497   --     1,224    265   5,265
2004..................      942      2,225      473   --     1,117    265   5,022
2005..................      716      1,925      473   --     1,117    265   4,496
2006..................      235      1,025      552   --     1,117     88   3,017
       Thereafter.....       --      2,050   11,754   --     4,839     --  18,643
                         ------    -------  -------  ---   ------- ------ -------
                         $4,354    $11,675  $14,275  $50   $10,789 $1,175 $42,318
                         ======    =======  =======  ===   ======= ====== =======

                                 VENTAS, INC.

Agreement of Indemnity--Third Party Contracts

   In connection with the 1998 Spin Off, the Company assigned its former third party guaranty agreements to Kindred (the "Third Party Guarantees"). The Company may remain liable on the Third Party Guarantees assigned to Kindred. Under the terms of the Agreement of Indemnity--Third Party Contracts, Kindred and its subsidiaries have agreed to indemnify and hold the Company harmless from and against all claims against the Company arising out of the Third Party Guarantees assigned by the Company to Kindred. If Kindred is unable to or does not satisfy the obligations under any Third Party Guarantee assigned by the Company to Kindred, then the Company may be liable for the payment and performance of the obligations under any such agreement.

   The Third Party Guarantees were entered into in connection with certain acquisitions and financing transactions. The Company believes that the aggregate exposure under these guarantees is approximately $38.0 million. Under the Kindred Reorganization Plan, Kindred assumed and has agreed to fulfill its obligations under the Agreement of Indemnity--Third Party Contracts. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations incurred in connection with the Agreement of Indemnity--Third Party Contracts or that Kindred will continue to honor its obligations under the Agreement of Indemnity--Third Party Contracts. If Kindred does not satisfy or otherwise honor the obligations under the Agreement of Indemnity--Third Party Contracts, then the Company may be liable for the payment and performance of such obligations.

  Assumption of Certain Operating Liabilities and Litigation

   In connection with the 1998 Spin Off, Kindred agreed in various Spin Agreements to assume and to indemnify the Company for any and all liabilities that may arise out of the ownership or operation of the healthcare operations either before or after the date of the 1998 Spin Off. The indemnification provided by Kindred also covers losses, including costs and expenses, which may arise from any future claims asserted against the Company based on these healthcare operations. In addition, at the time of the 1998 Spin Off, Kindred agreed to assume the defense, on behalf of the Company, of any claims that were pending at the time of the 1998 Spin Off, and which arose out of the ownership or operation of the healthcare operations. Kindred also agreed to defend, on behalf of the Company, any claims asserted after the 1998 Spin Off which arise out of the ownership and operation of the healthcare operations. Under the Kindred Reorganization Plan, Kindred assumed and agreed to perform its obligations under these indemnifications. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations incurred in connection with the 1998 Spin Off or that Kindred will continue to honor its obligations incurred in connection with the 1998 Spin Off. If Kindred does not satisfy or otherwise honor the obligations under these arrangements, then the Company may be liable for the payment and performance of such obligations and may have to assume the defense of such claims.

  Kindred Common Stock and Registration Rights Agreement

   On the Kindred Effective Date, Ventas Realty received 1,498,500 shares of the common stock in Kindred, representing not more than 9.99% of the issued and outstanding common stock in Kindred as of the Kindred Effective Date. Based on applicable laws, regulations, advice from experts, an appraisal, the trading performance of the Kindred common stock at the applicable time and other appropriate facts and circumstances, including the illiquidity and lack of registration of the Kindred common stock when received and the Company's lack of significant influence over Kindred, the Company determined that the value of the Kindred common stock was $18.2 million on the date received by Ventas Realty. The Kindred common stock received by Ventas Realty is subject to dilution from stock issuances occurring after the Kindred Effective Date. The Kindred common stock was issued to the Company as additional future rent in consideration of the Company's agreement to charge the base rent as provided in the Master Leases.

                                 VENTAS, INC.

   On the Kindred Effective Date, Kindred executed and delivered to Ventas Realty and other signatories, a Registration Rights Agreement, which, among other things, provides that Kindred must file a shelf registration statement with respect to the Kindred common stock and keep such registration statement continuously effective for a period of two years with respect to such securities (subject to customary exceptions). The shelf registration statement was declared effective on November 7, 2001.

   The Company disposed of 418,186 shares of Kindred common stock in the fourth quarter of 2001 and recognized a gain of $15.4 million on the dispositions. In connection with a registered offering of common stock by Kindred, Ventas Realty exercised its piggyback registration rights, and sold 83,300 shares of Kindred common stock, recognizing a gain of $2.6 million. The Company applied the net proceeds of $3.6 million from the sale of the 83,300 shares of Kindred common stock as a prepayment on the Company's indebtedness under the Credit Agreement. The Company declared a distribution of 334,886 shares of Kindred common stock as part of the 2001 dividend, resulting in a gain of $12.8 million. For every share of Common Stock of the Company that a stockholder owned at the close of business on December 14, 2001, the stockholder received 0.005 of a share of Kindred common stock and $0.0049 in cash (equating to one share of Kindred common stock and $0.98 in cash for every two hundred shares of Common Stock in the Company). For purposes of the 2001 dividend, the Kindred common stock was valued in accordance with the Code and applicable rulings and regulations on December 31, 2001 at $51.02 per share. Kindred common stock reserved for this dividend is segregated on the Consolidated Balance Sheet at December 31, 2001.

  Terminated Agreements

   The Participation Agreement and the Development Agreement, both executed in connection with the 1998 Spin Off, were terminated on the Kindred Effective Date. The Second Standstill Agreement and the Tolling Agreement, both entered into by the Company and Kindred in April 1999, and the Tax Stipulation and the Rent Stipulation were all terminated on the Kindred Effective Date and are of no further force or effect.

  Settlement of United States Claims

   Kindred and the Company were the subject of investigations by the United States Department of Justice regarding the Company's prior healthcare operations, including matters arising from lawsuits filed under the qui tam, or whistleblower, provision of the Federal Civil False Claims Act, which allows private citizens to bring a suit in the name of the United States. See "Note 12--Litigation." The Kindred Reorganization Plan contains a comprehensive settlement of all of these claims by the United States (the "United States Settlement").

   Under the United States Settlement, the Company will pay $103.6 million to the United States, of which $34.0 million was paid on the Kindred Effective Date. The balance of $69.6 million bears interest at 6% per annum and is payable in equal quarterly installments over a five-year term commencing on June 30, 2001 and ending in 2006. The Company made the first three quarterly installments under the United States Settlement through December 31, 2001.

   The Company also paid approximately $0.4 million to legal counsel for the realtors in the qui tam actions. In the fourth quarter of 2000, the Company recorded the full amount of the obligation under the United States Settlement for $96.5 million based on an imputed interest rate of 10.75%.

Note 10--Commitments and Contingencies

   The Company has a third party obligation that arises out of certain bonds that were, and may continue to be, issued by the Company to residents of an assisted living facility that is owned by the Company, and leased to and operated by Atria, Inc. ("Atria"). Proceeds from the bonds are paid to and utilized by Atria. The obligation to

                                 VENTAS, INC.

repay the bonds is secured by a certain Mortgage and Trust Indenture (the "Atria Mortgage") that encumbers (among other property) the assisted living facility. Based solely upon the most current information obtained by the Company from Atria, the Company believes that the aggregate principal amount of the indebtedness evidenced by the bonds is currently approximately $29.4 million. Pursuant to a series of documents and instruments executed in connection with the Company's spin off of its assisted living operations and related assets and liabilities to Atria in 1996, including the lease by and between Atria and the Company (the "Atria Lease"), Atria has assumed and agreed to repay the indebtedness evidenced by the bonds and has agreed to indemnify and hold the Company harmless from and against all amounts the Company may be obligated to pay under the Atria Mortgage, including the obligation to repay the bonds. The Company may remain the primary obligor under the bonds and the Atria Mortgage. If Atria is unable or unwilling to satisfy these obligations, the Company may be liable for such obligations. There can be no assurance that Atria will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Atria Mortgage and the bonds or that Atria will continue to honor its obligations under the Atria Mortgage and the bonds. The payment or performance of these obligations by the Company could have a Material Adverse Effect on the Company. The Company is currently engaged in efforts to have itself released from liability under the bonds and the Atria Mortgage. A lawsuit is pending between Atria and the Company wherein Atria is seeking, among other things, a declaration that Atria's indemnity obligation in favor of the Company relative to the bonds is void and unenforceable. There can be no assurance, however, that the Company will be successful in its attempts to be released from this liability. See "Note 12--Litigation--Other Legal Proceedings."

   The Company may be subject to certain liabilities assumed by Kindred in connection with the 1998 Spin Off. See "Note 9--Transactions with Kindred."

                                 VENTAS, INC.

Note 11--Earnings per share

   The following table shows the amounts used in computing basic and diluted earnings per share (In thousands, except per share amounts)

                                                                        Year     Year      Year
                                                                       Ended    Ended     Ended
                                                                      December December  December
                                                                      31, 2001 31, 2000  31, 1999
                                                                      -------- --------  --------
Numerator for Basic and Diluted Earnings Per Share:
   Income (loss) before Extraordinary Item........................... $51,888  $(61,245) $42,535
   Extraordinary Loss................................................  (1,322)   (4,207)      --
                                                                      -------  --------  -------
   Net Income (loss)................................................. $50,566  $(65,452) $42,535
                                                                      =======  ========  =======
Denominator:
   Denominator for Basic Earnings Per Share--Weighted Average Shares.  68,409    68,010   67,754
   Effect of Dilutive Securities:
       Stock Options.................................................     810        67       15
       Time Vesting Restricted Stock Awards..........................     144        54      220
                                                                      -------  --------  -------
       Dilutive Potential Common Stock...............................     954       121      235
                                                                      =======  ========  =======
   Denominator for Diluted Earnings Per Share--Adjusted Weighted
     Average.........................................................  69,363    68,131   67,989
                                                                      =======  ========  =======
Basic Earnings (loss) Per Share:
   Income (loss) before Extraordinary Item........................... $  0.76  $  (0.90) $  0.63
   Extraordinary Loss................................................   (0.02)    (0.06)      --
                                                                      -------  --------  -------
   Net Income (loss)................................................. $  0.74  $  (0.96) $  0.63
                                                                      =======  ========  =======
Diluted Earnings (loss) Per Share:
   Income (loss) before Extraordinary Item........................... $  0.75     (0.90) $  0.63
   Extraordinary Loss................................................   (0.02)    (0.06)      --
                                                                      -------  --------  -------
   Net Income (loss)................................................. $  0.73  $  (0.96) $  0.63
                                                                      =======  ========  =======

   Options to purchase 3.1 million shares of Common Stock ranging from $10.8125 to $26.0476 were outstanding at December 31, 2001, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares for the year ended December 31, 2001 and, therefore, the effect would be anti-dilutive. Options to purchase 3.4 million shares of Common Stock ranging from $5.885 to $26.0476 were outstanding at December 31, 2000, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares for the year ended December 31, 2000 and, therefore, the effect would be anti-dilutive. Options to purchase 5.1 million shares of Common Stock ranging from $5.890 to $27.820, were outstanding at December 31, 1999 but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.

Note 12--Litigation

  Legal Proceedings Defended and Indemnified by Kindred Under the Spin
  Agreements

   The following litigation and other matters arose from the Company's operations prior to the 1998 Spin Off or relate to assets or liabilities transferred to Kindred in connection with the 1998 Spin Off. Under the Spin

                                 VENTAS, INC.

Agreements, Kindred agreed to assume the defense, on behalf of the Company, of any claims that (a) were pending at the time of the 1998 Spin Off and which arose out of the ownership or operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the 1998 Spin Off, or (b) were asserted after the 1998 Spin Off and which arose out of the ownership and operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the 1998 Spin Off, and to indemnify the Company for any fees, costs, expenses and liabilities arising out of such operations (the "Indemnification"). Kindred is presently defending the Company in the matters described below. Under the Kindred Reorganization Plan, Kindred assumed and agreed to abide by the Indemnification and to defend the Company in these and other matters as required under the Spin Agreements. See "Note 9--Transactions with Kindred--Assumption of Certain Operating Liabilities and Litigation." However, there can be no assurance that Kindred will continue to defend the Company in such matters or that Kindred will have sufficient assets, income and access to financing to enable it to satisfy such obligations or its obligations incurred in connection with the 1998 Spin Off. In addition, many of the following descriptions are based primarily on information included in Kindred's public filings and information provided to the Company by Kindred. There can be no assurance that Kindred has provided the Company with complete and accurate information in all instances.

   A class action lawsuit entitled A. Carl Helwig v. Vencor, Inc. et al. was filed on December 24, 1997 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-97CV-8354). The putative class action claims were brought by an alleged stockholder of the Company against the Company and certain executive officers and directors of the Company. The complaint alleges that the Company and certain current and former executive officers of the Company during a specified time frame violated Sections 10(b) and 20(a) of the Exchange Act, by, among other things, issuing to the investing public a series of false and misleading statements concerning the Company's current operations and the inherent value of the Company's Common Stock. The complaint further alleges that as a result of these purported false and misleading statements concerning the Company's revenues and successful acquisitions, the price of the Company's Common Stock was artificially inflated. The suit seeks damages in an amount to be proven at trial, pre-judgment and post-judgment interest, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that the plaintiff has an effective remedy. On December 27, 2001, the parties filed a motion for the District Court to approve a settlement among the parties requiring the payment of $3.0 million to the certified class. The proposed settlement does not require any payments by the Company. A hearing to consider the settlement has been scheduled for May 13, 2002. There can be no assurance the settlement will be approved by the District Court. If the settlement is not approved by the District Court, Kindred, on behalf of the Company, intends to continue to defend this action vigorously.

   A stockholder derivative suit entitled Thomas G. White on behalf of Kindred, Inc. and Ventas, Inc. v. W. Bruce Lunsford, et al., Case No. 98 C103669 was filed in June 1998 in the Jefferson County, Kentucky, Circuit Court. The suit purports to have been brought on behalf of Kindred and the Company against certain current and former executive officers and directors of Kindred and the Company. The complaint alleges, among other things, that the defendants damaged Kindred and the Company by engaging in violations of the securities laws, including engaging in insider trading, fraud and securities fraud and damaging the reputation of Kindred and the Company. The plaintiff asserts that such actions were taken deliberately, in bad faith and constitute breaches of the defendants' duties of loyalty and due care. The suit seeks unspecified damages, interest, punitive damages, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that the plaintiff has an effective remedy. The Company believes that the allegations in the complaint are without merit. Kindred has informed the Company that it also believes the allegations in the complaint are without merit, and intends to defend this action vigorously for and on behalf of the Company.

   A class action lawsuit entitled Sally Pratt, et al. v. Ventas, Inc. et al. was filed on May 25, 2001 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-01CV-317-H). The

                                 VENTAS, INC.

putative class action complaint alleges that the Company and certain current and former officers and employees of the Company engaged in a fraudulent scheme to conceal the true nature and substance of the 1998 Spin Off resulting in (a) a violation of the Racketeer Influenced and Corrupt Organizations Act, (b) bankruptcy fraud, (c) common law fraud, and (d) a deprivation of plaintiffs' civil rights. The plaintiffs allege that the defendants failed to act affirmatively to explain and disclose the fact that the Company was the entity that had been known as Vencor, Inc. prior to the 1998 Spin Off and that a new separate and distinct legal entity assumed the name of Vencor, Inc. after the 1998 Spin Off. The plaintiffs contend that the defendants filed misleading documents in the plaintiffs' state court lawsuits that were pending at the time of the 1998 Spin Off and that the defendants deceptively used the bankruptcy proceedings of Vencor, Inc. (now known as Kindred Healthcare, Inc.) to stay lawsuits against the Company. As a result of these actions, the plaintiffs maintain that they and similarly situated individuals suffered and will continue to suffer severe financial harm. The suit seeks compensatory damages (trebled with interest), actual and punitive damages, reasonable attorneys' fees, costs and expenses, declaratory and injunctive and any and all other relief to which the plaintiffs may be entitled. This action was dismissed in its entirety on February 4, 2002. The plaintiffs filed a motion requesting that the dismissal be altered to allow the plaintiffs to resume this action if they are unable to obtain relief in the Kindred proceedings in the Bankruptcy Court. The plaintiffs have filed a motion with the Kindred Bankruptcy Court requesting, among other things, that the Kindred Bankruptcy Court set aside portions of the releases of the Company contained in the Kindred Reorganization Plan, as such releases apply to the plaintiffs. Kindred, on behalf of the Company, is vigorously contesting these motions.

   Kindred and the Company were informed by the Department of Justice that they were the subject of ongoing investigations into various aspects of the Company's former healthcare operations. In the United States Settlement, documented in the Kindred Reorganization Plan, the United States, the Company and Kindred resolved all claims arising out of the investigations by the Department of Justice and the Office of Inspector General including the pending qui tam, or whistleblower, actions. Under the United States Settlement, the United States was required to move to dismiss with prejudice to the United States and the realtors (except for certain claims which will be dismissed without prejudice to the United States in certain of the cases) the pending qui tam actions as against the Company, Kindred and any current or former officers, directors and employees of either entity. All pending qui tam actions against the Company have been resolved and dismissed by the United States Settlement.

   Kindred is a party to certain legal actions and regulatory investigations arising in the normal course of its business. The Company is a party to certain legal actions and regulatory investigations that arise from the normal course of its prior healthcare operations which legal actions and regulatory investigations are being defended by Kindred under the Indemnification. Neither the Company nor Kindred is able to predict the ultimate outcome of pending litigation and regulatory investigations. In addition, there can be no assurance that the Center for Medicare and Medicaid Services (formerly known as United States Healthcare Financing Administration) ("CMS") or other regulatory agencies will not initiate additional investigations related to Kindred's business or the Company's prior healthcare business in the future, nor can there be any assurance that the resolution of any litigation or investigations, either individually or in the aggregate, would not have a material adverse effect on Kindred's liquidity, financial position or results of operations, which in turn could have a Material Adverse Effect on the Company.

Unasserted Claims--Potential Liabilities Due to Fraudulent Transfer Considerations, Legal Dividend Requirements and Other Claims

  The Company

   The 1998 Spin Off, including the simultaneous distribution of the Kindred common stock to the Ventas stockholders (the "Distribution"), is subject to review under fraudulent conveyance laws. In addition, the 1998 Spin Off is subject to review under state corporate distribution and dividend statutes. Under Delaware law, a

                                 VENTAS, INC.

corporation may not pay a dividend to its stockholders if (i) the net assets of the corporation do not exceed its capital, unless the amount proposed to be paid as a dividend is less than the corporation's net profits for the current and/or preceding fiscal year in which the dividend is to be paid, or (ii) the capital of the corporation is less than the aggregate amount allocable to all classes of its stock. The Company believes that the Distribution was proper and that the 1998 Spin Off was consummated entirely in compliance with Delaware law. There is no certainty, however, that a court would reach the same conclusions in determining whether the Company was insolvent at the time of, or after giving effect to, the 1998 Spin Off or whether lawful funds were available for the 1998 Spin Off.

  Other Legal Proceedings

   The Company and Atria, Inc. ("Atria") have been engaged in ongoing discussions regarding the parties' respective rights and obligations relative to the issuance of mortgage resident bonds (the "Bonds") to the new residents of New Pond Village, a senior housing facility in Walpole, Massachusetts, owned by the Company and leased to and operated by Atria. See "Note 10--Commitment and Contingencies." On August 6, 2001, Atria filed a lawsuit styled Atria, Inc.
v. Ventas Realty, Limited Partnership in the Superior Court Department of the Trial Court in Norfolk County, Massachusetts (Civil Action Number 01 01233). The complaint alleges that the Company has a duty to sign and issue Bonds to new residents of New Pond Village and that, as a result of an alleged failure of the Company to issue Bonds, the Company has, among other things, breached contractual obligations under the Bond Indenture. The complaint seeks a declaration that Atria's indemnity obligation in favor of the Company relating to the Bonds is void and unenforceable and injunctive and declaratory relief requiring the Company to sign and issue Bonds to new residents of New Pond Village. The complaint also seeks damages, interest, attorneys' fees and other costs. The Company believes that the allegations in the complaint are without merit. The Company's motion to dismiss was denied by trial court. The trial court's decision was affirmed by an appellate court on January 24, 2002. The Company has asserted counterclaims against Atria and the Company intends to defend this action and pursue its counterclaims vigorously.

   The Company is a plaintiff in an action seeking a declaratory judgment and damages entitled Ventas Realty, Limited Partnership et al. v. Black Diamond CLO 1998-1 Ltd., et al., Case No. 99C107076, filed November 22, 1999 in the Circuit Court of Jefferson County, Kentucky. Two of the three defendants in that action, Black Diamond International Funding, Ltd. and BDC Finance, LLC (collectively "Black Diamond"), have asserted counterclaims against the Company under theories of breach of contract, tortious interference with contract and abuse of process. These counterclaims allege, among other things, that the Company wrongfully, and in violation of the terms of the 1998 Credit Agreement,
(a) failed to recognize an assignment to Black Diamond of certain notes issued under the 1998 Credit Agreement, (b) failed to issue to Black Diamond new notes under the 1998 Credit Agreement, and (c) executed the Waiver and Extension Agreement between the Company and its lenders in October 1999. The counterclaims further claim that the Company acted tortiously in commencing the action against the defendants. The counterclaims seek damages of $11,796,875 (the principal amount of the Company's Bridge Loan under the 1998 Credit Agreement claimed to have been held by Black Diamond), plus interest, costs and fees, and additional unspecified amounts to be proven at trial; in addition Black Diamond is seeking a declaration that the 1999 Waiver and Extension Agreement is void and unenforceable.

   The Company disputes the material allegations contained in Black Diamond's counterclaims and the Company intends to pursue its claims and defend the counterclaims vigorously.

   The Company is party to various lawsuits arising in the normal course of the Company's business. It is the opinion of management that, except as set forth in this Note 12, the disposition of these lawsuits will not, individually or in the aggregate, have a Material Adverse Effect on the Company. If management's assessment of the Company's liability with respect to these actions is incorrect such lawsuits could have a Material Adverse Effect on the Company.

                                 VENTAS, INC.

   Except for the United States Settlement, no provision for liability, if any, resulting from the aforementioned litigation has been made in the consolidated financial statements as of December 31, 2001.

Note 13--Capital Stock

   The authorized capital stock of the Company at December 31, 2001 and 2000 consisted of 180,000,000 shares of Common Stock, par value of $0.25 per share, and 10,000,000 shares of preferred stock of which 300,000 shares have been designated Series A Participating Preferred Stock.

   In order to preserve the Company's ability to maintain REIT status, the Company's certificate of incorporation provides that if a person acquires beneficial ownership of greater than 9% of the outstanding stock of the Company, the shares that are beneficially owned in excess of such 9% limit are deemed to be "Excess Shares." Excess Shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by the Board of Directors of the Company. The trust is entitled to all dividends with respect to the Excess Shares and the trustee may exercise all voting power over the Excess Shares.

   The Company has the right to buy the Excess Shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the Excess Shares, or (2) the market price on the date the Company buys the shares. The Company has the right to defer payment of the purchase price for the Excess Shares for up to five years. If the Company does not purchase the Excess Shares, the trustee of the trust is required to transfer the Excess Shares at the direction of the Board of Directors. The owner of the Excess Shares is entitled to receive the lesser of the proceeds from the sale of the Excess Shares or the original purchase price for such Excess Shares; any additional amounts are payable to the beneficiary of the trust.

   Under the Company's certificate of incorporation, certain holders ("Existing Holders") who owned the Company's Common Stock in excess of the foregoing limits on the date of the 1998 Spin Off, are not subject to the general ownership limits applicable to other stockholders. Existing Holders are generally permitted to own up to the same percentage of the Company's Common Stock that was owned on the date of the 1998 Spin Off, provided such ownership does not jeopardize the Company's status as a REIT. The only Existing Holder is Tenet Healthcare Corporation ("Tenet"). Since the date of the 1998 Spin Off, Tenet has owned approximately 12% of the Company's Common Stock. There are certain provisions under the Code that provide that any ownership interest that Tenet may purchase in Kindred may be attributed to the Company. If as a result of any such attribution, the Company is deemed to own 10% or more of the issued and outstanding Kindred common stock, the Company may lose its REIT status. Under the Company's certificate of incorporation, under a formal interpretation by the Board of Directors, if Tenet purchases any Kindred common stock while Tenet owns 10% or more of the Company's issued and outstanding Common Stock, then all of Tenet's holdings of the Company's Common Stock in excess of 9.99% will automatically become "Excess Shares" in the Company and will be deemed to be owned by a trust for the benefit of a third party and Tenet will have no legal title to such "Excess Shares" in the Company. Tenet would have the limited right to receive certain distributions on and a certain portion of the proceeds of a sale of such "Excess Shares" in the Company. The Company believes that, based upon applicable tax authorities and decisions and advice from the Internal Revenue Service, all common stock underlying warrants and options issued by Kindred and performance shares issued by Kindred will be deemed outstanding for purposes of calculating the Company's ownership percentage under the 10% securities test. In addition, since the Kindred Effective Date, Kindred issued additional shares of Kindred common stock and the Company disposed of 418,186 shares of Kindred common stock, so that as of January 27, 2002 Ventas Realty owned not more than 6.2% of the issued and outstanding stock of Kindred. Accordingly, the Company believes that for purposes of the 10% securities test, its ownership percentage in Kindred has been and will continue to be materially less than 9.99%.

                                 VENTAS, INC.

   The Company's Board of Directors is empowered to grant waivers from the "Excess Share" provisions of the Company's Certificate of Incorporation. One such waiver is currently in effect permitting a stockholder to own over 9% of the Common Stock but in no event more than 9.9% of the Common Stock as measured by the Code. The Company believes that no stockholder, other than Tenet, currently owns 10% or more of the Common Stock as measured by the Code.

   The Company has issued Preferred Stock Purchase Rights (the "Rights") pursuant to the terms of the Rights Agreement, dated July 20, 1993, as amended, with National City Bank as Rights Agent (the "Rights Agreement"). Under the terms of the Rights Agreement, the Company declared a dividend of one Right for each outstanding share of Common Stock of the Company to common stockholders of record on August 1, 1993. Each Right entitles the holder to purchase from the Company one-hundredth of a share of Series A Preferred Stock at a purchase price of $110. A total of 300,000 shares of Series A Preferred Stock are subject to the Rights.

   The Rights have certain anti-takeover effects and are intended to cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of the Rights being acquired.

   Under the terms of the Rights Agreement, if at such time as any person becomes the beneficial owner of 9.9% or more of the Common Stock (an "Acquiring Person"), (i) the Company is involved in a merger or other business combination in which the Common Stock is exchanged or changed (other than a merger with a person or group which both (a) acquired Common Stock pursuant to a Permitted Offer (as defined below) and (b) is offering not less than the price paid pursuant to the Permitted Offer and the same form of consideration paid in the Permitted Offer) or (ii) 50% or more of the Company's assets or earning power are sold, the Rights become exercisable for that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right (such right being called the "Flip-over"). A "Permitted Offer" is a tender or exchange offer which is for all outstanding shares of Common Stock at a price and on terms determined, prior to the purchase of shares under such tender or exchange offer, by at least a majority of the members of the Board of Directors who are not officers of the Company and who are not Acquiring Persons or affiliates, associates, nominees or representatives of an Acquiring Person, to be adequate and otherwise in the best interests of the Company and its stockholders (other than the person or any affiliate or associate thereof on whose behalf the offer is being made) taking into account all factors that such directors deem relevant.

   In the event any person becomes an Acquiring Person, for a 60 day period after such event, if the Flip-over right is not also triggered, the Rights become exercisable for that number of shares of Common Stock having a market value of two times the exercise price of the Right, to the extent available, and then (after all authorized and unreserved shares of Common Stock have been issued), a common stock equivalent having a market value of two times the exercise price of the Right.

   Upon any person becoming an Acquiring Person (other than pursuant to a Permitted Offer), any rights issued to or beneficially owned by such Acquiring Person become null and void and thereafter may not be transferred to any other person.

   Certain persons and transactions are exempted from the operation of the Rights. Prior to a person becoming an Acquiring Person, the Board has the power to amend the Rights Agreement or cause the redemption of the Rights, at a purchase price of $0.01 in cash per Right. After the time a person becomes an Acquiring Person, the Board can only amend the Rights Agreement to make changes that do not adversely affect the interests of the holders of Rights. For purposes of the Rights Agreement a person is not deemed to be the beneficial owner of securities designated as Excess Shares under the Company's Certificate of Incorporation.

                                 VENTAS, INC.

   The Company's Distribution Reinvestment and Stock Purchase Plan (the "Plan" or "DRIP") was declared effective by the Securities and Exchange Commission on December 31, 2001. Under the Plan's terms, existing stockholders may purchase shares of Common Stock in the Company by reinvesting all or a portion of the cash distribution on their shares of the Company's Common Stock. In addition, existing stockholders of the Company, as well as new investors may purchase shares of Common Stock in the Company by making optional cash payments.

Note 14--Related Party Transactions

   At December 31, 2001 and 2000, the Company had receivables of approximately $3.6 million and $3.4 million, respectively, due from certain current and former executive officers of the Company. The loans include interest provisions (with a 5.7% average rate) and were to finance the income taxes payable by the executive officers resulting from: (i) the 1998 Spin Off and (ii) vesting of Restricted Shares. The loans are payable over periods ranging from four years to ten years with the majority of the obligations amortizing quarterly. Interest expense on the 1998 Spin Off note in the principal amount of $2.6 million at December 31, 2001, is forgiven on a periodic basis, provided that the officer remains an employee of the Company (the "1998 Spin Off Note"). Interest expense on the note relating to taxes paid for the vested portion of Restricted Shares (the "Restricted Share Note") is payable annually out of and only to the extent of dividends from the vested restricted shares. In the event of a change in control of the Company (as defined in the relevant employment agreement) or upon termination of the officer without cause (as defined in the relevant employment agreement), the principal balance of the Restricted Share
Note is forgiven. The Restricted Share Note is secured by a pledge of all of the restricted shares to which the Restricted Share Note relates and the Restricted Share Note is otherwise non-recourse. The 1998 Spin Off Note is not secured.

   On October 15, 1998, the Company acquired eight personal care facilities and related facilities for approximately $7.1 million from Tangram Rehabilitation Network, Inc. ("Tangram"). Tangram is a wholly owned subsidiary of Res-Care, Inc. ("Res-Care") of which a director of the Company is the Chairman, President and Chief Executive Officer and another director of the Company is a member of its board of directors. The Company leases the Tangram facilities to Tangram pursuant to a master lease agreement which is guaranteed by Res-Care. For the years ended December 31, 2001, 2000 and 1999, Tangram has paid the Company approximately $779,000, $754,000 and $733,800, respectively, in rent payments.

   On February 29, 2000, the Company entered into a Separation and Release Agreement (the "Separation Agreement") with the former Executive Vice President and Chief Financial Officer ("CFO") of the Company. The Separation Agreement was entered into in connection with his resignation as Executive Vice President and CFO of the Company, effective February 9, 2000 (the "Termination Date"). The Separation Agreement provided for a lump sum severance payment of approximately $510,000 and certain other consideration from the Company, and an extension of certain employee benefits for a one-year period following the Termination Date.

                                 VENTAS, INC.

   The Company entered into a Separation Agreement and Release of Claims (the "Ladt Separation Agreement") with Thomas T. Ladt pursuant to which Mr. Ladt resigned as President, Chief Executive Officer and Chief Operating Officer of the Company and from the Board of Directors of the Company as of March 5, 1999. The Ladt Separation Agreement provides for a lump sum payment of approximately $1.3 million and certain other consideration from the Company, and an extension of certain employee benefits for a two-year period following the date of his resignation. The Company further agreed to amend a tax loan that the Company had made to Mr. Ladt to provide that no principal or interest payments would be due under such tax loan prior to March 5, 2004.

Note 15--Quarterly Financial Information (unaudited)

   Summarized unaudited consolidated quarterly information for the years ended December 31, 2001 and 2000 is provided below (amounts in thousands, except per share amounts).

                                                     First   Second   Third    Fourth
For the Quarters Ended 2001                         Quarter  Quarter Quarter   Quarter
---------------------------                         -------  ------- ------- --------
Revenues........................................... $47,624  $47,356 $47,296 $ 62,305
Income before Extraordinary Item...................  10,579    8,105   9,157   24,047
Extraordinary Item.................................      --       --      --   (1,322)
Net Income.........................................  10,579    8,105   9,157   22,725(1)
Earnings per share
   Basic
       Income before Extraordinary Item............ $  0.16  $  0.12 $  0.13 $   0.35(1)
       Extraordinary Loss..........................      --       --      --    (0.02)
       Net Income.................................. $  0.16  $  0.12 $  0.13 $   0.33(1)
   Diluted
       Income before Extraordinary Item............ $  0.15  $  0.12 $  0.13 $   0.35(1)
       Extraordinary Loss..........................      --       --      --    (0.02)
       Net Income.................................. $  0.15  $  0.12 $  0.13 $   0.33(1)
Dividends declared.................................      --  $  0.22 $  0.44     0.26

                                                     First   Second   Third    Fourth
For the Quarters Ended 2000                         Quarter  Quarter Quarter   Quarter
---------------------------                         -------  ------- ------- --------
Revenues........................................... $59,100  $59,974 $60,879 $ 62,369
Income (Loss) before Extraordinary Item............   6,940    7,512   8,581  (84,278)(2)
Extraordinary Loss.................................  (4,207)      --      --       --
Net Income (Loss)..................................   2,733    7,512   8,581  (84,278)(2)
Earnings per share
   Basic
       Income (Loss) before Extraordinary Item..... $  0.10  $  0.11 $  0.13 $  (1.24)(2)
       Extraordinary Loss..........................   (0.06)      --      --       --
       Net Income (Loss)........................... $  0.04  $  0.11 $  0.13 $  (1.24)(2)
   Diluted
       Income (Loss) before Extraordinary Item..... $  0.10  $  0.11 $  0.13 $  (1.24)(2)
Dividends declared.................................      --       -- $  0.62 $   0.29

--------
(1) Reflects the gain from the sale and distribution of Kindred common stock.
(2) Reflects the charge for the United States Settlement and the waiver fee on the Credit Agreement.

                                 VENTAS, INC.

Note 16--Condensed Consolidating Information





   The following summarizes the condensed consolidating information for the Company as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001:



                     CONDENSED CONSOLIDATING BALANCE SHEET


                               December 31, 2001



                                                Ventas,
                                               Inc. and    Ventas
                                               Ventas LP   Realty,
                                                Realty,    Limited   Unrestricted Consolidated
                                                  LLC    Partnership  Group (a)   Elimination  Consolidated
                                               --------- ----------- ------------ ------------ ------------
                                                                      (In Thousands)
Assets
Total net real estate investments............. $ 14,888   $678,119     $113,329                 $  806,336
Cash and cash equivalents.....................    1,651     16,945           --                     18,596
Restricted cash...............................   15,731         --        5,042                     20,773
Investment in Kindred Healthcare, Inc. common
  stock.......................................       --     55,118           --                     55,118
Kindred Healthcare, Inc. common stock
  reserved for distribution...................       --     17,086           --                     17,086
Deferred financing costs, net.................       --      7,398        6,755                     14,153
Notes receivable from employees...............      845      2,790           --                      3,635
Equity in affiliates..........................    3,358         --           --     $(3,358)            --
Other.........................................    1,084      2,027        3,051                      6,162
                                               --------   --------     --------     -------     ----------
Total assets.................................. $ 37,557   $779,483     $128,177     $(3,358)    $  941,859
                                               ========   ========     ========     =======     ==========

Liabilities and stockholders' equity (deficit)
Liabilities:
Notes payable and other debt.................. $     --   $623,368     $225,000                 $  848,368
United States Settlement......................   54,747         --           --                     54,747
Deferred revenue..............................      184     17,167        3,676                     21,027
Interest rate swap agreements.................       --     27,430           --                     27,430
Accrued dividend..............................   17,910         --           --                     17,910
Accounts payable, intercompany and other
  accrued liabilities.........................    9,473      9,474         (793)                    18,154
Other liabilities--disputed tax refunds and
  accumulated interest........................   14,903         --           --                     14,903
Deferred income taxes.........................   30,394         --           --                     30,394
                                               --------   --------     --------     -------     ----------
Total liabilities.............................  127,611    677,439      227,883                  1,032,933
Total stockholders' equity (deficit)..........  (90,054)   102,044      (99,706)    $(3,358)       (91,074)
                                               --------   --------     --------     -------     ----------
Total liabilities and stockholders' equity
  (deficit)................................... $ 37,557   $779,483     $128,177     $(3,358)    $  941,859
                                               ========   ========     ========     =======     ==========

--------

(a) Includes Ventas Specialty I, Inc., Ventas Finance I, Inc., Ventas Specialty I, LLC and Ventas Finance I, LLC., which were formed in 2001 in conjunction with the CMBS transaction.

                                 VENTAS, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEET


                               December 31, 2000



                                                           Ventas, Inc.   Ventas
                                                            and Ventas    Realty,
                                                            LP Realty,    Limited   Consolidated
                                                               LLC      Partnership Elimination  Consolidated
                                                           ------------ ----------- ------------ ------------
                                                                             (in thousands)
Assets
Total net real estate investments.........................  $  15,583    $832,962                 $  848,545
Cash and cash equivalents.................................      1,621      85,780                     87,401
Restricted cash...........................................     26,893          --                     26,893
Recoverable federal income taxes..........................      3,211          --                      3,211
Deferred financing costs, net.............................         --      10,875                     10,875
Notes receivable from employees...........................        266       3,156                      3,422
Equity in affiliates......................................     15,866          --     $(15,866)           --
Other.....................................................        176         622                        798
                                                            ---------    --------     --------    ----------
Total assets..............................................  $  63,616    $933,395     $(15,866)   $  981,145
                                                            =========    ========     ========    ==========

Liabilities and stockholders' equity (deficit)
Liabilities:
Notes payable and other debt..............................  $      --    $886,385                 $  886,385
United States Settlement..................................     96,493          --                     96,493
Deferred gain on partial termination of interest rate swap
  agreement...............................................         --      21,605                     21,605
Accrued dividend..........................................     19,846          --                     19,846
Accounts payable, intercompany and other accrued
  liabilities.............................................      4,024       9,696                     13,720
Other liabilities--disputed tax refunds and accumulated
  interest................................................     30,104          --                     30,104
Deferred income taxes.....................................     30,506          --                     30,506
                                                            ---------    --------     --------    ----------
Total liabilities.........................................    180,973     917,686           --     1,098,659
Total stockholders' equity (deficit)......................   (117,357)     15,709     $(15,866)     (117,514)
                                                            ---------    --------     --------    ----------
Total liabilities and stockholders' equity (deficit)......  $  63,616    $933,395     $(15,866)   $  981,145
                                                            =========    ========     ========    ==========

                                 VENTAS, INC.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS


                         Year ended December 31, 2001



                                                  Ventas,
                                                  Inc. and
                                                   Ventas    Ventas
                                                     LP      Realty,
                                                  Realty,    Limited   Unrestricted Consolidated
                                                    LLC    Partnership  Group (a)   Elimination  Consolidated
                                                  -------- ----------- ------------ ------------ ------------
                                                                        (in thousands)
Revenues:
   Rental income................................. $ 2,233   $181,603     $ 1,316                   $185,152
   Gain on sale of Kindred common stock..........      --     15,425          --                     15,425
   Equity earnings in affiliate(s)...............  55,577         --          --      $(55,577)          --
   Interest and other income.....................   1,442      2,562          --                      4,004
                                                  -------   --------     -------      --------     --------
       Total revenues............................  59,252    199,590       1,316       (55,577)     204,581
                                                  -------   --------     -------      --------     --------

Expenses:
   General and administrative....................     123     10,053          68                     10,244
   Professional fees.............................      56      4,571          31                      4,658
   Amortization of restricted stock grants.......      21      1,701          12                      1,734
   Depreciation..................................     694     41,115         229                     42,038
   Interest......................................      --     89,658      (2,626)                    87,032
   Interest on United States Settlement..........   4,592         --          --                      4,592
                                                  -------   --------     -------      --------     --------
       Total expenses............................   5,486    147,098      (2,286)                   150,298
                                                  -------   --------     -------      --------     --------
Income (loss) before gain disposal of real estate
  assets, provision for income taxes and
  extraordinary loss.............................  53,766     52,492       3,602       (55,577)      54,283
Provision for income taxes.......................   2,685         --          --                      2,685
                                                  -------   --------     -------      --------     --------
Income (loss) before gain on disposal of real
  estate assets and extraordinary loss...........  51,081     52,492       3,602       (55,577)      51,598
Net gain on real estate disposals................      --        290          --                        290
                                                  -------   --------     -------      --------     --------
Income (loss) before extraordinary loss..........  51,081     52,782       3,602       (55,577)      51,888
Extraordinary loss on extinguishment of debt.....      --     (1,322)         --                     (1,322)
                                                  -------   --------     -------      --------     --------
Net income (loss)................................ $51,081   $ 51,460     $ 3,602      $(55,577)    $ 50,566
                                                  =======   ========     =======      ========     ========

--------

(a) Includes Ventas Specialty I, Inc., Ventas Finance I, Inc., Ventas Specialty I, LLC and Ventas Finance I, LLC., which were formed in 2001 in conjunction with the CMBS transaction.

                                 VENTAS, INC.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS


                         Year ended December 31, 2000



                                                      Ventas,
                                                     Inc. and    Ventas
                                                     Ventas LP   Realty,
                                                      Realty,    Limited   Consolidated
                                                        LLC    Partnership Elimination  Consolidated
                                                     --------- ----------- ------------ ------------
                                                                     (in thousands)
Revenues:
   Rental income.................................... $  3,626   $229,215                  $232,841
   Equity earnings in affiliate(s)..................   27,555         --     $(27,555)          --
   Interest and other income........................    1,932      7,549                     9,481
                                                     --------   --------     --------     --------
       Total revenues...............................   33,113    236,764      (27,555)     242,322
                                                     --------   --------     --------     --------

Expenses:
   General and administrative.......................      149      9,464                     9,613
   Professional fees................................      168     10,645                    10,813
   Non-recurring employee severance cost............        6        349                       355
   United States Settlement.........................   96,493         --                    96,493
   Loss on uncollectible amounts due from tenants...      758     47,570                    48,328
   Amortization of restricted stock grants..........       21      1,318                     1,339
   Depreciation.....................................      697     41,567                    42,264
   Interest.........................................       --     95,319                    95,319
                                                     --------   --------     --------     --------
       Total expenses...............................   98,292    206,232                   304,524
                                                     --------   --------     --------     --------
Income (loss) before gain on sale of real estate and
  extraordinary loss................................  (65,179)    30,532      (27,555)     (62,202)
Net gain on sale of real estate.....................       --        957                       957
                                                     --------   --------     --------     --------
Income (loss) before extraordinary loss.............  (65,179)    31,489      (27,555)     (61,245)
Extraordinary loss on extinguishment of debt........       --     (4,207)                   (4,207)
                                                     --------   --------     --------     --------
Net income (loss)................................... $(65,179)  $ 27,282     $(27,555)    $(65,452)
                                                     ========   ========     ========     ========

                                 VENTAS, INC.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS


                         Year ended December 31, 1999



                                                  Ventas,
                                                  Inc. and
                                                   Ventas    Ventas
                                                     LP      Realty,
                                                  Realty,    Limited   Consolidated
                                                    LLC    Partnership Elimination  Consolidated
                                                  -------- ----------- ------------ ------------
                                                                  (in thousands)
Revenues:
   Rental income................................. $ 3,554   $225,046                  $228,600
   Equity earnings in affiliate(s)...............  40,981         --     $(40,981)          --
   Interest and other income.....................      --      4,391                     4,391
                                                  -------   --------     --------     --------
       Total revenues............................  44,535    229,437      (40,981)     232,991
                                                  -------   --------     --------     --------

Expenses:
   General and administrative....................     121      7,646                     7,767
   Professional fees.............................     195     12,332                    12,527
   Non-recurring employee severance costs........      20      1,252                     1,272
   Loss on uncollectible amounts due from tenant.     539     33,879                    34,418
   Loss on impairment of assets..................      --      1,927                     1,927
   Amortization of restricted stock grants.......      20      1,284                     1,304
   Depreciation..................................     699     42,043                    42,742
   Interest......................................      --     88,753                    88,753
                                                  -------   --------     --------     --------
       Total expenses............................   1,594    189,116                   190,710
                                                  -------   --------     --------     --------
Income (loss) before gain on sale of real estate.  42,941     40,321      (40,981)      42,281
Net gain on sale of real estate..................      --        254                       254
                                                  -------   --------     --------     --------
Net income (loss)................................ $42,941   $ 40,575     $(40,981)    $ 42,535
                                                  =======   ========     ========     ========

                                 VENTAS, INC.

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                         Year ended December 31, 2001



                                             Ventas,
                                            Inc. and    Ventas
                                            Ventas LP   Realty,
                                             Realty,    Limited   Unrestricted Consolidated
                                               LLC    Partnership  Group (a)   Elimination  Consolidated
                                            --------- ----------- ------------ ------------ ------------
                                                                   (in thousands)
Net cash provided by (used in) operating
  activities............................... $ 50,951   $  89,524   $  (5,005)    $(55,577)   $  79,893
Net cash provided by (used in) investing
  activities...............................   (1,697)      4,457          --                     2,760
Cash flows from financing activities:
   Proceeds from long-term debt............       --          --     225,000                   225,000
   Repayment of long-term debt.............       --    (263,017)         --                  (263,017)
   Payment of deferred financing costs.....       --        (121)     (6,811)                   (6,932)
   Payment on the United States Settlement.  (41,746)         --          --                   (41,746)
   Cash distribution to Stockholders.......  (65,266)         --          --                   (65,266)
   Cash distributions from affiliates......   57,285     100,322    (213,184)      55,577           --
   Issuance of common stock................      503          --          --                       503
                                            --------   ---------   ---------     --------    ---------
Net cash provided by (used in) financing
  activities...............................  (49,224)   (162,816)      5,005       55,577     (151,458)
                                            --------   ---------   ---------     --------    ---------
Increase (decrease) in cash and cash
  equivalents..............................       30     (68,835)         --                   (68,805)
Cash and cash equivalents at beginning of
  period...................................    1,621      85,780          --                    87,401
                                            --------   ---------   ---------     --------    ---------
Cash and cash equivalents at end of period. $  1,651   $  16,945   $      --                 $  18,596
                                            ========   =========   =========     ========    =========

--------

(a) Includes Ventas Specialty I, Inc., Ventas Finance I, Inc., Ventas Specialty I, LLC and Ventas Finance I, LLC., which were formed in 2001 in conjunction with the CMBS transaction.

                                 VENTAS, INC.

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                         Year ended December 31, 2000



                                                     Ventas,
                                                    Inc. and    Ventas
                                                    Ventas LP   Realty,
                                                     Realty,    Limited   Consolidated
                                                       LLC    Partnership Elimination  Consolidated
                                                    --------- ----------- ------------ ------------
                                                                    (in thousands)
Net cash provided by (used in) operating activities $(63,476)  $ 176,370    $(27,556)   $  85,338
Net cash provided by (used in) investing activities     (199)      5,558                    5,359
Cash flows from financing activities:
   Repayment of long-term debt.....................       --     (87,862)                 (87,862)
   Payment of deferred financing costs.............       --     (12,616)                 (12,616)
   Cash distribution to Stockholders...............  (42,434)         --                  (42,434)
   Cash distributions from affiliates..............  107,708    (135,264)     27,556           --
   Issuance of common stock........................       22          --                       22
                                                    --------   ---------    --------    ---------
Net cash provided by (used in) financing activities   65,296    (235,742)     27,556     (142,890)
                                                    --------   ---------    --------    ---------
Increase (decrease) in cash and cash equivalents...    1,621     (53,814)                 (52,193)
Cash and cash equivalents at beginning of period...       --     139,594                  139,594
                                                    --------   ---------    --------    ---------
Cash and cash equivalents at end of period......... $  1,621   $  85,780                $  87,401
                                                    ========   =========    ========    =========

                                 VENTAS, INC.

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                         Year ended December 31, 1999



                                                        Ventas,
                                                       Inc. and    Ventas
                                                       Ventas LP   Realty,
                                                        Realty,    Limited   Consolidated
                                                          LLC    Partnership Elimination  Consolidated
                                                       --------- ----------- ------------ ------------
                                                                       (in thousands)
Net cash provided by (used in) operating activities... $ 44,505   $ 100,056    $(40,981)   $ 103,580
Net cash provided by (used in) investing activities...     (366)        737                      371
Cash flows from financing activities:
   Proceeds from long-term debt.......................       --     173,143                  173,143
   Repayment of long-term debt........................       --    (130,023)                (130,023)
   Proceeds from partial termination of interest rate
     swap.............................................               21,605                   21,605
   Payment of deferred financing costs................       --      (2,935)                  (2,935)
   Cash distribution to Stockholders..................  (26,489)         --                  (26,489)
   Cash distributions from affiliates.................  (17,654)    (23,327)     40,981           --
   Issuance of common stock...........................        4          --                        4
                                                       --------   ---------    --------    ---------
Net cash provided by (used in) financing activities...  (44,139)     38,463      40,981       35,305
                                                       --------   ---------    --------    ---------
Increase (decrease) in cash and cash equivalents......       --     139,256                  139,256
Cash and cash equivalents at beginning of period......       --         338                      338
                                                       --------   ---------    --------    ---------
Cash and cash equivalents at end of period............ $     --   $ 139,594                $ 139,594
                                                       ========   =========    ========    =========

                     CONDENSED CONSOLIDATED BALANCE SHEET
                                March 31, 2002
                                (in thousands)

                                                                      March 31,  December 31,
                                                                        2002         2001
                                                                     (Unaudited)  (Audited)
                                                                     ----------- ------------
Assets
Real estate investments:
   Land............................................................. $  119,650   $  119,771
   Building and improvements........................................  1,054,886    1,056,067
                                                                     ----------   ----------
                                                                      1,174,536    1,175,838
   Accumulated depreciation.........................................   (379,116)    (369,502)
                                                                     ----------   ----------
       Total real estate investments................................    795,420      806,336
Cash and cash equivalents...........................................      9,281       18,596
Restricted cash.....................................................     19,994       20,773
Deferred financing costs, net.......................................     13,453       14,153
Investment in Kindred Healthcare, Inc. common stock.................     43,751       55,118
Kindred Healthcare, Inc. common stock reserved for distribution.....         --       17,086
Notes receivable from employees.....................................      4,508        3,635
Other...............................................................      5,225        6,162
                                                                     ----------   ----------
       Total assets................................................. $  891,632   $  941,859
                                                                     ==========   ==========
Liabilities and stockholders' equity
Liabilities:
   Notes payable and other debt..................................... $  831,544   $  848,368
   United States Settlement.........................................     54,747       54,747
   Deferred revenue.................................................     20,400       21,027
   Interest rate swap agreements....................................     16,715       27,430
   Accrued dividend.................................................         --       17,910
   Accounts payable and other accrued liabilities...................     17,218       18,154
   Other liabilities--disputed federal, state and local tax refunds.     14,880       14,903
   Deferred income taxes............................................     30,394       30,394
                                                                     ----------   ----------
       Total liabilities............................................    985,898    1,032,933
                                                                     ----------   ----------
Commitments and contingencies
Stockholders' equity:
   Preferred stock, unissued........................................         --           --
   Common stock.....................................................     18,402       18,402
   Capital in excess of par value...................................    119,263      122,468
   Unearned compensation on restricted stock........................     (2,070)      (1,000)
   Accumulated other comprehensive income...........................     35,522       36,174
   Retained earnings (deficit)......................................   (137,793)    (134,088)
                                                                     ----------   ----------
                                                                         33,324       41,956
   Treasury stock...................................................   (127,590)    (133,030)
                                                                     ----------   ----------
       Total stockholders' equity (deficit).........................    (94,266)     (91,074)
                                                                     ----------   ----------
       Total liabilities and stockholders' equity................... $  891,632   $  941,859
                                                                     ==========   ==========

           See notes to condensed consolidated financial statements.

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                   (in thousands, except per share amounts)

                                                              Three months ended
                                                                 March 31,
                                                              ------------------
                                                               2002      2001
                                                               -------  -------
   Revenues:
      Rental income.......................................... $46,397   $46,118
      Interest and other income..............................     342     1,506
                                                               -------  -------
                                                               46,739    47,624
   Expenses:
      General and administrative.............................   2,311     2,549
      Professional fees......................................     565     1,799
      Amortization of restricted stock grants................     422       403
      Depreciation...........................................  10,466    10,498
      Interest...............................................  19,860    21,121
      Interest on United States Settlement...................   1,471        --
                                                               -------  -------
          Total expenses.....................................  35,095    36,370
                                                               -------  -------
   Income before gain on sale of real estate and income taxes  11,644    11,254
   Net gain on sale of real estate...........................   1,057        --
                                                               -------  -------
   Income before income taxes................................  12,701    11,254
   Provision for income taxes................................      --       675
                                                               -------  -------
   Net income................................................ $12,701   $10,579
                                                               =======  =======

   Earnings per common share:
      Basic.................................................. $  0.18   $  0.16
      Diluted................................................ $  0.18   $  0.15
   Shares used in computing earnings per common share:
      Basic..................................................  68,698    68,222
      Diluted................................................  69,844    68,872
   Dividend declared and paid per common share............... $0.2375   $    --

           See notes to condensed consolidated financial statements.

     CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
                                (in thousands)

                                                                  For the three  For the three
                                                                   Months Ended   Months Ended
                                                                  March 31, 2002 March 31, 2001
                                                                  -------------- --------------
Net income.......................................................    $ 12,701       $ 10,579

Other comprehensive income (loss):
   Cumulative effect from change in accounting for derivatives...          --         17,476
   Unrealized gain (loss) on interest rate swaps.................      10,715        (17,504)
   Unrealized loss on Kindred, Inc. common stock.................     (11,367)            --
                                                                     --------       --------
                                                                         (652)           (28)
                                                                     --------       --------
Net comprehensive income.........................................    $ 12,049       $ 10,551
                                                                     ========       ========



           See notes to condensed consolidated financial statements.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                (in thousands)

                                                           Three Months Ended
                                                                March 31,
                                                           ------------------
                                                             2002      2001
                                                           --------  --------
  Cash flows from operating activities:
  Net income.............................................. $ 12,701  $ 10,579
     Adjustments to reconcile net income to net
       cash provided by operating activities:
         Depreciation.....................................   10,466    10,498
            Amortization of deferred financing
              costs.......................................      700       611
            Amortization of restricted stock
              grants......................................      422       403
            Normalized rents..............................      (48)        7
         Gain on sale of real estate......................   (1,057)       --
            Amortization of deferred revenue..............     (627)       --
         Other............................................       38        --
       Changes in operating assets and
         liabilities:
            (Increase) decrease in restricted cash........      779      (160)
            Increase in accounts receivable and
              other assets................................     (254)     (247)
            Increase in accounts payable and
              accrued and other liabilities...............    1,058     1,407
                                                           --------  --------
     Net cash provided by operating activities............   24,178    23,098
  Cash flows from investing activities:
       Proceeds from sale of real estate..................    1,550        --
       Purchase of furniture and equipment................      (76)      (95)
       Increase in notes receivable from employees........     (873)     (460)
                                                           --------  --------
     Net cash provided by (used in) investing
       activities.........................................      601      (555)
  Cash flows from financing activities:
       Repayment of long-term debt........................  (16,824)  (35,000)
       Cost of issuance of stock..........................      (40)       --
       Cash dividends to stockholders.....................  (17,230)  (19,846)
                                                           --------  --------
     Cash used in financing activities....................  (34,094)  (54,846)
                                                           --------  --------
  Decrease in cash and cash equivalents...................   (9,315)  (32,303)
  Cash and cash equivalents--beginning of period..........   18,596    87,401
                                                           --------  --------
  Cash and cash equivalents--end of period................ $  9,281  $ 55,098
                                                           ========  ========
  Supplemental schedule of noncash activities:
     Dividend distribution of Kindred common stock........ $ 17,086  $     --
                                                           ========  ========


           See notes to condensed consolidated financial statements.

                                 VENTAS, INC.

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1--Reporting Entity

   Ventas, Inc. ("Ventas" or the "Company") is a Delaware corporation that elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for the year ended December 31, 1999. The Company believes that it has satisfied the requirements to qualify as a REIT for the years ended December 31, 2000 and 2001. The Company intends to continue to qualify as a REIT for the year ending December 31, 2002 and subsequent years. It is possible that economic, market, legal, tax or other considerations may cause the Company to fail, or elect not, to qualify as a REIT. The Company owns a geographically diverse portfolio of healthcare related facilities that consisted of 44 hospitals, 215 nursing facilities and eight personal care facilities in 36 states as of March 31, 2002. The Company and its subsidiaries lease these facilities to healthcare operating companies under "triple-net" or "absolute net" leases. Kindred Healthcare, Inc. and its subsidiaries (collectively, "Kindred") lease 210 of the Company's nursing facilities and all of the Company's hospitals as of March 31, 2002. The Company conducts substantially all of its business through a wholly owned operating partnership, Ventas Realty, Limited Partnership ("Ventas Realty") and an indirect, wholly owned limited liability company, Ventas Finance I, LLC ("Ventas Finance"). The Company's business consists of owning and leasing healthcare facilities and leasing or subleasing such facilities to third parties.

Note 2--Basis of Presentation

   The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement of results for the interim period have been included. Operating results for the three-month period ended March 31, 2002 are not necessarily an indication of the results that may be expected for the year ending December 31, 2002. The Condensed Consolidated Balance Sheet as of December 31, 2001 has been derived from the Company's audited consolidated financial statements for the year ended December 31, 2001. These financial statements and related notes should be read in conjunction with the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

   The Company has one primary reportable segment, which consists of investment in real estate. The Company's primary business is owning and leasing healthcare facilities and leasing or subleasing such facilities to third parties, primarily Kindred. See "Note 3--Concentration of Credit Risk and Recent Developments." All of the Company's leases are triple-net leases, which require the tenants to pay all property-related expenses. The Company does not operate these facilities nor does it allocate capital to maintain the properties. Substantially all depreciation and interest expenses reflected in the Condensed Consolidated Statements of Income relate to the Company's investment in real estate.

Note 3--Concentration of Credit Risk and Recent Developments

  Concentration of Credit Risk

   As of March 31, 2002, approximately 70.3% of the Company's real estate investments, based on the original cost of such investments, related to skilled nursing facilities. The remaining real estate investments consist of hospitals and personal care facilities. The Company's facilities are located in 36 states with rental revenues from operations in only one state accounting for more than ten percent (10%) of the Company's total revenues.

                                 VENTAS, INC.

   Approximately 98.1% of the Company's real estate investments, based on the original cost of such investments, are operated by Kindred. Approximately 98.9% of the Company's rental revenue for the three months ended March 31, 2002 was derived from the four amended and restated master lease agreements dated as of April 20, 2001 between Ventas Realty and Kindred (the "Amended Master Leases") and the master lease agreement dated as of December 12, 2001 between Ventas Finance and Kindred (the "CMBS Master Lease," and, collectively with the Amended Master Leases, the "Master Leases").

   Because the Company leases substantially all of its properties to Kindred and Kindred is the primary source of the Company's revenues, Kindred's financial condition and its ability and willingness to satisfy its rent obligations under the Master Leases and certain other agreements will significantly impact the Company's revenues and its ability to service its indebtedness, its obligations with respect to the settlement contained in Kindred's bankruptcy plan of reorganization (the "Final Plan") of the civil and administrative claims asserted by the United States against the Company and Kindred (the "United States Settlement") and other obligations, and to make distributions to its stockholders. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Master Leases or that Kindred will perform its obligations under the Master Leases. The failure of Kindred to make three consecutive rental payments under any of the Master Leases will trigger an event of default under the Company's 2002 Credit Agreement (as defined below). The inability or unwillingness of Kindred to satisfy its obligations under the Master Leases would have a material adverse effect on the business, financial condition, results of operations and liquidity of the Company, on the Company's ability to service its indebtedness, its obligations under the United States Settlement and other obligations, and on the Company's ability to make distributions to its stockholders as required to maintain its status as a REIT (a "Material Adverse Effect").

  Recent Developments Regarding Dividends

   The Company elected to be taxed as a REIT under the Code for the year ended December 31, 1999. The Company believes that it has satisfied the requirements to qualify as a REIT for the years ended December 31, 2000 and 2001. The Company intends to continue to qualify as a REIT for the year ending December 31, 2002 and subsequent years. Such qualification requires the Company to declare a distribution to its stockholders of 90% of its taxable income for any given year not later than September 15 of the year following the end of the year in respect of which the dividend is to be paid (i.e., not later than September 15, 2003 for the year 2002) and pay such dividend not later than December 31 of that same year (i.e., not later than December 31, 2003 for the year 2002), or, if earlier, prior to the payment of the first regular dividend for the then current year. While such distributions are not required to be made quarterly, if they are not made by January 31 of the year following the end of the year in respect of which the dividend is to be paid (i.e., by January 31, 2003 for the year 2002), the Company is required to pay a 4% non-deductible excise tax on the difference between 85% of its taxable net income for the year in respect of which the dividend is to be paid and the aggregate amount of dividends paid for that year on or prior to January 31 of the year following the year in respect of which the dividend is to be paid.

   Consistent with its stated intention to pay total dividends to its stockholders of $0.95 per share for 2002, the Company declared the first quarterly dividend for 2002 of $0.2375 per share on February 12, 2002. The dividend was paid in cash on March 4, 2002 to stockholders of record as of February 22, 2002. Although the Company currently intends to distribute 90% or more of its taxable income for 2002 in quarterly installments, there can be no assurance that it will do so or as to when the remaining distributions will be made. The Company currently intends to pay subsequent 2002 dividends in cash, although it may pay dividends in whole or in part by distribution of shares of common stock of Kindred (the "Kindred Common Stock"), or other securities or property.

                                 VENTAS, INC.

   The Company's estimation of its 2002 taxable income and the related quarterly dividends is based on a number of assumptions, including, but not limited to, the following: Kindred performs its obligations under the Master Leases and the various agreements (the "Spin Agreements") entered into by the Company and Kindred at the time of the Company's spin-off of Kindred in May 1, 1998 (the "1998 Spin Off"), as such agreements may have been amended and restated in connection with Kindred's emergence from bankruptcy on April 20, 2001 (the "Kindred Effective Date"); the Company's other tenants perform their obligations under their leases with the Company; no additional dispositions of Kindred Common Stock occur; no capital transactions, acquisitions or divestures occur; the Company does not incur any impact from new accounting rule FASB 133 relating to derivatives; the Company's tax and accounting positions do not change; and the Company's issued and outstanding and diluted shares are unchanged.

   It is important to note for purposes of the required REIT distributions that the Company's taxable income may vary significantly from historical results and from current income determined in accordance with accounting principles generally accepted in the United States depending on the resolution of a variety of factors. Under certain circumstances, the Company may be required to make distributions in excess of funds from operations ("FFO") (as defined by the National Association of Real Estate Investment Trusts) in order to meet such distribution requirements. In the event that timing differences or cash needs occur, the Company may find it necessary to borrow funds or to issue equity securities (there being no assurance that it will be able to do so) or, if possible, to pay taxable stock dividends, distribute other property or securities or engage in a transaction intended to enable it to meet the REIT distribution requirements. The Company's ability to engage in certain of these transactions may be restricted in certain circumstances by the terms of the Indentures (as defined below) and the 2002 Credit Agreement. If so restricted, such transaction would likely require the consent of the "Required Lenders" under the 2002 Credit Agreement and/or the holders of a majority in principal amount of the outstanding Notes under each Indenture and there can be no assurance that such consents would be obtained. See "Note 4--Borrowing Arrangements." In addition, the failure or inability of Kindred to make rental payments under the Master Leases would materially impair the ability of the Company to make distributions. Consequently, there can be no assurance that the Company will be able to make distributions at the required distribution rate or any other rate.

   Although the Company intends to continue to qualify as a REIT for the year ended December 31, 2002 and subsequent years, it is possible that economic, market, legal, tax or other considerations may cause the Company to fail, or elect not, to continue to qualify as a REIT in any such year. If the Company were to fail, or elect not, to continue to qualify as a REIT in any such year, the Company would be subject to 35% federal income tax and to the applicable state and local income taxes for the affected years. Such tax obligations would have a Material Adverse Effect on the Company. Unless eligible for limited relief, if the Company failed, or revoked its election, to qualify as a REIT, the Company would not be eligible to elect again to be treated as a REIT before the fifth year after the year of such termination or revocation.

  Recent Developments Regarding Liquidity

   On April 17, 2002, Ventas Realty and Ventas Capital Corporation, a wholly owned subsidiary of Ventas Realty, completed an offering (the "Offering") of 8-3/4% Senior Notes due 2009 in the aggregate principal amount of $175 million and 9% Senior Notes due 2012 in the aggregate principal amount of $225 million. Also on April 17, 2002, Ventas Realty obtained a new $350 million secured credit facility. The Company used the proceeds of the Offering and certain borrowings under the new credit facility, in addition to cash on hand, to repay all outstanding indebtedness under the Company's Amended and Restated Credit, Security, Guaranty and Pledge Agreement dated January 31, 2000 (the "2000 Credit Agreement") and to pay certain fees, costs and expenses relating to the Offering and new credit facility transactions, including breakage costs for the partial termination of one of its interest rate swap agreements. See "Note 4--Borrowing Arrangements."

                                 VENTAS, INC.

Recent Developments Regarding Income Taxes

   The Internal Revenue Service is currently reviewing the federal income tax returns of the Company for years ending December 31, 1997 and 1998. There can be no assurance as to the ultimate outcome of these matters or whether such outcome will have a Material Adverse Effect on the Company.

NOTE 4--Borrowing Arrangements

   The following is a summary of the Company's long-term debt and certain interest rate and maturity information as of March 31, 2002 and December 31, 2001 (in thousands):

                                                                                      March 31, December 31,
                                                                                        2002        2001
                                                                                      --------- ------------
2000 Credit Agreement-$25.0 million revolving credit line, bearing interest at either
  LIBOR plus 2.75% or the Base Rate plus 1.75% ($25.0 million and $17.8 million
  available as of March 31, 2002 and December 31, 2001, respectively)................ $     --    $     --
2000 Credit Agreement--Tranche B Loan, bearing interest at a rate of LIBOR plus
  3.25% (5.16% at March 31, 2002 and December 31, 2001)..............................  133,738     150,000
2000 Credit Agreement--Tranche C Loan, bearing interest at a rate of LIBOR plus
  4.25% (6.16% at March 31, 2002 and December 31, 2001), due December 31,
  2007...............................................................................  473,368     473,368
CMBS Loan, bearing interest at a nominal weighted average rate of LIBOR plus
  1.4589% (3.34% at March 31, 2002 and 3.40% at December 31, 2001), due
  December 9, 2006...................................................................  224,438     225,000
                                                                                      --------    --------
                                                                                      $831,544    $848,368
                                                                                      ========    ========

The 2000 Credit Agreement

   On January 31, 2000, the Company entered into the 2000 Credit Agreement. The loans under the 2000 Credit Agreement are pre-payable without premium or penalty. Borrowings under the 2000 Credit Agreement bear interest at a margin over LIBOR described above or at a margin (that is 100 basis points less than the LIBOR margin) over a Base Rate. The Base Rate is deemed to be the greater of (i) the prime rate or (ii) the federal funds rate plus 50 basis points.

   The 2000 Credit Agreement is secured by liens on substantially all of the Company's real property and any related leases, rents and personal property (other than the 40 skilled nursing facilities securing the CMBS Loan (as defined below)). In addition, the 2000 Credit Agreement contains certain restrictive covenants. As of March 31, 2002, the Company was in compliance with all applicable covenants under the 2000 Credit Agreement.

   On December 12, 2001, the Company used $212.8 million of the proceeds from the CMBS Loan to pay down a portion of the outstanding principal under the 2000 Credit Agreement. The Company recognized a $1.3 million extraordinary loss in the fourth quarter of 2001 relating to the partial write-off of unamortized deferred financing costs as a result of the aforementioned prepayments under the 2000 Credit Agreement. As a result of the prepayment, the Company's obligation to make monthly mandatory prepayments from excess cash flow and the restriction limiting dividends to 90% of taxable net income were terminated.

   On April 17, 2002, the Company used the proceeds of the Offering and certain borrowing under the 2002 Credit Agreement (as defined below), in addition to cash on hand, to repay all outstanding indebtedness under the 2000 Credit Agreement. See "--Use of Proceeds; Repayment of 2000 Credit Agreement."

                                 VENTAS, INC.

  The CMBS Transaction

   On December 12, 2001 the Company raised $225 million in gross proceeds from the completion of a commercial mortgage backed securitization transaction (the "CMBS Transaction"). Under a Loan and Security Agreement dated as of December 12, 2001 (the "CMBS Loan Agreement"), Ventas Finance obtained a loan in the principal amount of $225 million (the "CMBS Loan") from Merrill Lynch Mortgage Lending, Inc., as lender (the "CMBS Lender"). The CMBS Loan is comprised of six components (i) a component in the original principal amount of $125,230,000 which bears interest at LIBOR plus 0.8665%; (ii) a component in the original principal amount of $17,970,000 which bears interest at LIBOR plus 1.1665%;
(iii) a component in the original principal amount of $8,860,000 which bears interest at LIBOR plus 1.5165%; (iv) a component in the original principal amount of $26,830,000 which bears interest at LIBOR plus 1.9665%; (v) a component in the original principal amount of $26,830,000 which bears interest at LIBOR plus 2.6665%; and (vi) a component in the original principal amount of $19,280,000 which bears interest at LIBOR plus 3.1665%. Principal of and interest on the CMBS Loan is payable monthly, commencing January 9, 2002. Principal payments on the CMBS Loan were calculated based upon a 25-year amortization schedule using an assumed interest rate of 9.46% per annum. The CMBS Loan matures on December 9, 2006, at which time a principal balloon payment of approximately $211.0 million will be due, assuming all scheduled amortization payments are made and no prepayments are made on the CMBS Loan. The CMBS Loan may be prepaid in whole or in part at any time and from time to time provided that any prepayment on or before January 9, 2003 must be accompanied by a payment of 1% of the amount of the principal amount prepaid.

   The CMBS Loan is secured by liens on the 40 skilled nursing facilities (the "CMBS Properties") transferred by Ventas Realty to Ventas Finance and leased to Kindred under the CMBS Master Lease. Except for certain customary exceptions, the CMBS Loan is non-recourse to Ventas Finance and the Company.

   Ventas Finance is required to maintain or cause to be maintained the following reserve accounts under the CMBS Loan Agreement: (a) a debt service reserve account in an amount of $5.0 million to cover shortfalls in cash available for debt service on the CMBS Loan, (b) an imposition and insurance reserve for the payment of real property taxes and insurance premiums with respect to the CMBS Properties, and (c) a replacement reserve account in the amount of $1.58 million for the payment of the cost of capital improvements expected to be made to the CMBS Properties. The impositions and insurance reserve and the replacement reserve under the CMBS Loan Agreement are being funded and/or maintained by Kindred as required under and in accordance with the terms of the CMBS Master Lease. If Kindred should be unwilling or unable to fund these reserves under the CMBS Loan Agreement, Ventas Finance will be required to fund and/or maintain such reserves. Restricted cash at December 31, 2001 included $5.0 million related to the debt service reserve account for the CMBS Loan.

   Monthly rental amounts under the CMBS Master Lease are deposited directly by Kindred into a central account for the benefit of the CMBS Lender. Amounts in the central account are applied to pay the monthly principal and interest payments on the CMBS Loan and to fund the reserve accounts required under the CMBS Loan Agreement. Amounts remaining in the central account after the payment of the current month's principal and interest payment and the funding of the reserve accounts are distributed to Ventas Finance, provided no event of default has occurred and is continuing under the CMBS Loan Agreement and provided a Cash Flow Sweep Event (as defined below) has not occurred. The central account is swept on a daily basis.

   During the continuance of an event of default or a Cash Flow Sweep Event, all amounts in the central account in excess of the current month's principal and interest payment and the required reserve payments will be deposited into an account and applied as a prepayment of the CMBS Loan on the next monthly payment date. A "Cash Flow Sweep Event" occurs as of any date of determination if (the "Coverage Test") (a) the ratio of (i) the aggregate net cash flow from the CMBS Properties for the applicable quarter to (ii) the debt service on the

                                 VENTAS, INC.

CMBS Loan for the same quarter, is less than 1.50 to 1, or (b) the aggregate net cash flow from the CMBS Properties for the applicable quarter does not equal or exceed the rent payable under the CMBS Master Lease for the same quarter. No Cash Flow Sweep Event will occur at any time while the Coverage Test is satisfied.

  The 2002 Credit Agreement

   On April 17, 2002 (the "Closing Date"), the Company, as guarantor, and Ventas Realty, as borrower, entered into a Second Amended and Restated Credit, Security and Guaranty Agreement (the "2002 Credit Agreement"). Under the 2002 Credit Agreement, Ventas Realty obtained a $350 million credit facility (the "Total Commitments") consisting of a $60 million term loan (the "Tranche B Term Loan") and a $290 million revolving credit facility (the "Revolving Credit Facility"). The 2002 Credit Agreement also permits Ventas Realty to obtain an additional term loan in an amount of not less than $50 million, but not more than the remaining unused portion of the Total Commitments, subject to the conditions set forth in the 2002 Credit Agreement (the "Tranche C Term Loan"). Ventas Realty has the option to increase the Total Commitments (in the form of term and/or revolving loans) to an amount not to exceed $450 million, subject to the satisfaction of certain conditions set forth in the 2002 Credit Agreement.

   The outstanding aggregate principal balance of the Tranche B Term Loan, the Tranche C Term Loan and the Revolving Credit Facility may not collectively exceed either (a) the Borrowing Base (as described below) or (b) the Total Commitments. As of the Closing Date, the outstanding principal balance of the Tranche B Term Loan was $60.0 million and the outstanding principal balance under the Revolving Credit Facility was $160.3 million. As of the Closing Date, there was no Tranche C Term Loan.

   Amounts under the Revolving Credit Facility may be borrowed and reborrowed from time to time, subject to the conditions set forth in the 2002 Credit Agreement; provided, however, that the Revolving Credit Facility matures and must be repaid in full on April 17, 2005. The principal amount of the Tranche B Term Loan is payable in installments of $150,000 on the last day of each fiscal quarter, beginning September 30, 2002, and matures and must be repaid in full on April 17, 2005.

   Borrowings outstanding under the 2002 Credit Agreement bear interest at an Applicable Percentage over either (i) a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate (as defined in the 2002 Credit Agreement) in effect for the relevant period, plus one half of one percent (0.5%) and (b) the Prime Rate (as defined in the 2002 Credit Agreement) in effect for the relevant period (the "Base Rate") or (ii) a fluctuating LIBOR-based rate per annum (the "Eurodollar Rate"). With respect to Tranche B Term Loans, the Applicable Percentage is (a) 2.50% for loans bearing interest at the Eurodollar Rate, and (b) 1.00% for loans bearing interest at the Base Rate. With respect to revolving loans under the Revolving Credit Facility:

   (a) If the senior unsecured (non-credit enhanced) long term debt of Ventas Realty or the Company is rated BBB- or better by Standard & Poor's ("S&P") and Baa3 or better by Moody's Investors Service, Inc. ("Moody's") (in the case of a split rating the lower rating will apply), the Applicable Percentage is as follows: (i) 0.25% for revolving loans bearing interest at the Base Rate and (ii) 2.25% for revolving loans bearing interest at the Eurodollar Rate.

   (b) Otherwise, the Applicable Percentage is based on the Consolidated Leverage Ratio (as defined in the 2002 Credit Agreement) as follows:

Pricing              Consolidated               Applicable Percentage for Applicable Percentage for
 Level              Leverage Ratio                Eurodollar Rate Loans        Base Rate Loans
------- --------------------------------------- ------------------------- -------------------------
   I                (less or =)4.25                       2.50%                     1.00%
  II    (greater than)4.25 but (less than) 4.75           2.75%                     1.25%
  III             (greater or =)4.75                      3.00%                     1.50%

                                 VENTAS, INC.

   The Consolidated Leverage Ratio is generally the ratio of debt of the Company and its consolidated subsidiaries (excluding the United States Settlement, and net of unrestricted cash and cash equivalents), to trailing twelve-month EBITDA of the Company and its consolidated subsidiaries, as more particularly described in the 2002 Credit Agreement. The Applicable Percentage as of the Closing Date was based on pricing level II.

   Loans outstanding under the 2002 Credit Agreement are pre-payable without premium or penalty, provided that loans bearing interest at the Eurodollar Rate are subject to customary "breakage" costs if repaid prior to the end of an interest period. Ventas Realty has agreed to pay various fees in connection with the 2002 Credit Agreement, including without limitation, issuance fees for letters of credit and fees for the unused portion of the total committed amount of the Revolving Credit Facility. Ventas Realty may permanently reduce or terminate the total committed amount of the Revolving Credit Facility, subject to the conditions set forth in the 2002 Credit Agreement.

   The Company (and any other owner of mortgaged property securing Ventas Realty's obligations under the 2002 Credit Agreement from time to time) has guaranteed Ventas Realty's obligations under the 2002 Credit Agreement. Such obligations are secured by liens on certain of Ventas Realty's real property assets and any related leases, rents and personal property, and, at Ventas Realty's option, may be secured by certain cash collateral from time to time. Currently, 59 real properties owned by Ventas Realty are mortgaged to secure the 2002 Credit Agreement (the "Borrowing Base Properties"). All 59 Borrowing Base Properties are leased to Kindred pursuant to Amended Master Lease No. 1.

   The Borrowing Base under the 2002 Credit Agreement is, as determined at any time, an amount equal to the sum of (i) sixty-five percent (65%) of the aggregate property value of the Borrowing Base Properties, plus (ii) one hundred percent (100%) of amounts on deposit in certain cash collateral or pledged accounts. The aggregate principal amount of the obligations outstanding under the 2002 Credit Agreement (including the revolving loans under the Revolving Credit Facility, the Tranche B Term Loan and the Tranche C Term Loan) may not at any time exceed the Borrowing Base. Ventas Realty may at any time include additional real estate assets (which must satisfy certain conditions set forth in the 2002 Credit Agreement) in the Borrowing Base. Subject to the terms and conditions set forth in the 2002 Credit Agreement, Ventas Realty may also obtain a release of various Borrowing Base Properties from the liens and security interests encumbering such properties.

   The 2002 Credit Agreement contains a number of restrictive covenants, including, without limitation, covenants pertaining to (i) the incurrence of additional indebtedness; (ii) limitations on liens; (iii) customary restrictions on certain dividends, distributions and other payments (the sum of all restricted payments made by the Company after the Closing Date cannot exceed the sum of (a) 95% of the Company's aggregate cumulative FFO and (b) certain additional amounts further described in the 2002 Credit Agreement);
(iv) mergers, sales of assets and other transactions; (v) requirements regarding the maintenance of certain (a) consolidated leverage ratios, (b) consolidated fixed charge coverage ratios and (c) consolidated adjusted net worth; (vi) transactions with affiliates; (vii) permitted business and development activities and uses of loan proceeds; and (viii) changes to material agreements. The 2002 Credit Agreement contains various potential events of default and is, among other things, cross-defaulted with certain other indebtedness and obligations of Ventas Realty and the Company.

  Senior Notes Offering

   On the Closing Date, Ventas Realty and Ventas Capital Corporation, a wholly owned subsidiary of Ventas Realty (collectively, the "Issuers"), completed the Offering of 8 3/4% Senior Notes due 2009 in the aggregate principal amount of $175 million (the "2009 Notes") and 9% Senior Notes due 2012 in the aggregate principal

                                 VENTAS, INC.

amount of $225 million (the "2012 Notes" and, together with the 2009 Notes, the "Notes"). The 2009 Notes and the 2012 Notes were issued under separate Indentures, each dated as of April 17, 2002 (collectively, the "Indentures") and mature on May 1, 2009 and May 1, 2012, respectively.

   The Notes are unconditionally guaranteed on a senior unsecured basis by the Company and by certain of the Company's current and future subsidiaries as described in the Indentures (collectively, the "Guarantors"). The Notes are part of the general unsecured obligations of the Company and Ventas Realty, rank equal in right of payment with all existing and future senior obligations of the Company and Ventas Realty, and rank senior to all existing and future subordinated indebtedness of the Company and Ventas Realty. However, the Notes are effectively subordinated to all borrowings under the 2002 Credit Agreement with respect to Borrowing Base Properties and any future assets securing indebtedness under the 2002 Credit Agreement. In addition, the Notes are structurally subordinated to approximately $225 million of indebtedness relating to the CMBS Transaction that is secured by the CMBS Properties. The Issuers may redeem the Notes, in whole or in part, at any time at a redemption price equal to the principal amount, plus accrued and unpaid interest to the date of redemption and a make-whole premium as described in the Indentures.

   If the Company experiences certain kinds of changes of control, as described in the Indentures, the Issuers must make an offer to repurchase the Notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the date of purchase; provided, however, that in the event Moody's and S&P have confirmed their ratings of the Notes and certain other conditions are met as set forth in the Indentures, this repurchase obligation will not apply.

   The Indentures contain covenants that limit the ability of the Company and certain of the Company's subsidiaries (collectively, the "Restricted Group") to, among other things (i) incur debt, (ii) incur secured debt, (iii) make certain dividend payments, distributions and investments (the sum of all restricted payments made by the Company after the Closing Date cannot exceed the sum of (a) 95% of the Company's aggregate cumulative FFO and (b) certain additional amounts further described in the Indentures), (iv) enter into certain transactions, including transactions with affiliates, (v) subject the Company's subsidiaries to restrictions on dividends or other payments to the Company, (vi) merge, consolidate or transfer all or substantially all of the Restricted Group's assets and (vii) sell assets. These covenants are subject to certain exceptions and qualifications as described in the Indentures. The Restricted Group is also required to maintain total unencumbered assets of at least 150% of the Restricted Group's unsecured debt. If the Company obtains an investment grade rating, certain of these covenants will be suspended while such rating remains in effect.

   The Issuers and the Guarantors are obligated to file a registration statement with respect to an offer to exchange the Notes for two new series of notes registered under the Securities Act and otherwise identical to the Notes within 45 days after the date the Offering was consummated. The Issuers and the Guarantors also are obligated to use commercially reasonable efforts to cause the registration statement to be declared effective within 180 days after the date the Offering was consummated. The Issuers and the Guarantors may be required to file and have declared effective a shelf registration statement to cover resales of the Notes under certain circumstances. If the Issuers and the Guarantors fail to satisfy these obligations, they may be required to pay liquidated damages to the holders of the Notes.

  Use of Proceeds; Repayment of 2000 Credit Agreement

   On April 17, 2002, the Company used (i) the $400.0 million gross proceeds from the Offering, (ii) $220.3 million of borrowings under the 2002 Credit Agreement (consisting of $60.0 million of borrowings under the Tranche B Term Loan and $160.3 million of borrowings under the Revolving Credit Facility) and
(iii) approximately $14.3 million cash on hand to: (a) repay all outstanding indebtedness under the 2000 Credit

                                 VENTAS, INC.

Agreement, (b) pay certain closing costs, fees and expenses, and (c) pay a one-time $13.6 million breakage cost relating to the termination of $350 million notional amount of the 1998 Swap (defined below). The Company will record a $7.0 million extraordinary loss in the second quarter ending June 30, 2002 to write-off deferred financing costs relating to the 2000 Credit Agreement.

  Derivatives and Hedging

   In the normal course of business, the Company is exposed to the effect of interest rate changes. The Company limits these risks by following established risk management policies and procedures including the use of derivatives. For interest rate exposures, derivatives are used primarily to fix the rate on debt based on floating-rate indices and to manage the cost of borrowing obligations. The Company currently has two interest rate swaps to manage interest rate risk. The Company prohibits the use of derivative instruments for trading or speculative purposes. Further, the Company has a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivative is designed to hedge, the Company has not sustained a material loss from those instruments nor does it anticipate any material adverse effect on its net income or financial position in the future from the use of derivatives.

   One of the Company's interest rate swap agreements has a notional principal amount as of March 31, 2002 of $800 million (the "1998 Swap"). Under the 1998 Swap the Company pays a fixed rate at 5.985% and receives LIBOR (floating rate) maturing June 30, 2003.

   The terms of the 1998 Swap require that the Company make a cash deposit or otherwise post collateral to the counterparty if the fair value loss to the Company exceeds certain levels. The threshold levels vary based on the relationship between the Company's debt obligations and the tangible fair value of its assets as defined in its prior bank credit agreement. As of March 31, 2002, no collateral was posted under the 1998 Swap.

   On August 4, 1999, the Company entered into an agreement with the 1998 Swap counterparty to shorten the maturity of the 1998 Swap from December 31, 2007 to June 30, 2003 in exchange for a payment in 1999 from the counterparty to the Company of $21.6 million. The Company expects to amortize that portion of the $21.6 million payment remaining after the $7.4 million adjustment described below for financial accounting purposes in future periods beginning in July 2003 and ending December 2007.

   On the Closing Date, as a result of the consummation of the Offering and the establishment of the new credit facility under the 2002 Credit Agreement, all of the outstanding indebtedness under the 2000 Credit Agreement was repaid in full. Consequently, the Company no longer expects variable rate debt held by the Company to exceed $450 million in the foreseeable future. Accordingly, on April 17, 2002, the Company entered into an agreement with the 1998 Swap counterparty to break $350 million of the $800 million 1998 Swap notional amount in exchange for a payment to the counterparty of approximately $13.6 million. Additionally, a portion of the previously deferred gain recorded in connection with the 1999 transaction to shorten the maturity of the 1998 Swap also was impacted by the change in expectation. Based on the Company's previous designation of the 1998 Swap to hedge the Company's exposure to variable rate debt, the $13.6 million partial swap breakage cost and $7.4 million of the approximately $21.6 million deferred gain, both of which were previously recorded on the Condensed Consolidated Balance Sheet in Accumulated Other Comprehensive Income, will be recognized as an expense in the Statement of Operations in the second quarter ending June 30, 2002.

                                 VENTAS, INC.

   The notional amount of the 1998 Swap, which as of April 17, 2002 was $450 million, is scheduled to decline as follows:

                  Notional Amount                 Date
                  ---------------       -------------------------
                   $425,000,000             December 31, 2002
                        --                    June 30, 2003

   The 1998 Swap is treated as a cash flow hedge. Cash flow hedges address the risk associated with future cash flows of debt transactions. Over time, the unrealized gains and losses recorded on the Condensed Consolidated Balance Sheet in Accumulated Other Comprehensive Income will be reclassified into earnings in the same periods in which the hedged interest payments affect earnings. Assuming no changes in interest rates, the Company estimates that, in addition to the $13.6 million partial swap breakage cost, approximately $10.0 million of the current balance recorded on the Condensed Consolidated Balance Sheet in Accumulated Other Comprehensive Income will be recorded as interest expense within the next twelve months consistent with historical reporting. The amount reclassified into interest expense for the three months ended March 31, 2002 was $7.9 million.

   On September 28, 2001, the Company entered into a second interest rate swap agreement (the "2003-2008 Swap") to hedge floating-rate debt for the period between July 1, 2003 and June 30, 2008, under which the Company pays a fixed rate at 5.385% and receives LIBOR from the counterparty to the agreement. The 2003-2008 Swap is treated as a cash flow hedge. There are no collateral requirements under this agreement. The notional amount of the 2003-2008 Swap is $450 million and is scheduled to decline as follows:


                         Notional Amount     Date
                         --------------- -------------
                          $300,000,000   June 30, 2006
                           150,000,000   June 30, 2007


   In accordance with the terms of the CMBS Loan Agreement, on December 11, 2001, Ventas Finance purchased an interest rate cap from a highly rated counterparty (the "Buy Cap"). Because the Company already hedged its consolidated interest rate risk through the 1998 Swap and 2003-2008 Swap, on December 11, 2001 the Company sold an interest rate cap (the "Sell Cap") for the same notional value ($225 million) and on the same terms (5 year amortizing 8% LIBOR cap) as the Buy Cap. If LIBOR should exceed the 8% cap, the Sell Cap would require the Company to pay the counterparty and the Buy Cap would require the counterparty to pay Ventas Finance for the interest accruing in excess of the 8% LIBOR cap. The Buy Cap and the Sell Cap are shown separately as an asset and a liability on the Company's balance sheet, respectively. The Company believes that the economic substance of the Buy Cap offsets the net cash flow exposure of the Sell Cap.

   At March 31, 2002, the 1998 Swap and 2003-2008 Swap were reported at their fair value of $16.7 million in liabilities in the Condensed Consolidated Balance Sheet. The offsetting adjustment is reported as a deferred loss in Accumulated Other Comprehensive Income. The Buy and Sell Caps are reported at their fair value of approximately $1.8 million in other assets and other liabilities, respectively, in the Condensed Consolidated Balance Sheet. The offsetting adjustments for each of these instruments are reported as the Condensed Consolidated Statement of Operations and net to zero for the three months ended March 31, 2002.

Note 5--Litigation

  Legal Proceedings Presently Defended and Indemnified by Kindred Under the Spin Agreements

   The following litigation and other matters arose from the Company's operations prior to the time of the 1998 Spin Off or relate to assets or liabilities transferred to Kindred in connection with the 1998 Spin Off. Under

                                 VENTAS, INC.

the Spin Agreements, Kindred agreed to assume the defense, on behalf of the Company, of any claims that (a) were pending at the time of the 1998 Spin Off and which arose out of the ownership or operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the 1998 Spin Off, or (b) were asserted after the 1998 Spin Off and which arose out of the ownership and operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the 1998 Spin Off, and to indemnify the Company for any fees, costs, expenses and liabilities arising out of such operations (the "Indemnification"). Kindred is presently defending the Company in the matters described below, among others. Under the Final Plan, Kindred assumed and agreed to abide by the Indemnification and to defend the Company in these and other matters as required under the Spin Agreements. However, there can be no assurance that Kindred will continue to defend the Company in such matters or that Kindred will have sufficient assets, income and access to financing to enable it to satisfy such obligations or its obligations incurred in connection with the 1998 Spin Off. In addition, many of the following descriptions are based primarily on information included in Kindred's public filings and information provided to the Company by Kindred. There can be no assurance that Kindred has included in its public filings and provided the Company complete and accurate information in all instances.

   A class action lawsuit entitled A. Carl Helwig v. Vencor, Inc. et al. was filed on December 24, 1997 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-97CV-8354). A proposed settlement of the Helwig case is scheduled to be considered by the court on May 13, 2002. In addition, a stockholder derivative suit entitled Thomas G. White on behalf of Kindred, Inc. and Ventas, Inc. v. W. Bruce Lunsford, et al., Case No. 98 C103669 was filed in June 1998 in the Jefferson County, Kentucky, Circuit Court. There were no material developments in these lawsuits during the first quarter ended March 31, 2002. Kindred, on behalf of the Company, intends to continue to defend these actions vigorously.

   A class action lawsuit entitled Sally Pratt, et al. v. Ventas, Inc. et al. was filed on May 25, 2001 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-01CV-317-H). The putative class action complaint alleges that the Company and certain current and former officers and employees of the Company engaged in a fraudulent scheme to conceal the true nature and substance of the 1998 Spin Off resulting in (a) a violation of the Racketeer Influenced and Corrupt Organizations Act, (b) bankruptcy fraud, (c) common law fraud, and (d) a deprivation of plaintiffs' civil rights. The plaintiffs allege that the defendants failed to act affirmatively to explain and disclose the fact that the Company was the entity that had been known as Vencor, Inc. prior to the 1998 Spin Off and that a new separate and distinct legal entity assumed the name of Vencor, Inc. after the 1998 Spin Off. The plaintiffs contend that the defendants filed misleading documents in the plaintiffs' state court lawsuits that were pending at the time of the 1998 Spin Off and that the defendants deceptively used the bankruptcy proceedings of Vencor, Inc. (now known as Kindred Healthcare, Inc.) to stay lawsuits against the Company. As a result of these actions, the plaintiffs maintain that they and similarly situated individuals suffered and will continue to suffer severe financial harm. The suit seeks compensatory damages (trebled with interest), actual and punitive damages, reasonable attorneys' fees, costs and expenses, declaratory and injunctive and any and all other relief to which the plaintiffs may be entitled. This action was dismissed in its entirety on February 4, 2002. The plaintiffs filed a motion requesting that the dismissal be altered to allow the plaintiffs to resume this action if they are unable to obtain relief in the Kindred proceedings in the Bankruptcy Court, and the District Court granted the plaintiffs' motion on April 5, 2002. On May 6, 2002, the plaintiffs filed an appeal of the District Court's dismissal of this action. The plaintiffs have also filed a motion with the Kindred Bankruptcy Court requesting, among other things, that the Kindred Bankruptcy Court set aside portions of the releases of the Company contained in the Final Plan, as such releases apply to the plaintiffs. Kindred, on behalf of the Company, is vigorously contesting these motions and the appeal.

   Kindred is a party to certain legal actions and regulatory investigations arising in the normal course of its business. The Company is a party to certain legal actions and regulatory investigations that arise from the normal

                                 VENTAS, INC.

course of its prior healthcare operations, which legal actions and regulatory investigations are being defended by Kindred under the Indemnification. Neither the Company nor Kindred is able to predict the ultimate outcome of pending litigation and regulatory investigations. In addition, there can be no assurance that the Centers for Medicare and Medicaid Services ("CMS") or other regulatory agencies will not initiate additional investigations related to Kindred's business or the Company's prior healthcare business in the future, nor can there be any assurance that the resolution of any litigation or investigations, either individually or in the aggregate, would not have a material adverse effect on Kindred's liquidity, financial position or results of operations, which in turn could have a Material Adverse Effect on the Company.

  Other Litigation

   The Company and Atria, Inc. ("Atria") have been engaged in ongoing discussions regarding the parties' respective rights and obligations relative to the issuance of mortgage resident bonds (the "Bonds") to the new residents of New Pond Village, a senior housing facility in Walpole, Massachusetts, owned by the Company and leased to and operated by Atria. On August 6, 2001, Atria filed a lawsuit styled Atria, Inc. v. Ventas Realty, Limited Partnership in the Superior Court Department of the Trial Court in Norfolk County, Massachusetts (Civil Action Number 01 01233). The complaint alleges that the Company has a duty to sign and issue Bonds to new residents of New Pond Village and that, as a result of an alleged failure of the Company to issue Bonds, the Company has, among other things, breached contractual obligations under the Bond Indenture. The complaint seeks a declaration that Atria's indemnity obligation in favor of the Company relating to the Bonds is void and unenforceable and injunctive and declaratory relief requiring the Company to sign and issue Bonds to new residents of New Pond Village. The complaint also seeks damages, interest, attorneys' fees and other costs. The Company believes that the allegations in the complaint are without merit. The Company's motion to dismiss was denied by trial court. The trial court's decision was affirmed by an appellate court on January 24, 2002. The Company has asserted counterclaims against Atria and the Company intends to defend this action and pursue its counterclaims vigorously.

   The Company is a plaintiff in an action seeking a declaratory judgment and damages entitled Ventas Realty, Limited Partnership et al. v. Black Diamond CLO 1998-1 Ltd., et al., Case No. 99C107076, filed November 22, 1999 in the Circuit Court of Jefferson County, Kentucky. Two of the three defendants in that action, Black Diamond International Funding, Ltd. and BDC Finance, LLC (collectively "Black Diamond"), have asserted counterclaims against the Company under theories of breach of contract, tortious interference with contract and abuse of process. There were no material developments in this action during the first quarter ended March 31, 2002. The Company disputes the material allegations contained in Black Diamond's counterclaims and the Company intends to continue to pursue its claims and defend the counterclaims vigorously.

   The Company is party to various lawsuits arising in the normal course of the Company's business. It is the opinion of management that, except as set forth in this Note 5, the disposition of these lawsuits will not, individually or in the aggregate, have a Material Adverse Effect on the Company. If management's assessment of the Company's liability with respect to these actions is incorrect, such lawsuits could have a Material Adverse Effect on the Company.

                                 VENTAS, INC.

NOTE 6--Earnings Per Share

   The following table shows the amounts used in computing basic and diluted earnings per share (in thousands, except per share amounts):

                                                          Three Months Ended
                                                             March 31,
                                                          ------------------
                                                           2002      2001
                                                           -------  -------
      Numerator for Basic and Diluted Earnings Per Share:
         Net Income...................................... $12,701   $10,579
                                                           =======  =======
      Denominator:.......................................
         Denominator for Basic Earnings Per Share
             --Weighted Average Shares...................  68,698    68,222
         Effect of Dilutive Securities:
             Stock Options...............................   1,005       557
             Time Vesting Restricted Stock Awards........     141        93
                                                           -------  -------
             Dilutive Potential Common Stock.............   1,146       650
                                                           -------  -------
         Denominator for Diluted Earnings Per Share
             --Adjusted Weighted Average.................  69,844    68,872
                                                           =======  =======
      Basic Earnings Per Share........................... $  0.18   $  0.16
                                                           =======  =======
      Diluted Earnings Per Share......................... $  0.18   $  0.15
                                                           =======  =======

                                 VENTAS, INC.

Note 7--Condensed Consolidating Information


   The following summarizes the condensed consolidating information for the Company as of and for the three months ended March 31, 2002 and 2001:


               CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)
                                March 31, 2002




                                               Ventas, Inc.   Ventas
                                                and Ventas    Realty,
                                                LP Realty,    Limited   Unrestricted Consolidated
                                                  L.L.C.    Partnership  Group (a)   Elimination  Consolidated
                                               ------------ ----------- ------------ ------------ ------------
                                                                       (in thousands)
Assets
Total net real estate investments.............   $ 14,680    $668,773     $111,967                  $795,420
Cash and cash equivalents.....................      1,659       2,208        5,414                     9,281
Restricted cash...............................     14,946          --        5,048                    19,994
Investment in Kindred Healthcare, Inc.
  common stock................................         --      43,751           --                    43,751
Deferred financing costs, net.................         --       7,038        6,415                    13,453
Notes receivable from employees...............      1,716       2,792           --                     4,508
Other.........................................      1,117       1,994        2,114                     5,225
                                                 --------    --------     --------     --------     --------
   Total assets...............................   $ 34,118    $726,556     $130,958                  $891,632
                                                 ========    ========     ========     ========     ========
Liabilities and stockholders' equity (deficit)
Liabilities:
Notes payable and other debt..................   $     --    $607,106     $224,438                  $831,544
United States Settlement......................     54,747          --           --                    54,747
Deferred revenue..............................        178      16,654        3,568                    20,400
Interest rate swap agreements.................         --      16,715           --                    16,715
Accounts payable, intercompany and other
  accrued liabilities.........................      9,221       8,217         (220)                   17,218
Equity in affiliates..........................     18,185          --           --     $(18,185)          --
Other liabilities-disputed tax refunds and
  accumulated interest........................     14,880          --           --                    14,880
Deferred income taxes.........................     30,394          --           --                    30,394
                                                 --------    --------     --------     --------     --------
Total liabilities.............................    127,605     648,692      227,786      (18,185)     985,898
   Total stockholders' equity (deficit).......    (93,487)     77,864      (96,828)      18,185      (94,266)
                                                 --------    --------     --------     --------     --------
   Total liabilities and stockholders' equity
     (deficit)................................   $ 34,118    $726,556     $130,958     $     --     $891,632
                                                 ========    ========     ========     ========     ========

--------

(a) Includes Ventas Specialty I, Inc., Ventas Finance I, Inc., Ventas Specialty I, LLC and Ventas Finance I, LLC, which were formed in 2001 in conjunction with the CMBS transaction.

                                 VENTAS, INC.

               CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)


                                March 31, 2001



                                                         Ventas, Inc.   Ventas
                                                          and Ventas    Realty,
                                                          LP Realty,    Limited   Consolidated
                                                            L.L.C.    Partnership Elimination  Consolidated
                                                         ------------ ----------- ------------ ------------
                                                                           (in thousands)
Assets
Total net real estate investments.......................  $  15,409    $822,662                 $  838,071
Cash and cash equivalents...............................      2,176      52,922                     55,098
Restricted cash.........................................     27,053          --                     27,053
Recoverable federal income taxes........................      3,211          --                      3,211
Deferred financing costs, net...........................         --      10,264                     10,264
Notes receivable from employees.........................        723       3,159                      3,882
Equity in affiliates....................................      7,820          --     $(7,820)            --
Other...................................................        247         863                      1,110
                                                          ---------    --------     -------     ----------
   Total assets.........................................  $  56,639    $889,870     $(7,820)    $  938,689
                                                          =========    ========     =======     ==========
Liabilities and stockholders' equity (deficit)
Liabilities:
Notes payable and other debt............................  $      --    $851,385                 $  851,385
United States Settlement................................     96,493          --                     96,493
Interest rate swap agreements...........................         --      21,633                     21,633
Accounts payable, intercompany and other accrued
  liabilities...........................................      5,178       9,137                     14,315
Other liabilities-disputed tax refunds and accumulated
  interest..............................................     30,264          --                     30,264
Deferred income taxes...................................     30,506          --                     30,506
                                                          ---------    --------     -------     ----------
Total liabilities.......................................    162,441     882,155                  1,044,596
   Total stockholders' equity (deficit).................   (105,802)      7,715     $(7,820)      (105,907)
                                                          ---------    --------     -------     ----------
   Total liabilities and stockholders' equity (deficit).  $  56,639    $889,870     $(7,820)    $  938,689
                                                          =========    ========     =======     ==========

                                 VENTAS, INC.

          CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)


                       Three Months ended March 31, 2002



                                          Ventas, Inc.   Ventas
                                           and Ventas    Realty,
                                           LP Realty,    Limited   Unrestricted Consolidated
                                             L.L.C.    Partnership  Group (a)   Elimination  Consolidated
                                          ------------ ----------- ------------ ------------ ------------
                                                                  (in thousands)
Revenues:
 Rental income...........................   $   630      $37,870      $7,897                   $46,397
 Equity earnings in affiliate(s).........    13,834           --          --      $(13,834)         --
 Interest and other income...............        73          223          46                       342
                                            -------      -------      ------      --------     -------
   Total revenues........................    14,537       38,093       7,943       (13,834)     46,739
                                            -------      -------      ------      --------     -------
Expenses:
 General and administrative..............        31        1,887         393                     2,311
 Professional fees.......................         8          461          96                       565
 Amortization of restricted stock grants.         6          344          72                       422
 Depreciation............................       208        8,896       1,362                    10,466
 Interest................................        --       16,382       3,478                    19,860
 Interest on United States Settlement....     1,471           --          --                     1,471
                                            -------      -------      ------      --------     -------
   Total expenses........................     1,724       27,970       5,401                    35,095
                                            -------      -------      ------      --------     -------
Income (loss) before gain on sale of real
  estate.................................    12,813       10,123       2,542       (13,834)     11,644
                                            -------      -------      ------      --------     -------
Net gain on sale of real estate..........        --        1,057          --                     1,057
                                            -------      -------      ------      --------     -------
Net income (loss)........................   $12,813      $11,180      $2,542      $(13,834)    $12,701
                                            =======      =======      ======      ========     =======

--------

(a) Includes Ventas Specialty I, Inc., Ventas Finance I, Inc., Ventas Specialty I, LLC and Ventas Finance I, LLC, which were formed in 2001 in conjunction with the CMBS transaction.

                                 VENTAS, INC.

          CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)


                       Three Months ended March 31, 2001



                                         Ventas, Inc.   Ventas
                                          and Ventas    Realty,
                                          LP Realty,    Limited   Consolidated
                                            L.L.C.    Partnership Elimination  Consolidated
                                         ------------ ----------- ------------ ------------
                                                           (in thousands)
Revenues:
 Rental income..........................   $   717      $45,401                  $46,118
 Equity earnings in affiliate(s)........    10,602           --     $(10,602)         --
 Interest and other income..............       288        1,218                    1,506
                                           -------      -------     --------     -------
   Total revenues.......................    11,607       46,619      (10,602)     47,624
                                           -------      -------     --------     -------
Expenses:
 General and administrative.............        40        2,509                    2,549
 Professional fees......................        28        1,771                    1,799
 Amortization of restricted stock grants         6          397                      403
 Depreciation...........................       174       10,324                   10,498
 Interest...............................        --       21,121                   21,121
                                           -------      -------     --------     -------
   Total expenses.......................       248       36,122                   36,730
                                           -------      -------     --------     -------
Income before income taxes..............    11,359       10,497      (10,602)     11,254
Provision for income taxes..............       675           --                      675
                                           -------      -------     --------     -------
Net income..............................   $10,684      $10,497     $(10,602)    $10,579
                                           =======      =======     ========     =======

                                 VENTAS, INC.



       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)



          CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)


                       Three Months ended March 31, 2002



                                           Ventas, Inc.   Ventas
                                            and Ventas    Realty,
                                            LP Realty,    Limited   Unrestricted Consolidated
                                              L.L.C.    Partnership  Group (a)   Elimination  Consolidated
                                           ------------ ----------- ------------ ------------ ------------
                                                                   (in thousands)
Net cash provided by (used in)
  operating activities....................   $ 13,018    $ 19,018      $5,976      $(13,834)    $ 24,178
Net cash provided by (used in)
  investing activities....................       (949)      1,550          --                        601
Cash flows from financing activities:
 Repayment of long-term debt..............         --     (16,262)       (562)                   (16,824)
 Cash distribution to stockholders........    (17,230)         --          --                    (17,230)
 Cash distributions from affiliates.......      5,209     (19,043)         --        13,834           --
 Issuance of common stock.................        (40)         --          --                        (40)
                                             --------    --------      ------      --------     --------
Net cash provided by (used in)
  financing activities....................    (12,061)    (35,305)       (562)       13,834      (34,094)
                                             --------    --------      ------      --------     --------
Increase (decrease) in cash and cash
  equivalents.............................          8     (14,737)      5,414                     (9,315)
Cash and cash equivalents at
  beginning of period.....................      1,651      16,945          --                     18,596
                                             --------    --------      ------      --------     --------
Cash and cash equivalents at end of period   $  1,659    $  2,208      $5,414                   $  9,281
                                             ========    ========      ======      ========     ========

--------

(a) Includes Ventas Specialty I, Inc., Ventas Finance I, Inc., Ventas Specialty I, LLC and Ventas Finance I, LLC, which were formed in 2001 in conjunction with the CMBS transaction.

                                 VENTAS, INC.

          CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)


                       Three Months ended March 31, 2001



                                                    Ventas, Inc.   Ventas
                                                     and Ventas    Realty,
                                                     LP Realty,    Limited   Consolidated
                                                       L.L.C.    Partnership Elimination  Consolidated
                                                    ------------ ----------- ------------ ------------
                                                                      (in thousands)
Net cash provided by (used in) operating activities   $ 12,018    $ 21,682     $(10,602)    $ 23,098
Net cash provided by (used in) investing activities       (552)         (3)                     (555)

Cash flows from financing activities:
   Repayment of long-term debt.....................         --     (35,000)                  (35,000)
   Cash distribution to Stockholders...............    (19,846)         --                   (19,846)
   Cash distributions from affiliates..............      8,935     (19,537)      10,602           --
                                                      --------    --------     --------     --------
Net cash provided by (used in) financing activities    (10,911)    (54,537)      10,602      (54,846)
                                                      --------    --------     --------     --------
Increase (decrease) in cash and cash equivalents...        555     (32,858)                  (32,303)
Cash and cash equivalents at beginning of period...      1,621      85,780                    87,401
                                                      --------    --------     --------     --------
Cash and cash equivalents at end of period.........   $  2,176    $ 52,922                  $ 55,098
                                                      ========    ========     ========     ========

               INDEX TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Financial Statements...................................... P-2

Unaudited Pro Forma Condensed Consolidated Balance Sheet--As of March 31, 2002................ P-3

Unaudited Pro Forma Condensed Consolidated Statement of Operations--For the Year Ended
  December 31, 2001........................................................................... P-4

Unaudited Pro Forma Condensed Consolidated Statement of Operations--For the Three Months Ended
  March 31, 2002.............................................................................. P-5

Notes to Unaudited Pro Forma Financial Statements............................................. P-6

           INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

   The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2002 is presented, as if the Company had completed (1) the secured 2002 Credit Facility of $350 million; (2) the issuance and sale of the Original Notes in an aggregate principal amount of $400 million and (3) the repayment of all outstanding indebtedness under the 2000 Credit Agreement and partial termination of the associated interest rate swap agreement. The unaudited condensed consolidated statements of operations for the year ended December 31, 2001 and for the three months ended March 31, 2002 discloses the impact of the following transactions as if they had been completed prior to January 1, 2001:
(1) the $225 million commercial mortgage backed securitization transaction (the "CMBS Loan"), which was consummated on December 12, 2001; (2) the secured 2002 Credit Facility of $350 million; (3) the issuance and sale of the Original Notes in an aggregate principal amount of $400 million; and (4) the repayment of all outstanding indebtedness under the 2000 Credit Agreement and partial termination of the associated interest rate swap agreement.

   The unaudited pro forma financial statements are derived from our historical financial statements, which are included in this prospectus. The unaudited pro forma financial statements should be read in conjunction with these financial statements and accompanying notes and other financial information included elsewhere in this prospectus. In management's opinion, all adjustments necessary to reflect the effects of the offering and other transactions mentioned above have been made.

   The unaudited pro forma condensed consolidated balance sheet and statements of operations of the Company are further adjusted to subtract the assets, liabilities, revenues and expenses of the unrestricted subsidiaries of the Company which are not obligated under the senior notes.

   The following unaudited pro forma financial information is not necessarily indicative of what our actual financial position or results of operations would have been as of the date or for the period indicated, nor does it purport to represent our financial position or results of operations for future periods.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             As of March 31, 2002

                                                                      Total          Less
                                        Consolidated  Pro Forma    Consolidated  Unrestricted  Restricted
                                         Historical  Adjustments    Pro Forma     Group (F)      Group
                                        ------------ -----------   ------------ ------------   ----------
                                                                  (in thousands)
Assets
Real estate investments:
   Land................................  $  119,650                 $  119,650  $   (14,624)   $  105,026
   Building and improvements...........   1,054,886                  1,054,886     (156,808)      898,078
                                         ----------   ---------     ----------  -----------    ----------
                                          1,174,536                  1,174,536   (1,171,432)    1,003,104
Accumulated depreciation...............    (379,116)                  (379,116)      59,465      (319,651)
                                         ----------   ---------     ----------  -----------    ----------
       Total net real estate
         investments...................     795,420                    795,420     (111,967)      683,453
Cash and cash equivalents..............       9,281   $  (8,000) A       1,281                      1,281
Restricted cash........................      19,994                     19,994       (5,048) G     14,946
Investment in Kindred Healthcare, Inc.
  common stock.........................      43,751                     43,751                     43,751
Deferred financing costs, net..........      13,453       8,082  B      21,535       (6,415) F     15,120
Notes receivable from employees........       4,508                      4,508                      4,508
Interest rate cap......................       1,778                      1,778       (1,778) H         --
Other..................................       3,447                      3,447         (336) F      3,111
                                         ----------   ---------     ----------  -----------    ----------
   Total assets........................  $  891,632   $      82     $  891,714  $  (125,544)   $  766,170
                                         ==========   =========     ==========  ===========    ==========
Liabilities and stockholders'
  equity (deficit)
Liabilities:
   Notes payable and other debt........  $  607,106   $(607,106) C  $       --                 $       --
   CMBS Debt...........................     224,438                    224,438  $  (224,438) F         --
   Notes...............................          --     400,000  C     400,000           --       400,000
   Credit facility.....................          --     227,747  C     227,747                    227,747
   United States Settlement............      54,747                     54,747                     54,747
   Deferred revenue....................      20,400                     20,400       (3,568) F     16,832
   Interest rate cap...................       1,778                      1,778                      1,778
   Interest rate swap agreements.......      16,715     (13,641) A       3,074                      3,074
   Investment in Unrestricted
     Subsidiaries......................                                             102,242  I    102,242
   Accounts payable and other
     accrued liabilities...............      15,440                     15,440          220  F     15,660
   Other liabilities--disputed tax
     refunds and accumulated
     interest..........................      14,880                     14,880                     14,880
   Deferred income taxes...............      30,394                     30,394                     30,394
                                         ----------   ---------     ----------  -----------    ----------
   Total liabilities...................     985,898       7,000        992,898     (125,544)      867,354
                                         ----------   ---------     ----------  -----------    ----------
Commitments and contingencies..........          --
Stockholders' equity (deficit).........     (94,266)     (6,918) D    (101,184)                  (101,184)
                                         ----------   ---------     ----------  -----------    ----------
   Total liabilities and stockholders'
     equity (deficit)..................  $  891,632   $      82     $  891,714  $  (125,544)   $  766,170
                                         ==========   =========     ==========  ===========    ==========

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 2001

                                                                    Total         Less
                                       Consolidated  Pro forma   Consolidated Unrestricted  Restricted
                                        Historical  Adjustments   Pro Forma    Group (F)      Group
                                       ------------ -----------  ------------ ------------  ----------
                                                  (in thousands, except per share amounts)
Revenues:
   Rental income......................   $185,152     $    --      $185,152     $(29,365) F  $155,787
   Gain on sale of Kindred common
     stock............................     15,425          --        15,425           --       15,425
   Interest and other income..........      4,004          --         4,004           --        4,004
                                         --------     -------      --------     --------     --------
       Total revenues.................    204,581          --       204,581      (29,365)     175,216
                                         --------     -------      --------     --------     --------
Expenses:
   General and administrative.........     10,244          --        10,244       (1,625) J     8,619
   Professional fees..................      4,658          --         4,658         (739) J     3,919
   Amortization of restricted stock
     grants...........................      1,734          --         1,734         (275) J     1,459
   Depreciation.......................     42,038          --        42,038       (5,483) F    36,555
   Interest...........................     87,032      (7,665) C     79,367      (17,852) K    61,515
   Interest rate cap..................         --          --            --        3,051  H     3,051
   Interest on United States
     Settlement.......................      4,592          --         4,592           --        4,592
                                         --------     -------      --------     --------     --------
       Total expenses.................    150,298      (7,665)      142,633      (22,923)     119,710
                                         --------     -------      --------     --------     --------
Income (loss) before gain on disposal
  of real estate assets, provision
  for income taxes and extraordinary
  loss................................     54,283       7,665        61,948       (6,442)      55,506
Provision for income taxes............      2,685         295  E      2,980           --        2,980
                                         --------     -------      --------     --------     --------
Income (loss) before gain on disposal
  of real estate assets and
  extraordinary loss..................     51,598       7,370        58,968       (6,442)      52,526
Net gain on real estate disposals.....        290          --           290           --          290
                                         --------     -------      --------     --------     --------
Income (loss) before extraordinary
  loss................................     51,888       7,370        59,258       (6,442)      52,816
Extraordinary loss on extinguishment
  of debt.............................     (1,322)      1,322            --           --           --
                                         --------     -------      --------     --------     --------
Net income (loss).....................   $ 50,566     $ 8,692      $ 59,258     $ (6,442)    $ 52,816
                                         ========     =======      ========     ========     ========
Earnings per common share:
   Basic:
       Net income.....................   $   0.76                  $   0.87
                                         --------                  --------
   Diluted:
       Net income.....................   $   0.75                  $   0.85
                                         --------                  --------
Weighted average number of shares
  outstanding, basic..................     68,409                    68,409
Weighted average number of shares
  outstanding, diluted................     69,363                    69,363

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   For the Three Months Ended March 31, 2002

                                                                          Total         Less
                                              Consolidated  Pro forma  Consolidated Unrestricted Restricted
                                               Historical  Adjustments  Pro Forma    Group (F)     Group
                                              ------------ ----------- ------------ ------------ ----------
                                                        (in thousands, except per share amounts)
Revenues:
   Rental income.............................   $46,397          --      $46,397      $(7,897) F  $38,500
   Interest and other income.................       342          --          342          (46) J      296
                                                -------       -----      -------      -------     -------
       Total revenues........................    46,739          --       46,739       (7,943)     38,796
                                                -------       -----      -------      -------     -------
Expenses:
   General and administrative................     2,311          --        2,311         (393) J    1,918
   Professional fees.........................       565          --          565          (96) J      469
   Amortization of restricted stock grants...       422          --          422          (72) J      350
   Depreciation..............................    10,466          --       10,466       (1,362) F    9,104
   Interest..................................    19,860        (641) C    19,219       (4,492) K   14,727
   Interest rate cap.........................        --          --           --       (1,273) H   (1,273)
   Interest on United States Settlement......     1,471          --        1,471           --       1,471
                                                -------       -----      -------      -------     -------
       Total expenses........................    35,095        (641)      34,454       (7,688)     26,766
                                                -------       -----      -------      -------     -------
Income (loss) before gain on disposal of real
  estate assets..............................    11,644         641       12,285         (255)     12,030
Net gain on real estate disposals............     1,057          --        1,057           --       1,057
                                                -------       -----      -------      -------     -------
Net income (loss)............................   $12,701       $ 641      $13,342      $  (255)    $13,087
                                                =======       =====      =======      =======     =======
Earnings per common share:
   Basic:
       Net income............................   $  0.18                  $  0.19
   Diluted:
       Net income............................   $  0.18                  $  0.19
Weighted average number of shares
  outstanding, basic.........................    68,698                   68,698
Weighted average number of shares
  outstanding, diluted.......................    69,844                   69,844

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

   A. Represents the estimated fair value ($13,641) of the $350 million swap notional amount that the Company intends to terminate and settle (the "swap breakage") in connection with the offering of the Notes. For purposes of this pro forma at March 31, 2002 the Company has assumed payment of the swap breakage utilizing cash ($8,000) and additional borrowings under the 2002 Credit Facility.

   B. The following table shows the deferred financing costs related to the Refinancing Transactions (collectively defined as the CMBS Loan, the 2002 Credit Facility and Notes); and the charge off of the financing costs related to the repayment of the 2000 Credit Agreement:

                                                                 Amortization
                                                   Amortization  Expense for
                                      Deferred     Expense for     the Year
                                     Financing      the Three       Ended
                                    Costs as of    Months Ended  December 31,
                                   March 31, 2002 March 31, 2002     2001
                                   -------------- -------------- ------------
   Eliminate 2000 Credit Agreement    $(6,918)        $(359)       $(2,332)
   CMBS Loan......................         --                        1,362
   2002 Credit Facility...........      5,600           467          1,867
   Notes..........................      9,400           279          1,116
                                      -------         -----        -------
                                      $ 8,082         $ 387        $ 2,013
                                      =======         =====        =======

   C. Represents the Refinancing Transactions and the related adjustments to interest expense. Historical LIBOR rates are assumed in calculating interest expense during the three months ended March 31, 2002 and the year ended December 31, 2001.

                                                                                     Interest     Interest
                                                                                   Expense for  Expense for
                                                                                   Three Months   the Year
                                                                        Debt as of    Ended        Ended
                                                                        March 31,   March 31,   December 31,
                                                                           2002        2002         2001
                                                                        ---------- ------------ ------------
2000 Credit Agreement.................................................. $(607,106)   $(9,161)     $(70,398)
                                                                        =========
CMBS Loan, LIBOR plus 1.4589% (3.4% at December 31, 2001)..............        --         --        12,419
2002 Credit Facility--$290 million revolving credit line, LIBOR plus
  2.75% (4.66% at December 31, 2001 and March 31, 2002)................ $  67,747      2,139        14,341
2002 Credit Facility--$60 million Term Loan B, LIBOR plus 2.5%
  (4.41% at March 31, 2002)............................................    60,000        662         4,068
Notes--due 2009, fixed at 8.75%........................................   175,000      3,828        15,313
Notes--due 2012, fixed at 9%...........................................   225,000      5,062        20,250
                                                                        ---------    -------      --------
                                                                        $ 627,747      2,530        (4,007)
                                                                        =========
Elimination of pro rata payments under the interest rate swap resulting
  from swap breakage described in Note A...............................               (3,558)       (5,671)
                                                                                     -------      --------
                                                                                     $(1,028)     $ (9,678)
                                                                                     =======      ========

   Under the 2002 Credit Facility, the margin over LIBOR would equal 2.75% if the ratio of total indebtedness to EBITDA, as defined, is greater than 4.25x and less than 4.75x. At December 31, 2001 and March 31, 2002, the ratio equaled 4.4x.

   The pro forma adjustment to interest expense of $7,665 in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2001 includes the net interest expense reduction of $9,678 and additional amortization expense of $2,013. The pro forma adjustment of $641 in the unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2002 includes the net interest savings of $1,028 and additional amortization expense of $387.

   D. Represents the charge-off of deferred financing fees of $6,918 described in Note B to this pro forma presentation.

   E. Represents the tax provision relating to the reduction in interest expense of $7,665 described in Note C to this pro forma presentation which was computed based upon a statutory federal and state income tax rate of 38.5% applied to the 10% of earnings which were not distributed by the Company during the year ended December 31, 2001. The Company expects to distribute 100% of its taxable income in 2002 and anticipates that it will not be subject to federal income tax.

   F. The unrestricted group includes Ventas Specialty I, Inc., Ventas Finance I, Inc., Ventas Specialty I, LLC and Ventas Finance I, LLC. The unrestricted group is made up primarily of the $225 million CMBS Loan and the 40 properties transferred by Ventas Realty to Ventas Finance I, LLC to secure the CMBS Loan. Depreciation expense on the 40 properties for the three months ended March 31, 2002 and the year ended December 31, 2001, equals $1,362 and $5,483, respectively. Additionally, net deferred financing costs of $6,415 relating to the CMBS Loan and deferred revenue of $3,568 associated with Master Lease No. 5 has been reflected in this pro forma presentation. The rental income of $7,897 and $29,365 reported on the unaudited pro forma statement of operations represents the rental income earned on the 40 properties under Master Lease No. 5 with Kindred Healthcare, Inc. for the three months ended March 31, 2002 and the year ended December 31, 2001.

   G. Restricted cash represents a debt service reserve account required to be maintained under the CMBS Loan to cover shortfalls in cash available for debt service on the CMBS Loan.

   H. Represents an interest rate cap agreement purchased by Ventas Finance I, LLC in connection with the CMBS Loan. For accounting purposes the financial statements reflect the interest rate cap at its estimated fair value of $1,778 as of March 31, 2002 with changes in fair value reflected as a component of the pro forma statement of operations.

   I. Represents the distribution of the proceeds of the CMBS Loan in excess of the assets transferred resulting in a negative investment in a subsidiary. The net deficit of the unrestricted group is shown on the investment in unrestricted group line and highlights the absence of intercompany elimination entries in the presentation.

   J. The following expenses were allocated to the unrestricted group based on the proportionate share of total rental income.

                                                    Three
                                                   Months
                                                    Ended    Year Ended
                                                  March 31, December 31,
                                                    2002        2001
                                                  --------- ------------
                                                      (in thousands)
        General and administrative...............   $393       $1,625
        Professional fees........................     96          739
        Amortization of restricted stock grants..     72          275

   The $46,000 in interest and other income consists of interest earned on unrestricted cash in the three months ended March 31, 2002.

   K. Represents interest on the CMBS Loan and related amortization of deferred financing costs and the allocation of interest rate swap payments. Certain covenant calculations to the 2002 Credit Facility and Notes permit the impact of the interest under the Company's interest rate swap to be allocated to the Unrestricted Group based on the Unrestricted Group's proportionate share of the Company's consolidated variable rate debt balances.

                                                    Three
                                                   Months   For the Year
                                                    Ended      Ended
                                                  March 31, December 31,
                                                    2002        2001
                                                  --------- ------------
                                                      (in thousands)
        CMBS loan................................  $1,864     $12,844
        Amortization of deferred financing.......     341       1,362
        Interest rate swap payments..............   2,287       3,646
                                                   ------     -------
                                                   $4,492     $17,852
                                                   ======     =======

================================================================================

   We have not authorized any person to give you any information or to make any representations about the exchange offer other than those contained in this prospectus. If you are given any information or representations that are not discussed in this prospectus, you must not rely on that information or those representations. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates. In addition, this prospectus is not an offer to sell or the solicitation of an offer to buy those securities in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. The delivery of this prospectus and any exchange made under this prospectus do not, under any circumstances, mean that there has not been any change in our affairs since the date of this prospectus or that information contained in this prospectus is correct as of any time subsequent to its date.


                      Ventas Realty, Limited Partnership
                          Ventas Capital Corporation

                          8 3/4% Senior Notes due 2009
                           9% Senior Notes due 2012

                         Unconditionally Guaranteed by
                   Ventas, Inc. and Ventas LP Realty, L.L.C.

                               -----------------
                                  Prospectus
                               -----------------

                                             , 2002

================================================================================

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the following provisions or otherwise, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Ventas, Inc.

   Section 145 of the Delaware General Corporation Law (the "DGCL") empowers us to, and Article IX of our Certificate of Incorporation provides that we will, indemnify any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") because he or she is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such Proceeding. We may provide by action of our Board of Directors through agreement, resolution or by a provision in our By-Laws, indemnification of our employees and agents with substantially the same scope and effect as the indemnification provided in Article IX of our Certificate of Incorporation.

   Expenses incurred by such a person in his or her capacity as one of our directors or officers (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a Proceeding may be paid by us in advance of the final disposition of such Proceeding as authorized by the Board of Directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that that person is entitled to be indemnified by us as authorized by the General Corporation Law of the State of Delaware. Expenses incurred by a person in any capacity other than one of our officers or directors may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as the Board of Directors deems appropriate.

   Pursuant to Section 102(b)(7) of the DGCL, our Certificate of Incorporation, as amended, eliminates certain liability of our directors for breach of their fiduciary duty of care. Article VIII of the Certificate of Incorporation provides that neither we nor our stockholders may recover monetary damages from our directors for breach of the duty of care in the performance of their duties as our directors. Article VIII does not, however, eliminate the liability of our directors (i) for a breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful distributions), or (iv) for any improper personal benefit.

   The indemnification provided for by Article IX of our Certificate of Incorporation is a contract right and continues as to persons who cease to be directors, officers, employees or agents and inures to the benefit of the heirs, executors and administrators of such persons. No amendment to our Certificate of Incorporation or repeal of any article thereof increases the liability of any of our directors or officers for acts or omissions of such persons occurring prior to such amendment or repeal.

   The right to indemnification conferred by Article IX of our Certificate of Incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and in any other capacity while holding such office.

   We may purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, trustee, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not we would have the power or be obligated to indemnify him or her against such liability under the provisions of Article IX of our Certificate of Incorporation or the General Corporation Law of the State of Delaware.

   We currently have in effect officers and directors liability insurance policies. These policies cover any negligent act, error or omission of a director or officer, subject to certain exclusions. The limit of liability under the policies is $60,000,000 in the aggregate annually for coverages in excess of deductibles.

Ventas Realty, Limited Partnership

   Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that, subject to such standards and restrictions in its partnership agreement, if any, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsover.

   Section 9.5 of Ventas Realty's Limited Partnership Agreement provides that Ventas Realty will indemnify and hold the officers, employees, agents and representatives of the partnership, its general partner, and each of the trustees, officers, employees, agents, and representatives of its general partner harmless from any loss or damage, including without limitation reasonable legal fees and court costs, incurred by it or any of them by reason of anything it or any of them may do or refrain from doing for and on behalf of Ventas Realty or in connection with its business or affairs; provided, however, that Ventas Realty will not be required to indemnify any of its officers, employees, agents and representatives, its general partner or any of the trustees, officers, employees, agents, and representatives of its general partner for any loss or damage which it might incur as a result of fraud, willful misconduct or gross negligence committed by any such person in the performance of their duties under the Limited Partnership Agreement. Ventas Realty's indemnification obligations under the Limited Partnership Agreement continue and are unaffected in respect of any other person which or who shall not have committed such fraud, willful misconduct or gross negligence. The indemnification provision under the Limited Partnership Agreement does not relieve the general partner of its proportionate share of the obligations of Ventas Realty in its capacity as a partner thereof.

   Section 9.5 of Ventas Realty's Limited Partnership Agreement also provides that its general partner will be entitled to reimbursement from Ventas Realty for any amounts the general partner pays in satisfaction of indemnification obligations owed by Ventas Realty's general partner to present or former trustees, officers, employees, agents or representatives of such general partner or its predecessors, or other persons indemnified by such general partner, as provided for in or pursuant to the Declaration of Trust and By-Laws of Ventas Realty's general partner or otherwise.

   The right to indemnification set forth in Section 9.5 of Ventas Realty's Limited Partnership Agreement is in addition to any rights to which the person or entity seeking indemnification may otherwise be entitled and inures to the benefit of the successors and assigns of any such person or entity.

   None of Ventas Realty's partners are personally liable with respect to any claim for indemnification pursuant to Section 9.5 of the Limited Partnership Agreement and such claims will be satisfied solely out of assets of Ventas Realty.

   Section 94 of Ventas Realty's Limited Partnership Agreement provides that its general partner will not be liable or accountable, in damages or otherwise, to Ventas Realty or to any of its partners for any error of judgment or for any mistakes of fact or law or for anything which it may do or refrain from doing hereafter in connection with the business and affairs of Ventas Realty except
(i) in the case of fraud, willful misconduct (such as an intentional breach of fiduciary duty or an intentional breach of the Limited Partnership Agreement) or gross negligence, and (ii) for other breaches of the Limited Partnership Agreement.

   Officers and directors of Ventas Realty are covered under the same liability insurance policies described under "--Ventas, Inc." above.

Ventas Capital Corporation

   Section 145 of the DGCL empowers Ventas Capital to, and Paragraph 10 of its Certificate of Incorporation provides that Ventas Capital will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Ventas Capital) by reason of the fact that the person is or was a director, officer, employee or agent of Ventas Capital, or is or was serving at the request of Ventas Capital as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Ventas Capital, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Under Paragraph 10 of Ventas Capital's Certificate of Incorporation, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of Ventas Capital, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

   Also pursuant to Paragraph 10 of its Certificate of Incorporation, Ventas Capital will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Ventas Capital to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of Ventas Capital, or is or was serving at the request of Ventas Capital as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Ventas Capital; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Ventas Capital unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of Ventas Capital) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by Ventas Capital in advance of the final disposition of such action, suit or proceeding as authorized by Ventas Capital's board or directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Ventas Capital as authorized Paragraph 10 of its Certificate of Incorporation.

   Pursuant to Section 102(b)(7) of the DGCL, Paragraph 10 of Ventas Capital's Certificate of Incorporation provides that no director will be personally liable to Ventas Capital or any stockholder for monetary damages for breach of fiduciary duty as a director. Paragraph 10 of Ventas Capital's Certificate of Incorporation does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Ventas Capital or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful distributions), or (iv) for any transaction from which the director derived an improper personal benefit.

   Paragraph 10 provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Ventas Capital shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

   Neither the amendment nor repeal of Paragraph 10 of Ventas Capital's Certificate of Incorporation, nor the adoption of any provision of its Certificate of Incorporation inconsistent with Paragraph 10, will eliminate or reduce the effect of Paragraph 10 of Ventas Capital's Certificate of Incorporation in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to Paragraph 10 of Ventas Capital's Certificate of Incorporation if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

   The indemnification and other rights set forth in Paragraph 10 of Ventas Capital's Certificate of Incorporation is not be exclusive of any provisions with respect thereto in Ventas Capital's By-laws or any other contract or agreement between Ventas Capital and any officer, director, employee or agent of Ventas Capital.

   Pursuant to Section 8 of Ventas Capital's By-Laws, Ventas Capital will indemnify any and all of its directors or officers, including former directors or officers, and any employee, who shall serve as an officer or director of any corporation at the request of Ventas Capital, to the fullest extent permitted under and in accordance with the laws of the State of Delaware

   Officers and directors of Ventas Capital are covered under the same liability insurance policies described under "--Ventas, Inc." above.

Ventas LP Realty, L.L.C.


   Section 18-107 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions in its limited liability company agreement, if any, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Ventas LP Realty's limited liability company agreement does not contain standards or restrictions regarding Ventas LP Realty's power to indemnify and hold harmless any member or manager or other person from and against claims and demands.


   Officers and directors of Ventas LP Realty are covered under the same liability insurance policies described under "--Ventas, Inc." above.

Item 21.  Exhibits and Financial Statement Schedules.

(a) Exhibits


Exhibit
Number                                      Description of Exhibit
------  -----------------------------------------------------------------------------------------------

  3.1   Certificate of Limited Partnership of Ventas Realty, Limited Partnership.*

  3.2   Certificate of Amendment to the Certificate of Limited Partnership of Ventas Realty, Limited
          Partnership.*

  3.3   Certificate of Incorporation of Ventas Capital Corporation.*

  3.4   Certificate of Formation of Ventas LP Realty, L.L.C.*

  3.5   First Amended and Restated Agreement of Limited Partnership of Ventas Realty, Limited
          Partnership, dated as of January 31, 2000.*

  3.6   By-laws of Ventas Capital Corporation.*

  3.7   Limited Liability Company Agreement of Ventas LP Realty, L.L.C., dated March 30, 1998.*

  3.8   Amendment to Limited Liability Company Agreement of Ventas LP Realty, L.L.C., dated
          February 24, 2000.*

  4.1   Indenture, dated as of April 17, 2002, among Ventas Realty, Limited Partnership, Ventas Capital
          Corporation, the Guarantors named therein and U.S. Bank National Association, as trustee, relating to the 8 3/4% Senior Notes due 2009.**

Exhibit
Number                                         Description of Exhibit
------  ----------------------------------------------------------------------------------------------------

   4.2  Indenture, dated as of April 17, 2002, among Ventas Realty, Limited Partnership, Ventas Capital
          Corporation, the Guarantors named therein and U.S. Bank National Association, as trustee, relating to the 9% Senior Notes due 2012. ***

   4.3  Registration Rights Agreement, dated as of April 17, 2002, by and among Ventas Realty, Limited
          Partnership, Ventas Capital Corporation, the Guarantors named therein and the Initial Purchasers of the Original Notes named therein.*

   5.1  Opinion of Willkie Farr & Gallagher.

   8.1  Opinion of Willkie Farr & Gallagher with respect to certain tax matters.

  12.1  Statement regarding Computation of Ratio Earnings to Fixed Charges.*

  23.1  Consent of Willkie Farr & Gallagher (included their opinions filed as Exhibits 5.1 and Exhibit 8.1).

  23.2  Consent of Ernst & Young LLP.

  24.1  Powers of Attorney.*

  25.1  Statement on Form T-1 of Eligibility of Trustee relating to the 8 3/4% Senior Notes due 2009 and related guarantees.*

  25.2  Statement on Form T-1 of Eligibility of Trustee relating to the 9% Senior Notes due 2012 and related guarantees.*

  99.1  Form of Letter of Transmittal relating to the 8 3/4% Senior Notes due 2009.*

  99.2  Form of Notice of Guaranteed Delivery relating to the 8 3/4% Senior Notes due 2009.*

  99.3  Form of Letter to Clients relating to the 8 3/4% Senior Notes due 2009.*

  99.4  Form of Letter to Nominees relating to the 8 3/4% Senior Notes due 2009.*

  99.5  Guidelines for Certification of Taxpayer Identification Number relating to the 8 3/4% Senior Notes due 2009.*

  99.6  Form of Letter of Transmittal relating to the 9% Senior Notes due 2012.*

  99.7  Form of Notice of Guaranteed Delivery relating to the 9% Senior Notes due 2012.*

  99.8  Form of Letter to Clients relating to the 9% Senior Notes due 2012.*

  99.9  Form of Letter to Nominees relating to the 9% Senior Notes due 2012.*

 99.10  Guidelines for Certification of Taxpayer Identification Number relating to the 9% Senior Notes due
          2012.*

--------

   * Previously filed.


  ** Incorporated herein by reference to Exhibit 99.1 to our Form 8-K filed
     April 24, 2002.


 *** Incorporated herein by reference to Exhibit 99.2 to our Form 8-K filed
     April 24, 2002.




(b) Financial Statement Schedules

   Schedule III--Real Estate and Accumulated Depreciation****
--------
**** Incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2001.

Item 22.  Undertakings.

   The undersigned registrants hereby undertake that, for the purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication to such issue.

   The undersigned registrants hereby undertake that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

      (2) For purposes of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville and the Commonwealth of Kentucky, on the 19th day of June, 2002.



                              VENTAS, INC.

                              By:             /s/  Debra A. Cafaro
                                  ----------------------------------
                                  Name:   Debra A. Cafaro
                                  Title:  Chief Executive Officer and President





   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                        Title                  Date
          ---------                        -----                  ----

              *                Director                       June 19, 2002
-----------------------------
     Douglas Crocker, II

              *                Director                       June 19, 2002
-----------------------------
       Jay M. Gellert

              *                Director                       June 19, 2002
-----------------------------
       Ronald G. Geary

              *                Director                       June 19, 2002
-----------------------------
       Gary W. Loveman

              *                Director                       June 19, 2002
-----------------------------
     Sheli Z. Rosenberg

              *                Chairman of the Board and      June 19, 2002
-----------------------------    Director
      W. Bruce Lunsford

                               Chief Executive Officer,       June 19, 2002
              *                  President and Director
-----------------------------    (Principal Executive
       Debra A. Cafaro           Officer/Principal Financial
                                 Officer)

              *                Principal Accounting Officer   June 19, 2002
-----------------------------
        Mary L. Smith



   Debra A. Cafaro, by signing her name below, signs this document on behalf of each of the above-named persons specified by an asterisk (*) pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the Registrants' Registration Statement on Form S-4 on May 29, 2002.






    /s/  Debra A. Cafaro
-----------------------------
       Debra A. Cafaro         Attorney-in-fact

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville and the Commonwealth of Kentucky, on the 19th day of June, 2002.



                        VENTAS REALTY, LIMITED PARTNERSHIP

                        By:  VENTAS, INC., its General Partner

                         By:   /s/  Debra A. Cafaro
                               -------------------------------
                               Name: Debra A. Cafaro
                               Title:  President and Chief Executive
                               Officer





   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                        Title                  Date
          ---------                        -----                  ----

              *                Director of Ventas, Inc.,      June 19, 2002
-----------------------------    corporate general partner
     Douglas Crocker, II         of Ventas Realty, Limited
                                 Partnership

              *                Director of Ventas, Inc.,      June 19, 2002
-----------------------------    corporate general partner
       Jay M. Gellert            of Ventas Realty, Limited
                                 Partnership

              *                Director of Ventas, Inc.,      June 19, 2002
-----------------------------    corporate general partner
       Ronald G. Geary           of Ventas Realty, Limited
                                 Partnership

              *                Director of Ventas, Inc.,      June 19, 2002
-----------------------------    corporate general partner
       Gary W. Loveman           of Ventas Realty, Limited
                                 Partnership

              *                Director of Ventas, Inc.,      June 19, 2002
-----------------------------    corporate general partner
     Sheli Z. Rosenberg          of Ventas Realty, Limited
                                 Partnership

              *                Chairman of the Board and      June 19, 2002
-----------------------------    Director of Ventas, Inc.,
      W. Bruce Lunsford          corporate general partner
                                 of Ventas Realty, Limited
                                 Partnership

              *                Chief Executive Officer,       June 19, 2002
-----------------------------    President and Director
       Debra A. Cafaro           (Principal Executive
                                 Officer/Principal Financial
                                 Officer) of Ventas, Inc.,
                                 corporate general partner
                                 of Ventas Realty, Limited
                                 Partnership

          Signature                        Title                  Date
          ---------                        -----                  ----

              *                Principal Accounting Officer   June 19, 2002
-----------------------------    of Ventas, Inc., corporate
        Mary L. Smith            general partner of Ventas
                                 Realty, Limited Partnership



   Debra A. Cafaro, by signing her name below, signs this document on behalf of each of the above-named persons specified by an asterisk (*) pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the Registrants' Registration Statement on Form S-4 on May 29, 2002.






    /s/  Debra A. Cafaro
-----------------------------  Attorney-in-fact
    Debra A. Cafaro

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville and the Commonwealth of Kentucky, on the 19th day of June, 2002.



                                              VENTAS CAPITAL CORPORATION

                                              By: /s/  Debra A. Cafaro
                                                  -----------------------------

                                                  Name: Debra A. Cafaro
                                                  Title:   President and Chief
                                                  Executive Officer



   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                        Title                  Date
          ---------                        -----                  ----

              *                President, Chief Executive     June 19, 2002
-----------------------------    Officer and Director
       Debra A. Cafaro           (Principal Executive
                                 Officer/Principal Financial
                                 Officer)

              *                Director                       June 19, 2002
-----------------------------
      T. Richard Riney

              *                Director                       June 19, 2002
-----------------------------
      John C. Thompson

              *                Principal Accounting Officer   June 19, 2002
-----------------------------
        Mary L. Smith




   Debra A. Cafaro, by signing her name below, signs this document on behalf of each of the above-named persons specified by an asterisk (*) pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the Registrants' Registration Statement on Form S-4 on May 29, 2002.







    /s/  Debra A. Cafaro
-----------------------------
       Debra A. Cafaro          Attorney-in-fact

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville and the Commonwealth of Kentucky, on the 19th day of June, 2002.



                                           VENTAS LP REALTY, L.L.C.

                                           By:     /s/  Debra A. Cafaro
                                               -----------------------------
                                                   Name: Debra A. Cafaro
                                                   Title:  President and
                                                   Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                        Title                  Date
          ---------                        -----                  ----

              *                Director of Ventas, Inc., the  June 19, 2002
-----------------------------    Sole Member of Ventas LP
     Douglas Crocker, II         Realty, L.L.C.

              *                Director of Ventas, Inc., the  June 19, 2002
-----------------------------    Sole Member of Ventas LP
       Jay M. Gellert            Realty, L.L.C.

              *                Director of Ventas, Inc., the  June 19, 2002
-----------------------------    Sole Member of Ventas LP
       Ronald G. Geary           Realty, L.L.C.

              *                Director of Ventas, Inc., the  June 19, 2002
-----------------------------    Sole Member of Ventas LP
       Gary W. Loveman           Realty, L.L.C.

              *                Director of Ventas, Inc., the  June 19, 2002
-----------------------------    Sole Member of Ventas LP
     Sheli Z. Rosenberg          Realty, L.L.C.

              *                Chairman of the Board and      June 19, 2002
-----------------------------    Director of Ventas, Inc.,
      W. Bruce Lunsford          the Sole Member of Ventas
                                 LP Realty, L.L.C.





              *                Chief Executive Officer,       June 19, 2002
-----------------------------    President and Director
       Debra A. Cafaro           (Principal Executive
                                 Officer/Principal Financial
                                 Officer) of Ventas, Inc.,
                                 the Sole Member of Ventas
                                 LP Realty, L.L.C.

          Signature                        Title                  Date
          ---------                        -----                  ----

              *                Principal Accounting Officer   June 19, 2002
-----------------------------    of Ventas, Inc., the Sole
        Mary L. Smith            Member of Ventas LP Realty,
                                 L.L.C.



   Debra A. Cafaro, by signing her name below, signs this document on behalf of each of the above-named persons specified by an asterisk (*) pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the Registrants' Registration Statement on Form S-4 on May 29, 2002.






/s/  Debra A. Cafaro
-----------------------------
Debra A. Cafaro                Attorney-in-fact

                                 EXHIBIT INDEX


Exhibit
Number                                         Description of Exhibit
------  ----------------------------------------------------------------------------------------------------

  3.1   Certificate of Limited Partnership of Ventas Realty, Limited Partnership.*

  3.2   Certificate of Amendment to the Certificate of Limited Partnership of Ventas Realty, Limited
          Partnership.*

  3.3   Certificate of Incorporation of Ventas Capital Corporation.*

  3.4   Certificate of Formation of Ventas LP Realty, L.L.C.*

  3.5   First Amended and Restated Agreement of Limited Partnership of Ventas Realty, Limited
          Partnership, dated as of January 31, 2000.*

  3.6   By-laws of Ventas Capital Corporation.*

  3.7   Limited Liability Company Agreement of Ventas LP Realty, L.L.C., dated March 30, 1998.*

  3.8   Amendment to Limited Liability Company Agreement of Ventas LP Realty, L.L.C., dated
          February 24, 2000.*

  4.1   Indenture, dated as of April 17, 2002, among Ventas Realty, Limited Partnership, Ventas Capital
          Corporation, the Guarantors named therein and U.S. Bank National Association, as trustee, relating to the 8 3/4% Senior Notes due 2009.**

  4.2   Indenture, dated as of April 17, 2002, among Ventas Realty, Limited Partnership, Ventas Capital
          Corporation, the Guarantors named therein and U.S. Bank National Association, as trustee, relating to the 9% Senior Notes due 2012. ***

  4.3   Registration Rights Agreement, dated as of April 17, 2002, by and among Ventas Realty, Limited
          Partnership, Ventas Capital Corporation, the Guarantors named therein and the Initial Purchasers of the Original Notes named therein.*

  5.1   Opinion of Willkie Farr & Gallagher.

  8.1   Opinion of Willkie Farr & Gallagher with respect to certain tax matters.

 12.1   Statement Regarding Computation of Ratio Earnings to Fixed Charges.*

 23.1   Consent of Willkie Farr & Gallagher (included their opinions filed as Exhibits 5.1 and Exhibit 8.1).

 23.2   Consent of Ernst & Young LLP.

 24.1   Powers of Attorney*

 25.1   Statement on Form T-1 of Eligibility of Trustee relating to the 8 3/4% Senior Notes due 2009 and related guarantees.*

 25.2   Statement on Form T-1 of Eligibility of Trustee relating to the 9% Senior Notes due 2012 and related guarantees.*

 99.1   Form of Letter of Transmittal relating to the 8 3/4% Senior Notes due 2009.*

 99.2   Form of Notice of Guaranteed Delivery relating to the 8 3/4% Senior Notes due 2009.*

 99.3   Form of Letter to Clients relating to the 8 3/4% Senior Notes due 2009.*

 99.4   Form of Letter to Nominees relating to the 8 3/4% Senior Notes due 2009.*

 99.5   Guidelines for Certification of Taxpayer Identification Number relating to the 8 3/4% Senior Notes due 2009.*

Exhibit
Number                                        Description of Exhibit
------  --------------------------------------------------------------------------------------------------

  99.6  Form of Letter of Transmittal relating to the 9% Senior Notes due 2012.*

  99.7  Form of Notice of Guaranteed Delivery relating to the 9% Senior Notes due 2012.*

  99.8  Form of Letter to Clients relating to the 9% Senior Notes due 2012.*

  99.9  Form of Letter to Nominees relating to the 9% Senior Notes due 2012.*

 99.10  Guidelines for Certification of Taxpayer Identification Number relating to the 9% Senior Notes due
          2012.*

--------

   * Previously filed.


  ** Incorporated herein by reference to Exhibit 99.1 to our Form 8-K filed
     April 24, 2002.


 *** Incorporated herein by reference to Exhibit 99.2 to our Form 8-K filed
     April 24, 2002.